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As filed with the Securities and Exchange Commission on January 15, 2008

REGISTRATION NO. 333-145628

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to the
Form S-4
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

YADKIN VALLEY FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

North Carolina (State or Other Jurisdiction of Incorporation)	6022 (Primary Standard Industrial Classification Code Number)	20-4495993 (I.R.S. Employer Identification Number)

209 North Bridge Street
Elkin, North Carolina 28621-3404
(Address of principal executive offices)

(336) 526-6300
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

William A. Long
President and Chief Executive Officer
209 North Bridge Street
Elkin, North Carolina 28621-3404
(336) 526-6300
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With Copies To:
Neil E. Grayson, Esq.
Nelson Mullins Riley & Scarborough, LLP
104 S. Main St., Suite 900
Greenville, South Carolina 29601

         Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share or Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)

Common Stock, $1.00 par value per share	1,095,134	$17.62	$19,296,261.00	$592.40

(1)
Based upon an estimate of the maximum number of shares of common stock of Yadkin Valley Financial Corporation common stock expected to be issued pursuant to the Agreement and Plan of Reorganization, dated as of June 14, 2007, among Yadkin Valley Financial Corporation, Yadkin Valley Bank and Trust Company, and Cardinal State Bank (1,095,134 shares). Also based on an exchange ratio of 42% of the total number of 2,262,712 outstanding shares and 344,750 options of Cardinal State Bank.

(2)
Pursuant to Rule 457(c) and 457(f) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the negotiated exchange rate of Yadkin Valley Financial Corporation common stock, and an estimate of the maximum number of shares (1,095,134 shares) of Yadkin Valley Financial Corporation common stock to be exchanged in the merger.

(3)
Determined in accordance with Section 6(b) of the Securities Act of 1933, at a rate equal to $30.70 per $1,000,000 of the proposed maximum aggregate offering price.

(4)
Previously paid.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY DRAFT DATED JANUARY 15, 2008, SUBJECT TO COMPLETION

CARDINAL STATE BANK
3710 University Drive, Suite 100
Durham, North Carolina 27707
(919) 403-2833

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

        We are pleased to report that the board of directors of Cardinal State Bank has unanimously approved the acquisition of Cardinal by Yadkin Valley Financial Corporation. Before we can complete the merger, we must obtain approval of the merger from the Cardinal shareholders. We are also requesting approval of the proposal to authorize the board of directors of Cardinal to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting to approve the merger. We are sending you this document to ask you to vote in favor of the merger and in favor of the proposal to authorize adjournment.

        In the merger, Cardinal will merge with and into Yadkin Valley Bank and Trust Company, a wholly owned subsidiary of Yadkin Valley. If the merger is completed, each share of Cardinal common stock will automatically be converted at the effective time of the merger into the right to receive either: (i) cash in the amount of $17.62, (ii) 0.91771 of a share of Yadkin Valley common stock, or (iii) a combination of cash and stock. In total, 58% of Cardinal's outstanding shares of common stock will be exchanged for cash and 42% of Cardinal's outstanding shares of common stock will be exchanged for shares of Yadkin Valley common stock. Therefore, the form of consideration you receive will depend in part on the elections of other Cardinal shareholders. A Cardinal shareholder may not receive the type of consideration that he or she elects because the type of consideration elected is subject to adjustment to the extent necessary to ensure the issuance of the fixed number of shares of Yadkin Valley common stock and fixed amount of cash as described above.

        You should obtain current market quotations for both Cardinal common stock and Yadkin Valley common stock. Cardinal common stock is listed on the NASDAQ Capital Market under the symbol "CSNC." Yadkin Valley common stock is listed on the NASDAQ Global Market under the symbol "YAVY."

        The merger is intended to be generally tax-free to Cardinal shareholders other than with respect to any cash received in the merger.

        WE CANNOT COMPLETE THE MERGER UNLESS, AMONG OTHER THINGS, THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF CARDINAL COMMON STOCK APPROVE THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE TAKE TIME TO SUBMIT YOUR PROXY WITH VOTING INSTRUCTIONS IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THIS DOCUMENT. IF YOU DO NOT VOTE, IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE MERGER.

The place, date, and time of the meeting is as follows:

                        , 2008,             p.m.
Hilton Durham, 3800 Hillsborough Road
Durham, NC 27705

Cardinal's Board of Directors Unanimously Recommends That Cardinal's Shareholders Vote for Adoption of the Merger

        This document describes the special meeting, the merger, the merger agreement, and other related matters. We encourage you to read the document carefully, including the discussion under the heading "Risk Factors" beginning on page [    ]. Please review this entire document carefully.

        Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        The date of the accompanying proxy statement/prospectus is                        , 2008, and it is first being mailed to Cardinal shareholders on or about                        , 2008.

CARDINAL STATE BANK
3710 University Drive, Suite 100
Durham, North Carolina 27707

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On                        , 2008

To the Shareholders of Cardinal State Bank:

        We will hold a special meeting of shareholders of Cardinal on    , 2008, at     p.m., local time, at the Hilton Durham, 3800 Hillsborough Road, Durham, North Carolina 27705, for the following purposes:

  1.
  To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated as of June 14, 2007, by and among Yadkin Valley Financial Corporation, Yadkin Valley Bank and Trust Company and Cardinal, and the transactions contemplated by that Agreement and Plan of Reorganization, pursuant to which Cardinal will merge with and into Yadkin Valley Bank and Trust Company, as more particularly described in the enclosed proxy statement/prospectus; and

  2.
  To consider and vote on a proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger.

        The Cardinal board of directors has fixed the close of business on    , 2008, as the record date for the special meeting. Only Cardinal shareholders of record as of that date will be entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting.

        Whether or not you plan to attend the special meeting in person, please complete, date, sign, and return the enclosed proxy card, or such other document as your broker instructs you to use if your shares are held in "street name", in the accompanying pre-addressed postage-page envelope as promptly as possible. Any Cardinal shareholder may revoke his or her proxy by following the instructions in the proxy statement/prospectus at any time before the proxy has been voted at the special meeting. Even if you have given your proxy, you may still revoke your proxy and vote in person if you attend the special meeting. If your shares are held in "street name" by your broker, you must follow the directions you will receive from your broker to change or revoke your proxy. Please do not send any stock certificates to us at this time.

        We encourage you to vote on this very important matter. The board of directors of Cardinal unanimously recommends that Cardinal shareholders vote "FOR" the proposals above.

        Cardinal shareholders are or may be entitled to assert dissenters' rights under Chapter 55, Article 13 of the North Carolina Business Corporation Act. Your right to dissent is conditioned upon your compliance with the North Carolina statutes regarding dissenters' rights. The full text of these statutes is attached as Appendix B to the accompanying proxy statement/prospectus and a summary of the provisions can be found under the caption "The Merger—Rights of Dissenting Cardinal Shareholders."

By Order of the Board of Directors,
John W. Mallard, Jr. President and Chief Executive Officer

Durham, North Carolina
                        , 2008

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Yadkin Valley from documents that are not delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Yadkin Valley at the following addresses:

Yadkin Valley Financial Corporation
209 North Bridge Street
Elkin, North Carolina 28621-3404
Telephone: (336) 526-6300
Attention: William A. Long, President and Chief Executive Officer

        If you would like to request documents, please do so by                        , 2008 in order to receive them before the special meeting.

        See "Where You Can Find More Information" on page 72 for further information.

        You should rely only on the information contained or incorporated by reference into this document to vote on the merger agreement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated                        , 2008. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither our mailing of this document to Cardinal shareholders nor the issuance by Yadkin Valley of common stock in connection with the merger will create any implication to the contrary.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING	1
SUMMARY	4
MATERIAL CONSOLIDATED FINANCIAL DATA OF YADKIN VALLEY	9
MATERIAL FINANCIAL DATA OF CARDINAL	10
RISK FACTORS	12
A CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS	15
THE SPECIAL MEETING	16
General	16
Meeting Date, Time, and Place and Record Date	16
Matters to be Considered	16
Vote Required	17
Voting of Proxies	17
Revocability of Proxies	17
Solicitation of Proxies	18
Recommendation of the Board of Directors	18
PROPOSAL NO. 1—THE MERGER	19
Structure of the Merger	19
Background of the Merger	19
Cardinal's Reasons for the Merger	22
Opinion of Cardinal's Financial Advisor	24
Merger consideration	33
Fractional Shares	33
Treatment of Options	33
Exchange of Certificates	34
Federal Income Tax Consequences	35
Interests of Directors and Executive Officers of Cardinal in the Merger	37
Conditions to Consummation	41
Regulatory Approvals	43
Representations and Warranties Made By Yadkin Valley and Cardinal in the Merger Agreement	43
Termination of the Merger Agreement	43
Amendment and Waiver	44
Conduct of Business Pending the Merger	45
Expenses and Termination Fees	47
Resales of Yadkin Valley Common Stock by Affiliates	47
Accounting Treatment	47
Rights of Dissenting Cardinal Shareholders	47
DESCRIPTION OF YADKIN VALLEY CAPITAL STOCK	50
COMPARATIVE RIGHTS OF YADKIN VALLEY AND CARDINAL SHAREHOLDERS	53
PROPOSAL NO. 2—AUTHORIZATION TO ADJOURN	59
INFORMATION ABOUT CARDINAL	60
General	60
Primary Market Area	60
Properties	60
Competition	60
Legal Proceedings	61
Market Prices of Cardinal Common Stock	63
Equity Compensation Plans	63

i

Management's Discussion and Analysis and Results of Operations and Financial Condition as of and for the Three and Nine Month Periods Ended September 30, 2007 and 2006	64
Management's Discussion and Analysis of Results of Operation and Financial Condition as of and for the Years Ended December 31, 2006, 2005, and 2004	69
EXPERTS	78
LEGAL MATTERS	78
WHERE YOU CAN FIND MORE INFORMATION	78

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:
What am I being asked to vote on and how does the board recommend that I vote?

A:
You are being asked to vote FOR the approval of the Agreement and Plan of Reorganization dated as of June 14, 2007, providing for the merger of Cardinal with and into Yadkin Valley Bank and Trust Company. The board of directors of Cardinal determined that the proposed merger is in the best interests of Cardinal's shareholders, approved the merger agreement, and recommends that you vote "FOR" the approval of the merger. In addition, you are being asked to grant authority to Cardinal's board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the merger.

Q:
Why is Cardinal merging with and into Yadkin Valley Bank and Trust Company?

A:
Cardinal is merging with and into Yadkin Valley Bank and Trust Company because the boards of directors of both Cardinal and Yadkin Valley believe that the merger will provide shareholders of both with substantial benefits and will enable the combined bank to better serve its customers. The products and markets of Yadkin Valley Bank and Trust Company and Cardinal are generally complementary, and the merger should place the combined bank in a better position to take advantage of those markets.

Q:
What will I receive in the merger?

A:
You may elect to receive cash, stock, or a combination of both for your Cardinal common stock in the merger. If you elect cash, you will receive $17.62 for each share of Cardinal common stock. If you elect stock, you will receive 0.91771 of a share of Yadkin Valley common stock for each share of Cardinal common stock. If you elect a combination, your merger consideration will be 58% cash (or $10.22 per share) and 42% Yadkin Valley shares (or 0.38544 of a share of Yadkin Valley common stock per share) for each share of Cardinal common stock. Elections are limited by a requirement that only 58% of the total number of outstanding shares of Cardinal common stock may be exchanged for cash. Therefore, the form of consideration you receive will depend in part on the elections of other Cardinal shareholders. Yadkin Valley will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, in an amount equal to any fraction of a share of Yadkin Valley common stock that you would otherwise be entitled to receive multiplied by $17.62.

Q:
How do I elect to receive cash, stock, or a combination of both for my Cardinal common stock?

A:
An election form will be sent to you separately on or about the date this proxy statement/prospectus is mailed. Please follow the instructions provided in this form to properly elect to receive cash, stock or a combination of both for your Cardinal common stock.

Q:
Will Cardinal shareholders be taxed on the cash and Yadkin Valley common stock that they receive in exchange for their Cardinal shares?

A:
We expect that Cardinal shareholders will generally not recognize any gain or loss on the conversion of shares of Cardinal common stock into shares of Yadkin Valley common stock but will recognize gain (or possibly loss) on any cash received for their shares of Cardinal common stock.

Q:
What should I do now?

A:
After you have carefully read this document, please indicate on your proxy card how you want to vote, and then date, sign, and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting. If you date, sign, and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the merger proposal.

Q:
Why is my vote important?

A:
The merger proposal must be approved by holders of at least two-thirds of the outstanding shares of Cardinal common stock entitled to vote at the special meeting. Accordingly, if a Cardinal shareholder fails to vote on the merger, it will have the same effect as a vote against the merger proposal.

Q:
If my shares are held in "street name" by my broker, will my broker automatically vote my shares for me?

A:
NO. Your broker will vote your Cardinal shares on the merger proposal only if you provide instructions on how to vote. You should instruct your broker how to vote your shares following the directions your broker provides. Failure to instruct your broker how to vote your shares will be the equivalent of voting against the merger proposal.

Q:
Can I change my vote after I have submitted my proxy?

A:
YES. If you have not voted through your broker, there are three ways you can change your vote after you have submitted your proxy:

•
First, you may send a written notice to the corporate secretary of Cardinal stating that you would like to revoke your proxy; or

•
Second, you may complete and submit a new proxy card. Your latest vote actually received by Cardinal before the special meeting will be counted, and any earlier votes will be revoked; or

•
Third, you may attend the Cardinal special meeting and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the meeting without voting will not revoke an earlier proxy you may have given.

          If you have instructed your broker to vote your shares, you must follow the directions you receive from your broker in order to change or revoke your vote.

Q:
Do I have the right to dissent and obtain the fair value for my shares?

A:
YES.If the merger is completed, you will have the right to dissent and receive the "fair value" of your shares in cash, but you must follow carefully the requirements of the North Carolina statutes which are attached as Appendix B to this proxy statement/prospectus, and should consult with your own legal counsel. For a description of these requirements, see "The Merger—Rights of Dissenting Cardinal Shareholders."

Q:
Should I send in my stock certificates now?

A:
NO. Please do NOT send in your stock certificates at this time. Promptly after the effective time of the merger, you will receive transmittal materials with instructions for surrendering your Cardinal shares. You should follow the instructions in the post-closing letter of transmittal regarding how and when to surrender your stock certificates.

Q:
When do you expect to complete the merger?

A:
We presently expect to complete the merger in the first quarter of 2008. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of Cardinal shareholders at the special meeting.

Q:
Whom should I call with questions about the merger?

A:
Cardinal shareholders may contact John W. Mallard, Jr., president and chief executive officer of Cardinal at (919) 403-2833, or W. Harold Parker, Jr., executive vice president and chief financial officer of Cardinal at (919) 403-2833. You can also find more information about Cardinal and Yadkin Valley from various sources described under "Additional Information" and "Where You Can Find More Information" in this proxy statement/prospectus.

Q:
How does the Cardinal board of directors recommend that I vote?

A:
The Cardinal board of directors has unanimously adopted the merger agreement and unanimously recommends that Cardinal's shareholders vote in favor of the merger.

SUMMARY

        This summary highlights material information from this proxy statement/prospectus. It may not contain all of the information that is important to you. To better understand the merger and its potential impact on you, we urge you to read this entire document carefully, including the exhibits and enclosures. In addition, we incorporate by reference into this document important business and financial information about Yadkin Valley. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 71. Each item in this summary includes a page reference directing you to a more complete discussion of the item.

The Companies (pages 46 and 55)

Yadkin Valley Financial Corporation
209 North Bridge Street
Elkin, North Carolina 28621-3404
Telephone: (336) 526-6300
Attention: William A. Long, President and Chief Executive Officer

        Yadkin Valley is a North Carolina corporation and is registered as a bank holding company with the Federal Reserve Board. Yadkin Valley engages in a general banking business through its subsidiary, Yadkin Valley Bank and Trust Company, a North Carolina banking corporation which commenced operations in 1968. As of September 30, 2007, the company had approximately $1.144 billion in assets, $888 million in loans, $949 million in deposits and $131 million in shareholders' equity. The executive offices of Yadkin Valley and Yadkin Valley Bank and Trust Company are located in Elkin, North Carolina. Yadkin Valley Bank and Trust Company operates 24 full-service banking offices in Jefferson and West Jefferson (Ashe County), Pfafftown (Forsyth County), Wilkesboro and North Wilkesboro (Wilkes County), Elkin (Surry County), and East Bend, Jonesville and Yadkinville (Yadkin County) under the Yadkin Valley Bank and Trust Company name. The offices in Statesville and Mooresville (Iredell County), and Cornelius and Huntersville (Mecklenburg County) are operated as the Piedmont Bank of Statesville division of Yadkin Valley Bank and Trust Company. The offices in Boone (Watauga County) and Linville (Avery County) are operated as the High Country Bank division of Yadkin Valley Bank and Trust Company.

Cardinal State Bank
3710 University Drive, Suite 100
Durham, North Carolina 27707
Telephone: (919) 403-2883
Attention: John W. Mallard, Jr. President and Chief Executive Officer

        Cardinal is a North Carolina banking corporation. Cardinal engages in a general banking business, and commenced operations in June 2001. As of September 30, 2007, Cardinal had approximately $199.7 million in assets, $154.9 million in loans, $168.2 million in deposits and $21.4 million in shareholders' equity. Cardinal's executive office is in Durham, North Carolina. Cardinal operates four full service banking offices, three in Durham and one in Hillsborough, North Carolina.

The Merger (page 18)

        We encourage you to read the merger agreement, which is attached as Appendix A to this document and is incorporated into this proxy statement/prospectus by reference. The merger agreement provides for the merger of Cardinal with and into Yadkin Valley Bank and Trust Company. Upon the closing of the merger, each share of Cardinal common stock will be converted into the right to receive either: (i) cash in the amount of $17.62, (ii) 0.91771 shares of Yadkin Valley common stock, or (iii) a combination of cash and stock. Elections by shareholders are limited by a requirement that 58% of the total number of outstanding shares of Cardinal common stock may be exchanged for cash and 42% of the total number of outstanding shares of Cardinal common stock may be exchanged for shares of

Yadkin Valley common stock. Therefore, the form of consideration you receive will depend in part on the elections of other Cardinal shareholders.

        In the merger, Cardinal will be merged into Yadkin Valley Bank and Trust Company but will continue to operate in its markets as Cardinal State Bank, a division of Yadkin Valley Bank and Trust Company. This organizational format is similar to the other Yadkin Valley Bank and Trust Company divisions, Piedmont Bank of Statesville, North Carolina and High Country Bank of Boone, North Carolina. John W. Mallard, Jr., Cardinal's current president and chief executive officer, will be the regional president in charge of the Cardinal State Bank division.

The Board of Directors of Cardinal Recommends Shareholder Approval (page 20)

        The board of directors of Cardinal has approved the merger proposal, believes that the merger proposal is in the best interest of Cardinal and its shareholders, and recommends that the shareholders vote "FOR" approval of the merger proposal. Please see "Cardinal's Reasons for the Merger; Recommendation of the Cardinal Board" starting on page 22 for additional information.

The Board of Directors of Yadkin Valley Believes this Merger Is in the Best Interests of Yadkin Valley and Its Shareholders (page     )

        The board of directors of Yadkin Valley has approved the merger agreement because it believes the merger is in the best interests of Yadkin Valley and its shareholders. Please see "Yadkin Valley's Reasons for the Merger" starting on page     for additional information.

Regulatory Approvals (page 39)

        We needed the approval of the FDIC and the North Carolina Banking Commission, which we have obtained as of the date of this document.

Cardinal Special Shareholders' Meeting (page 15)

        Cardinal will hold a special meeting of its shareholders on                        , 2008, at     p.m., local time, at the Hilton Durham, 3800 Hillsborough Road, Durham, NC 27705, Durham, North Carolina. At the special meeting, Cardinal shareholders will be asked to vote on the merger proposal and the proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the special meeting, in person or by proxy, to approve the merger proposal.

Cardinal Special Shareholders' Meeting Record Date and Voting (page 15)

        If you owned shares of Cardinal at the close of business on                        , 2008, the record date, you are entitled to vote on the merger proposal, as well as any other matters considered at the meeting. On the record date, there were 2,262,712 shares of Cardinal common stock outstanding. You will have one vote at the meeting for each share of Cardinal stock you owned on the record date. The affirmative vote of the holders of at least two-thirds of Cardinal outstanding shares of common stock is required to approve the merger proposal. As of December 31, 2007, Cardinal's current directors and executive officers had or shared the right to vote approximately 8.6% of the outstanding shares of Cardinal common stock. Each of Cardinal's directors and executive officers has agreed, subject to several conditions, to vote his or her shares of Cardinal common stock in favor of the merger proposal.

The Financial Advisor for Cardinal Believes the Merger Proposal Consideration is Fair to Cardinal Shareholders (page 22)

        The Orr Group, LLC, the financial advisor to Cardinal in connection with the merger proposal, has given an opinion to the Cardinal board of directors that, as of June 13, 2007, the date the Cardinal board of directors voted on the merger proposal, the consideration Yadkin Valley will pay for the

Cardinal common stock is fair to Cardinal shareholders from a financial point of view. A copy of the opinion delivered by the Orr Group is attached to this proxy statement/prospectus as Appendix C. Cardinal shareholders should read the opinion completely to understand the assumptions made, matters considered, and limitations of the review undertaken by the Orr Group in providing its opinion.

Interests of Directors and Executive Officers of Cardinal in the Merger (page 34)

        When considering the recommendations of the Cardinal board of directors, you should be aware that some directors and executive officers have financial interests in the merger proposal in addition to their interests as shareholders. The Cardinal board of directors considered the financial interests of Cardinal's executive officers and directors, among other matters, in approving the merger agreement. These interests include rights of Cardinal's executive officers under agreements with Cardinal and agreements with Yadkin Valley to become effective upon the merger and the participation of Cardinal's directors on Yadkin Valley's board of directors or as advisory directors of Yadkin Valley Bank and Trust Company.

Federal Income Tax Consequences (page 32)

        Cardinal is not required to complete the merger unless it receives a legal opinion that the merger will be treated as a "reorganization" for federal income tax purposes. Assuming such opinion is received, we expect that for United States federal income tax purposes, Cardinal shareholders generally will not recognize any gain or loss on the conversion of shares of Cardinal common stock into shares of Yadkin Valley common stock (although the receipt of any cash will be taxable). This tax treatment may not apply to some Cardinal shareholders.

        Since tax matters can be complicated, and tax results may vary among shareholders, we urge you to contact your own tax advisor to understand fully how this transaction will affect you.

Comparative Rights of Shareholders (page 49)

        The rights of Cardinal's shareholders are currently governed by North Carolina banking law and Cardinal's articles of incorporation and bylaws. The rights of Yadkin Valley shareholders are currently governed by North Carolina corporate law and Yadkin Valley's articles of incorporation and bylaws. Upon consummation of the merger, the shareholders of Cardinal will become shareholders of Yadkin Valley and the articles of incorporation and bylaws of Yadkin Valley will govern their rights. Yadkin Valley's articles of incorporation and bylaws differ somewhat from those of Cardinal.

Completion of the Merger is Subject to Certain Conditions (page 37)

        Completion of the merger is subject to a number of conditions, including the approval of the merger proposal by Cardinal shareholders and the receipt of all the regulatory consents and approvals that are necessary to permit the completion of the merger. Certain conditions to the merger may be waived by Yadkin Valley or Cardinal, as applicable.

Termination of the Merger Agreement (page 40)

        Notwithstanding the approval of the merger proposal by Cardinal shareholders, Cardinal and Yadkin Valley may mutually agree in writing at any time to terminate the merger agreement before completing the merger.

        Either Cardinal or Yadkin Valley may also terminate the merger agreement:

  •
  If the other party materially violates any of its representations or warranties under the merger agreement and fails to cure the violation and the violation is likely to have a material adverse effect on the breaching party;

  •
  If any required regulatory approval is denied by final nonappealable action of such regulatory authority or if any action taken by such authority is not appealed within the time limit for appeal;

  •
  If Cardinal shareholder approval is not obtained at the special meeting; or

  •
  If we do not complete the merger by February 28, 2008.

        Yadkin Valley may also terminate the merger agreement, if it is not in material breach of any representation, warranty, or covenant, or other agreement in the merger agreement and if the Cardinal shareholders have not approved the merger:

  •
  If the Cardinal board of directors fails to reaffirm its approval upon Yadkin Valley's request for such reaffirmation of the merger or if the Cardinal board of directors resolves not to reaffirm the merger;

  •
  If the Cardinal board of directors withdraws, qualifies, modifies, or proposes publicly to withdraw, qualify, or modify, in a manner adverse to Yadkin Valley, its recommendation that Cardinal's shareholders approve the merger; and

  •
  If the holders of more than 10% in the aggregate of Cardinal's outstanding common stock vote such shares against the Agreement and Plan of Reorganization or the merger at the special meeting and exercise their dissenters' rights in accordance with Article 13 of the North Carolina Business Corporation Act.

        Cardinal may also terminate the merger agreement, if it is not in material breach of any representation, warranty, or covenant, or other agreement in the merger agreement if, prior to the adoption of the merger agreement by the shareholders at the special meeting:

  •
  The Cardinal board of directors has (1) withdrawn or modified or changed its recommendation or approval of the merger agreement in a manner adverse to Yadkin Valley in order to approve and permit Cardinal to accept a superior proposal and (2) determined, after consultation with and the receipt of advice from legal counsel to Cardinal, that the failure to take such action would be likely to result in a breach of the board of directors' fiduciary duties under applicable law; or

  •
  The closing sale price of Yadkin Valley common stock averages less than $15.36 over a 15-trading day period ending six business days prior to the scheduled closing date of the merger.

Cardinal Must Pay Yadkin Valley a Termination Fee Under Certain Circumstances (page 43)

        The merger agreement provides for the payment of a $1,750,000 termination fee by Cardinal to Yadkin Valley in certain cases. Generally, Cardinal would have to pay the termination fee if Cardinal terminates the merger agreement in order to accept or negotiate a superior proposal subject to certain conditions.

        Cardinal agreed to this termination fee arrangement in order to induce Yadkin Valley to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire Cardinal.

        If Cardinal fails to promptly pay Yadkin Valley under the above described circumstances, Cardinal shall also pay Yadkin Valley its reasonable costs and expenses (including reasonable attorneys' fees) in connection with collecting such a fee.

Dissenters' Rights (page 44)

        North Carolina law permits Cardinal shareholders to dissent from the approval of the merger proposal and to have the fair value of their Cardinal shares paid to them in cash. To do this, Cardinal shareholders must follow specific procedures, including filing a written notice with Cardinal prior to the shareholder vote on the merger proposal. If you follow the required procedures, your only right will be to receive the fair value of your common stock in cash. Copies of the applicable North Carolina statutes are attached to this document as Appendix B.

The Merger is Expected to Occur in the First Quarter of 2008 (page 39)

        The merger will occur shortly after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will occur in the first quarter of 2008. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of the Cardinal shareholders at the special meeting.

Accounting Treatment (page 44)

        The merger will be accounted for using the purchase method of accounting, with Yadkin Valley being treated as the acquiring entity for accounting purposes. Under the purchase method of accounting, the assets and liabilities of Cardinal as of the effective time of the merger will be recorded at their respective fair values and added to those of Yadkin Valley.

Comparative Market Value of Securities

        The following table sets forth the closing price per share of Yadkin Valley common stock and the closing price per share of Cardinal common stock on June 13, 2007 (the last business day preceding the public announcement of the proposed merger) and                        , 2008 (the most recent practicable trading date prior to the mailing of this proxy statement/prospectus). The table also presents the equivalent market value per share of Cardinal common stock assuming that the consideration for the transaction is 0.91771 of a share of Yadkin Valley common stock for each share outstanding of Cardinal common stock.

	Yadkin Valley Common Stock		Cardinal Common Stock		Equivalent Price Per Share of Cardinal Common Stock(2)
June 13, 2007		$19.01	$12.66	(1)		$17.45
	$			$(3)	$

    (1)
    The price of the last known sale preceding June 13, 2007.

    (2)
    The equivalent prices per share of Cardinal common stock have been calculated by multiplying the closing price per share of Yadkin Valley common stock on each of the two dates by the exchange ratio of 0.91771.

    (3)
    The price of the last known sale preceding                        , 2008.

Because the exchange ratio is fixed and because the market price of Yadkin Valley common stock is subject to fluctuation, the market value of the shares of Yadkin Valley common stock that you may receive in the merger may increase or decrease prior to and following the merger. You are urged to obtain current market quotations for Yadkin Valley common stock.

 MATERIAL CONSOLIDATED FINANCIAL DATA OF YADKIN VALLEY

        The following consolidated material financial data as of and for the years ended December 31, 2002 through 2006 is derived from the consolidated financial statements and other data of Yadkin Valley. The consolidated financial data should be read in conjunction with the material consolidated financial statements of Yadkin Valley, including the accompanying notes, as well as the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Yadkin Valley's Annual Report on Form 10-K for the year ended December 31, 2006, and the Quarterly Report on Form 10-Q for the period ended September 30, 2007, which are incorporated by reference into this document and from which this information is derived.

	As Of And For The Nine Months Ended September 30,		As Of and For The Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Summary of Operations:
Total interest income	$55,853,981	$49,250,947	$67,305,890	$53,250,997	$42,663,346	$33,126,834	$28,084,070
Total interest expense	24,500,555	18,753,579	26,429,344	18,586,196	12,211,296	10,281,115	9,865,506

Net interest income	31,353,426	30,497,368	40,876,546	34,664,801	30,452,050	22,845,719	18,218,564
Provision for loan losses	800,000	1,640,000	2,165,000	1,724,000	1,620,000	1,280,000	1,460,000

Net interest income after provision for loan losses	30,553,426	28,857,368	38,711,546	32,940,801	28,832,050	21,565,719	16,758,564
Total other income	11,747,608	10,557,949	14,345,158	13,243,530	9,227,890	7,290,556	5,403,693
Total other expense	24,963,761	24,039,842	32,092,847	29,626,962	24,015,608	15,811,009	11,659,188

Income before income taxes	17,337,273	15,375,475	20,963,856	16,557,369	14,044,332	13,045,266	10,503,069
Income taxes	5,716,111	5,390,348	7,171,959	5,398,905	4,559,800	4,125,936	3,462,454

Net income	$11,621,162	$9,985,127	$13,791,897	$11,158,464	$9,484,532	$8,919,33	$7,040,615

Per Share Data:
Basic	$1.10	$0.94	$1.30	$1.04	$0.90	$1.02	$0.90
Diluted	$1.08	$0.93	$1.28	$1.03	$0.89	$1.00	$0.89
Weighted average shares outstanding:
Basic	10,603,937	10,651,998	10,607,650	10,685,457	10,531,774	8,724,515	7,790,276
Diluted	10,782,365	10,791,445	10,788,798	10,828,799	10,694,761	8,902,108	7,919,299
Cash dividends	$0.38	$0.35	$0.47	$0.43	$0.40	$0.40	$0.40
Balance Sheet Data:
Loans, net	$876,434,677	$809,620,882	$846,431,886	$759,483,119	$720,297,551	$474,769,820	$439,255,668
Deposits	949,058,568	866,181,664	907,846,899	814,352,588	728,708,104	563,518,017	557,282,939
Total assets	1,143,966,324	1,094,118,798	1,119,901,573	1,024,294,504	959,790,276	683,807,059	663,404,841
Shareholders' equity	130,934,490	121,589,490	124,399,141	116,322,897	111,640,237	72,870,703	68,124,970

 MATERIAL FINANCIAL DATA OF CARDINAL STATE BANK

        The following material financial data as of and for the nine months ended September 30, 2007 and 2006 and as of and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 is derived from the financial statements and other data of Cardinal. The material financial data should be read in conjunction with the financial statements of Cardinal, including the accompanying notes, included elsewhere herein.

	As Of and For The Nine Months Ended September 30,		As Of and For The Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Summary of Operations:
Total interest income	$9,888,192	9,035,780	$12,344,140	8,759,848	5,785,497	3,270,320	1,177,446
Total interest expense	5,080,706	4,078,522	5,714,000	3,329,591	1,926,600	1,340,948	506,625

Net interest income	4,807,486	4,957,258	6,630,140	5,430,257	3,858,897	1,929,372	670,821
Provision for loan losses	(177,100)	409,400	476,900	335,900	358,400	644,000	395,900

Net interest income after provision for loan losses	4,984,586	4,547,858	6,153,240	5,094,357	3,500,497	1,285,372	274,921
Total other income	408,298	417,037	524,359	430,078	414,252	252,880	153,587
Total other expense	4,976,315	4,291,895	5,791,374	4,855,640	3,678,977	2,894,899	2,634,887

Income (loss) before income taxes	416,569	673,000	886,225	668,795	235,772	(1,356,647)	(2,206,379)
Income taxes (benefit)	(1,666,195)	—	—	—	—	—	—

Net income (loss)	$2,082,764	673,000	$886,225	668,795	235,772	(1,356,647)	(2,206,379)

Per Share Data:
Basic	$.92	.30	$.39	.30	.12	(1.06)	(1.72)
Diluted	.90	.30	.39	.29	.12	(1.06)	(1.72)
Weighted average shares outstanding:
Basic	2,265,042	2,261,888	2,262,096	2,261,212	1,891,060	1,279,505	1,279,505
Diluted	2,302,771	2,261,888	2,262,096	2,284,619	1,891,545	1,279,505	1,279,505
Book value	9.37	8.27	8.38	7.88	7.59	6.76	7.84
Cash dividends	—	—	—	—	—	—	—
Balance Sheet Data:
Total loans	$154,889,903	151,753,779	$154,432,586	134,235,252	110,797,768	85,071,129	31,244,156
Total deposits	168,181,259	151,925,868	160,912,518	136,895,639	109,348,043	87,349,785	36,842,610
Total assets	199,700,964	180,149,265	189,496,345	163,898,311	135,438,622	96,570,012	46,983,917
Shareholders' equity	21,387,716	18,710,952	18,968,436	17,819,571	17,157,245	8,647,326	10,029,898
Asset Quality:
Non-performing assets to total assets (%)	.55	.67	.62	.27	.08	—	.06
Net loan charge-offs to average loans (%)	.00	.11	.16	.04	.04	.02	.20
Performance Ratios:
Return on average assets (%)	1.46	.52	.50	.45	.20	(1.93)	(6.54)
Return on average equity (%)	14.30	4.91	4.79	3.81	1.75	(14.70)	(19.87)
Net interest margin (%)	3.49	3.96	3.87	3.79	3.45	2.91	2.13
Efficiency (%)	95.41	79.86	80.95	82.86	86.10	132.66	319.61
Capital Ratios:
Total risk-based (%)	14.42	13.51	13.34	13.96	16.90	11.40	26.90
Tier 1 risk-based (%)	13.34	12.26	12.11	12.75	15.65	10.10	25.80
Leverage (%)	11.07	10.45	10.01	11.15	13.37	9.30	23.40
Equity to assets (%)	10.71	10.35	10.01	10.87	12.67	8.95	21.35
Other Data:
Banking offices	4	4	4	3	3	3	2
Full-time equivalent employees	37	40	41	38	30	29	25

 COMPARATIVE PER SHARE DATA

        The following table sets forth for Yadkin Valley common stock and Cardinal common stock certain historical, pro forma, and pro forma-equivalent per share financial information as if the merger had occurred on the dates indicated. The pro forma data on the table assumes that the merger is accounted for as an acquisition using the purchase method of accounting. The information in the following table is based on, and should be read together with, the historical financial information of Cardinal presented elsewhere in this document and the historical consolidated financial information of Yadkin Valley incorporated herein by reference. See also "Where You Can Find More Information" on page 72.

        The information listed as "Cardinal Pro Forma Equivalent" was obtained by multiplying the pro forma amounts by an exchange ratio of 0.91771. We also anticipate that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits or the impact of merger related costs or amortization of intangibles and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had Cardinal and Yadkin Valley Bank and Trust Company been combined during these periods.

As of and For the Year Ended December 31, 2006

	Yadkin Valley Historical	Cardinal Historical	Pro Forma Combined	Cardinal Pro Forma Equivalent
Net income per share, basic	$1.30	$0.39	$1.27	$1.17
Net income per share, diluted	$1.28	$0.39	$1.25	$1.15
Dividends declared per share	$0.47	—	$0.47	$0.43
Book value per share	$11.72	$8.38	$12.05	$11.06

As of and For the Nine Months Ended September 30, 2007

	Yadkin Valley Historical	Cardinal Historical	Pro Forma Combined	Cardinal Pro Forma Equivalent
Net income per share, basic	$1.10	$0.92	$1.20	$1.10
Net income per share, diluted	$1.08	$0.90	$1.18	$1.08
Dividends declared per share	$0.38	—	$0.38	$0.35
Book value per share	$12.38	$9.37	$12.36	$11.34

RISK FACTORS

        If the merger is consummated, you will receive cash or shares of Yadkin Valley common stock in exchange for your shares of Cardinal common stock. An investment in Yadkin Valley common stock is subject to a number of risks and uncertainties, many of which also apply to your existing investment in Cardinal common stock. Risks and uncertainties relating to general economic conditions are not summarized below. Those risks, among others, are highlighted on page 15 under the heading "A Cautionary Statement About Forward-Looking Statements."

        However, there are a number of other risks and uncertainties relating to Yadkin Valley and your decision on the merger proposal that you should consider in addition to the risks and uncertainties associated with financial institutions generally. Many of these risks and uncertainties could affect Yadkin Valley's future financial results and may cause Yadkin Valley's future earnings and financial condition to be less favorable than Yadkin Valley's expectations. This section summarizes those risks.

You will experience a substantial reduction in percentage ownership and voting power with respect to your shares as a result of the merger.

        Cardinal shareholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power through their stock ownership in Yadkin Valley relative to their percentage ownership interest in Cardinal prior to the merger. If the merger is consummated, current Cardinal shareholders will own approximately     % of Yadkin Valley outstanding common stock, on a fully diluted basis, based on Yadkin Valley outstanding common stock as of                        , 2008. Accordingly, even if they were to vote as a group, current Cardinal shareholders could be outvoted by other Yadkin Valley shareholders.

Because the market price of Yadkin Valley common stock may fluctuate, Cardinal shareholders cannot be sure of the market value of the Yadkin Valley common stock that they may receive in the merger.

        Upon the closing of the merger, each share of Cardinal common stock will be converted into the right to receive either: (i) cash in the amount of $17.62, (ii) 0.91771 shares of Yadkin Valley common stock, or (iii) a combination of cash and stock. Changes in the price of Yadkin Valley common stock from the date of the merger agreement and from the date of this proxy statement/prospectus may affect the market value of Yadkin Valley common stock that Cardinal shareholders will receive in the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Yadkin Valley's business, operations and prospects, and regulatory considerations. Many of these factors are beyond Yadkin Valley's control. At the time of the special meeting, you will not know the exact value of the consideration you will receive when the merger is completed, and the value could be significantly lower than the values set forth in this proxy statement/prospectus.

The form of merger consideration you ultimately receive could be different from the form elected based on the form of merger consideration elected by other shareholders.

        All shareholders will be permitted to make an election as to the form of consideration to receive: cash, Yadkin Valley common stock, or a combination of both. Because the total amount of Yadkin Valley common stock and cash to be issued in the merger is fixed, the form of consideration that a shareholder will receive may be adjusted to ensure no greater than 58% of the outstanding shares of Cardinal common stock are converted into cash and no greater than 42% of the outstanding shares of Cardinal common stock are converted into shares of Yadkin Valley common stock. Consequently, if either the stock consideration or the cash consideration is oversubscribed, you could receive a different form of consideration from the form you elect, which could result in different tax consequences than you had anticipated.

There can be no assurance that Yadkin Valley will continue to pay dividends.

        Although Yadkin Valley is currently paying a dividend of $0.13 per share per quarter and expects to pay comparable dividends for the foreseeable future, there can be no assurance that Yadkin Valley will continue to pay a dividend. The future dividend policy of Yadkin Valley is subject to the discretion of the board of directors and will depend upon a number of factors, including future earnings, financial condition, capital and cash requirements, and general business conditions. In addition, the ability of Yadkin Valley to pay dividends will be completely dependent upon the amount of dividends its subsidiary, Yadkin Valley Bank and Trust Company, is permitted to pay to Yadkin Valley. The ability of a bank to pay dividends is restricted under applicable law and regulations. For a description of those restrictions, see the section entitled "Description of Yadkin Valley Capital Stock—Common Stock—Dividend Rights."

We cannot guarantee the consummation of the contemplated merger.

        Yadkin Valley and Cardinal will not be able to consummate the merger without the approval of certain state and federal regulatory agencies and the shareholders of Cardinal. Accordingly, we can give no assurances that those approvals will be obtained or that the acquisition will be completed.

We cannot predict the effect the acquisition will have on our operations if Yadkin Valley does not successfully integrate the operations of Cardinal.

        Yadkin Valley's ability to achieve fully the expected benefits of the merger depends on its successful integration of Cardinal. There is a risk that integrating Cardinal into Yadkin Valley's existing operations may take a greater amount of resources and time than we expect. Accordingly, there is a risk that the anticipated benefits may not be realized or that they may be less than we expect if we are unable to integrate in a timely manner, fail to realize cost savings from the merger, or disrupt customer relationships.

The merger between Yadkin Valley and Cardinal may be more difficult, costly or time consuming than expected.

        Upon completion of the merger, Yadkin Valley Bank and Trust Company will merge the operations of Cardinal into its operations. When Yadkin Valley Bank and Trust Company begins to integrate the two banks' operations, it is possible that there will be disruptions in each bank's ongoing operations. For example, when Yadkin Valley Bank and Trust Company begins working out differences in the two banks' business procedures, controls, product descriptions, account terms, personnel policies and data processing systems, there could be problems that affect Yadkin Valley Bank and Trust Company's ongoing relationships with its and Cardinal's customers or that affect Yadkin Valley Bank and Trust Company's ability to realize all anticipated benefits of the merger. Some of these difficulties include, without limitation, the loss of key employees and customers, the disruption of ongoing business relationships, and possible inconsistencies in standards, controls, procedures and policies.

Some of the Cardinal directors and executive officers have additional interests in the merger.

        In deciding on how to vote on the proposal to adopt the merger agreement, Cardinal shareholders should be aware that certain of the Cardinal directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Cardinal's shareholders generally.

If the merger is not completed, Yadkin Valley and Cardinal will have incurred substantial expenses without realizing the expected benefits.

        Yadkin Valley and Cardinal have incurred substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of certain conditions, including the approval of

Cardinal's shareholders and the approval of state and federal regulatory authorities. We cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of Yadkin Valley or Cardinal because they would not have realized the expected benefits.

Yadkin Valley Bank and Trust Company will experience a different competitive market than it has previously experienced in its other market areas and thus we cannot guarantee its success in its new markets.

        Although Cardinal and Yadkin Valley Bank and Trust Company both operate in very competitive markets, the competition differs in their respective markets. Cardinal operates in the Durham and Hillsborough market areas, where the main market share is held by SunTrust Bank, Wachovia, Bank of America, and RBC Centura Bank, all of which are large national or regional banks. In contrast, Yadkin Valley Bank and Trust Company has generally operated in less populous market areas where its primary competitors have generally been other community banks. There is a risk that, following the merger, Yadkin Valley Bank and Trust Company may have trouble adapting to the different competitive markets in which Cardinal has operated.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This document contains or incorporates by reference a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Yadkin Valley and Cardinal and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as "plan," "believe," "expect," "intend," "anticipate," "estimate," "project," and "potential", as well as other similar expressions. Such statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, and Yadkin Valley's and Cardinal's plans, objectives, expectations and intentions. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements.

        The ability of either Yadkin Valley or Cardinal to predict results or the actual effects of either plans and strategies is inherently uncertain and the merger itself creates additional uncertainty. Accordingly, actual results of Yadkin Valley, Cardinal and the combined company may differ materially from anticipated results. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements:

  •
  the risk that the businesses of Yadkin Valley and Cardinal will not be integrated successfully following the merger or such integration may be more difficult, time-consuming or costly than expected;

  •
  expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe;

  •
  revenues following the merger may be lower than expected;

  •
  customer and employee relationships and business operations may be disrupted by the merger;

  •
  the ability to obtain required governmental and shareholder approvals, and the ability to complete the merger on the expected timeframe;

  •
  possible changes in economic and business conditions;

  •
  the existence or exacerbation of general geopolitical instability and uncertainty;

  •
  the ability of Yadkin Valley Bank and Trust Company, Cardinal or the combined bank to attract new customers;

  •
  possible changes in monetary and fiscal policies, laws and regulations;

  •
  the effects of easing of restrictions on participants in the financial services industry;

  •
  the cost and other effects of legal and administrative proceedings;

  •
  possible changes in the creditworthiness of customers and the possible impairment of collectibility of loans;

  •
  the effects of changes in interest rates and other risks and factors identified in Yadkin Valley's filings with the SEC or Cardinal's filings with the FDIC; or

  •
  the effects of weather and natural disasters such as hurricanes.

        Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Cardinal shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference. We are under no duty to update any of the forward-looking statements after the date of this proxy statement/prospectus to conform those statements to actual results.

        All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Yadkin Valley, Cardinal or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Yadkin Valley nor Cardinal undertakes any obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled "Risk Factors," beginning on page 12. You should also consider the cautionary statements contained in Yadkin Valley's filings with the SEC.

THE SPECIAL MEETING

General

        The Cardinal board of directors is providing this proxy statement/prospectus to you in connection with its solicitation of proxies for use at the special meeting of Cardinal shareholders and at any adjournments of the special meeting.

        Yadkin Valley is also providing this proxy statement/prospectus to you as a prospectus in connection with the offer and sale by Yadkin Valley of shares of its common stock to shareholders of Cardinal in the merger.

        Your vote is important. Please complete, date, and sign the enclosed proxy card and return it in the postage prepaid envelope provided. If your shares are held in "street name," you should instruct your broker how to vote by following the directions provided by your broker.

Meeting Date, Time, and Place and Record Date

        Cardinal will hold the special meeting on                        , 2008, at     p.m., local time, at the Hilton Durham, 3800 Hillsborough Road, Durham, NC 27705. Only holders of Cardinal common stock of record at the close of business on                        , 2008, the record date, will be entitled to receive notice of and to vote at the special meeting. As of the record date, there were 2,262,712 shares of Cardinal common stock outstanding and entitled to vote, with each such share entitled to one vote.

Matters to be Considered

        At the special meeting, Cardinal shareholders will be asked to approve the Agreement and Plan of Reorganization (the merger agreement), dated as of June 14, 2007, by and among Cardinal, Yadkin Valley, and Yadkin Valley Bank and Trust Company and to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the special meeting, in person or by proxy, to approve the Agreement and Plan of Reorganization. Under the merger agreement, Cardinal will merge with and into Yadkin Valley Bank and Trust Company and shares of Cardinal common stock will be converted into the right to receive cash, stock, or a combination of both, at the shareholder's election. If a shareholder elects cash, the shareholder will receive $17.62 for each share of Cardinal common stock. If a shareholder elects stock, the shareholder will receive 0.91771 of a share of Yadkin Valley common stock for each share of Cardinal common stock. If a shareholder elects a combination, the shareholder will receive 58% cash (or $10.22 per share) and 42% stock (or 0.38544 of a share of Yadkin Valley common stock per share) for each share of Cardinal common stock. Elections by shareholders are limited by a requirement that 58% of the total number of outstanding shares of Cardinal common stock may be exchanged for cash. Therefore, the form of consideration you receive will depend in part on the elections of other Cardinal shareholders. Yadkin Valley will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, in an amount equal to any fraction of a share of Yadkin Valley common stock that you would otherwise be entitled to receive multiplied by $17.62. Cardinal shareholders will also consider and vote on a proposal to authorize the board of directors to adjourn the special meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the meeting, in person or by proxy, to approve the merger.

Vote Required

        Approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Cardinal common stock entitled to vote at the special meeting. Approval of the proposal to authorize adjournment requires that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. On the record date, there were 2,262,712 outstanding shares of Cardinal common stock, each of which is entitled to one vote at the special meeting. On that date, the directors and executive officers of Cardinal had or shared the right to vote a total of approximately 8.7% of the outstanding shares of Cardinal common stock. Each of Cardinal's directors and executive officers has agreed, subject to several conditions, to vote his or her shares of Cardinal common stock in favor of the merger agreement. The presence, in person or by proxy, of shares of Cardinal common stock representing a majority of Cardinal outstanding shares entitled to vote at the special meeting is necessary in order for there to be a quorum present. A quorum must be present in order for the vote on the merger agreement and vote on the authorization to adjourn to occur. If there is no quorum present at the opening of the special meeting, the meeting may be adjourned by the vote of a majority of shares voting on the motion to adjourn.

Voting of Proxies

        Shares of common stock represented by properly executed proxies received at or prior to the Cardinal special meeting will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted "FOR" approval of the merger agreement and the proposal to authorize adjournment.

        Any shareholder present in person or by proxy (including broker non-votes, which generally occur when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because its customer has not provided any voting instructions with respect to the matter) at the special meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

        Because approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of all shares entitled to vote at the Cardinal special meeting, abstentions and broker non-votes will have the same effect as votes against the merger. Accordingly, the Cardinal board of directors urges its shareholders to complete, date, and sign the accompanying proxy card, or such other document as your broker instructs you to use if your shares are held in "street name," and return it promptly in the enclosed, postage-paid envelope.

Revocability of Proxies

        The grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking a proxy. There are three ways you can change your vote if you have not voted your shares through a broker. First, you may send a written notice to the corporate secretary of Cardinal stating that you would like to revoke your proxy. Second, you may complete and submit a later dated proxy with new voting instructions. The latest vote actually received by Cardinal prior to the special meeting will be your vote. Any earlier votes will be revoked. Third, you may attend the special meeting and vote in person. Any earlier votes will be revoked. Simply attending the special meeting without voting, however, will not revoke your proxy.

        If you have instructed a broker to vote your shares, you must follow the directions you will receive from your broker to change or revoke your proxy. Further, if your shares are held in "street name," you may not vote in person at the special meeting unless your broker provides you voting authorization.

Solicitation of Proxies

        Yadkin Valley and Cardinal will pay all of the costs of printing this proxy statement/prospectus and of soliciting proxies in connection with the special meeting. Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, executive officers, and employees of Cardinal who will not be specially compensated for such solicitation. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

        No person is authorized to give any information or to make any representation not contained in this proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Cardinal, Yadkin Valley, or any other person. The delivery of this proxy statement/prospectus does not, under any circumstances, create any implication that there has been no change in the business or affairs of Cardinal or Yadkin Valley since the date of the proxy statement/prospectus.

Recommendation of the Board of Directors

        The Cardinal board of directors has determined that the merger proposal and the transactions contemplated thereby and the authorization to adjourn are in the best interests of Cardinal and its shareholders. The members of the Cardinal board of directors unanimously recommend that the Cardinal shareholders vote at the special meeting to approve these proposals.

        In the course of reaching its decision to approve the merger proposal and the transactions contemplated thereby, the Cardinal board of directors, among other things, consulted with its legal advisors Brooks, Pierce, McLendon, Humphrey, & Leonard, L.L.P., regarding the legal terms of the merger agreement and with its financial advisor, the Orr Group, as to the fairness, from a financial point of view, of the consideration to be received by the holders of Cardinal common stock in the merger. For a discussion of the factors considered by the Cardinal board of directors in reaching its conclusion, see "Proposal No.1—The Merger—Cardinal's Reasons for the Merger" and "—The Merger—Opinion of Cardinal's Financial Advisor."

        Cardinal shareholders should note that Cardinal directors and executive officers have certain financial interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of Cardinal. See "Proposal No. 1—The Merger—Interests of Directors and Executive Officers of Cardinal in the Merger."

PROPOSAL NO. 1—THE MERGER

        The descriptions of the terms and conditions of the merger proposal, the merger agreement, and any related documents in this proxy statement/prospectus are qualified in their entirety by reference to the copy of the merger agreement attached as Appendix A to this proxy statement/prospectus, to the registration statement, of which this proxy statement/prospectus is a part, and to the exhibits to the registration statement.

Structure of the Merger

        Cardinal will merge with and into Yadkin Valley Bank and Trust Company. Upon the closing of the merger, each share of Cardinal common stock will be converted into the right to receive either: (i) cash in the amount of $17.62, (ii) 0.91771 of a share of Yadkin Valley common stock, or (iii) a combination of cash and stock. In total, 58% of Cardinal's outstanding shares of common stock will be exchanged for cash and 42% of Cardinal's outstanding shares of common stock will be exchanged for shares of Yadkin Valley common stock.

        After the merger, Cardinal will operate in its markets as Cardinal State Bank, a division of Yadkin Valley Bank and Trust Company. This organizational format is similar to the other Yadkin Valley Bank and Trust Company divisions, Piedmont Bank of Statesville, North Carolina and High Country Bank of Boone, North Carolina. John W. Mallard, Jr., the current Cardinal president and chief executive officer, will be the regional president in charge of the Cardinal State Bank division.

Background of the Merger

        In December 2006, the board of directors of Cardinal decided to consider whether various strategic alternatives, including a potential merger of Cardinal with another financial institution, should be pursued. Although Cardinal had established a significant banking franchise in Durham, as well as a growing presence in Hillsborough, the board believed that a variety of factors could constrain Cardinal's growth and profitability in the future. These factors included strong competition in its markets from financial organizations with greater resources, the narrowing of the difference between long- and short-term interest rates and the resulting adverse impact upon Cardinal's net interest margin, the likelihood that it would need to obtain significant additional capital in order to expand its branch network and to grow its assets, and the difficulty facing Cardinal, as a smaller bank, in reducing its operating expenses and decreasing its efficiency ratio, a key indicator of the probability of enhancing a bank's future profitability.

        The board authorized Cardinal's management to evaluate various financial advisors and to recommend an advisor to assist the board in considering the alternatives available to Cardinal. Management subsequently recommended that the board engage The Orr Group, LLC, Inc., Winston-Salem, North Carolina, a firm recognized for its expertise in advising community banks. On January 25, 2007, after discussions between management and the Orr Group, a proposed engagement agreement was submitted for consideration by the board, and the board engaged the Orr Group.

        During the remainder of January and early February 2007, the Orr Group evaluated Cardinal's current and projected results of operations and other financial characteristics, its markets, and other factors which it believed to be relevant to the board's considerations. Based on its evaluations and discussions with management, the Orr Group recommended to the board that Cardinal should consider requesting acquisition proposals from a selected group of banks which the Orr Group believed would be most likely to have interest in merging with Cardinal. On February 16, 2007, the board and management consulted with the Orr Group and discussed the recommendation of the Orr Group in detail. The board then moved forward with this suggested process.

        Over the next 30 days, management of Cardinal, with the assistance of the Orr Group, prepared a compilation of materials, including historic financial information, projected financial results, key agreements with executive officers, details of Cardinal's capital structure and other material information. The Orr Group contacted the selected banks to determine their respective levels of interest in a transaction with Cardinal. Written confirmations of interest were received from a number of these banks, and the information compilation was provided to each of them.

        In late March and the first part of April 2007, indications of interest were received from a number of these selected banks. The Orr Group and management engaged in discussions with these potential acquirers to refine their indications of interest as to the value per share each would offer and other material transaction terms. These more detailed indications of interest were provided to Cardinal's board on April 12, 2007. The board evaluated the information presented to it and, after an extended discussion, concluded that only the transaction terms proposed by Yadkin Valley were within the range believed by the board to warrant further considerations. The board directed the Orr Group and management to move forward with negotiations with Yadkin Valley and directed the executive committee of the board to supervise and receive reports of these negotiations. These indications of interest included a proposal from a bank holding company, other than Yadkin Valley, to acquire Cardinal in a stock for stock merger at a ratio with a stated value of $18.00 per share of Cardinal common stock. At that time, Yadkin Valley had proposed merger consideration composed of 60% cash and 40% Yadkin Valley common stock with a stated value per share of Cardinal common stock of $16.89.

        The board evaluated the indications of interest of Yadkin Valley and the other bidder. It considered written and oral analyses of the past and potential future financial performance of Yadkin Valley and the other bidder provided by the Orr Group, the board's belief that cash compensation was superior to stock compensation in the current market conditions relevant to bank stocks, and the opinions of management, various directors and representatives of the Orr Group concerning contrasts and similarities in the competitive strengths, markets, management team stability, asset quality, management philosophy and culture, potential for synergies with Cardinal, capital positions and similar aspects of Yadkin Valley and the other bidder. The board concluded that Yadkin Valley's characteristics in these areas were superior to those of the other bidder. Based on these analyses, opinions and discussions and the all stock merger consideration of the other bidder's indication of interest, the board concluded that the indication of interest of the other bidder was inferior to that of Yadkin Valley.

        The board then directed the Orr Group to invite Yadkin Valley to make an enhancement to its indications of interest. The board directed its executive committee to supervise and receive reports on the resulting discussions. After discussions with the Orr Group, Yadkin Valley increased the stated value of its offer to $17.89, while retaining its mix of merger consideration at 60% cash and 40% stock. Upon receipt of Yadkin Valley's enhanced indication of interest, the executive committee directed management and the Orr Group to move forward with negotiations with Yadkin Valley.

        The Orr Group contacted The Carson Medlin Company, Yadkin Valley's financial advisor, and advised it that Cardinal was willing to engage in the negotiation of a potential merger. These negotiations were undertaken during the second half of April and resulted in a revised indication of interest from Yadkin Valley setting forth the terms of a possible merger. The parties agreed that any proposed merger would be subject to the parties' satisfactory due diligence of one another. These due diligence examinations occurred in the first ten days of May 2007.

        At its meeting on April 26, 2007, the board was advised by management and the Orr Group of their negotiations with Yadkin Valley and its financial advisors. These negotiations resulted in Yadkin Valley making a definitive offer with a stated value of $17.89 per share of Cardinal common stock in the form of 40% in shares of Yadkin Valley common stock and 60% in cash.

        On May 29, 2007, the Orr Group and management presented to the Cardinal executive committee the proposed terms of a merger. The proposed merger consideration was composed of the right to receive (i) $17.89 in cash or (ii) .93177 of a share of Yadkin Valley common stock, subject to the limitation that no less than 40% of the total merger consideration would consist of shares of Yadkin Valley common stock. In the event that the average market value of Yadkin Valley's common stock over an established period before the closing of the merger was less than $16.32, Cardinal would have the right to terminate the proposed merger. If Yadkin Valley's average market price of Yadkin Valley shares over that period was more than $22.08, Yadkin Valley would have the right to terminate the merger proposal. A few days before this meeting the other bidder had advised the Orr Group that it was willing to modify the composition of its offer to 80% stock and 20% cash. The $18.00 stated value of its offer remained unchanged. Cardinal's executive committee concluded that this modification would not alter the prior determination of the Cardinal board of the inferiority of the indication of interest of the other bidder. Accordingly, the executive committee directed Cardinal's management and the Orr Group to continue negotiations with Yadkin Valley.

        Cardinal's management and the Orr Group continued discussions with Yadkin Valley and its investment advisor about the structure of the proposed merger. Yadkin Valley provided a draft merger agreement to Cardinal and its legal counsel, and the parties and their counsel began negotiation of the terms of a definitive agreement. During this period, the impact of a number of factors, including continued adverse pressure upon Cardinal's net interest margin, an increase in loans not accruing interest, and a decline in loan demand in its markets, adversely affected Cardinal's current profitability and its projections of the levels of profitability it would be able to achieve during the remainder of 2007. These issues, together with the potential tax consequences of the severance agreements of the Cardinal executive officers which would have a short term dilutive impact upon Yadkin Valley's post-merger earnings per share, were discussed by Cardinal and Yadkin Valley and their respective advisors. Additionally, Yadkin Valley determined that recent changes in applicable tax laws required revisions to the form of merger consideration which Yadkin Valley could offer. As a result of those discussions, Yadkin Valley modified its offer to provide that each share of Cardinal common stock would be exchanged for either (i) $17.62 in cash or (ii) .91771 of a share of Yadkin Valley common stock, subject to the limitation that no less than 42% of the total merger consideration would consist of shares of Yadkin Valley common stock. Under this modified proposal, Cardinal would have the right to terminate the merger if the market price of Yadkin Valley's common stock over a specified period was less than $15.36. Yadkin Valley did not retain a right to terminate the merger if the market value of its stock increased. In addition, Yadkin Valley proposed that the severance agreements of the Cardinal executive officers either be modified or replaced by new agreements with Yadkin to become effective at the time of the merger. A proposed definitive merger agreement and proposed agreements with Cardinal's executive officers resulted from these negotiations.

        On June 13, 2007, Cardinal's board met to consider the terms of a definitive merger agreement between Cardinal and Yadkin Valley. Cardinal's legal advisor, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Greensboro, North Carolina, provided to the board a detailed summary of the terms of the proposed definitive agreement, advised the directors of the fiduciary duty principles applicable to their considerations, and answered questions of directors with respect to the merger. Representatives of the Orr Group provided its evaluations of the financial terms of the proposed merger and reviewed detailed financial information with respect to Cardinal, Yadkin, and the proposed transaction and answered questions of various directors. the Orr Group expressed its opinion to the Cardinal board that the merger consideration set forth in the proposed merger agreement was fair, from a financial point of view, to Cardinal's shareholders. In addition, members of management discussed with the board the agreements to be entered into by the Cardinal executive officers and Yadkin Valley. Following these presentations, the Cardinal board concluded that the proposed merger transaction with Yadkin Valley would provide the greatest value to Cardinal's and would be in the best interests of Cardinal's shareholders. After further discussions, the board voted unanimously to approve the merger agreement and the transactions contemplated thereby as being in the best interests of the shareholders of Cardinal.

Yadkin Valley's Reasons for the Merger; Recommendation of the Yadkin Valley Board

        Yadkin Valley's board of directors also considered projections developed by Cardinal's management for the growth of Cardinal as a stand-alone bank for the next three years. These projections reflect anticipated average total assets of $196.1 million, $227.5 million, and $269.2 million for the periods ending December 31, 2007, 2008, and 2009, and anticipated net income of $920,000, $1.25 million, and $1.67 million for the years ending December 31, 2007, 2008, and 2009. These projections are based upon a number of estimates and assumptions that are subject to significant business, economic and competitive uncertainties and contingencies, including but not limited to those described under the heading "Risk Factors" beginning on page 12.

Cardinal's Reasons for the Merger; Recommendation of the Cardinal Board

        The Cardinal board concluded, in reaching its decision to recommend the merger to Cardinal's shareholders, that the merger provides an opportunity for Cardinal's shareholders to realize a significant return on their investments in Cardinal and, for those shareholders who receive shares of Yadkin Valley common stock in the merger, an opportunity to achieve further enhancement of the value of their investments on a tax-deferred basis. In concluding that the merger is in the best interests of Cardinal's shareholders, the Cardinal board considered, among other things, the following factors:

  •
  The current environment in the financial services industry, including national, regional and local economic conditions, the continued consolidation in the financial services industry, evolving trends in technology, regulatory compliance requirements, competition in Cardinal's markets, and the likely effect of these factors on Cardinal on both a stand-alone basis and in the context of the merger;

  •
  Cardinal's and Yadkin Valley's business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, based on the information provided in due diligence, the Cardinal board considered that Yadkin Valley's financial condition and asset quality are sound and should be further strengthened as a result of the merger, and that Yadkin Valley's earnings and prospects, and the synergies potentially available in the proposed merger, create the opportunity for the combination of Yadkin Valley and Cardinal to have superior future earnings and prospects compared to Cardinal's earnings and prospects on a stand-alone basis. In particular, the Cardinal board considered the following:

  •
  the opportunity to leverage complementary business lines across a larger customer base;

  •
  Yadkin Valley's ability to dedicate significant resources to operations in Cardinal's markets; and

  •
  the opportunity to expand Yadkin Valley's presence beyond its core markets to the Triangle area of North Carolina;

  •
  Cardinal's expectation that it will receive an opinion of Nelson Mullins Riley & Scarborough, LLP, legal counsel to Yadkin Valley, that the merger will qualify as a transaction of a type that is generally tax-free for United States federal income tax purposes to Cardinal, Yadkin Valley, and those of Cardinal's shareholders who receive shares of Yadkin Valley's common stock as merger consideration (to the extent of those shares received);

  •
  Cardinal's and Yadkin Valley's shared belief in a deliberate, disciplined approach to the merger, structured to generate positive operating leverage through expense control and quality revenue growth;

  •
  The synergies and revenue opportunities expected from the merger;

  •
  The Cardinal's board's belief that the merger provides an opportunity for further enhancement of the investments of Cardinal shareholders who receive shares of Yadkin Valley common stock as merger consideration. In particular, the Cardinal board noted that the merger is expected to be accretive to earnings per share and cash earnings per share beginning in 2009 under generally accepted accounting principles;

  •
  The diversification of credit risk in terms of both types of lending and in geographic coverage and the minimal overlapping credits;

  •
  The Orr Group's financial presentation to the Cardinal board, including the Orr Group's opinion, dated June 13, 2007, as to the fairness, from a financial point of view, to the holders of Cardinal's common stock of the merger consideration to be received pursuant to the merger agreement, as discussed in "—Opinion of Cardinal's Financial Advisor" below;

  •
  The Cardinal board's understanding that the cash consideration and the exchange ratio in the merger are fixed and would not fluctuate;

  •
  The review by the Cardinal board with its legal counsel Brooks Pierce of the provisions of the merger agreement, including the provisions of the merger agreement designed to enhance the probability that the merger will be completed;

  •
  The Cardinal board's review and discussions with Cardinal's management and outside advisors concerning the due diligence examination of the operations, financial condition, regulatory compliance and regulatory compliance programs and prospects of Yadkin Valley; and

  •
  The Cardinal board's expectation, after consulting with Brooks Pierce, that the required regulatory approvals could be obtained.

        The Cardinal board also considered the potential risks outlined below but concluded that the anticipated benefits of merging into Yadkin Valley were likely to outweigh substantially these risks. The risks included:

  •
  The possibility that the merger and the related integration process could result in the loss of key employees, in the disruption of Cardinal's on-going business, and in the loss of customers;

  •
  The possibility of encountering difficulties in achieving cost savings and revenue synergies in the amounts currently estimated or in the time frame currently contemplated;

  •
  The substantial merger-related restructuring charges;

  •
  The possibility that the merger might not receive the necessary regulatory approvals and clearances to complete the merger or that governmental authorities could attempt to condition their approval of the merger on the companies' compliance with burdensome conditions; and

  •
  The risks of the type and nature described under "Cautionary Statement Regarding Forward—Looking Statements" and in the filings of Yadkin Valley incorporated in this document by reference.

        Although each member of the Cardinal board individually considered these and other factors, they did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Cardinal board collectively made its determination based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of Cardinal and its shareholders.

        The Cardinal board realized there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding anticipated cost savings and earnings accretion/dilution. However, the Cardinal board concluded that the potential positive factors outweighed the potential risks of completing the merger.

        It should be noted that this explanation of the Cardinal board's reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements."

        For the reasons set forth above, the Cardinal board determined that the merger, the merger agreement, and the transactions contemplated by the merger agreement are advisable and in the best interests of Cardinal and its shareholders, and unanimously approved and adopted the merger agreement. The Cardinal board unanimously recommends that the Cardinal shareholders vote "FOR" the adoption of the merger agreement.

Opinion of Cardinal's Financial Advisor

        The Orr Group has consented to the inclusion of its opinion and to the inclusion of the summary of its opinion in this proxy statement/prospectus.

        Cardinal retained the Orr Group to render an oral and a written opinion to the board of directors of Cardinal as to the fairness, from a financial point of view, of the consideration to be paid by Yadkin Valley to the shareholders of Cardinal as set forth in the merger agreement dated June 13, 2007 with Yadkin Valley.

        The Orr Group is an investment banking firm that specializes in providing investment banking advisory services to financial institutions. The Orr Group has been involved in numerous bank related mergers and acquisitions. No limitations were imposed by Cardinal upon the Orr Group with respect to rendering its opinion.

        On June 13, 2007, the Orr Group rendered its oral opinion to the board of directors of Cardinal as to the fairness, from a financial point of view, of the merger consideration to be paid by Yadkin Valley to the shareholders of Cardinal. The Orr Group confirmed its opinion in writing on the same day, which is attached as Appendix C hereto and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by the Orr Group in connection with its opinion. Cardinal's shareholders are urged to read the opinion in its entirety.

        The Orr Group's opinion to Cardinal's board of directors is directed only to the merger consideration, as of June 13, 2007 as described in the merger agreement and does not address the fairness, from a financial point of view, of any change in the merger consideration that may be agreed upon by Cardinal and Yadkin Valley in the future. The Orr Group's opinion does not constitute a recommendation to any shareholder of Cardinal about how such shareholder should vote at the Cardinal special meeting.

        In arriving at its opinion, the Orr Group, among other things:

  (i)
  reviewed the merger agreement and certain related documents;

  (ii)
  reviewed the historical and current financial position and results of the operations of Cardinal and Yadkin Valley;

  (iii)
  reviewed certain publicly available information concerning Yadkin Valley, including its Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the periods ending March 31, 2006, June 30, 2006, September 30, 2006 and March 31, 2007;

  (iv)
  reviewed certain publicly available information concerning Cardinal, including its Annual Reports on Form 10-KSB for each of the years in the three year period ended December 31, 2006 and its Quarterly Reports on Form 10-QSB for the periods ending March 31, 2006, June 30, 2006, September 30, 2006 and March 31, 2007;

  (v)
  reviewed certain available financial forecasts concerning the business and operations of Cardinal that were prepared by management of Cardinal;

  (vi)
  participated in discussions with certain executive officers and employees of Cardinal and Yadkin Valley to discuss the past and current business operations, financial condition and prospects of Cardinal and Yadkin Valley, as well as matters it believed relevant to its inquiry;

  (vii)
  reviewed certain publicly available operating and financial information with respect to other companies that it believed to be comparable in certain respects to Cardinal and Yadkin Valley;

  (viii)
  reviewed the current and historical relationships between the trading levels of Cardinal common stock and Yadkin Valley common stock and the historical and current market for the common stock of Cardinal, Yadkin Valley and other companies that it believed to be comparable in certain respects to Cardinal or Yadkin Valley;

  (ix)
  reviewed the nature and terms of certain other acquisition transactions that it believed to be relevant; and

  (x)
  performed such other reviews and analyses it deemed appropriate.

        In its review and analysis, the Orr Group assumed and relied upon the accuracy and completeness of all of the financial and other information provided to the Orr Group, or that is publicly available, and has not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to the financial projections, the Orr Group assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Cardinal and the Orr Group expresses no opinion with respect to such forecasts or the assumptions on which they are based. Such financial forecasts with which the Orr Group was provided were not prepared with a view towards public disclosure. The Orr Group has not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets, including loans, properties and facilities, or liabilities of Cardinal or Yadkin Valley.

        For the purposes of rendering its opinion, the Orr Group assumed that, in all respects material to its analyses:

  (i)
  the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

  (ii)
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

  (iii)
  each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

  (iv)
  all conditions to the completion of the merger will be satisfied without any waivers; and

  (v)
  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result form the merger.

        The Orr Group further assumed that the merger will be accounted for as a purchase transaction under U.S. generally accepted accounting principles. The Orr Group's opinion is not an expression of an opinion as to the prices at which shares of Cardinal common stock or shares of Yadkin Valley common stock will trade following the announcement of the merger and is not an expression of an opinion as to the actual value of the shares of common stock of Yadkin Valley when issued pursuant to the merger, or the prices at which the shares of common stock of Yadkin Valley will trade following the completion of the merger.

        The following is a summary of the material analyses performed by the Orr Group in connection with its June 13, 2007 opinion. The summary is not a complete description of the analyses underlying the Orr Group's opinion or the presentation made by the Orr Group to the Cardinal board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, the Orr Group did not attribute any particular weight to any analyses or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, the Orr Group believes that its analyses and the summary of its analyses must be considered as whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

  Transaction Summary

        The Orr Group calculated the merger consideration to be paid as a multiple of Cardinal's book value per share, tangible book value per share, and latest twelve months' earnings per share. The Orr Group also calculated the merger consideration to be paid as a "core deposit premium." Core deposit premium equals the difference between the aggregate merger consideration and Cardinal's tangible equity divided by core deposits. Additionally, The Orr Group has adjusted throughout its analyses the financial data to exclude any non-recurring income and expenses and any extraordinary items. The merger consideration was based on a fixed exchange ratio of 0.9177 of a share of Yadkin Valley common stock for each share of Cardinal common stock, with 42% of the merger consideration being paid in Yadkin Valley common stock. These computations were based on Cardinal's stated book value per share of $9.13 and tangible book value per share of $9.13 as of March 31, 2007, Cardinal's latest twelve months' diluted earnings per share of $0.53 as of March 31, 2007, and core deposits of $126 million as of March 31, 2007. Based on those assumptions and Yadkin Valley's closing price per share of $19.20 on June 8, 2007, this analysis indicated Cardinal shareholders would receive Yadkin Valley common stock worth $17.62 for each share of Cardinal common stock held. Assuming 100% stock consideration, the per share merger consideration of $17.62 would represent 193% of book value per share, 193% of tangible book value per share, 33.3 times latest twelve months' earnings per share, and a core deposit premium of 16.8%. The transaction statistics as measured on a fully diluted basis of consideration divided by the March 31, 2007 values is 200% of equity and tangible equity and 34.9 times net income.

  Selected Companies Analysis of Cardinal

        The Orr Group compared the financial performance data of Cardinal with a peer group of 27 publicly traded North Carolina and South Carolina banks that had total assets of less than $600 million and greater than $100 million. The peer group included the following:

Peer Group List

Bank / Bank Holding Company Name	Stock Symbol
American Community Bancshares, Inc.	ACBA
North State Bancorp	NSBC
Bank of the Carolinas Corporation	BCAR
Cape Fear Bank Corporation	CAPE
MidCarolina Financial Corporation	MCFI
Carolina Bank Holdings, Inc.	CLBH
Uwharrie Capital Corp	UWHR
Waccamaw Bankshares, Inc.	WBNK
First Trust Bank	NCFT
Little Bank, Inc.	LTLB
TSB Financial Corporation	TSBC
Bank of Oak Ridge	BKORD
Surrey Bancorp	SRYB
CB Financial Corporation	CBFJ
Weststar Financial Services Corporation	WFSC
Carolina Trust Bank	CART
Greenville First Bancshares, Inc.	GVBK
Beach First National Bancshares, Inc.	BFNB
Southcoast Financial Corporation	SOCB
First Reliance Bancshares, Inc.	FSRL
First National Bancshares, Inc.	FNSC
Coastal Banking Company, Inc.	CBCO
HCSB Financial Corporation	HCFB
First South Bancorp, Inc.	FSBS
Community First Bancorporation	CFOK
GrandSouth Bancorporation	GRRB
Cornerstone Bancorp	CTOT

        The results of the analysis involve complex considerations of the selected companies and Cardinal. The Orr Group compared performance indicators of Cardinal with the median, upper and lower quartile performance indicators of the selected peer group. The performance indicators utilized by the Orr Group based on financial information reported as of March 31, 2007. In this and the following tables, "MRQ" means most recent quarter, "LTM" means latest twelve months, "NPAs" means nonperforming assets, "TCE" means tangible common equity, and "NCOs" mean net charge offs. An overview comparison of the indicators included the following:

		Peer Data
	Cardinal	Upper Quartile	Median	Lower Quartile
Profitability
Most Recent Quarter (%)
Return on Average Assets	0.65	1.04	0.75	0.67
Return on Average Equity	6.03	12.30	10.23	8.12
Net Interest Margin	3.55	4.30	3.71	3.32
Efficiency Ratio	91.68	70.43	63.48	59.48
Last Twelve Months (%)
Return on Average Assets	0.65	1.08	0.89	0.75
Return on Average Equity	5.92	13.27	11.11	9.06
Net Interest Margin	3.78	4.37	3.81	3.57
Efficiency Ratio	82.58	68.90	59.51	56.74
Trading Data
Market Capitalization ($ in 000s)	$29,530	$67,028	$49,025	$35,675
Three Month Average Daily Volume	1,372	1,361	938	407
Price to Earnings (MRQ)	23.3	21.7	17.8	15.8
Price to Earnings (LTM)	24.6	19.2	17.2	15.7
Price to Earnings (Core MRQ)	22.6	22.3	17.9	15.8
Price to Earnings (Core LTM)	24.4	19.4	17.7	16.7
Price to Book Value per Share (%)	143.0	223.9	164.1	139.4
Price to Tangible Book Value per Share (%)	143.0	225.0	168.9	142.5
Dividend Yield (%)	0.0	0.0	0.0	0.0
Balance Sheet Data
Assets ($ in 000s)	$192,832	$468,423	$392,638	$215,675
Deposits ($ in 000s)	$163,856	$387,933	$314,985	$183,801
Tangible Equity ($in 000s)	$20,651	$34,775	$27,795	$20,018
Loans/Deposits	94.3	97.4	92.3	87.5
Loans/Assets	80.1	78.5	76.2	75.1
Deposits/Assets	85.0	86.2	83.7	80.4
Capital Adequacy
TCE Ratio	10.7	9.3	8.0	6.5
Tier 1 Ratio	10.92	13.65	12.54	10.04
Reserves/Loans	1.10	1.40	1.21	1.08
NPAs/Assets	0.53	0.53	0.40	0.18
NCOs/Loans	(0.05)	0.13	0.05	0.00

  Selected Companies Analysis of Yadkin Valley

        The Orr Group compared the financial performance data of Yadkin Valley with a peer group of 50 publicly traded banks from Alabama, Kentucky, Georgia, North Carolina, South Carolina, Tennessee and Virginia that had total assets of greater than $700 million and less than $2.3 billion. The peer group included the following:

Peer Group List

Bank / Bank Holding Company Name	Stock Symbol
First Bancorp	FBNC
FNB United Corp.	FNBN
Southern Community Financial Corporation	SCMF
Capital Bank Corporation	CBKN
Bank of Granite Corporation	GRAN
LSB Bancshares, Inc.	LXBK
BNC Bancorp	BNCN
First South Bancorp, Inc.	FSBK
First National Bank of Shelby	FNSE
Cooperative Bankshares, Inc.	COOP
Peoples Bancorp of North Carolina, Inc.	PEBK
Crescent Financial Corporation	CRFN
SCBT Financial Corporation	SCBT
CNB Corporation	CNBW
Community Capital Corporation	CPBK
TowneBank	TOWN
Union Bankshares Corporation	UBSH
First Community Bancshares, Inc.	FCBC
Virginia Commerce Bancorp, Inc.	VCBI
Cardinal Financial Corporation	CFNL
Virginia Financial Group, Inc.	VFGI
FNB Corporation	FNBP
Burke & Herbert Bank & Trust Company	BHRB
Gateway Financial Holdings, Inc.	GBTS
National Bankshares, Inc.	NKSH
Eastern Virginia Bankshares, Inc.	EVBS
Old Point Financial Corporation	OPOF
American National Bankshares Inc.	AMNB
Middleburg Financial Corporation	MBRG
Ameris Bancorp	ABCB
GB&T Bancshares, Inc.	GBTB
Fidelity Southern Corporation	LION
Colony Bankcorp, Inc.	CBAN
Integrity Bancshares, Inc.	ITYC
PAB Bankshares, Inc.	PABK
Southeastern Bank Financial Corporation	SBFC
Savannah Bancorp, Inc.	SAVB
Crescent Banking Company	CSNT
Appalachian Bancshares, Inc.	APAB
Omni Financial Services, Inc.	OFSI
Pinnacle Financial Partners, Inc.	PNFP
Greene County Bancshares, Inc.	GRNB
First Security Group, Inc.	FSGI
Farmers Capital Bank Corporation	FFKT
S.Y. Bancorp, Inc.	SYBT
Bank of Kentucky Financial Corporation	BKYF
Porter Bancorp, Inc.	PBIB
First Financial Service Corporation	FFKY
BancTrust Financial Group, Inc.	BTFG
Nexity Financial Corporation	NXTY

        The results of the analysis involve complex considerations of the selected companies and Yadkin Valley. The Orr Group compared performance indicators of Yadkin Valley with the median, upper and lower quartile performance indicators of the selected peer group. The performance indicators utilized by the Orr Group were based on financial information reported as of March 31, 2007. An overview comparison of the indicators included the following:

		Peer Data
	Yadkin	Upper Quartile	Median	Lower Quartile
Profitability
Most Recent Quarter (%)
Return on Average Assets	1.44	1.14	1.00	0.82
Return on Average Equity	12.36	12.72	10.81	9.16
Net Interest Margin	4.26	4.11	3.89	3.63
Efficiency Ratio	57.72	66.62	61.79	56.38
Last Twelve Months (%)
Return on Average Assets	1.37	1.25	1.04	0.87
Return on Average Equity	12.08	13.75	11.93	9.60
Net Interest Margin	4.37	4.32	4.02	3.82
Efficiency Ratio	55.65	64.29	59.96	55.67
Trading Data
Market Capitalization ($ in 000s)	$201,670	$246,465	$173,940	$132,030
Three Month Average Daily Volume	4,225	21,754	8,355	3,184
Price to Earnings (MRQ)	13.2	17.2	15.6	13.4
Price to Earnings (LTM)	13.9	17.2	14.9	13.2
Price to Earnings (Core MRQ)	14.3	17.3	15.8	14.3
Price to Earnings (Core LTM)	14.1	16.9	15.0	13.1
Price to Book Value per Share (%)	158.7	176.5	160.7	138.5
Price to Tangible Book Value per Share (%)	225.3	222.4	190.3	166.7
Dividend Yield (%)	2.5	2.9	2.3	1.6
Balance Sheet Data
Assets ($ in 000s)	$1,135,092	$1,670,247	$1,171,845	$863,019
Deposits ($ in 000s)	$925,498	$1,334,099	$926,313	$691,927
Tangible Equity ($in 000s)	$89,443	$132,437	$92,290	$75,654
Loans/Deposits	87.3	101.3	95.1	89.5
Loans/Assets	71.2	81.0	76.1	70.0
Deposits/Assets	81.5	82.7	79.0	76.5
Capital Adequacy
TCE Ratio	8.2	9.0	7.8	7.1
Tier 1 Ratio	9.40	12.05	10.95	10.12
Reserves/Loans	1.29	1.31	1.18	1.07
NPAs/Assets	0.28	0.60	0.39	0.17
NCOs/Loans	0.02	0.13	0.08	0.02

  Comparable Transaction Analysis

        The Orr Group reviewed data of selected transactions involving pending and completed bank acquisitions that it deemed pertinent to an analysis of the merger. The transactions selected were mergers that were announced after November 1, 2004 through June 1, 2007 and where the selling bank had assets between $45 million and $600 million, return on average assets ratios less than or equal to 1.00%, and tangible common equity ratios greater than 6.75% and less than 14.00%. From these transactions, the Orr Group selected 22 transactions for comparison purposes.

        The Orr Group compared the median, upper quartile and lower quartile pricing ratios of the comparable transactions to the pricing ratios of the merger. "Franchise Premium to Core Deposits" discussed in the table below is the total deal value less the target's tangible book value, which is then divided by the target's core deposits. The pricing ratios included price to book, price to tangible book, price to earnings per share for the latest twelve months, price to assets, price to deposits and the franchise premium to core deposit ratio. A summary of the analysis is included in the following table:

	Value to Tangible Equity	Value to Last Twelve Months Net Income	Value to Assets	Value to Deposits	Franchise Premium to Core Deposits
Cardinal—Yadkin Valley Transaction	2.0	34.9	21.7%	25.6%	16.8%
Comparable Transactions
Upper Quartile	2.6	35.0	23.8%	28.7%	25.1%
Median Multiple	2.1	30.3	21.1%	24.3%	19.5%
Lower Quartile	1.8	20.0	15.3%	20.3%	9.8%
Cardinal Data (March 31, 2007)	$20,651	$642	$192,832	$163,856	$126,354

  Discount Dividend Analysis

        The Orr Group performed a discount dividend analysis to estimate a range of present values per share of Cardinal's common stock as a stand-alone entity with a subsequent sale value in the terminal period. The Orr Group discounted five years of estimated cash flows for Cardinal based on projected growth rates and capital requirements. The Orr Group derived a range of terminal values by applying multiples ranging from 19 times to 26 times estimated forward net income for the terminal year 2011. The present value of the estimated excess cash flows and terminal value was calculated using discount rates ranging from 10% to 14%, which the Orr Group viewed as the appropriate range of discount rates for a company with Cardinal's risk characteristics. The analysis yielded a range of stand-alone, fully diluted values for Cardinal's common stock of approximately $11.00 to $18.00. The Orr Group included the discount dividend analysis because it is a widely used valuation methodology. However, the results of this methodology are highly dependent upon numerous assumptions.

  Contribution Analysis

        In its contribution analysis, the Orr Group compared the pro forma financial contribution of Cardinal to the combined company to the pro forma ownership (as if completed through a 100% stock transaction) of Cardinal shareholders in the combined company's shareholder base. The contribution analysis also took into account cost savings and core deposit intangible amortization expenses as a result of the merger. The contribution analysis revealed that Cardinal would contribute 15.5% of the balance sheet items, 8.0% of most recent quarter income statement items, 6.7% projected income statement items, and 11.4% projected income statement items adjusted for synergies and core deposit intangible amortization expenses. The average of all of the financial items considered was 11.4%. This was compared to the pro forma common ownership for Cardinal shareholders of 16.1% (as if 100% of Yadkin Valley common stock were used in consideration of the transaction) in the combined company. The pro forma common ownership for Cardinal shareholders based on the actual transaction structure was 7.9%.

  Pro Forma Merger Analysis

        The Orr Group analyzed the financial impact of the merger on the estimated earnings per common share for Yadkin Valley. Based on the various assumptions made to determine the pro forma numbers and the consideration paid by Yadkin Valley, the merger would be dilutive to Yadkin Valley's generally accepted accounting principles and cash earnings per share in 2008 and accretive in 2009.

        No company or transaction used in the above analyses as a comparison is identical to Cardinal, Yadkin Valley or the merger. Accordingly, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial growth and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis in and of itself does not necessarily provide meaningful comparisons.

        The Orr Group will be paid a fee of approximately $523,000, or 1.25% of the fully-diluted transaction value of $41.9 million, in connection with the proposed merger. The payment of a portion of that fee, 25%, or approximately $131,000, was paid upon signing of the merger agreement and included payment for services rendered in preparation and delivery of the fairness opinion. The remaining portion of the fee, 75%, is contingent upon consummation of the merger. Further, Cardinal has agreed to reimburse legal and other reasonable expenses and to indemnify The Orr Group and its affiliates, directors, agents, employees and controlling persons in connection with certain matters related to rendering its opinion, including liabilities under securities laws.

        THE WRITTEN OPINION OF THE ORR GROUP, LLC TO THE CARDINAL BOARD OF DIRECTORS IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. CARDINAL SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. THE ORR GROUP'S OPINION IS DIRECTED TO CARDINAL'S BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDERS OF CARDINAL AS TO HOW A SHAREHOLDER SHOULD VOTE WITH REGARD TO THE MERGER PROPOSAL. THE OPINION ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO THE HOLDERS OF CARDINAL'S COMMON STOCK.

Yadkin Valley's Reasons for the Merger; Recommendation of the Yadkin Valley Board

        In reaching its decision to adopt and approve the merger agreement, the Yadkin Valley board of directors consulted with Yadkin Valley management, as well as its legal and financial advisors, and considered a number of factors, including:

  •
  Franchise expansion along I-40/I-85 makes the Yadkin Valley franchise immediately more attractive;

  •
  Future franchising opportunities give Yadkin Valley rational access to additional good adjacent urban markets such as:

  •
  Orange/Alamance/eastern Guilford;

  •
  Eastern Durham/western Wake (Research Triangle Park, RDU Airport-Brier Creek, Morrisville, Cary);

  •
  Northern Durham/Person County;

  •
  Northern Wake/southern Granville;

  •
  Demographics surrounding Cardinal's existing offices are better than the average of Yadkin Valley's demographics based on population size and growth, median home values, household income, education, unemployment;

  •
  Efficiency and cost savings potential following the merger, creating an opportunity for better financial performance by streamlining operations and increasing size;

  •
  The opportunity to expand the range of Cardinal's revenue generating products.

  •
  Yadkin Valley's board of directors also considered projections developed by Cardinal's management for the growth of Cardinal as a stand-alone bank for the next three years. These projections reflect anticipated total assets of $196.1 million, $227.5 million, and $269.2 million for the years ending December 31, 2007, 2008, and 2009, and anticipated annual net income of $920,000, $1.25 million, and $1.67 million for 2007, 2008, and 2009. These projections are based upon a number of estimates and assumptions that are subject to significant business, economic and competitive uncertainties and contingencies, including but not limited the discussion under the heading "Risk Factors" beginning on page [    ], and other factors including but not limited to risk factors listed in Cardinal's 10-KSB.

Merger Consideration

        Each share of Cardinal common stock issued and outstanding at the effective time of the merger will be converted into the right to receive either (subject to the limitations and adjustments discussed below): (i) cash in the amount of $17.62, (ii) 0.91771 of a share of Yadkin Valley common stock, or (iii) a combination of cash and stock. In total, 58% of Cardinal's outstanding shares of common stock will be exchanged for cash and 42% of Cardinal's outstanding shares of common stock will be exchanged for shares of Yadkin Valley common stock. The aggregate amount of cash and Yadkin Valley shares of common stock received by Cardinal shareholders will be a function of the number of shares of Cardinal common stock issued and outstanding at the effective time of the merger. On the record date, Cardinal had 2,262,712 shares of common stock issued and outstanding.

        No assurance can be given that the current fair market value of Yadkin Valley common stock will be equivalent to the fair market value of Yadkin Valley common stock on the date that stock is received by a Cardinal shareholder or at any other time. The fair market value of Yadkin Valley common stock received by a Cardinal shareholder may be greater or less than the current fair market value of Yadkin Valley due to numerous market factors.

Fractional Shares

        No fractional shares of Yadkin Valley common stock will be issued to any holder of Cardinal common stock in the merger. For each fractional share that would otherwise be issued, Yadkin Valley will pay cash in an amount equal to the fraction multiplied by $17.62. No interest will be paid or accrued on cash payable in lieu of fractional shares.

Treatment of Options

        Each outstanding option to acquire Cardinal common stock granted under Cardinal's stock option plans will be converted automatically at the effective time of the merger into a fully-vested option to purchase Yadkin Valley common stock. Cardinal stock options will continue to be governed by the terms of the Cardinal stock option plan, except that:

  •
  the number of shares of Yadkin Valley common stock subject to the new Yadkin Valley option will be equal to the product of the number of shares of Cardinal common stock subject to the Cardinal stock option and the per share stock consideration, rounded down to the nearest whole share, and

  •
  the exercise price per share of Yadkin Valley common stock subject to the new Yadkin Valley stock option will be equal to the exercise price per share of Cardinal common stock under the

    Cardinal stock option divided by the per share stock consideration, rounded up to the nearest cent.

        However, the Cardinal directors have agreed to cancel, immediately prior to the effective time of the merger, options they hold for an aggregate of 156,550 shares of Cardinal common stock, in exchange for $17.62 per share less the exercise price thereof, under such options. This will include all the options held by Cardinal directors, with the exception of nonqualified options for 33,400 shares held by W. Harold Parker, Jr. and incentive stock options for 32,000 shares held by John W. Mallard, Jr. Mr. Parker and Mr. Mallard have agreed to convert these options into options to acquire Yadkin Valley common stock, as adjusted by the exchange ratio, pursuant to the merger agreement, as described above.

Exchange of Certificates

        Yadkin Valley expects to use the trust department of an unrelated bank to serve as exchange agent for the purpose of exchanging shares of Cardinal common stock for the merger consideration. As soon as reasonably practicable after the effective time of the merger, Yadkin Valley will cause the exchange agent to mail the election form together with appropriate transmittal certificates in exchange for Yadkin Valley common stock for the use in effecting the surrender and cancellation of those certificates in exchange for Yadkin Valley common stock or cash or a combination of both. Shares of Yadkin Valley common stock will be issued in uncertificated "book entry" form. Risk of loss and title to the certificates will remain with the holder until proper delivery of such certificates to the exchange agent by former Cardinal shareholders. Cardinal shareholders should not surrender their certificates for exchange until they receive the election form, a letter of transmittal and instructions from the exchange agent. After receipt of these materials from the exchange agent, except for holder exercising dissenters' rights of appraisal, each holder of shares of Cardinal common stock, issued and outstanding at the effective time, must surrender the certificate or certificates representing their shares to the exchange agent. As soon as reasonably practicable after surrender, shareholders will receive the consideration to which they are entitled to under the merger agreement, together with all undelivered dividends or distributions in respect of such shares (without interest). The exchange agent will not be obligated to deliver the consideration to which any former holder of Cardinal common stock is entitled until the holder surrenders the certificate or certificates representing his or her shares for exchange together with the properly completed election form and transmittal letter. The certificate or certificates so surrendered must be duly endorsed as the exchange agent may require. The exchange agent will not be liable to a holder of Cardinal common stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

        Yadkin Valley or its exchange agent will maintain a book entry list of the Yadkin Valley common stock to which each former Cardinal shareholder is entitled. Certificates evidencing the Yadkin Valley common stock into which the shareholder's Cardinal common stock has been converted will not be issued. Yadkin Valley's exchange agent will deliver a statement of such book entry and other information as required by law within a reasonable time following the surrender of a Cardinal certificate.

        After the effective time of the merger (and prior to the surrender of certificates of Cardinal common stock to Yadkin Valley), record holders of certificates that represented outstanding Cardinal common stock immediately prior to the effective time of the merger will have no rights with respect to the certificates other than the right to surrender the certificates and receive in exchange the aggregate number of whole shares of Yadkin Valley common stock (issued in book entry form) and the cash consideration to which the holder is entitled pursuant to the merger agreement and cash payment for any fractional shares.

        In the event that any dividend or distribution, the record date for which is on or after the effective time of the merger, is declared by Yadkin Valley on Yadkin Valley common stock, no such dividend or other distributions will be delivered to the holder of a certificate representing shares of Cardinal common stock immediately prior to the effective time of the merger until such holder surrenders such Cardinal certificate and the other documents as set forth above.

        Nonetheless, holders of certificates that represented outstanding Cardinal common stock immediately prior to the effective time of the merger will be entitled to vote after the effective time of the merger at any meeting of Yadkin Valley shareholders the number of whole shares of Yadkin Valley common stock into which such shares have been converted, even if such holder has not surrendered such certificates for exchange as set forth above.

Federal Income Tax Consequences

        The following discussion is a general summary of certain material United States federal income tax consequences of the merger to a shareholder of Cardinal that holds his shares of Cardinal common stock as a capital asset. In our discussion we refer to such a shareholder as a "holder." The discussion is based upon the Internal Revenue Code of 1986, Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to holders subject to special treatment under the Internal Revenue Code (including banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, holders that acquired their shares of Cardinal common stock pursuant to the exercise of employee stock options or otherwise as compensation, and holders who are not United States persons). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

        Each holder of Cardinal common stock is urged to consult its tax advisor with respect to the federal, state, local and foreign tax consequences of the merger based on its own particular status and circumstances.

        Consummation of the merger is conditioned upon the receipt by Cardinal and by Yadkin Valley of the opinion of Nelson Mullins Riley & Scarborough, LLP, counsel to Yadkin Valley, dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion, which is consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The tax opinion to be delivered in connection with the merger are not binding on the IRS or the courts, and neither Cardinal nor Yadkin Valley intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. If, notwithstanding such opinion of counsel, the merger does not qualify as a reorganization, the exchange of Cardinal common stock for Yadkin Valley common stock in the merger will be a taxable transaction.

        Assuming the opinion referred to above is received, the United States federal income tax consequences of the merger to a holder generally will depend on whether the holder exchanges its Cardinal common stock for cash, Yadkin Valley common stock, or a combination of cash and Yadkin Valley common stock.

        Exchange Solely for Cash.    In general, if pursuant to the merger a holder exchanges all of the shares of Cardinal common stock actually owned by it solely for cash, that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of Cardinal common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the holder's holding period with respect to the Cardinal common stock surrendered is more than one year. If, however, the holder constructively owns shares of Cardinal common stock that are exchanged for shares of Yadkin Valley common stock in the merger or owns shares of Yadkin Valley common stock actually or constructively after the merger, the consequences to that holder may be similar to the consequences described below under the heading "Exchange for Yadkin Valley Common Stock and Cash," except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of that holder's gain.

        Exchange Solely for Yadkin Valley Common Stock.    If pursuant to the merger a holder exchanges all of the shares of Cardinal common stock actually owned by it solely for shares of Yadkin Valley common stock, that holder will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of Yadkin Valley common stock (as discussed below). The aggregate adjusted tax basis of the shares of Yadkin Valley common stock received in the merger will be equal to the aggregate adjusted tax basis of the shares of Cardinal common stock surrendered for the Yadkin Valley common stock (reduced by the tax basis allocable to any fractional share of Yadkin Valley common stock for which cash is received), and the holding period of the Yadkin Valley common stock will include the period during which the shares of Cardinal common stock were held. If a holder has differing bases or holding periods in respect of its shares of Cardinal common stock, it should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Yadkin Valley common stock received in the exchange.

        Exchange for Yadkin Valley Common Stock and Cash.    If pursuant to the merger a holder exchanges all of the shares of Cardinal common stock actually owned by it for a combination of Yadkin Valley common stock and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Yadkin Valley common stock received pursuant to the merger over that holder's adjusted tax basis in its shares of Cardinal common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if the holder's holding period with respect to the Cardinal common stock surrendered is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of the holder's ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See "—Possible Treatment of Cash as a Dividend" below.

        The aggregate tax basis of Yadkin Valley common stock received by a holder that exchanges its shares of Cardinal common stock for a combination of Yadkin Valley common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Cardinal common stock surrendered for Yadkin Valley common stock and cash, reduced by the amount of cash received by the holder pursuant to the merger, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, recognized by the holder on the exchange. The holding period of the Yadkin Valley common stock will include the holding period of the shares of Cardinal common stock surrendered. If a holder has differing bases or holding periods in respect of its shares of Cardinal common stock, it should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Yadkin Valley common stock received in the exchange.

        Possible Treatment of Cash as a Dividend.    In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder's deemed percentage stock ownership of Yadkin Valley. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of Cardinal common stock solely for Yadkin Valley common stock and then Yadkin Valley immediately redeemed (the "deemed redemption") a portion of the Yadkin Valley common stock in exchange for the cash the holder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is (1)"substantially disproportionate" with respect to the holder or (2)"not essentially equivalent to a dividend."

        The deemed redemption, generally, will be "substantially disproportionate" with respect to a holder if the percentage described in (2) below is less than 80 percent of the percentage described in (1) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a holder will depend upon the holder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the holder's deemed percentage stock ownership of Yadkin Valley. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of Yadkin Valley that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Yadkin Valley that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock actually owned by the holder. As these rules are complex, each holder that may be subject to these rules should consult its tax advisor. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" if that shareholder has a relatively minor reduction in its percentage stock ownership under the above analysis.

        Cash Received in Lieu of a Fractional Share.    Cash received by a holder in lieu of a fractional share of Yadkin Valley common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the holder's aggregate adjusted tax basis of the shares of Cardinal common stock surrendered allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Cardinal common stock is more than one year.

Interests of Directors and Executive Officers of Cardinal in the Merger

        General.    Some of the employees and directors of Cardinal have financial interests in the merger in addition to their interests as shareholders of Cardinal generally. The Cardinal board of directors was aware of these financial interests and considered them, among other things, in approving the merger agreement. These interests include, among others:

  •
  Payments to the executive officers of Cardinal to induce them to terminate their existing employment agreements with Cardinal;

  •
  A new employment agreement among Cardinal, Yadkin Valley Bank and Trust Company, and John W. Mallard, Jr.;

  •
  A consulting agreement among Cardinal, Yadkin Valley Bank and Trust Company, and Wendy B. Wagner;

  •
  The appointment of Dan Hill, III and Morris L. Shambley to the board of directors of Yadkin Valley;

  •
  The appointment of the remaining current Cardinal directors to an advisory board of Yadkin Valley Bank and Trust Company and the commitment to pay advisory fees to these individuals for these services;

  •
  Proposed employee benefits for those Cardinal executive officers who become employees of Yadkin Valley or Yadkin Valley Bank and Trust Company after the merger; and

  •
  A tail directors and executive officers insurance policy for Cardinal's directors and executive officers.

        Termination of the Existing Cardinal Executive Employment Agreements.    Cardinal is a party to employment agreements with each of John W. Mallard, Jr., W. Harold Parker, Jr., A. Lewis Bass, III, and Wendy B. Wagner. As a condition to the merger, Yadkin is requiring each of these individuals to terminate these employment agreements. To induce these individuals to terminate their existing employment agreements and forego rights that they have under these agreements, Cardinal or Yadkin will pay the following amounts to the executives:

  •
  John W. Mallard, Jr.:

  •
  $351,000 in settlement of amounts that would otherwise have been owed to Mr. Mallard upon a termination of his employment following the merger. This amount shall not exceed 2.99 times Mr. Mallard's "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code. Mr. Mallard also waived the right in his employment agreement to receive any additional amounts or to receive a "gross-up" to cover taxes he would have owed under Section 280G if he had received such additional amounts.

  •
  $625,000 in exchange for Mr. Mallard's agreement to terminate his rights under his employment agreement to receive health and dental care coverage for life for himself and his spouse.

  •
  W. Harold Parker, Jr.:

  •
  $274,270 in settlement of amounts that would otherwise have been owed to Mr. Parker upon a termination of his employment following the merger. This amount shall not exceed 2.99 times Mr. Parker's "base amount", as defined in Section 280G(b)(3) of the Internal Revenue Code. Mr. Parker also waived the right in his employment agreement to receive any additional amounts or to receive a "gross-up" to cover taxes he would have owed under Section 280G if he had received such additional amounts.

  •
  $484,000 in exchange for Mr. Parker's agreement to terminate his rights under his employment agreement to receive health and dental care coverage for life for himself and his spouse.

  •
  A. Lewis Bass, III:

  •
  $280,000 in settlement of amounts that would otherwise have been owed to Mr. Bass upon a termination of his employment following the merger. This amount equals 2.00 times Mr. Bass' "base amount", as defined in Section 280G(b)(3) of the Internal Revenue Code. Mr. Bass also waived the right in his employment agreement to receive any additional amounts or to receive a "gross-up" to cover taxes he would have owed under Section 280G if he had received such additional amounts.

  •
  Wendy B. Wagner:

  •
  $231,000 in settlement of amounts that would otherwise have been owed to Ms. Wagner upon a termination of her employment following the merger. This amount equals 2.30 times Ms. Wagner's "base amount", as defined in Section 280G(b)(3) of the Internal Revenue

      Code. Ms. Wagner also waived the right in her employment agreement to receive any additional amounts or to receive a "gross-up" to cover taxes she would have owed under Section 280G if she had received such additional amounts.

Yadkin Valley has agreed to create a rabbi trust to hold the amounts due to each of these four executives.

        Mallard Employment Agreement.    Cardinal, Yadkin Valley Bank and Trust Company, and John W. Mallard, Jr. have entered into a new employment agreement that will become effective at the closing of the merger and will have a term of three years. Under this agreement, Mr. Mallard will serve as regional president of the Cardinal State Bank division of Yadkin Valley Bank and Trust Company. In addition to an annual salary of $172,800, Mr. Mallard will be reimbursed for reasonable expenses associated with the ownership of an automobile, country club and one civic club dues, and other employee benefits currently in effect for similarly situated employees. At the end of this initial term of the agreement, the agreement will automatically extend for additional one-year terms unless Yadkin Valley Bank and Trust Company gives written notice to Mr. Mallard at least 90 days prior to the end of the then current term.

        During his employment and for a period of 36 months following termination, Mr. Mallard will be prohibited from serving as an organizer, director or executive officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, another depository financial institution or holding company if such institution has an office located within a radius of 15 miles from (i) the main office of Yadkin Valley Bank and Trust Company or (ii) any branch office of Yadkin Valley Bank and Trust Company operated under Mr. Mallard's supervision. Mr. Mallard will also be prohibited from soliciting employees and customers for a period of 36 months following termination (or at any time in which he is receiving severance payments under the agreement).

        The employment agreement also provides that in the event of termination of Mr. Mallard's employment, or his resignation for "good reason," within 12 months following a change in control, Mr. Mallard will be paid an amount not to exceed 2.99 times his "base amount".

        Wagner Consulting and Noncompete Agreement.    Cardinal, Yadkin Valley Bank and Trust Company, and Wendy B. Wagner have entered into a new consulting and noncompete agreement that will become effective at the closing of the merger. Under this agreement, Ms. Wagner will provide consulting services to Yadkin Valley Bank and Trust Company for a period of at least one year, and thereafter as the parties may agree. Initially, Ms. Wagner agrees to be available to spend approximately 30 hours per week providing consulting services, with such amount decreasing to approximately 3 hours per week following the conversion of the Cardinal's data processing systems following the merger.

        During the consulting period and for a period of six months thereafter, Ms. Wagner will be prohibited from serving as an organizer, director or executive officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, another depository financial institution or holding company if such institution has an office located within a radius of 15 miles from any office of Yadkin Valley Bank and Trust Company in which she regularly works. Ms. Wagner will also be prohibited from soliciting employees and customers for a period of six months following the end of her consulting period.

        In return for Ms. Wagner's promise to remain available to provide the consulting services and her promise to comply with the restrictive covenants described above, Yadkin Valley Bank and Trust Company will pay her a retainer of $5,000 per month for a period of one year. In addition, Yadkin Valley Bank and Trust Company will pay Ms. Wagner separately for the actual consulting services she provides under the agreement. Based on her initial commitment to work approximately 30 hours per week, Ms. Wagner will be paid $9,100 per month in addition to the retainer amount described above.

Yadkin Valley Bank and Trust Company will have the discretion to decrease the number of hours to be worked by Ms. Wagner, including to zero, at any time.

        Directors.    As soon as practicable following the effective time of the merger, Yadkin Valley will appoint two present Cardinal directors, Dan Hill, III and Morris L. Shambley, to the Yadkin Valley board of directors.

        Advisory Board Service Agreements.    Following the merger, the current Cardinal directors (other than the two who will join the Yadkin Valley board of directors) will be appointed to an advisory board of Yadkin Valley Bank and Trust Company and enter into an advisory board service agreement. Under this agreement, Yadkin Valley Bank and Trust Company will pay each such former Cardinal director an advisory fee of $150 per quarterly meeting for a period of three years.

        During each individual's service as an advisory director and for a period of 12 months thereafter, each such individual will be prohibited from serving as an organizer, director or executive officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, another depository financial institution or holding company if such institution has an office located within a radius of 15 miles from any office of Yadkin Valley Bank and Trust Company in which the individual regularly works. Each such individual will also be prohibited from soliciting employees and customers for a period of 12 months following the end of this period.

        Employee Benefits.    The merger agreement generally provides that Yadkin Valley will furnish to those employees of Cardinal who become employees of Yadkin Valley or Yadkin Valley Bank and Trust Company after the effective time of the merger benefits under employee benefit plans which, when taken as a whole, are substantially similar to those currently provided by Yadkin Valley and its subsidiaries to similarly situated employees. For purposes of participation, vesting, and benefit accrual under Yadkin Valley's employee benefit plans, service with Cardinal prior to the effective time of the merger will be treated as service with Yadkin Valley or its subsidiary.

        Insurance.    Cardinal has agreed that it will purchase a policy of directors' and executive officers' liability insurance coverage for the benefit of Cardinal's directors and executive officers who are currently covered by insurance for up to six years following consummation of the merger, or such lesser period of time as can be purchased for an aggregate amount equal to three times the current annual premium.

        Stock Options.    The Cardinal directors have agreed to cancel, immediately prior to the effective time of the merger, options they hold for an aggregate of 156,550 shares of Cardinal common stock, in exchange for $17.62 per option share less the exercise price thereof under such option. These options have a weighted average exercise price per share of $11.63, and therefore the total amount to be paid in the merger for cancellation of these options will be $937,249. This includes all options held by Cardinal directors, with the exception of nonqualified options for 33,400 shares held by W. Harold Parker, Jr. and incentive stock options for 32,000 shares held by John W. Mallard, Jr. Mr. Parker and Mr. Mallard have agreed to convert these options into options to acquire Yadkin Valley common stock, as adjusted by the exchange ratio, pursuant to the merger agreement on the same terms as the other Cardinal stock options.

Recent Developments

        Restatement of the Cardinal Financial Statements.    Following execution of the merger agreement, Cardinal realized that it had not recorded a liability in 2001 with respect to its obligations under the executive employment agreements of each of John W. Mallard, Jr., and W. Harold Parker, Jr. entered into by Cardinal with Mr. Mallard and Mr. Parker on July 1, 2001. The employment agreements contained provisions whereby health and dental insurance would be provided to each officer and his spouse for the remainder of the officer's life. Cardinal has determined that under the provisions of the employment agreements, a liability should have been recorded on that date and additions to that liability should have been recorded in years subsequent to 2001. After consultation with Cardinal's independent accountants, Elliott Davis, PLLC, and based on the requirements of generally accepted accounting principles, Cardinal has concluded that a liability should have been recorded in an amount sufficient to ensure that the entire net present value of the expected future cash flows was recorded as of the date (i.e. July 1, 2001) the officers became eligible to receive the benefits under the terms of their employment agreements, which did not specify a required service period or vesting schedule. Cardinal has also concluded that additions to the initially established liability should be recorded in subsequent years.

        Cardinal's board of directors has approved the proposed restatement. In reviewing the proposed restatement with the Cardinal board of directors, Mr. Mallard and Mr. Parker generally noted that although the provisions of the agreement did not require any mitigation of Cardinal's obligations by the executives, it became their expectation and the expectation of the Cardinal personnel/compensation committee, at some point after the agreements were executed, that the insurance benefits that would be provided would be the actual costs to add each executive to his spouse's insurance policies. They also noted that the current cost of providing this insurance would be approximately $800 for each per month and their expectation was that these benefits would be provided to them in the event of a separation of employment for any reason other than for cause. However, Mr. Mallard and Mr. Parker subsequently clarified that their intent was and continues to be that, although in some circumstances each executive would be willing to be covered under his spouse's plan, each executive would have the right to receive the full insurance benefits set forth in his agreement because circumstances could arise whereby the executive could not be covered under his spouse's policy (for example, following a divorce) or would not agree to accept the spouse's coverage (for example, if the executive concluded the spouse's policy provided inferior benefits). Moreover, the executives also noted that there may be circumstances where a spouse would terminate her coverage and elect to be covered under her spouse's plan with Cardinal.

        Taking into account all these factors, Cardinal's board of directors has concluded that the clarifications of Mr. Mallard and Mr. Parker are accurate reflections of Cardinal's obligations. Consequently, Cardinal has restated its financial statements for 2001 and subsequent periods to reflect a liability of approximately $1.39 million related to its obligations under the employment agreements to provide these health care benefits. The Cardinal financial statements starting on page    reflect the changes resulting from this restatement.

Conditions to Consummation

        The obligations of Cardinal and Yadkin Valley to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including:

  •
  Holders of two-thirds of the outstanding shares of Cardinal common stock must have approved the merger proposal;

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  The required regulatory approvals described under "The Merger—Regulatory Approvals" must have been received, generally without any conditions or requirements which would, in the reasonable judgment of the board of directors of either party, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement so as to render inadvisable the consummation of the merger;

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  Each party must have received all consents (other than those described in the preceding paragraph) required for consummation of the merger and for the prevention of a default under any contract of such party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, a material adverse effect on such party, generally without any conditions or requirements which would, in the reasonable judgment of the board of directors of Yadkin Valley, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement so as to render inadvisable the consummation of the merger;

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  No court or regulatory authority may have taken any action which prohibits, restricts, or makes illegal the consummation of the transactions contemplated by the merger agreement;

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  The registration statement registering the offering of shares of Yadkin Valley common stock to be received by Cardinal shareholders, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement may have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the registration statement may have been initiated and be continuing, and all necessary approvals under federal and state securities laws relating to the issuance or trading of the shares of Yadkin Valley common stock issuable pursuant to the merger must have been received;

  •
  The other party's representations and warranties must remain accurate, and the other party must have performed all of the agreements and covenants to be performed by it pursuant to the merger agreement, and must have delivered certificates confirming satisfaction of the foregoing requirements and certain other matters;

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  The other party must not have suffered an event or change that would have a material adverse effect on such party, other than events or changes resulting from (i) changes in banking laws, (ii) generally accepted accounting principles, (iii) regulatory accounting principles generally applicable to banks, (iv) acts or omissions of Cardinal taken with the prior consent of Yadkin Valley in connection with the merger, (v) or the direct effect of compliance with the merger agreement on Cardinal including expenses incurred by Cardinal in the merger;

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  Cardinal shall have delivered to Yadkin Valley an opinion or other form of confirmation in form satisfactory to counsel for Yadkin Valley from Cardinal's special counsel, analyzing which amounts to be paid to Messrs. Mallard, Parker, and Bass and Ms. Wagner must be included in the computation of parachute payments within the meaning of Section 280G of the Internal Revenue Code;

  •
  Yadkin Valley must have received from each "affiliate" of Cardinal an agreement stating, among other things, that he or she will comply with federal securities laws when transferring any shares of Yadkin Valley common stock received in the merger (see "Proposal No. 1—The Merger—Resales of Yadkin Valley Common Stock");

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  Cardinal shall have delivered to Yadkin Valley an opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, LLP, counsel to Cardinal, in form satisfactory to counsel for Yadkin Valley;

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  Cardinal's net shareholders' equity at the time of the closing of the merger shall not be less than the amount reported in Cardinal's April 2007 month-end financial report;

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  Cardinal shall have received the opinion of the Orr Group to the effect that the consideration to be received in the merger by the holders of Cardinal common stock is fair from a financial point of view;

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  Yadkin Valley shall have delivered to Cardinal an opinion of Nelson Mullins Riley & Scarborough, LLP, counsel to Yadkin Valley, in form satisfactory to counsel for Cardinal; and

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  Each party must have received an opinion from Nelson Mullins Riley & Scarborough, LLP to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        No assurances can be provided as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

        The conditions to consummation of the merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of such party's shareholders.

Regulatory Approvals

        Cardinal and Yadkin Valley agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval from the FDIC and the North Carolina Banking Commission. Cardinal and Yadkin Valley filed these applications on July 30, 2007. These approvals were received on September 19, 2007 from the North Carolina Banking Commission and on November 30, 2007 from the FDIC.

        Other than as summarized above, we are not aware of any governmental approvals or actions that may be required for consummation of the merger. Should any other approval or action be required, we currently contemplate that the parties would seek such approval or action. To the extent that the above summary describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

When Will the Merger be Completed

        Yadkin Valley, Yadkin Valley Bank and Trust Company, and Cardinal expect to complete the merger in the first calendar quarter of 2008. However, either company may terminate the merger agreement if, among other reasons, the merger has not been completed on or before February 28, 2008, unless failure to complete the merger by that time is due to a misrepresentation, breach of warranty, or failure to fulfill a covenant by the party seeking to terminate the agreement. See "Termination of the Merger Agreement."

        On the closing date, the North Carolina Banking Commission will file articles of merger created by Yadkin Valley with the North Carolina Secretary of State merging Cardinal into Yadkin Valley Bank and Trust Company. The merger will become effective at the time stated in the articles of merger.

Representations and Warranties Made by Yadkin Valley and Cardinal in the Merger Agreement

        Yadkin Valley and Cardinal have made certain customary representations and warranties to each other in the merger agreement. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. If either party materially violates any of its representations or warranties and fails to cure such violation, the other party may terminate the merger agreement.

Termination of the Merger Agreement

        Notwithstanding the approval of the merger proposal by Cardinal's shareholders, Cardinal and Yadkin Valley may mutually agree at any time to terminate the merger agreement before completing the merger.

        Either Cardinal or Yadkin Valley may also terminate the merger agreement:

  •
  If the other party materially violates any of its representations or warranties under the merger agreement and fails to cure the violation;

  •
  If required regulatory approval is denied by final nonappealable action of such regulatory authority or if any action taken by such authority is not appealed within the time limit for appeal;

  •
  If any law or order permanently restraining, enjoining, or otherwise prohibiting the consummation of the merger shall have become final and nonappealable;

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  If Cardinal shareholder approval is not obtained at the special meeting; or

  •
  If the merger is not completed by February 28, 2008.

        Yadkin Valley may also terminate the merger agreement, if it is not in material breach of any representation, warranty, or covenant, or other agreement in the merger agreement and if the Cardinal shareholders have not approved the merger:

  •
  If the Cardinal board of directors fails to reaffirm its approval upon Yadkin Valley's request for such reaffirmation of the merger or if the Cardinal board of directors resolves not to reaffirm the merger;

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  If the Cardinal board of directors withdraws, qualifies, modifies, or proposes publicly to withdraw, qualify, or modify, its recommendation that Cardinal's shareholders approve the merger;

  •
  If the Cardinal board of directors affirms, recommends, or authorizes entering into any acquisition transaction other than the merger or, within five business days after commencement of any tender or exchange offer for any shares of its common stock, the Cardinal board of directors makes any recommendation other than against such tender or exchange offer; or

  •
  If the holders of more than 10% in the aggregate of the outstanding shares of common stock vote such share against the Agreement and Plan of Reorganization or the merger at the special meeting and exercise their dissenters' rights in accordance with Article 13 of the North Carolina Business Corporation Act.

        Cardinal may terminate the merger agreement, provided that it is not in material breach of any representation, warranty, or covenant, or other agreement in the merger agreement, if, prior to the adoption of the merger agreement by the shareholders at the special meeting:

  •
  The Cardinal board of directors has (x) withdrawn or modified or changed its recommendation or approval of the merger agreement in a manner adverse to Yadkin Valley in order to approve and permit Cardinal to accept a superior proposal and (y) determined, after consultation with and the receipt of advice from outside legal counsel to Cardinal, that the failure to take such action would be likely to result in a breach of the board of directors' fiduciary duties under applicable law; or

  •
  The closing sale price of Yadkin Valley common stock averages less than $15.36 over a 15-trading day period ending six business days prior to the scheduled closing date.

Amendment and Waiver

        To the extent permitted by law, Cardinal and Yadkin Valley, with the approval of their respective boards of directors, may amend the merger agreement by written agreement at any time without the approval of Cardinal shareholders. However, after the approval of the merger proposal by Cardinal shareholders, no amendment may decrease the consideration to be received without the further approval of Cardinal shareholders.

        Prior to or at the effective time of the merger, either Cardinal or Yadkin Valley may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of an applicable law.

Conduct of Business Pending the Merger

        Under the merger agreement, each of Yadkin Valley and Cardinal has agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of the other party, to:

  •
  operate its business only in the usual, regular, and ordinary course;

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  preserve intact its business organization and assets and maintain its rights and franchises;

  •
  take no action which would (1) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without imposition of a condition or restriction which, in the reasonable judgment of the board of directors of Yadkin Valley or Cardinal, as applicable, would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement as to render inadvisable the consummation of the merger, or (2) materially adversely affect the ability of either party to perform its covenants and agreements under the merger agreement; and

        In addition, Cardinal has agreed in the merger agreement not to take certain actions pending consummation of the merger without the prior consent of Yadkin Valley. These actions include, without limitation:

  •
  amending its articles of incorporation, bylaws, or other governing corporate instruments;

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  becoming responsible for any obligation for borrowed money in excess of an aggregate of $50,000 or allowing the imposition of a lien on any asset, except in the ordinary course of business consistent with past practices;

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  acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans) any shares (or securities convertible into any shares) of Cardinal capital stock or paying any dividend on its common stock;

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  issuing, selling, or pledging additional shares of Cardinal common stock, any rights to acquire any such stock, or any security convertible into such stock, except pursuant to the exercise of currently outstanding stock options;

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  adjusting or reclassifying any Cardinal capital stock or issuing or authorizing the issuance of any other securities in respect of, or in substitution for, shares of Cardinal common stock, or otherwise disposing of any asset other than in the ordinary course for reasonable and adequate consideration;

  •
  purchasing any securities or making any material investments in any person or otherwise acquiring direct or indirect control over any person, subject to limited exceptions;

  •
  granting any increase in compensation or benefits (with the exception of normal annual salary increases) to employees, executive officers, or directors of Cardinal, paying any bonus, entering into or amending any severance agreements with employees, executive officers, or directors of Cardinal (except as described elsewhere in this proxy statement/prospectus), or granting any increase in compensation or other benefits to directors of Cardinal;

  •
  subject to limited exceptions, adopting any new employee benefit plan or materially changing any existing plan or program;

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  making any significant change in tax or accounting methods, except for any change required by law or generally accepted accounting principles;

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  commencing any litigation other than in accordance with past practice or settling any litigation for money damages or which places material restrictions on operations;

  •
  except in the ordinary course of business, modifying, amending, or terminating any material contracts (including any loan with respect to any extension of credit with an unpaid balance exceeding $1,000,000) or waiving, releasing, or assigning any material rights or claims, or making any adverse changes in the mix, rates, terms, or maturities of Cardinal's deposits and other liabilities;

  •
  permitting its allowance for loan losses to be less than 1.10% of loans and leases and other credits, except as may be required by generally accepted accounting principles;

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  except in the ordinary course of business, entering into, modifying, amending or terminating any Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any right or claim in an amount exceeding $50,000.

  •
  except for loans or extensions of credit made on terms generally available to the public, making or increasing any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Cardinal or Yadkin Valley, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

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  restructuring or materially changing its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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  making any capital expenditures other than pursuant to binding commitments existing on the date of the merger agreement and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

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  establishing or committing to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

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  taking any action that is intended or expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger, or in any of the closing conditions not being satisfied, or in a violation of any provision of the merger agreement;

  •
  knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code;

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  permitting Cardinal's net shareholders' equity at the effective time of the merger to be less than the amount reported in Cardinal's April 2007 month-end financial report, except as may be required by generally accepted accounting principles;

  •
  taking any action or failing to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of the merger.

        Cardinal has also agreed that neither it, nor its affiliates or representatives, will solicit an acquisition proposal (generally, a tender offer or proposal for a merger, asset acquisition, or other business combination), other than the transactions contemplated by the merger agreement. Pursuant to the merger agreement, except to the extent necessary to comply with the fiduciary duties of its board of directors, neither Cardinal, nor any of its affiliates or representatives, will furnish any non-public information that it is not legally obligated to furnish, or negotiate with respect to, or enter into any contract with respect to, any acquisition proposal. However, Cardinal may communicate information about an acquisition proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. In the merger agreement, Cardinal also agreed to terminate any negotiations conducted prior to the date of the merger agreement with any other parties with respect to any of the foregoing and agreed to use its reasonable efforts to cause its representatives to comply with any of the foregoing.

Expenses and Termination Fees

        The merger agreement provides that each party will be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the merger agreement.

        The merger agreement provides for the payment of a $1,750,000 termination fee to Yadkin Valley, if either party terminates the merger agreement because:

  •
  the Cardinal board of directors fails to reaffirm its approval upon Yadkin Valley's request for such reaffirmation of the merger or the Cardinal board of directors resolves not to reaffirm the merger;

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  the Cardinal board of directors withdraws, qualifies, modifies, or proposes publicly to withdraw, qualify, or modify, in a manner adverse to Yadkin Valley, the recommendation that the shareholders approve the merger;

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  the Cardinal board of directors affirms, recommends, or authorizes entering into any acquisition transaction other than the merger or, the Cardinal board of directors makes any recommendation other than against acceptance of such tender or exchange offer;

        If Cardinal fails to promptly pay Yadkin Valley under the above described circumstances, Cardinal shall also pay Yadkin Valley its reasonable costs and expenses (including reasonable attorneys' fees) in connection with collecting such a fee.

Resales of Yadkin Valley Common Stock

        The offering of the shares of Yadkin Valley common stock to be issued to Cardinal shareholders in the merger has been registered under the Securities Act of 1933. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Yadkin Valley as that term is defined under the Securities Act.

Accounting Treatment

        The merger will be accounted for using the purchase method of accounting, with Yadkin Valley being treated as the acquiring entity for accounting purposes. Under the purchase method of accounting, the assets and liabilities of Cardinal as of the effective time will be recorded at their respective fair values and added to those of Yadkin Valley. Financial statements issued after consummation of an acquisition accounted for as a purchase would reflect such values and would not be restated retroactively to reflect the historical financial position or results of operations of Cardinal.

Rights of Dissenting Cardinal Shareholders

        Article 13 of the North Carolina Business Corporation Act sets forth the rights of the shareholders of Cardinal who object to the merger. The following is a summary of the material terms of the statutory procedures to be followed by a shareholder in order to dissent from the merger and perfect dissenters' rights under the North Carolina Business Corporation Act. A copy of Article 13 of the North Carolina Business Corporation Act is attached as Appendix B to this proxy statement/prospectus. The only rights of dissent available to Cardinal shareholders are those provided in the law. Nothing in this proxy statement/prospectus shall be deemed to create or grant any such rights.

        If you elect to exercise such a right to dissent and demand appraisal, you must satisfy each of the following conditions:

          (a)   you must give to Cardinal and Cardinal must actually receive, before the vote at the shareholders' special meeting on approval or disapproval of the merger proposal is taken, written notice of your intent to demand payment for your shares if the merger is effectuated (this notice must be in addition to and separate from any proxy or vote against the merger proposal; neither voting against, abstaining from voting, nor failing to vote on the merger proposal will constitute a notice within the meaning of the North Carolina Business Corporation Act); and

          (b)   you must not vote in favor of the merger proposal. A failure to vote or a vote against the merger proposal will satisfy this requirement. The return of a signed proxy which does not specify whether you vote in favor or against approval of the merger proposal will not constitute a waiver of your dissenters' rights. If you notify Cardinal that you intend to dissent, a vote cast in favor of the merger proposal by the holder of the proxy will not disqualify you from demanding payment for your shares.

        If the requirements of (a) and (b) above are not satisfied and the merger proposal becomes effective, you will not be entitled to payment for your shares under the provisions of Article 13 of the North Carolina Business Corporation Act.

        If you are a dissenting Cardinal shareholder, any notices should be addressed to Cardinal State Bank, 3710 University Drive, Suite 100 Durham, North Carolina 27707, Attention John W. Mallard, Jr., or W. Harold Parker, Jr.. The notice must be executed by the holder of record of the shares of Cardinal common stock as to which dissenters' rights are to be exercised. A beneficial owner may assert dissenters' rights only if he dissents with respect to all shares of Cardinal common stock of which he is the beneficial owner. With respect to shares of Cardinal common stock which are owned of record by a voting trust or by a nominee, the beneficial owner of such shares may exercise dissenters' rights if such beneficial holder also submits to Cardinal the name and address of the record shareholder of the shares, if known to him. A record owner, such as a broker, who holds shares of Cardinal common stock as a nominee for others may exercise dissenters' rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner, provided such record owner dissents with respect to all Cardinal common stock beneficially owned by any one person. In such case, the notice submitted by the broker as record owner must set forth the name and address of the shareholder who is objecting to the merger proposal and demanding payment for such person's shares.

        If you properly dissent and the merger proposal is approved, Cardinal must mail by registered or certified mail, return receipt requested, a written dissenters' notice to you. This notice must be sent no later than 10 days after the shareholder approval of the merger proposal. The dissenters' notice will state where your payment demand must be sent, and where and when certificates for shares of Cardinal common stock must be deposited; supply a form for demanding payment; set a date by which Cardinal must receive your payment demand (not fewer than 30 days nor more than 60 days after the dissenters' notice is mailed and which must not be earlier than 20 days after the demand date); and include a copy of Article 13 of the North Carolina Business Corporation Act.

        If you receive a dissenters' notice, you must demand payment and deposit your share certificates in accordance with the terms of the dissenters' notice. If you demand payment and deposit your share certificates, you retain all other rights of a shareholder until these rights are canceled or modified by the merger. If you do not demand payment or deposit your share certificates where required, each by the date set in the dissenters' notice, you are not entitled to payment for your shares under the North Carolina Business Corporation Act.

        Within 30 days after receipt of your demand for payment, Cardinal is required to pay you the amount it estimates to be the fair value of your shares, plus interest accrued from the effective date of the merger to the date of payment. The payment must be accompanied by:

  •
  Cardinal's most recent available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any;

  •
  an explanation of how Cardinal estimated the fair value of the shares;

  •
  an explanation of the interest calculation;

  •
  a statement of the dissenters' right to demand payment (as described below); and

  •
  a copy of Article 13 of the North Carolina Business Corporation Act.

        If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, Cardinal must return your deposited certificates and release the transfer restrictions imposed on uncertificated shares. If after returning your deposited certificates and releasing transfer restrictions, the merger is consummated, Cardinal must send you a new dissenters' notice and repeat the payment demand procedure.

        Demand for Payment.    You may, however, notify Cardinal in writing of your own estimate of the fair value of your shares and amount of interest due, and demand payment of the excess of your estimate of the fair value of your shares over the amount previously paid by Cardinal if:

          (a)   you believe that the amount paid is less than the fair value of Cardinal common stock or that the interest is incorrectly calculated;

          (b)   Cardinal fails to make payment of its estimate of fair value to you within 30 days after receipt of a demand for payment; or

          (c)   the merger not having been consummated, Cardinal does not return your deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        You waive the right to demand payment unless you notify Cardinal of your demand in writing within 30 days of Cardinal's payment of its estimate of fair value (with respect to clause (a) above) or Cardinal's failure to perform (with respect to clauses (b) and (c) above). If you fail to notify Cardinal of your demand within such 30-day period, you shall be deemed to have withdrawn your shareholder's dissent and demand for payment.

        Appraisal Proceeding.    If your demand for payment remains unsettled, Cardinal must commence a proceeding within 60 days after receiving the demand for additional payment by filing a complaint with the Durham County General Court of Justice, Superior Court Division, to determine the fair value of the shares and accrued interest. If Cardinal does not commence the proceeding within such 60-day period, Cardinal shall pay you the amount you demanded.

        The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs as it finds equitable. The proceeding is to be tried as in other civil actions; however, you will not have the right to a trial by jury. The court may also assess the fees and expenses of counsel and expenses for the respective parties, in the amounts the court finds equitable: (a) against Cardinal if the court finds that it did not comply with the statute; or (b) against Cardinal or you, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the services of counsel for you were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Cardinal, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. If Cardinal failed to commence an appraisal proceeding within 60 days, the court shall assess the costs of the proceedings and the fees and expenses of counsel for Cardinal.

        The summary set forth above does not purport to be a complete statement of the provisions of the North Carolina Business Corporation Act relating to the rights of dissenting shareholders and is qualified in its entirety by reference to the applicable sections of the North Carolina Business Corporation Act, which are included as Appendix B to this proxy statement/prospectus. If you intend to exercise your dissenters' rights, you are urged to carefully review Appendix B and to consult with legal counsel so as to be in strict compliance therewith.

DESCRIPTION OF YADKIN VALLEY CAPITAL STOCK

General

        As of September 30, 2007 there were 10,572,849 shares of Yadkin Valley common stock issued, 525,455 shares were reserved for issuance pursuant to outstanding options, or options available for future issuance, and no shares of Yadkin Valley preferred stock were issued and outstanding. Following reorganization as a holding company on July 1, 2006, the Board of Directors of Yadkin Valley Financial Corporation approved stock repurchases of up to 100,000 shares. Shares purchases under the 2006 plan were ended in June 2007 when the limit was reached. The average price of all 2006 plan repurchases was $17.24 per share. On May 24, 2007, the Board approved another plan to repurchase up to 100,000 shares, and during the third quarter of 2007 Yadkin Valley purchased 57,489 shares at an average cost of $17.43 per share. Under the 2007 plan, Yadkin Valley has repurchased a total of 57,601 shares at an average price of $17.43 per share. Since September 30, 2007, Yadkin Valley purchased an additional 13,680 shares for a total number of shares of 10,560,467 as of January 10, 2008.

        In the future, the authorized but unissued and unreserved shares of Yadkin Valley common stock will be available for issuance for general purposes, including, but not limited to, possible issuance as stock dividends or stock splits, future mergers or acquisitions, or future private placements or public offerings. Except as may be required to approve a merger or other transaction in which the additional authorized shares of Yadkin Valley common stock would be issued, no shareholder approval will be required for the issuance of those shares. See section entitled "Comparative Rights of Yadkin Valley and Cardinal Shareholders" for a discussion of the rights of the holders of Yadkin Valley common stock as compared to the holders of Cardinal common stock.

Common Stock

        General.    Each share of Yadkin Valley common stock has the same relative rights as, and is identical in all respects to, each other share of Yadkin Valley common stock.

        Dividend Rights.    The holders of common stock of Yadkin Valley are entitled to receive and share equally in any dividends as may be declared by the board of directors of Yadkin Valley out of funds legally available for the payment of dividends. The payment of dividends by Yadkin Valley is subject to limitations imposed by law and applicable regulations. The Federal Reserve Board generally prohibits bank holding companies from paying dividends except out of operating earnings and unless the prospective rate of earnings retention appears consistent with the holding company's capital needs, asset quality, and overall financial condition. Notwithstanding the above, as a holding company that does not, as an entity, currently engage in separate business activities of a material nature, the ability of Yadkin Valley to pay dividends to the holders of shares of Yadkin Valley common stock will be completely dependent upon the amount of cash dividends its subsidiary, Yadkin Valley Bank and Trust Company, is permitted to pay to Yadkin Valley and management fees paid by its subsidiary to Yadkin Valley. Under state and federal law, no cash dividend may be paid by Yadkin Valley Bank and Trust

Company to Yadkin Valley if Yadkin Valley Bank and Trust Company is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by the bank if it is in default of any deposit insurance assessment due to the FDIC. Yadkin Valley must pay its operating expenses from funds received from Yadkin Valley Bank and Trust Company. Therefore, shareholders may receive cash dividends from Yadkin Valley only to the extent that funds are available after payment of operating expenses. In addition, the Federal Reserve Board generally prohibits bank holding companies from paying cash dividends except out of operating earnings, provided that the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition. As a North Carolina corporation, Yadkin Valley's payment of cash dividends is also subject to the restrictions under the North Carolina Business Corporation Act. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after paying such a cash dividend or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights.

        Voting Rights.    Each share of Yadkin Valley common stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. Currently, the board of directors of Yadkin Valley is comprised of 12 directors. Following the consummation of the merger, the board will be increased to 14 directors. The new directors will be former Cardinal directors, Dan Hill, III, and Morris L. Shambley. Shareholders of Yadkin Valley are not entitled to cumulate their votes for the election of directors.

        Liquidation Rights.    In the event of any liquidation, dissolution, or winding up of Yadkin Valley, the holders of shares of Yadkin Valley common stock will be entitled to receive, after payment of all debts and liabilities of Yadkin Valley, all remaining assets of Yadkin Valley available for distribution in cash or in kind. If Yadkin Valley issued preferred stock, the holders of preferred stock may have priority over the holders of common stock in the event of liquidation or dissolution.

        No Preemptive Rights; Redemption and Assessment.    Holders of shares of Yadkin Valley common stock are not entitled to preemptive rights with respect to any shares that may be issued. Yadkin Valley common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and non-assessable.

Preferred Stock

        Yadkin Valley may issue preferred stock with such designations, powers, preferences, and rights as Yadkin Valley's board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation, and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. None of the shares of the authorized preferred stock will be issued in connection with the merger and there are no current plans to issue preferred stock.

Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects

        Yadkin Valley's articles of incorporation and bylaws contain provisions that could make an acquisition of Yadkin Valley by means of a tender offer, proxy contest, or otherwise more difficult. Certain provisions will also render the removal of the incumbent board of directors or management of Yadkin Valley more difficult. These provisions may have the effect of deterring or defeating a future takeover attempt that is not approved by Yadkin Valley's board of directors, but which Yadkin Valley shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. See "Comparative Rights of

Yadkin Valley and Cardinal Shareholders" below for more information. This description is only a summary and does not provide all of the information contained in Yadkin Valley's articles of incorporation and bylaws. See "Additional Information" as to where to obtain a copy of these documents.

Transfer Agent and Registrar

        The transfer agent and registrar for Yadkin Valley's common stock is First Citizens Bank.

Information about Surviving Company's Directors

        Yadkin Valley and Yadkin Valley Bank will maintain the same management and directors whose biographical and financial information is incorporated by reference to Yadkin Valley's annual report on Form 10-K for the year ended December 31, 2006, except for the addition of two directors from Cardinal's board of directors, Dan Hill, III and Morris L. Shambley.

  •
  Dan Hill, III (62) has been a director of Cardinal since 2001. He has also served as Cardinal's chairman of the board of directors since 2004. He has been a partner with Hill, Chesson & Woody in Chapel Hill, NC since 1971 as an insurance broker. He is also a stockholder of 1st Insurance Services, Inc. in Durham North Carolina since 2004. In lieu of cash compensation, Mr. Hill has received 11,000 Cardinal stock options as compensation for his services as a Cardinal director, 7,500 of which were granted October 2, 2001, 1,750 of which were granted June 1, 2005, and 1,750 of which were granted June 27, 2006.

  •
  Morris L. Shambley (66) has been a director of Cardinal since 2006. He has been co-owner and president of Shambley Farms, Inc. in North Carolina since 1968. In lieu of cash compensation, Mr. Shambley has received 750 Cardinal stock options as compensation for his services as a Cardinal director, which were granted September 5, 2006.

COMPARATIVE RIGHTS OF YADKIN VALLEY AND CARDINAL SHAREHOLDERS

General

        Yadkin Valley is a North Carolina corporation subject to the provisions of the North Carolina Business Corporation Act. Cardinal is a North Carolina chartered commercial bank subject to the banking laws of North Carolina and, when not inconsistent with the banking laws of North Carolina or the business of banking, Cardinal is subject to the North Carolina Business Corporation Act. If the merger is completed, the holders of shares of Cardinal common stock converted into Yadkin Valley common stock, whose rights are currently governed under Cardinal's articles of incorporation and bylaws and portions of both the North Carolina banking laws and the North Carolina Business Corporation Act, will have rights determined exclusively by the North Carolina Business Corporation Act and by Yadkin Valley's articles of incorporation and bylaws.

        The following is a summary of the material differences between the rights of holders of Yadkin Valley common stock and the rights of holders of Cardinal common stock. This summary does not purport to be a complete description of the differences between the rights of Yadkin Valley shareholders and Cardinal shareholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. These differences may be determined in full by reference to the Yadkin Valley articles of incorporation, the Cardinal articles of incorporation, the Yadkin Valley bylaws, and the Cardinal bylaws. You can obtain copies of these governing documents, without charge, by contacting either Yadkin Valley or Cardinal, as applicable.

Authorized Capital Stock

  Cardinal

        Cardinal is authorized to issue 10,000,000 shares of common stock, par value $5.00 per share, of which 2,262,712 shares were issued and outstanding as of the date of this proxy statement/prospectus, and 1,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. Cardinal's articles of incorporation provide that shareholders do not have a preemptive right to acquire authorized and unissued shares of Cardinal. If the capital of Cardinal becomes impaired and its surplus and undivided surplus are insufficient to make good such impairment, the holders of Cardinal's shares may be assessed an amount sufficient to cover such impairment.

  Yadkin Valley

        Yadkin Valley is authorized to issue 20,000,000 shares of common stock, par value $1.00 per share, of which 10,640,819 shares were issued and outstanding as of the date of this proxy statement/prospectus, and 1,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. Yadkin Valley's shareholders do not have preemptive rights. Yadkin Valley's shares of common stock are not assessable.

Size of Board of Directors

  Cardinal

        Cardinal's bylaws provide that its board must consist of not less than nine directors and no more than 21, with the exact number fixed by the board of directors. The Cardinal board of directors currently has 12 members.

  Yadkin Valley

        Yadkin Valley's bylaws provide that the board must consist of not less than five directors and no more than 15 directors, with the exact number fixed by the board of directors. Yadkin Valley's board of directors is currently comprised of 12 persons.

Classification of Directors

  Cardinal

        Cardinal's bylaws divide the board of directors into three classes of directors, with each class being as nearly equal in number as possible and with each class being elected to a staggered three-year term.

  Yadkin Valley

        Yadkin Valley does not have a staggered board of directors. All directors serve a one-year term.

Election of Directors

  Cardinal

        Cardinal's bylaws provide that the directors shall be elected at the annual meeting of shareholders at which a quorum is present with those persons receiving the highest number of votes deemed to have been elected.

  Yadkin Valley

        Yadkin Valley's bylaws also provide that the directors shall be elected at the annual meeting of the shareholders where a quorum is present, with the persons receiving the highest number of votes to be the elected directors.

Removal of Directors

  Cardinal

        Cardinal's articles of incorporation provide that any director may be removed by shareholders only for cause whenever the number of votes cast in favor of removal exceeds the number against such removal, except that if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director.

  Yadkin Valley

        Yadkin Valley's bylaws provide that any director may be removed from office at any time with or without cause by a vote of shareholders whenever the number of votes cast in favor of removal of the director exceeds the number of votes cast against such removal.

Filling Vacancies on the Board of Directors

  Cardinal

        Cardinal's bylaws provide if a vacancy occurs in the Board for any reason either the shareholders or the remaining members of the Board may fill the vacancy. If the remaining directors do not constitute a quorum of the Board, the directors may fill the vacancy by the affirmative vote of a majority of the remaining directors or by the sole remaining director. If the vacant directorship was held by a director elected by a voting group, only the remaining directors or director by that voting group or the holders of shares of that voting group are entitled to fill the vacancy. The term of a director elected to fill a vacancy expires at the next meeting of shareholders at which directors are elected.

  Yadkin Valley

        Yadkin Valley's bylaws provide that a vacancy in the Board created by an increase in the authorized number of directors shall be filled only by election at an annual meeting of shareholders or at a special meeting of shareholders called for that purpose. Any vacancy in the Board created other than by an increase in the authorized number of directors may be filled by a majority of the remaining directors, even though less than a quorum, or by the sole remaining director. Yadkin Valley's board of directors will amend the bylaws, effective upon the closing of the merger, to allow the board to fill vacancies created by an increase in the authorized number of the board of directors. The shareholders may elect a director at any time to fill any vacancy not filled by the directors. In the event of the resignation of a director to take effect at a future date either the Board or the shareholders, at any time after tender of such resignation, may elect a successor to such director to take office as of the effective date of such resignation. Any director elected to fill a vacancy shall be elected for the unexpired term of his predecessor.

Nomination of Director Candidates

  Cardinal

        Cardinal's articles of incorporation provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors by giving written notice to the secretary of Cardinal at least 120 days prior to the annual meeting of shareholders at which directors are to be elected.

  Yadkin Valley

        Yadkin Valley's bylaws provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors by giving written notice to the secretary of Yadkin Valley not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting, except that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by any shareholder must also be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Shareholder Action Without Meeting

  Cardinal

        Under the North Carolina Business Corporation Act, any action required or permitted to be taken by shareholders at a meeting may be taken without a meeting if a written consent describing the action to be taken is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

  Yadkin Valley

        Yadkin Valley's organizational documents do not alter the default rules under the North Carolina Business Corporation Act, so shareholder action without a meeting would require the written consent of all of the shareholders entitled to vote with respect to the subject matter thereof.

Calling Meetings of Shareholders

  Cardinal

        Cardinal bylaws provide that special meetings of shareholders may be called at any time for any purpose by the chairman of the board, the president, or the secretary at the request of the board of directors.

  Yadkin Valley

        Yadkin Valley's bylaws provide that special meetings of shareholders may be called at any time for any purpose by the chairman of the board, the president, the secretary, or the board of directors.

Indemnification of Directors, Executive Officers, and Employees

  Cardinal

        Cardinal's bylaws provide that Cardinal shall indemnify current or former directors against liability, including litigation expenses and reasonable attorneys' fees, for their actions in their capacity as a director except when the director's activities were at the time of action known or believed by such director to be clearly in conflict with the best interests of Cardinal.

  Yadkin Valley

        Yadkin Valley's bylaws provide that Yadkin Valley shall indemnify, to the fullest extent provided by law, current or former directors against liability for their actions in their capacity as a director except when the director's activities were at the time of action known or believed by such director to be clearly in conflict with the best interests of Yadkin Valley.

Limitation of Liability for Directors

        Cardinal's articles of incorporation provide that a director's liability is eliminated or limited to the fullest extent permitted by North Carolina banking law. The North Carolina Commissioner of Banks has issued a ruling limiting the instances in which such a limitation of liability is permissible. Yadkin Valley's articles of incorporation provide that a director's liability is eliminated or limited to the fullest extent permitted by North Carolina corporate law.

Amendment to Articles of Incorporation

  Cardinal

        North Carolina banking law provides that a banking corporation may amend its articles of incorporation if the board of directors proposes the amendment to the shareholders, and the amendment receives the requisite shareholder approval and the approval of the North Carolina Commissioner of Banks. Unless a corporation's articles of incorporation or bylaws adopted by shareholders provide otherwise, amendments must be approved by a majority of all votes entitled to be cast on the matter, and, if applicable, a majority of the votes entitled to be cast on the matter within each voting group entitled to vote as a separate voting group on the amendment and a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights. Cardinal's articles and bylaws do not alter the default provisions of North Carolina law.

  Yadkin Valley

        North Carolina law provides that a corporation may amend its articles of incorporation if the board of directors proposes the amendment to the shareholders, and the amendment receives the requisite shareholder approval. Unless a corporation's articles of incorporation or bylaws approved by the shareholders provide otherwise, amendments must be approved by a majority of all votes entitled to be cast on the matter, and, if applicable, a majority of the votes entitled to be cast on the matter within each voting group entitled to vote as a separate voting group on the amendment and a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights. Yadkin Valley's articles and bylaws do not alter the default provisions of North Carolina law.

Amendment to Bylaws

  Cardinal

        Cardinal's bylaws provide that the board of directors may amend the bylaws by vote, except to the extent otherwise provided by law. No bylaw adopted, amended, or amended by the shareholders shall be readopted, amended, or repealed by the board of directors unless specifically authorized by the shareholders to do so. Shareholders may amend the bylaws even though the bylaws also may be amended or repealed by the board of directors.

  Yadkin Valley

        According to Yadkin Valley's bylaws, the board of directors may amend the bylaws upon the affirmative vote of a majority of directors at any regular or special board meeting. Shareholders may amend the bylaws at any annual meeting or at a special meeting called for such purpose, and bylaws adopted by the directors may be altered or repealed by the shareholders. No bylaw adopted or amended by the shareholders can be altered or repealed by the board, unless specific authority to do so has been provided by the shareholders.

Shareholder Vote on Fundamental Issues

  Cardinal

        Under North Carolina banking law, a plan of merger must be approved by the affirmative vote of the holders of at least two-thirds of the votes of all shareholders.

        Under North Carolina banking law, a bank may go into voluntary liquidation and be closed, and may surrender its charter and franchise as a corporation by the affirmative vote of the holders of at least two-thirds of the votes of all shareholders.

  Yadkin Valley

        Under North Carolina corporate law, a plan of merger must generally be approved by the affirmative vote of the holders of a majority of the votes entitled to be cast on the plan regardless of the class or voting group to which the shares belong, and a majority of the votes entitled to be cast on the plan within each voting group entitled to vote as a separate voting group on the plan. A corporation's articles of incorporation may require a higher vote for approval. Yadkin Valley's articles of incorporation do not alter the default rules of North Carolina corporate law.

        Under North Carolina law, to authorize the sale, lease, exchange, or other disposition of all or substantially all of the property of a corporation, other than in the usual and regular course of business, or to voluntarily dissolve the corporation, North Carolina law requires the affirmative vote of a majority of all the votes entitled to be cast on the transaction. A corporation's articles of incorporation may require a higher vote for approval. Yadkin Valley's articles of incorporation do not alter the default rules of North Carolina law.

Control Share Acquisition Provisions

  Cardinal

        North Carolina law contains provisions that, under certain circumstances, would preclude an acquiror of the shares of a North Carolina corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting rights with respect to such shares unless a majority in interest of the disinterested shareholders of the corporation votes to accord voting power to such shares.

        The legislation provides that, if authorized by the articles of incorporation or bylaws prior to the occurrence of a control share acquisition, the corporation may redeem the control shares for their fair value if the acquiring person has not complied with certain procedural requirements (including the filing of an "acquiring person statement "with the corporation within 60 days after the control share acquisition) or if the control shares are not accorded full voting rights by the shareholders.

  Yadkin Valley

        Yadkin Valley has specifically opted out of coverage of the control share acquisition provisions of North Carolina law.

Shareholder Protection Statute

  Yadkin Valley

        The North Carolina Shareholder Protection Act requires that certain business combinations with existing shareholders either be approved by a supermajority of the other shareholders or meet certain "fair price" requirements; the statute allows corporations to opt-out in their bylaws, if they prefer. Yadkin Valley has not opted out of the North Carolina Shareholder Protection Act. However, the requirements of the North Carolina Shareholder Protection Act do not apply with respect to the merger.

  Cardinal

        Cardinal has not opted out of the North Carolina Shareholder Protection Act, and therefore it continues to apply. However, the requirements of the North Carolina Shareholder Protection Act do not apply with respect to the merger.

Cardinal Annual Meeting

        If the merger is approved by the shareholders, Cardinal does not intend to hold an annual meeting of shareholders in 2008. However, if the merger is not approved by the shareholders or is not completed by June 30, 2008, Cardinal will hold an annual meeting as soon as it may conveniently do so. As soon as a date for such meeting is set, Cardinal will notify shareholders of the meeting date and the dates by which any shareholder proposals must be received for inclusion, if otherwise appropriate, in Cardinal's proxy statement and form of proxy relating to that meeting and for determining whether proxies solicited by management of Cardinal may be voted on any shareholder proposal in the discretion of the designated proxy agents.

        Any shareholder proposal to be made at our 2008 annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered to our principal executive office not less than 30 nor more than 60 days before the annual meeting provided, however, that if less than 31 days' notice of the meeting is given to the shareholders, such written notice must be delivered no later than 10 days after notice of the annual meeting is mailed to shareholders.

PROPOSAL NO. 2—AUTHORIZATION TO ADJOURN

        At the special meeting, shareholders of Cardinal are being asked to consider and vote on a proposal to authorize management to adjourn the meeting to allow time for the further solicitation of proxies if there are insufficient votes present at the meeting, in person or by proxy, to approve the merger.

THE BOARD OF DIRECTORS OF CARDINAL RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AUTHORIZE MANAGEMENT TO ADJOURN THE SPECIAL MEETING OF SHAREHOLDERS TO ALLOW TIME FOR THE FURTHER SOLICITATION OF PROXIES TO APPROVE THE MERGER AGREEMENT.

INFORMATION ABOUT CARDINAL

General

        Cardinal is a North Carolina banking corporation that commenced operations in June 2001. Cardinal operates for the primary purpose of serving the banking needs of individuals, and small to medium-sized businesses in its market areas. Cardinal offers a range of banking services including checking and savings accounts, commercial, consumer, mortgage and personal loans, and other associated financial services. Cardinal's executive office is located at 3710 University Drive, Suite 100, Durham, North Carolina 27707. Cardinal operates three full-service banking offices in Durham, North Carolina and one full-service banking office in Hillsborough, North Carolina.

Primary Market Area

        Cardinal's primary market area consists of Durham and Orange Counties in North Carolina. This primary market area has a population of over 350,000 with an average household income of over $45,000. Total deposits in the primary market area exceeded $5.0 billion as of June 2006. The leading economic components of Durham and Orange Counties are services, manufacturing, and retail trade. The largest employers in the primary market area are Duke University and its Medical Center, The University of North Carolina at Chapel Hill and Memorial Hospital, IBM, Nortel, GlaxoSmithKline, and the Durham Public School System.

Properties

        Cardinal's administrative and operations office and its commercial lending office are housed in a 12,000 square foot leased facility located at 3710 University Drive, Suite 100, Durham, NC 27707. Cardinal owns two of its full-service branch offices located in a 3,300 square foot facility at 5309 Highgate Drive, Durham, NC 27713 and a 4,300 square foot facility at 115 East Carver Street, Durham, NC 27704. Cardinal has a ground lease for its third full-service branch in Durham located in a 2,400 square foot facility at 3400 Westgate Drive, Durham, NC 27707. Cardinal's fourth full-service branch office in Hillsborough is located in an 850 square foot leased facility at 100 South Churton Street, Hillsborough, NC 27278.

Competition

        Commercial banking in North Carolina is extremely competitive in large part due to a long history of statewide branching. Cardinal competes in its market areas with some of the largest banking organizations in the state and the country as well as other financial institutions, such as federally and state-chartered savings and loan institutions and credit unions, and consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit. Many of Cardinal's competitors have broader geographic markets and higher lending limits and are able to provide more services and make greater use of media advertising. As of June 30, 2006, Cardinal's market area had 100 offices of 15 different commercial and savings institutions (sixty-eight in Durham County and thirty-two in Orange County).

        The enactment of legislation authorizing interstate banking has caused great increases in the size and financial resources of some of Cardinal's competitors. In addition, as a result of interstate banking, out-of-state commercial banks have acquired North Carolina banks and heightened the competition among banks in North Carolina.

        Despite the competition in its market areas, Cardinal believes that it has certain competitive advantages that distinguish it from its competition. Cardinal believes that its primary competitive advantages are its strong local identity and affiliation with the community and its emphasis on providing specialized services to small and medium-sized business enterprises, as well as professional and upper-income individuals. Cardinal offers customers modern, high-tech banking without forsaking community values such as prompt and friendly personal service. Cardinal offers many personalized services and commits itself to being responsive and sensitive to customers' individualized needs. Cardinal also relies on goodwill and referrals from shareholders and satisfied customers, as well as traditional media to attract new customers. To enhance a positive image in the community, Cardinal supports and participates in local events and its executive officers and directors serve on boards of local civic and charitable organizations.

Employees

        Cardinal currently employs 36 full-time employees and 1 part-time employee. None of Cardinal's employees are covered by a collective bargaining agreement.

Legal Proceedings

        Cardinal is from time to time party to various legal proceedings arising from the ordinary course of business. However, as of the date hereof, management was not aware of any material legal proceedings.

Share Ownership of Principal Shareholders, Management, and Directors of Cardinal

        As of December 31, 2007, the only shareholder known to management to beneficially own more than 5% of Cardinal's common stock was Wellington Management Company, LLP, of Boston, Massachusetts, who beneficially owns 202,000 shares (8.85% of shares outstanding).

        As of December 31, 2007, the beneficial ownership of Cardinal's common stock, by directors individually, by executive officers individually, and by directors and executive officers as a group, was as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)(2)		PERCENT OF CLASS(3)
John Peter Anlyan Durham, NC	13,795	(4)	.60
John P. Evans, Ph.D. Chapel Hill, NC	21,125.92
Tracey G. Goetz Durham, NC	2,050.09
Ted N. Griffin Durham, NC	28,250		1.23
Stephen W. Harris Durham, NC	47,125		2.06
Dan Hill, III Durham, NC	54,563		2.38
Joseph T. Jordan, Jr. Raleigh, NC	16,250.71
Jay E. Klompmaker, Ph.D. Chapel Hill, NC	19,217.84
John W. Mallard, Jr. Durham, NC	83,400		3.54
W. Harold Parker, Jr. Durham, NC	100,900	(4)	4.30
Morris L. Shambley Efland, NC	12,153	(4)	.53
W. L. Douglas Townsend, Jr. Durham, NC	12,825.56
A. Lewis Bass, III Durham, NC	21,300.93
Wendy B. Wagner Durham, NC	300.01
All Directors and Executive Officers as a group (14 persons)	433,253		17.20

    (1)
    Except as otherwise noted, to the best knowledge of Cardinal's management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Anlyan—76 shares and Mr. Harris—2,000 shares.

    (2)
    Messrs. Anlyan, Griffin and Jordan each have 9,250 vested stock options. Messrs. Evans, Harris and Klompmaker each have 10,125 vested stock options. Ms. Goetz has 1,050 vested stock options. Mr. Hill has 10,563 vested stock options. Mr. Mallard and Mr. Parker have 73,400 and 65,400 vested stock options, respectively. Mr. Shambley has 562 vested stock options. Mr. Townsend has 9,625 vested stock options. Mr. Bass and Ms. Wagner have 18,300 and 0 vested stock options, respectively. All directors and executive officers as a group have 237,025 vested stock options.

    (3)
    The calculation of the percentage of class beneficially owned by each individual and the group is based, in each case, on 2,282,112 outstanding shares of common stock and options to purchase common stock capable of being exercised by the individual or group within 60 days of December 31, 2007.

    (4)
    Includes 2,153 shares owned by Mr. Anlyan's spouse, 500 shares owned by Mr. Parker's spouse and 1 share owned by Mr. Shambley's spouse.

Market Prices on Cardinal Common Stock

        Cardinal's common stock began trading on the NASDAQ Capital Market on May 18, 2004 under the ticker symbol "CSNC". As of the record date, Cardinal common stock was held by approximately 909 shareholders of record. The table below sets forth the quarterly high and low sales prices of Cardinal's common stock:

	High	Low
2007:
First Quarter	$13.95	$11.46
Second Quarter	16.97	12.00
Third Quarter	16.92	15.15
Fourth Quarter	16.65	11.42
2006:
First Quarter	12.94	12.19
Second Quarter	13.90	12.45
Third Quarter	12.75	12.00
Fourth Quarter	12.82	11.78
2005:
First Quarter	13.99	11.25
Second Quarter	13.05	11.00
Third Quarter	13.01	11.75
Fourth Quarter	13.06	11.55

Equity Compensation Plans

        The following table sets forth information about shares of Cardinal's common stock that may be issued upon the exercise of options under Cardinal's 2001 Nonstatutory Stock Option Plan and 2001 Incentive Stock Option Plan as of December 31, 2007.

Cardinal Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average of Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	149,000 (incentive) 173,950 (nonstatutory)	$11.61 11.85	56,220 52,170
Equity compensation plans not approved by security holders	—	—	—

Total	322,950	$11.74	103,390

Management's Discussion and Analysis of Results of Operations and Financial Condition as of and for the Three and Nine Month Periods Ended September 30, 2007 and 2006.

        Management's discussion and analysis is intended to assist readers in the understanding and evaluation of the financial condition and results of operations of Cardinal as of and for the periods ended September 30, 2007 and 2006. This discussion should be read in conjunction with the Cardinal's audited financial statements and related footnotes. This discussion may contain certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of Cardinal that are subject to various factors which could cause actual results to differ materially from those estimates. Factors, which could influence the estimates, include changes in national, regional and local market conditions, legislative and regulatory conditions, and the interest rate environment.

Comparison of Financial Condition at September 30, 2007 and December 31, 2006

        Total assets increased by $10.2 million or 5.4% to $199.7 million at September 30, 2007 from $189.5 million at December 31, 2006. This increase was substantially due to an increase in total deposits. Growth in money market and time deposits of $17.6 million was partially offset by a decline in demand-noninterest bearing, savings and NOW accounts deposits of $10.3 million. The net resulting increase came from more expensive time deposits continuing recent trends in Cardinal's primary funding source. This increase in funding was primarily deployed in federal funds sold and the investment security portfolio which increased by $9.4 million and $.5 million, respectively. The loan portfolio increased slightly by $.5 million to $154.9 million. The decreased growth in the loan portfolio when compared to Cardinal's past performance continues a trend which began during 2006. This is a result of decreasing demand, qualitative issues regarding recent loan requests, competition and other national and regional economic factors.

Liquidity, Interest Rate Sensitivity and Market Risk

        Cardinal remains in a solid liquidity position as indicated by federal funds sold and time deposits in other banks which totaled $19.9 million and $15.5 million, respectively, at September 30, 2007. Cardinal's loan to deposit ratio was 92.1% at September 30, 2007, compared to 96.0% at December 31, 2006. Off balance sheet liquidity in the form of available credit lines with correspondent banks is considered more than adequate to meet anticipated funding needs, including outstanding loan commitments.

        Management continues to assess internal rate risk internally and by using outside sources. At September 30, 2007, Cardinal's balance sheet was asset sensitive on a cumulative basis for one year meaning that more interest earning assets than interest bearing liabilities will be repricing over this time period as market interest rates change. As interest rates decline, this will have a negative impact on Cardinal's interest rate spread and net interest margin and resulting net interest income and profitability.

        Cardinal has not used derivative financial instruments such as futures, forwards, swaps and options historically and has no immediate plans to utilize them in the future. Cardinal has no market risk sensitive instruments held for trading purposes. Cardinal's exposure to market risk is regularly reviewed by management.

        Cardinal remains in a strong capital position. Shareholders' equity to total assets was 10.7% at September 30, 2007 and 10.0% at December 31, 2006. Cardinal continues to exceed all capital adequacy requirements to which it is subject and is considered "well capitalized" under FDIC guidelines.

Results of Operations

        The operating results of Cardinal are primarily dependent on its level of net interest income, which is the difference between interest earned on Cardinal's interest-earning assets and the interest paid on its interest-bearing sources of funds. Net interest income is a function of Cardinal's interest spread, which is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing sources of funds, as well as a function of the average balance of interest-earning assets as compared to the average balance of interest-bearing sources of funds.

Operating Results for the Three Months Ended September 30, 2007 and 2006

  Net Income and Income Per Share

        Net income for the third quarter of 2007 was $1,559,236, compared to net income of $237,873 for the third quarter of 2006. On an income per share basis, basic income per share was $.69 and $.11 for the respective periods, while the respective diluted income per share amounts were $.66 and $.11. Net income for the third quarter of 2007 includes a non-recurring tax benefit of $1,666,195.

  Net Interest Income and Average Balances

        Average balance sheets and analyses of net interest income and net interest margin are included in this discussion as Table 1. Due to the current interest rate environment, the asset sensitivity of Cardinal's balance sheet, an increased cost of funding and an unfavorable shift in the mix of earning assets, Cardinal's interest rate spread and net interest margin declined significantly in the third quarter of 2007 as compared to the third quarter of 2006. Cardinal's interest rate spread and net interest margin in the 2007 period were 2.60% and 3.32%, respectively, compared to 3.14% and 3.87%, respectively, in the 2006 period. As a result, net interest income decreased to $1,561,000 in the 2007 period from $1,684,000 in the 2006 period.

  Provision for Loan Losses and Asset Quality

        The provision for loan losses was $76,100 and $41,900 for the respective periods. The allowance for loan losses as a percentage of outstanding loans was 1.13% at September 30, 2007 and 1.24% at December 31, 2006. Cardinal reviewed the methodology for the allowance for loan losses during the latter part of the first quarter of 2007 and determined a reduction in the allowance could be made based on a solid asset quality history and the quality of the current loan portfolio. There were no loan charge-offs in the 2007 period and $54,187 or .14% (annualized) of average outstanding loans in the 2006 period. At September 30, 2007, Cardinal had nonperforming assets of $1,099,718, or .55% of total assets which included $147,019 in loans 90 days past due still accruing interest, $732,712 in nonaccruing loans and $219,987 in other real estate owned. In comparison, nonperforming assets totaled $1,172,788 or .62% of total assets at December 31, 2006.

        Management uses a continuous assessment process to monitor loan portfolio quality, including, but not limited to, nonperforming and impaired loans and assets, past due trends in the loan portfolio, collateral values, historical charge-offs and prevailing and anticipated economic conditions. Based on this assessment process, provisions for loan losses are made to maintain the allowance for loan losses at an adequate level based on the risk profile of the loan portfolio. However, it should be noted that future adjustments may be necessary if economic and other conditions change significantly from assumptions used by management in the assessment process.

  Noninterest Income and Noninterest Expense

        Total noninterest income for the respective periods amounted to $118,070 and $119,842. An increase in service charges on deposit accounts was more than offset by declines in mortgage brokerage income and other income. Total noninterest expense for the respective periods amounted to $1,709,377, including $218,860 in merger related expenses, and $1,523,581. The merger related expenses primarily consisted of certain investment banking, legal, and accounting expenses. The 2007 period includes $23,135 in stock option compensation expense compared to $64,946 in the 2006 period. Increases were experienced in occupancy, equipment and data processing categories of noninterest expense. Occupancy and equipment expenses primarily increased due to the costs associated with the occupancy of Cardinal's business banking center in 2006. Data processing expenses increased due to increased volume. These increases were significantly offset by a decline in advertising expenses.

  Income Taxes

        During the third quarter of 2007, Cardinal evaluated the realizability of Cardinal's net deferred tax asset. In doing so, management determined it was appropriate to recognize the effect of recording the net deferred tax asset in recognition of its ongoing profitability and utilization of all prior year net operating loss carryforwards. The effect of recognizing the deferred tax asset was a credit to income taxes of $1,666,195. This is a one time adjustment and going forward, Cardinal expects to recognize income tax expense based on the results of operations. There was no income tax expense in either the 2007 or 2006 period.

Operating Results for the Nine Months Ended September 30, 2007 and 2006

  Net Income and Income Per Share

        Net income for the 2007 period was $2,082,764, compared to net income of $673,000 for the 2006 period. On an income per share basis, basic income per share was $.92 and $.30 for the respective periods, while the respective diluted income per share amounts were $.90 and .$30.

  Net Interest Income and Average Balances

        Average balance sheets and analyses of net interest income and net interest margin are included in this discussion as Table 2. Net interest income amounted to $4,808,000 and $4,957,000 for the respective periods. Cardinal's interest spread was 2.77% and 3.28% for the respective periods, while Cardinal's net interest margin was 3.49% and 3.96%. The decline in Cardinal's performance as compared to the first nine months of 2006 was due to the factors mentioned above.

  Provision for Loan Losses and Asset Quality

        The provision for loan losses was ($177,100) and $409,400 for the respective periods. Net loan charge-offs were $1,200, or .00% (annualized) of average outstanding loans, in the 2007 period and $120,999, or .11% (annualized), in the 2006 period.

  Noninterest Income and Noninterest Expense

        Total noninterest income for the respective periods amounted to $408,298 and $417,037. Total noninterest expense for the respective periods amounted to $4,976,315, including the aforementioned $218,860 in merger related expenses, and $4,291,895. The 2007 period includes $103,963 in stock option compensation expense compared to $201,881 in the 2006 period. Noninterest expense for the 2007 period includes nonrecurring expenses amounting to $77,412 in write downs of other real estate owned and a write off of certain branch costs. Increases were experienced in all other categories of noninterest expense. Salary and employee benefits expenses increased due to additional staff, normal annual increases in salaries and increased costs of benefits. Other expenses increased due primarily to increased FDIC insurance premiums and other regulatory costs. See also discussion above regarding trends in noninterest income and noninterest expense.

  Income Taxes

        See discussion above regarding income taxes for each of the periods.

Table 1. Net Interest Income and Average Balances ($000's)

        Following are average balance sheets, along with analyses of net interest income and net interest margin, (net yield on earning assets), for the indicated periods:

	Three Months Ended September 30,
	2007			2006
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
EARNING ASSETS
Time deposits in other banks	$14,469	$194	5.32%	11,859	153	5.13
Federal funds sold	19,000	242	5.05	5,792	76	5.21
Investment securities	1,170	17	5.76	659	10	5.95
Loans(1)	151,787	2,859	7.47	154,124	2,947	7.59

Total interest earning assets	186,426	3,312	7.05	172,434	3,186	7.33
NONEARNING ASSETS
Cash and due from banks	2,391	—	—	2,947	—	—
Premises and equipment	4,724	—	—	4,340	—	—
Other assets, net of loan loss reserve	(319)	—	—	(693)	—	—

Total assets	$193,222	—	—	179,028	—	—

INTEREST BEARING LIABILITIES
Deposits
Savings and NOW Accounts	$27,085	197	2.89	32,431	272	3.33
Money market accounts	21,229	212	3.96	14,845	148	3.98
Time	100,253	1,265	5.01	87,698	1,014	4.59

Total interest bearing deposits	148,567	1,674	4.47	134,974	1,435	4.22
Other borrowed funds	7,532	77	4.05	7,342	67	3.63

Total interest bearing liabilities	156,099	1,751	4.45	142,316	1,502	4.19
NONINTEREST BEARING LIABILITIES
Demand deposits-noninterest bearing	14,738	—	—	16,007	—	—
Other liabilities	2,603	—	—	2,044	—	—
Shareholders' equity	19,782	—	—	18,661	—	—

Total liabilities and shareholders' equity	$193,222	—	—	179,028	—	—

Net interest income and interest rate spread	—	$1,561	2.60%	—	1,684	3.14

Net interest margin	—	—	3.32%	—	—	3.87

    (1)
    Average loans include nonaccruing loans.

 Table 2. Net Interest Income and Average Balances ($000's)

        Following are average balance sheets, along with analyses of net interest income and net interest margin, (net yield on earning assets), for the indicated periods:

	Nine Months Ended September 30,
	2007			2006
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
EARNING ASSETS
Time deposits in other banks	$14,515	$578	5.33%	12,525	434	4.63
Federal funds sold	15,209	585	5.15	4,955	182	4.90
Investment securities	1,085	47	5.72	641	27	5.67
Loans(1)	153,526	8,678	7.56	149,347	8,393	7.51

Total interest earning assets	184,335	9,888	7.17	167,468	9,036	7.21
NONEARNING ASSETS
Cash and due from banks	2,412	—	—	2,801	—	—
Premises and equipment	4,793	—	—	4,226	—	—
Other assets, net of loan loss reserve	(276)	—	—	(844)	—	—

Total assets	$191,264	—	—	173,651	—	—

INTEREST BEARING LIABILITIES
Deposits
Savings and NOW Accounts	$29,737	664	2.99	31,002	740	3.19
Money market accounts	20,015	595	3.97	14,618	360	3.29
Time	97,331	3,596	4.94	85,676	2,776	4.33

Total interest bearing deposits	147,083	4,855	4.41	131,296	3,876	3.95
Other borrowed funds	7,452	225	4.05	7,431	203	3.64

Total interest bearing liabilities	154,535	5,080	4.40	138,727	4,079	3.93
NONINTEREST BEARING LIABILITIES
Demand deposits-noninterest bearing	14,821	—	—	14,651	—	—
Other liabilities	2,434	—	—	1,937	—	—
Shareholders' equity	19,474	—	—	18,336	—	—

Total liabilities and shareholders' equity	$191,264	—	—	173,651	—	—

Net interest income and interest rate spread	—	$4,808	2.77%	—	4,957	3.28

Net interest margin	—	—	3.49%	—	—	3.96

    (1)
    Average loans include nonaccruing loans.

Management's Discussion and Analysis of Results of Operations and Financial Condition as of and for the Years Ended December 31, 2006, 2005, and 2004.

Overview

        The following discussion and analysis, including tables showing various statistical information, is presented to assist in the understanding and evaluation of Cardinal's financial condition and results of operations as of and for the periods ended December 31, 2006, 2005 and 2004. The following discussion and analysis should be read in conjunction with Cardinal's audited financial statements and the related footnotes.

        Cardinal is a North Carolina chartered banking corporation, which offers a full array of commercial and retail banking services, and opened for business on June 27, 2001. Cardinal presently operates three full-service offices and a commercial lending center in Durham, North Carolina and one full-service office in Hillsborough, North Carolina. Cardinal operates for the primary purpose of serving the banking needs of individuals, and small to medium-sized businesses in its market area.

Financial Condition

        Cardinal experienced further growth in its fifth full year of operations. Total assets at December 31, 2006 were $189.5 million, an increase of $25.6 million or 15.6% from December 31, 2005. Total assets of $163.9 million at December 31, 2005 increased by $28.5 million or 21.0% from December 31, 2004. The increase in 2006 was primarily due to an increase in total deposits of $24.0 million and an increase in shareholders' equity of $1.1 million. This increase in funding was primarily deployed in Cardinal's loan portfolio which increased by $20.2 million or 15.1% to $154.4 million. Additionally, funds were deployed in federal funds sold which increased by $8.1 million. These increases were slightly offset by a decrease in time deposits in other banks of $4.9 million.

Funding and Liquidity

        Funding to support Cardinal's loan demand and growth has primarily come from deposits generated from within Cardinal's market area. As a part of Table 8, the average balances and rates paid on each major category of deposits for the years ended December 31, 2006, 2005 and 2004 are presented. Table 1 presents the remaining maturity of deposits of $100,000 or more at December 31, 2006. Table 2 presents a summary of other borrowed funds by Cardinal for each of the years.

Table 1. Deposits
(Dollar amounts in thousands)

        At December 31, 2006, the scheduled maturities of time deposits of $100,000 or more were as follows:

Amount
Three months or less	$4,012
Over three through six months	3,817
Over six through twelve months	8,446
Over 12 months	13,410

$29,685

        There were no other time deposits of $100,000 or more at December 31, 2006.

Table 2. Other Borrowed Funds
(Dollar amounts in thousands)

        Other borrowed funds are summarized as follows:

	2006	2005	2004
Balance outstanding at December 31	$7,337	7,351	7,364
Weighted average rate at December 31 (%)	4.04	3.63	3.63
Maximum amount outstanding during the period	$9,849	9,852	7,364
Average amount outstanding during the period	$7,408	7,562	916
Weighted average rate paid during the period (%)	3.66	3.65	2.45

        Cardinal has an ample liquidity position as indicated by federal funds sold and time deposits in other banks, which totaled $10.5 million and $16.5 million at December 31, 2006. As indicated in Note 8 of the Notes to Financial Statements, Cardinal has net available lines of credit totaling approximately $16.9 million in order to meet demands for liquidity, including the outstanding loan commitments and lines of credit indicated in Note 4. Cardinal's loan to deposit ratio was 96.0% at December 31, 2006, compared to 98.1% at December 31, 2005. Cardinal has not experienced any liquidity problems in the past nor are any problems anticipated in the future.

Capital

        Cardinal remains in a strong capital position. This position was strengthened during 2004 with the completion of a secondary offering of Cardinal's common stock which raised $9.4 million in shareholders' equity (see Note 11 of the Notes to Financial Statements). As indicated in Note 14 of the Notes to Financial Statements, Cardinal's Total Capital to Risk-Weighted Assets, Tier 1 Capital to Risk-Weighted Assets and Tier 1 Capital to Average Assets Ratios were 13.3%, 12.1% and 10.0%, respectively, at December 31, 2006. These ratios exceeded the respective regulatory minimum ratios for capital adequacy purposes of 8.0%, 4.0% and 4.0% and minimum ratios to be well capitalized of 10.0%, 6.0% and 5.0%, respectively. Management believes the additional capital raised will support anticipated balance sheet growth in 2007 and future years.

Capital Expenditures

        Capital expenditures for premises and equipment amounted to $1.4 million in 2006, up slightly from $1.1 million in 2005. Capital expenditures in 2007 are anticipated to be approximately $1.7 million.

Loan and Investment Securities Portfolios and Asset Quality

        Table 3 shows a summary of Cardinal's loan portfolio by loan type at December 31, 2006, 2005, 2004, 2003 and 2002, along with the maturities and sensitivities to changes in interest rates of the loan portfolio at December 31, 2006. There is no substantial loan concentration in any one industry or to any one borrower. Commercial loans consist primarily of short-term and/or floating rate loans made to small to medium-sized businessess. Construction and land development loans are primarily made to local commercial developers and residential contractors on a floating rate basis. Residential, 1-4 family loans are primarily first mortgage loans made to owner/occupants. Nonfarm/nonresidential real estate loans are made on both a short-term and long-term basis and are secured by various real estate collateral. Home equity lines of credit are primarily second mortgages of owner/occupants. Consumer loans are secured by various personal property collateral.

Table 3. Loan Portfolio Summary
(Dollar amounts in thousands)

        Following is a summary of the loan portfolio (all domestic) at December 31, 2006, 2005, 2004, 2003 and 2002:

Types of Loans	2006	2005	2004	2003	2002
Commercial	$18,859	23,660	7,723	9,167	4,557
Real estate:
Construction and land development	28,131	27,903	18,419	14,695	6,037
Residential, 1-4 family	30,740	24,346	27,807	16,655	3,319
Multi-family	625	650	70	338	—
Nonfarm/nonresidential	58,799	39,847	41,924	34,015	11,810
Home equity lines of credit	10,945	10,466	9,907	7,139	3,553
Consumer	2,827	2,861	3,269	2,935	1,968
Other	3,507	4,502	1,679	127	—

	$154,433	134,235	110,798	85,071	31,244

        There were no concentrations of loans exceeding 10% of total loans other than those categories disclosed above.

	December 31, 2006
	Amount	Fixed Rates	Floating Rates
Due in one year or less	$62,372	—	—
Due after one year through five years	60,066	45,211	14,855
Due after five years	31,995	20,457	11,538

	$154,433	65,668	26,393

        Table 4 shows Cardinal's nonperforming assets at December 31, 2006, 2005, 2004, 2003, and 2002. Table 5 shows an analysis of the allowance for loan losses for the years ended December 31, 2006, 2005, 2004, 2003, and 2002. Asset quality has been very good for Cardinal since inception. As noted, Cardinal had $1,173,000 in nonperforming assets or .62% of total assets at December 31, 2006. Net charge-offs for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 amounted to $238,000, $44,000, $35,000, $13,000 and $30,000, respectively. These charge-offs as a percentage of average outstanding loans were .16%, .04%, .04%, .02% and .20%, respectively. Cardinal's allowance for loan losses as a percentage of outstanding loans stood at 1.24% at December 31, 2006 compared to 1.25% at December 31, 2005, 2004 and 2003, and 1.40% at December 31, 2002.

Table 4. Nonperforming Assets (Risk Elements)
(Dollar amounts in thousands)

        Following is a summary of nonperforming assets at December 31, 2006, 2005, 2004, 2003 and 2002:

	December 31,
	2006	2005	2004	2003	2002
Nonaccrual loans	$460	444	102	—	28
Loans past due ninety days or more	54	—	—	—	—
Restructured loans	—	—	—	—	—
Foreclosed property	659	—	—	—	—

	$1,173	444	102	—	28

Nonperforming assets as a percentage of total assets (%)	.62	.27	.08	—	.06

        Interest income that would have been recognized in 2006 on the nonaccrual loans above, had the loans been current in accordance with their original terms would have been $68,000. Interest income recognized on these loans in 2006 amounted to $30,000.

        The general nonaccrual policy of Cardinal is to place loans in a nonaccrual status when the collectibility of principal or interest is doubtful or when the payment of principal or interest is ninety days or more past due, unless collectibility is not reasonably considered in doubt.

        At December 31, 2006, to the best of management's knowledge, there were no other potential problem loans. At December 31, 2006, there were no other interest bearing assets in a nonaccrual, past due, restructured or foreclosed status.

Table 5. Analysis of the Allowance for Loan Losses ($000's)
(Dollar amounts in thousands)

	2006	2005	2004	2003	2002
Balance at beginning of period	$1,682	1,390	1,067	436	70
Provision charged to operations	477	336	358	644	396
Loan charge-offs:
Commercial	(19)	(17)	(14)	(13)	(30)
Real estate:
Construction and land development	(185)	—	—	—	—
Residential, 1-4 family	(10)	—	—	—	—
Home equity lines of credit	—	—	(19)	—	—
Consumer	(24)	(28)	(4)	—	—
Recoveries of loans previously charged-off:
Consumer	—	1	2	—	—

Balance at December 31	$1,921	1,682	1,390	1,067	436

Allowance for loan losses as a percentage of outstanding loans (%)	1.24	1.25	1.25	1.25	1.40

Net loan charge-offs as a percentage of average outstanding loans (%)	..16	..04	..04	..02	..20

        Table 6 shows an allocation of the allowance for loan losses at December 31, 2006, 2005, 2004, 2003 and 2002. Management believes that the allowance for loan losses is adequate to absorb any losses in the loan portfolio.

Table 6. Allocation of the Allowance for Loan Losses
(Dollar amounts in thousands)

        Following is an allocation of the allowance for loan losses, including the percentage of loans in each category to total loans, at December 31, 2006, 2005, 2004, 2003 and 2002:

	2006	%	2005	%	2004	%	2003	%	2002	%
Commercial	$71	12.2	65	17.6	521	7.0	115	10.8	57	14.6
Real estate:
Const./land dev.	100	18.2	113	20.8	317	16.6	147	17.3	60	19.3
Residential, 1-4 family	56	19.9	41	18.1	99	25.1	83	19.6	17	10.6
Multi-family	2.4		2.5		—	.1	3.4		—	—
Nonfarm/nonresidential	162	38.1	95	29.7	186	37.8	425	40.0	118	37.8
Home equity lines	14	7.1	15	7.8	64	8.9	36	8.4	18	11.4
Consumer	26	1.8	23	2.1	69	3.0	37	3.4	25	6.3
Other	6	2.3	7	3.4	—	1.5	2.1		—	—
Unallocated	1,484	—	1,321	—	134	—	219	—	141	—

	$1,921	100.0	1,682	100.0	1,390	100.0	1,067	100.0	436	100.0

        During 2005, Cardinal adopted a new methodology for the determination of and allocation of the allowance for loan losses. Allocations shown in Table 6 above reflect this new methodology. Prior year allocations have not been changed to conform to the 2006 and 2005 presentations. Contained in the above allocations is the amount of $24,000 and $32,000 at December 31, 2006 and 2005, respectively, which represents amounts specifically allocated for impaired loans. Other than these amounts, no portion of the allowance is specifically restricted to any individual or group of loans, nor is the allowance indicative of future losses. The remaining allowance is available to absorb losses for the entire loan portfolio.

        Table 7 shows the composition of Cardinal's investment securities portfolio at December 31, 2006 and 2005.

Table 7. Investment Securities
(Dollar amounts in thousands)

        The carrying amounts and approximate fair values of securities at December 31, 2006 and 2005 were as follows:

	December 31, 2006
	Amortized Cost	Unrealized Gains	Unrealized (Losses)	Fair Value
Restricted equity securities	$659	—	—	$659

	December 31, 2005
	Amortized Cost	Unrealized Gains	Unrealized (Losses)	Fair Value
Restricted equity securities	$602	—	—	$602

        Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta. The Federal Home Loan Bank of Atlanta requires financial institutions to purchase this stock as a condition for membership in the Federal Home Loan Bank of Atlanta system.

Results of Operations

  Net Income

        For the year ended December 31, 2006, Cardinal's net income was $886,000 or $.39 per basic and diluted share. This compares to net income of $669,000 or $.30 per basic and $.29 per diluted share for the year ended December 31, 2005 and net income of $236,000 or $.12 per basic and diluted share for the year ended December 31, 2004.

  Net Interest Income

        The operating results of Cardinal are primarily dependent on its level of net interest income, which is the difference between interest earned on Cardinal's interest earning assets and the interest paid on its interest bearing sources of funds. Net interest income is a function of Cardinal's interest spread, which is the difference between the yield earned on interest earning assets and the rate paid on interest bearing sources of funds, as well as a function of the average balance levels of interest earning assets as compared to the average balance levels of interest bearing sources of funds. The ratio most commonly used to express the relationship of interest spread and the related average balance levels is the net interest margin.

        Table 8 shows net interest income and average balances for the years ended December 31, 2006, 2005 and 2004. Net interest income amounted to $6,630,000, $5,431,000 and $3,859,000 for the respective periods. Cardinal's interest spread was 3.19%, 3.27% and 3.08% for the respective periods, while Cardinal's net interest margin was 3.87%, 3.79% and 3.45%. The improvement in Cardinal's net interest margin has been a result of a rising interest rate environment through substantially the entire three-year period and a favorable mix of earning assets. (See also comments under Asset/Liability Management and Interest Rate Risk below). Table 9 presents a rate/volume variance analysis for the indicated periods. For the 2006 period versus the 2005 period, the $1,199,000 increase in net interest income was attributed to positive volume variances of $1,330,000 that was slightly offset by negative rate variances of $131,000. For the 2005 period versus the 2004 period, the $1,572,000 increase in net interest income was attributed to positive volume variances of $941,000 and positive rate variances of $631,000. Management feels that it is necessary to maintain a net interest margin of 3.50% or higher in order to sustain and improve profitability in future periods. During the fourth quarter of 2006, Cardinal's net interest margin was 3.64% as interest rates stablized in the latter part of 2006.

Table 8. Net Interest Income and Average Balances
(Dollar amounts in thousands)

        Following are average balance sheets, along with analyses of net interest income and net interest margin, (net yield on earning assets) for the years ended December 31, 2006, 2005 and 2004:

	Year Ended December 31, 2006			Year Ended December 31, 2005			Year Ended December 31, 2004
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
EARNING ASSETS
Time deposits in other banks	$13,138	$633	4.82%	16,699	574	3.44	4,707	83	1.76
Federal funds sold	7,480	378	5.06	7,437	216	2.91	7,346	97	1.33
Investment securities	646	37	5.73	880	37	4.22	2,039	84	4.11
Loans(1)	149,975	11,296	7.53	118,295	7,933	6.71	97,766	5,521	5.65

Total interest earning assets	171,239	12,344	7.21	143,311	8,760	6.11	111,858	5,785	5.17
NONEARNING ASSETS
Cash and due from banks	2,778	—	—	2,186	—	—	1,508	—	—
Premises and equipment	4,381	—	—	3,444	—	—	3,252	—	—
Other assets, net of loan loss reserve	(738)	—	—	(828)	—	—	(805)	—	—

Total assets	$177,660	—	—	148,113	—	—	115,813	—	—

INTEREST BEARING LIABILITIES
Deposits
Savings and NOW Accounts	$31,913	1,019	3.19	19,690	420	2.13	14,470	142.98
Money market accounts	15,425	538	3.49	17,881	336	1.88	15,211	180	1.19
Time	87,417	3,886	4.45	72,106	2,297	3.19	61,419	1,582	2.58

Total interest bearing deposits	134,755	5,443	4.04	109,677	3,053	2.78	91,100	1,904	2.09
Other borrowed funds	7,408	271	3.66	7,562	276	3.65	916	22	2.45

Total interest bearing liabilities	142,163	5,714	4.02	117,239	3,329	2.84	92,016	1,926	2.09
NONINTEREST BEARING LIABILITIES
Demand deposits-noninterest bearing	14,991	—	—	11,629	—	—	8,920	—	—
Other liabilities	2,016	—	—	1,680	—	—	1,409	—	—
Shareholders' equity	18,490	—	—	17,565	—	—	13,468	—	—

Total liabilities and shareholders' equity	$177,660	—	—	148,113	—	—	115,813	—	—

Net interest income and interest rate spread	—	$6,630	3.19%	—	5,431	3.27	—	3,859	3.08

Net interest margin	—	—	3.87%	—	—	3.79	—	—	3.45

(1)
Average loans include nonaccruing loans.

Table 9. Rate Volume Variance Analysis
(Dollar amounts in thousands)

        The following is a rate/volume variance analysis as indicated below. This analysis presents the dollar amount of changes in interest income and interest expense for the major catagories of earning assets and interest bearing liabilities allocated between variances due to volume (changes in volume multiplied by the prior period's rate) and variances due to rate (changes in rate multiplied by the prior period's volume). The variances attributable to both volume and rate (changes in rate multiplied by changes in volume) have been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the absolute value of the two variances.

	Year Ended December 31, 2006 Versus Year Ended December 31, 2005			Year Ended December 31, 2005 Versus Year Ended December 31, 2004
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
EARNING ASSETS
Time deposits in other banks	$(139)	198	59	357	134	491
Federal funds sold	1	161	162	1	118	119
Investment securities	(11)	11	—	(49)	2	(47)
Loans	2,309	1,054	3,363	1,274	1,138	2,412

Total interest earning assets	2,160	1,424	3,584	1,583	1,392	2,975

INTEREST BEARING LIABILITIES
Deposits
Savings and NOW Accounts	332	267	599	65	213	278
Money market accounts	(52)	254	202	36	120	156
Time	556	1,033	1,589	303	412	715

Total deposits	836	1,554	2,390	404	745	1,149
Other borrowed funds	(6)	1	(5)	238	16	254

Total interest bearing liabilities	830	1,555	2,385	642	761	1,403

Net interest income increase (decrease)	$1,330	(131)	1,199	941	631	1,572

        The provision for loan losses was $477,000, $336,000 and $358,000 for the respective periods. As discussed above, the allowance for loan losses as a percentage of outstanding loans was 1.24% at December 31, 2006.

        Total noninterest income for the respective periods amounted to $524,000, $430,000 and $414,000. Management has and will continue to direct emphasis to generating noninterest income in recognition of the need to diversify Cardinal's revenue sources beyond its net interest margin. Origination of mortgage loans for sale in the secondary market will continue to be emphasized. Other noninterest income sources will continue to be explored.

        Total noninterest expense for the respective periods amounted to $5,717,000, $4,786,000 and $3,613,000. Table 10 presents a further breakdown of other noninterest expense for the periods presented. It is anticipated that overall noninterest expense will continue to increase at a reduced rate in the future relative to the growth in the balance sheet, thereby spreading Cardinal's fixed expenses over a faster growing asset base which should lead to sustained and improving profitability.

Table 10. Other Noninterest Expense
(Dollar amounts in thousands)

        Following is a summary of other noninterest expense for the years ended December 31, 2006, 2005 and 2004:

	Years Ended December 31
	2006	2005	2004
Advertising	$229	240	159
Professional services	299	259	197
Telecommunications	174	153	147
Office supplies and postage	130	112	91
General insurance	62	57	46
Travel and automobile	55	50	33
All other	395	344	242

	$1,344	1,215	915

        Due to the operating losses in prior years, there was no income tax expense in the periods presented. As indicated in Note 9 of the Notes to Financial Statements, Cardinal has income tax loss carryforwards of approximately $1.0 million that may be used to offset future taxable income.

Asset/Liability Management and Interest Rate Risk

        In its asset/liability management process, Cardinal attempts to match, insofar as is practical, the maturity and/or repricing of its interest earning assets and interest bearing liabilities. Due to the mostly short maturities of Cardinal's time deposits and floating rate characteristics of other interest bearing liabilities such as money market accounts, Cardinal attempts to grant loans with floating rate characteristics and/or short maturities in order to maintain its interest spread and net interest margin. At December 31, 2006, per an independent asset/liability planning model run, Cardinal was "positively gapped" in that its interest earning assets would reprice quicker than its interest bearing liabilities given a change in the overall level of interest rates. An increase in the overall level of interest rates would be anticipated to increase Cardinal's net interest income and net interest margin. Management feels that interest rates will increase slightly during 2007. Management will continue to periodically monitor Cardinal's asset/liability position through the use of an asset/liability planning model and other measurement tools.

Ratio Analysis

        Table 11 presents a summary of key ratios for the years ended December 31, 2006, 2005 and 2004.

Table 11. Ratio Analysis

        Following is a summary of key ratios for the years ended December 31, 2006, 2005 and 2004:

Ratio	2006	2005	2004
Return on average assets (%)	.50	.45	.20
Return on average shareholders' equity (%)	4.79	3.81	1.75
Dividend payout ratio (%)(1)	—	—	—
Average equity to assets ratio (%)	10.41	11.86	11.63

    (1)
    Cardinal is prohibited by statute from declaring dividends until Cardinal's accumulated deficit in its capital accounts is eliminated.

EXPERTS

        Dixon Hughes PLLC, independent registered public accounting firm, has audited Yadkin Valley's consolidated financial statements as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006 which have been incorporated by reference, as well as management's assessment of the effectiveness of Yadkin Valley's internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this document. Yadkin Valley's consolidated financial statements and management's assessment are incorporated by reference in reliance on Dixon Hughes PLLC's reports, given on their authority as experts in accounting and auditing.

        Elliott Davis, PLLC, independent registered public accounting firm, has audited Cardinal's financial statements included in Cardinal's Annual Report Form 10-KSB as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, as set for the in their report which is supplied elsewhere in this document.

LEGAL MATTERS

        The validity of the shares of Yadkin Valley common stock to be issued in connection with the merger will be passed upon for Yadkin Valley by Nelson Mullins Riley & Scarborough LLP, Raleigh, North Carolina. In addition, Nelson Mullins Riley & Scarborough LLP will deliver an opinion concerning federal income tax consequences of the merger.

WHERE YOU CAN FIND MORE INFORMATION

        Yadkin Valley filed a registration statement on Form S-4 to register the issuance of Yadkin Valley common stock to Cardinal shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Yadkin Valley and a proxy statement of Cardinal for Cardinal's special meeting of shareholders.

        Yadkin Valley files reports, proxy statements, and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. Yadkin Valley's public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

        The SEC allows Yadkin Valley to "incorporate by reference" information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This proxy statement/prospectus incorporates by reference the following documents:

  •
  Yadkin Valley's annual report on Form 10-K for the year ended December 31, 2006, including information with respect to the market price of and dividends on Yadkin Valley's common equity and management's discussion and analysis of financial condition and results of operations;

  •
  Yadkin Valley's quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007;

  •
  Yadkin Valley's current reports on Form 8-K filed on January 30, 2007, February 13, 2007, March 20, 2007, April 18, 2007, April 19, 2007, April 24, 2007, May 3, 2007, May 4, 2007 (two 8-Ks were filed on this day), June 1, 2007, June 12, 2007, June 18, 2007, June 27, 2007, July 20, 2007, and July 24, 2007, August 15, 2007, October 2, 2007, October 9, 2007, October 22, 2007,

    October 24, 2007, October 26, 2007, November 6, 2007, November 23, 2007 and December 21, 2007; and

  •
  Yadkin Valley's description of securities included in its registration statement on Form 8-K12G3/A filed on July 20, 2006.

        Yadkin Valley also incorporates by reference additional documents that may be filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the special meeting.

        You can obtain any of the documents incorporated by reference from Yadkin Valley, the SEC, or the SEC's Internet web site as described above. Documents incorporated by reference are available from Yadkin Valley without charge, excluding all exhibits, except that if Yadkin Valley has specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be available without charge. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Yadkin Valley at the following address:

Edwin E. Laws
Chief Financial Officer
209 North Bridge Street
Elkin, North Carolina 28621-3404
Telephone (336) 526-6300

        When deciding how to cast your vote, you should rely only on the information contained in or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in or incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus is dated    , 2008. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of the proxy statement/prospectus to shareholders nor the issuance of Yadkin Valley common stock shall create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus, under any circumstances, creates any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to Yadkin Valley was provided by Yadkin Valley and the information contained in this proxy statement/prospectus with respect to Cardinal was provided by Cardinal.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

YADKIN VALLEY FINANCIAL CORPORATION

YADKIN VALLEY BANK AND TRUST COMPANY

AND

CARDINAL STATE BANK

Dated as of June 14, 2007

5.27	Board Recommendation	A-23
5.28	Opinion of Financial Advisor	A-23
5.29	Statements True and Correct	A-23
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF YADKIN VALLEY AND YVB		A-23
6.1	Organization, Standing and Power	A-23
6.2	Authority; No Breach By Agreement	A-24
6.3	Capital Stock	A-24
6.4	Yadkin Valley Subsidiaries	A-25
6.5	Exchange Act Filings; Securities Offerings; Financial Statement	A-25
6.6	Absence of Undisclosed Liabilities	A-26
6.7	Tax Matters	A-27
6.8	Allowance for Possible Loan Losses	A-28
6.9	Environmental Matters	A-28
6.10	Compliance with Laws	A-29
6.11	Employee Benefit Plans	A-29
6.12	Legal Proceedings	A-32
6.13	Tax and Regulatory Matters	A-32
6.14	Internal Accounting	A-32
6.15	Board Recommendation	A-32
6.16	Reports	A-32
6.17	Certain Actions	A-32
6.18	Available Funds	A-33
6.19	Statements True and Correct	A-33
ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION		A-33
7.1	Affirmative Covenants of Each Party	A-33
7.2	Negative Covenants of Cardinal	A-33
7.3	Negative Covenants of Yadkin Valley and YVB	A-36
7.4	Adverse Changes in Condition	A-36
7.5	Reports	A-36
7.6	Loan Portfolio Review	A-36
ARTICLE 8 ADDITIONAL AGREEMENTS		A-36
8.1	Shareholder Approvals	A-36
8.2	Yadkin Valley Registration Statement	A-37
8.3	Applications	A-38
8.4	Filings with State Offices	A-38
8.5	Agreement as to Efforts to Consummate	A-38
8.6	Investigation and Confidentiality	A-38
8.7	No Solicitations	A-39
8.8	Press Releases	A-39
8.9	Tax Treatment	A-40
8.10	Charter Provisions	A-40
8.11	Agreement of Affiliates	A-40
8.12	Directors' and Officers' Liability Insurance	A-40
8.13	Employee Benefits and Contracts	A-40
8.14	Directors	A-41
8.15	Officers	A-41
8.16	Deferred Compensation Plan	A-41
ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		A-42
9.1	Conditions to Obligations of Each Party	A-42

	(a) Shareholder Approval	A-42
	(b) Regulatory Approvals	A-42
	(c) Consents and Approvals	A-42
	(d) Legal Proceedings	A-42
	(e) Registration Statement	A-42
	(f) Tax Matters	A-42
9.2	Conditions to Obligations of Yadkin Valley Bank and Trust Company	A-42
	(a) Representations and Warranties	A-43
	(b) Performance of Agreements and Covenants	A-43
	(c) Certificates	A-43
	(d) Section 280G Opinion	A-43
	(e) Affiliate Agreements	A-43
	(g) Negative Covenants	A-43
	(h) Material Adverse Change	A-43
9.3	Conditions to Obligations of Cardinal	A-44
	(a) Representations and Warranties	A-44
	(b) Performance of Agreements and Covenants	A-44
	(c) Certificates	A-44
	(d) Opinion of Counsel	A-44
	(e) Opinion of Financial Advisor	A-44
	(f) Material Adverse Change	A-44
ARTICLE 10 TERMINATION		A-44
10.1	Termination	A-44
10.2	Effect of Termination	A-45
10.3	Termination Payment	A-46
ARTICLE 11 MISCELLANEOUS		A-46
11.1	Definitions	A-46
11.2	Expenses	A-54
11.3	Brokers and Finders	A-54
11.4	Entire Agreement	A-54
11.5	Amendments	A-54
11.6	Waivers	A-54
11.7	Assignment	A-55
11.8	Notices	A-55
11.9	Governing Law	A-55
11.10	Counterparts	A-56
11.11	Captions; Articles and Sections	A-56
11.12	Interpretations	A-56
11.13	Severability	A-56
EXHIBITS
Exhibit A	Agreement and Plan of Merger	A-58
Exhibit B	Form of Affiliate Agreement	A-59
Exhibit D	Form of Employment Agreement for John W. Mallard Jr., Form of Settlement and Termination Agreements for John W. Mallard, Jr., W. Harold Parker, Jr., A. Lewis Bass, III, Wendy B. Wagner, and Form of Consulting and Noncompete Agreements for Wendy B. Wagner	A-62
Exhibit E	Form of Advisory Board Service Agreement	A-93

AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of June 14, 2007, by and among YADKIN VALLEY FINANCIAL CORPORATION, a North Carolina business corporation ("Yadkin Valley"), YADKIN VALLEY BANK AND TRUST COMPANY, a North Carolina banking corporation ("YVB"), and CARDINAL STATE BANK ("CARDINAL"), a North Carolina banking corporation.

PREAMBLE

        The respective Boards of Directors of Cardinal, Yadkin Valley and YVB are of the opinion that the transaction described herein is in the best interests of the Parties to this Agreement and their respective shareholders. This Agreement provides for the merger of Cardinal with and into YVB, as a result of which the outstanding shares of the capital stock of Cardinal shall be converted into the right to receive shares of Yadkin Valley Common Stock and cash, and the shareholders of Cardinal shall become shareholders of Yadkin Valley. The transaction described in this Agreement is subject to the approvals of the shareholders of Cardinal, the North Carolina Banking Commission, and the Federal Deposit Insurance Corporation, as well as the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties of this Agreement that the Merger shall qualify as a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code.

        Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

        NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

ARTICLE 1
TRANSACTION AND TERMS OF MERGER

        1.1    Merger.    Subject to the terms and conditions of this Agreement, Cardinal shall be merged with and into YVB in accordance with the provisions of Section 53-12 of the North Carolina General Statutes. YVB shall be the Surviving Entity resulting from the Merger and shall continue to be governed by the Laws of the State of North Carolina. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Cardinal, Yadkin Valley and YVB. Following the Merger, YVB shall continue to operate as a North Carolina banking corporation and will conduct its business at the then legally established branch and main offices of YVB and Cardinal, and shall conduct business under the name "Yadkin Valley Bank and Trust Company," or one or more assumed names, provided that in Cardinal's market area, YVB shall conduct business under the name "Cardinal State Bank, a division of Yadkin Valley Bank and Trust Company."

        1.2    Time and Place of Closing.    The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at the office of Nelson Mullins Riley & Scarborough, LLP, GlenLake One, Suite 200, 4140 Parklake Avenue, Raleigh, North Carolina 27612, or at such other location as may be mutually agreed upon by the Parties.

        1.3    Effective Time.    The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time (the "Effective Time") specified in the Articles of Merger in the form attached hereto as Exhibit A, containing the appropriate certificate of approval of the North Carolina Commissioner of Banks, executed by YVB, and filed by it with the North Carolina Secretary of State in accordance with applicable law. At the Effective Time, and by reason of the

Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of Cardinal (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choices in action and every other interest of or belonging to or due to Cardinal, whether tangible or intangible) shall be transferred to and vest in YVB, and YVB shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of Cardinal, all without any conveyance, assignment or further act or deed, and YVB shall become responsible for all of the Liabilities of every kind, nature and description of Cardinal as of the Effective Time. At the Effective Time, and by reason of the Merger, the separate corporate existence of Cardinal shall cease while the corporate existence of YVB as the Surviving Entity in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger.

        1.4    Restructure of Transaction.    Yadkin Valley shall have the right to revise the structure of the Merger contemplated by this Agreement, such as by retaining Cardinal as a separate wholly owned subsidiary of Yadkin Valley; provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of the consideration which the holders of shares of Cardinal Common Stock or Cardinal Stock Options are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, or (iii) shall impose any less favorable terms or conditions on Cardinal, or (iv) prevent qualification of the Merger as a "reorganization" under Section 368(a) of the Internal Revenue Code.

ARTICLE 2
TERMS OF MERGER

        2.1    Articles of Incorporation.    The Articles of Incorporation of YVB in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Entity until otherwise duly amended or repealed.

        2.2    Bylaws.    The Bylaws of YVB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Entity until duly amended or repealed.

        2.3    Directors and Officers.    The officers and directors of YVB in office immediately prior to the Effective Time, together with the individuals to be appointed pursuant to Section 8.14 below, shall serve as the officers and directors of the Surviving Entity from and after the Effective Time.

ARTICLE 3
MANNER OF CONVERTING SHARES

        3.1    Conversion of Cardinal Shares.    Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Yadkin Valley, YVB, Cardinal, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

        (a)   Each share of capital stock of Yadkin Valley issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

        (b)   Each share of capital stock of YVB issued and outstanding immediately prior to the Effective Time, all of which are held by Yadkin Valley, shall remain outstanding from and after the Effective Time.

        (c)   Subject to Section 3.2, each share of Cardinal Common Stock issued and outstanding immediately prior to the Effective Time, but other than shares with respect to which the holders thereof have perfected dissenters' rights under Article 13 of the NCBCA (the "Dissenting Shares") and shares held by Cardinal in a fiduciary capacity or on account of a debt previously contracted, shall automatically be converted at the Effective Time into the right to receive either: (i) cash in the amount of $17.62 (the "Cash Consideration"); or (ii) a number of shares of Yadkin Valley Common Stock equal to the Exchange Ratio (the "Stock Consideration"). Such shares to be converted are sometimes referred to herein as the "Outstanding Cardinal Shares." The "Exchange Ratio" will be 0.91771 shares of Yadkin Valley Common Stock for each share of Cardinal Common Stock. The Cash and the Stock Consideration, collectively and in the aggregate, shall be referred to herein as the "Merger Consideration."

        (d)   Notwithstanding any other provision of this Agreement, each holder of Outstanding Cardinal Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Yadkin Valley Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Yadkin Valley Common Stock multiplied by $17.62. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

        (e)   Each share of Cardinal Common Stock that is not an Outstanding Cardinal Share as of the Effective Time, including any shares of Cardinal Common Stock held by Cardinal, shall be canceled without consideration therefor. No share of Cardinal Common Stock shall be deemed to be outstanding or, other than Dissenting Shares, have any rights other than those set forth in this Section 3.1 after the Effective Time.

        (f)    No Dissenting Shares shall be converted in the Merger. As of the Effective Time, all such shares shall be canceled, and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under Article 13 of the NCBCA; provided, however, that if any such shareholder fails to perfect his or her rights as a dissenting shareholder with respect to his or her Dissenting Shares in accordance with Article 13 of the NCBCA or withdraws or loses such holder's dissenter's rights, such shares held by such shareholder shall be deemed to have been converted into Non-Electing Shares and have the right to receive Merger Consideration as of the Effective Time as provided in this Article 3.

        3.2    Election of Form of Consideration.    Subject to the limitations described in this Agreement, each holder of Outstanding Cardinal Shares shall have the right to elect the following forms of Merger Consideration into which his or her shares of Cardinal Common Stock will be converted: (i) all Cash Consideration, (ii) all Stock Consideration, or (iii) a combination of 58% Cash Consideration and 42% Stock Consideration (measured as of the date of this Agreement). Each shareholder's election must be made in writing in a form prescribed by Yadkin Valley (an "Election of Consideration"). Yadkin Valley shall forward the Election of Consideration to all shareholders of Cardinal at a reasonable date prior to the Cardinal Shareholders Meeting. To be valid, an Election of Consideration must be signed by the shareholder and delivered to Yadkin Valley within 10 Business Days following the Cardinal Shareholders Meeting. Any shareholder of Cardinal who does not return a properly completed Election of Consideration, or whose Election of Consideration is received by Yadkin Valley after the time prescribed, will be deemed to have made no election. Yadkin Valley shall have the discretion, which it may delegate in whole or in part to an exchange agent appointed by Yadkin Valley ("Exchange Agent"), to determine whether the Elections of Consideration have been properly completed, signed and submitted, or changed or revoked and to disregard immaterial defects in Elections of Consideration. The decision of Yadkin Valley (or the Exchange Agent) in such matters shall be conclusive and binding and without any Liability whatsoever to Cardinal. Neither Yadkin Valley nor its Exchange Agent will be under any obligation to notify any Person of any defect in Elections of Consideration submitted to the Exchange Agent.

        3.3    Required Ratio of Consideration; Allocations of Consideration.    Notwithstanding the right of Cardinal's shareholders to elect the form of Merger Consideration into which their shares of Cardinal Common Stock are converted, the Merger Consideration (not including consideration delivered to holders of Dissenting Shares) must consist of shares of Stock Consideration and Cash Consideration, such that at least 42% of the Outstanding Cardinal Shares are converted into shares of Stock Consideration and such that not more than 58% of the Outstanding Cardinal Shares are converted into Cash Consideration. For purposes of this Section 3.3, Cash Consideration shall include any cash paid in lieu of fractional shares pursuant to Section 3.1(d). An election of Cash Consideration is herein referred to as a "Cash Election," and shares as to which a Cash Election has been made are herein referred to as "Cash Election Shares." An election of Stock Consideration is herein referred to as a "Stock Election," and shares as to which a Stock Election has been made are herein referred to as "Stock Election Shares." An election of 42% Stock Consideration and 58% Cash Consideration is herein referred to as a "Mixed Election," and shares as to which a Mixed Election has been made are herein referred to as "Mixed Election Shares." A failure to indicate an election is herein referred to as a "Non-Election," and shares as to which there is a Non-Election are herein referred to as "Non-Electing Shares." The aggregate number of shares of Cardinal Common Stock that are to be converted into the Cash Consideration (the Cash Election Shares plus 58% of the number of Mixed Election Shares) is referred to herein as the "Cash Election Number." If the Elections of Consideration by Cardinal's shareholders call for an aggregate number of shares of Cardinal Common Stock (not including Dissenting Shares) to be converted into Yadkin Valley Common Stock which is equal to, more than, or less than the percentage specified above, then the Merger Consideration shall be allocated among part or all of Cardinal's shareholders as follows:

          (i)    In any event, with respect to Mixed Election Shares, 58% shall be converted into Cash Consideration and 42% shall be converted into the Stock Consideration.

          (ii)   If the Cash Election Number is equal to 58% of the number of Outstanding Cardinal Shares, then: (A) there shall be no adjustment to the Cash Election Shares or Stock Election Shares; and (B) Non-Electing Shares shall be treated as Stock Election Shares.

          (iii)  If the Cash Election Number is in excess of 58% of the number of Outstanding Cardinal Shares, then: (A) Non-Electing Shares shall first be deemed to be Stock Election Shares; (B) Cash Election Shares shall be reduced pro rata by multiplying the number of Cash Election Shares of each Cardinal shareholder by a fraction, the numerator of which is the number of Cash Election Shares minus the difference between the Cash Election Number and 58% of the number of Outstanding Cardinal Shares, and the denominator of which is the number of Cash Election Shares; and (C) the shares of each such shareholder representing the difference between the shareholder's initial Cash Election and the shareholder's reduced Cash Election pursuant to clause (iii)(B) shall be converted into and be deemed to be Stock Election Shares.

          (iv)  If the Cash Election Number is less than 58% of the number of Outstanding Cardinal Shares, then: (A) Non-Electing Shares shall first be deemed to be Stock Election Shares and such number of Non-Electing Shares shall be included in the number of Stock Election Shares ("Stock Election Number"); (B) Stock Election Shares of each Cardinal shareholder shall be reduced pro rata by multiplying the number of Stock Election Shares by a fraction, the numerator of which is 42% of the number of Outstanding Cardinal Shares minus the number of Mixed Election Shares converted to Stock Consideration, and the denominator of which is the Stock Election Number; and (C) the shares of each such shareholder representing the difference between the shareholder's initial Stock Election and the shareholder's reduced Stock Election pursuant to clause (iv)(B) shall be converted into and be deemed to be Cash Election Shares.

Any questions regarding such allocations shall be resolved in such manner as Yadkin Valley, in its sole discretion, shall consider reasonable and appropriate. Yadkin Valley's decision regarding any such allocations shall be final and binding on Cardinal's shareholders and all parties to this Agreement.

        3.4    Antidilutive Adjustments.    If, prior to the Effective Time, Cardinal or Yadkin Valley shall declare any dividend payable in shares of Cardinal Common Stock or Yadkin Valley Common Stock or shall subdivide, split, reclassify or combine the presently outstanding shares of Cardinal Common Stock or Yadkin Valley Common Stock, then an appropriate and proportionate adjustment shall be made in the Merger Consideration to be issued in exchange for each of the shares of Cardinal Common Stock.

        3.5    Cardinal Options.

        (a)   At the Effective Time but subject to Section 3.5(e) below, each option granted by Cardinal to purchase shares of Cardinal Common Stock which is outstanding and unexercised immediately prior thereto (the "Converted Options") shall cease to represent a right to acquire shares of Cardinal Common Stock and shall be converted automatically into an option to purchase shares of Yadkin Valley Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Cardinal Stock Option Plans and the agreements evidencing grants thereunder):

          (i)    The number of shares of Yadkin Valley Common Stock to be subject to the new option shall be equal to the product of the number of shares of Cardinal Common Stock subject to the Converted Option and the Exchange Ratio, provided that any fractional shares of Yadkin Valley Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

          (ii)   The exercise price per share of Yadkin Valley Common Stock under the new option shall be equal to the exercise price per share of Cardinal Common Stock under the Converted Option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

        (b)   The adjustment provided herein with respect to any Converted Options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code), shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the Converted Option except that all references to Cardinal shall be deemed to be references to Yadkin Valley.

        (c)   Before the Effective Time, Yadkin Valley will take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of Yadkin Valley Common Stock to provide for the satisfaction of its obligations with respect to the Converted Options.

        (d)   Within 10 Business Days after the Effective Time, Yadkin Valley shall file a registration statement on Form S-8 with respect to new options into which the Converted Options have been converted that are eligible for registration on a Form S-8, and Yadkin Valley shall use its commercially reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding.

        (e)   Notwithstanding the above, Cardinal shall cause each current member of the Cardinal Board of Directors, with the exception of W. Harold Parker, Jr., to agree to cancel, immediately prior to the Effective Time, any options issued pursuant to the 2001 Cardinal Nonstatutory Stock Option Plan that are held by such Person as of the date hereof, in exchange for a cash payment at Closing equal to the Cash Consideration less the exercise price per share under such option. Cardinal shall cause Mr. Parker to agree to cancel, immediately prior to the Effective Time, any options issued pursuant to the 2001 Cardinal Incentive Stock Option Plan that are held by Mr. Parker as of the date hereof, in exchange for a cash payment at Closing equal to the Cash Consideration less the exercise price per share under such option. Cardinal shall also cause Mr. Parker to agree not to exercise or transfer, prior to the Effective Time, any currently outstanding options issued pursuant to the 2001 Cardinal Nonstatutory Stock Option Plan, and to cause John W. Mallard, Jr. to agree not to exercise or transfer, prior to the Effective Time, any currently outstanding options issued pursuant to the 2001 Cardinal Incentive Stock Option. Cardinal will obtain from each current member of the Cardinal Board of Directors who holds any options, and will deliver to Yadkin Valley prior to the Closing, a written agreement in a form specified by Yadkin Valley confirming and agreeing to the surrender or roll-over of such director's options as described above.

ARTICLE 4
EXCHANGE OF SHARES

        4.1    Notification and Payment Procedures; Book Entry Ownership.    After the total Stock Consideration has been allocated pursuant to the provisions of Article 3 (which shall be as soon as practicable following the Effective Time), Yadkin Valley shall send or cause to be sent to each former Cardinal shareholder of record immediately prior to the Effective Time written notice (the "Transmittal Letter") confirming the Merger Consideration to which such shareholder is entitled in exchange for his or her Cardinal Common Stock. The Transmittal Letter will contain instructions on effecting the surrender of the certificates evidencing Cardinal Common Stock (each a "Cardinal Certificate") in exchange for such Merger Consideration. Yadkin Valley or its Exchange Agent will maintain a book entry list of the Yadkin Valley Common Stock to which each former Cardinal shareholder is entitled. Certificates evidencing the Yadkin Valley Common Stock into which the shareholder's Cardinal Common Stock has been converted will not be issued.

        4.2    Cardinal Certificates.    At the Effective Time, and without any action by Yadkin Valley, Cardinal, or any Cardinal shareholder, Cardinal's stock transfer books shall be closed and there shall be no further transfers of Cardinal Common Stock on its stock transfer books or the registration of any transfer of a Cardinal Certificate by any holder thereof, and the holders of Cardinal Certificates shall cease to be, and shall have no further rights as, shareholders of Cardinal other than as provided in this Agreement. Following the Effective Time, Cardinal Certificates shall evidence only the right of the registered holder thereof to receive the Merger Consideration into which his or her Cardinal Common Stock was converted at the Effective Time or, in the case of Dissenting Shares, cash as provided in Article 13 of the North Carolina Business Corporation Act.

        4.3    Voting Rights and Dividends.    Following the Effective Time, former shareholders of record of Cardinal shall be entitled to vote at any meeting of Yadkin Valley shareholders the number of whole shares into which their respective shares of Cardinal Common Stock are converted pursuant to the Merger. Any dividend or other distribution payable by Yadkin Valley with respect to that Yadkin Valley Common Stock as of any date subsequent to the Effective Time shall be paid or delivered to the former Cardinal shareholder.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF CARDINAL

        Cardinal hereby represents and warrants to Yadkin Valley and YVB as follows:

        5.1    Organization, Standing, and Power.

        (a)   Cardinal is a banking corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Cardinal is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of the Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Cardinal Material Adverse Effect. The minute book and other organizational documents for Cardinal have been made available to YVB for its review and, except as disclosed in Section 5.1 of the Cardinal Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

        5.2    Authority of Cardinal; No Breach By Agreement.

        (a)   Cardinal has the corporate power and authority necessary to execute, deliver, and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Cardinal. Subject to the requisite approval by Cardinal's shareholders and any applicable Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of Cardinal enforceable against Cardinal in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

        (b)   Neither the execution and delivery of this Agreement by Cardinal, nor the consummation by Cardinal of the transactions contemplated hereby, nor compliance by Cardinal with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Cardinal's Articles of Incorporation or Bylaws or any resolution adopted by the Board of Directors or the shareholders of Cardinal that is currently in effect, or (ii) except as disclosed in Section 5.2(b) of the Cardinal Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, accelerate the performance required by, or result in the creation of any Lien on any Asset of Cardinal under, any Contract or Permit of Cardinal, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Cardinal or any of its Assets.

        (c)   Other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, and (iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any governmental authority is necessary for the consummation by Cardinal of the Merger and the other transactions contemplated in this Agreement.

        5.3    Capital Stock.

        (a)   The authorized capital stock of Cardinal consists of 10,000,000 shares of Cardinal Common Stock at $5.00 par value per share, of which, as of the date of this Agreement, 2,262,712 shares are issued and outstanding, 346,250 shares of Cardinal Common Stock are reserved for issuance pursuant to outstanding options to purchase shares of common stock (the "Cardinal Stock Options") and no shares of preferred stock are issued and outstanding. All of the issued and outstanding shares of capital stock of Cardinal are duly and validly issued and outstanding and are fully paid and nonassessable (except to the extent provided in Section 53- 42 of the North Carolina General Statutes). None of the outstanding shares of capital stock of Cardinal has been issued in violation of any preemptive rights of the current or past shareholders of Cardinal.

        (b)   Except as set forth in Section 5.3(a) of this Agreement or in Section 5.3(b) of the Cardinal Disclosure Memorandum, there are no (i) shares of capital stock, preferred stock or other equity securities of Cardinal outstanding or (ii) outstanding Equity Rights relating to the capital stock of Cardinal. Section 5.3(b) of Cardinal Disclosure Memorandum sets forth a list of all outstanding options, with the holders thereof and the exercise price and expiration date.

        5.4    Cardinal Subsidiaries.    Cardinal has disclosed in Section 5.4 of the Cardinal Disclosure Memorandum all of the Cardinal Subsidiaries as of the date of this Agreement. No equity securities of a Cardinal Subsidiary is or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Cardinal Subsidiary, and there are no contracts by which a Cardinal Subsidiary is bound to issue (other than to Cardinal) additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock (other than to Cardinal). There are no contracts relating to the rights of any Cardinal Entity to vote or to dispose of any shares of the capital stock of a Cardinal Subsidiary.

        5.5    Exchange Act Filings; Securities Offerings; Financial Statements.

        (a)   Cardinal has timely filed and made available to Yadkin Valley all Securities Documents required to be filed by Cardinal since its inception (the "Cardinal Securities Reports"). The Cardinal Securities Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Cardinal Securities Reports or necessary in order to make the statements in such Cardinal Securities Reports not misleading. Each offering or sale of securities by Cardinal (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents, in light of the circumstances under which they were made, not misleading. Cardinal has delivered or made available to Yadkin Valley all comment letters received by Cardinal from the staffs of the SEC and the FDIC and all responses to such comment letters by or on behalf of Cardinal with respect to all filings under the Securities Laws. Cardinal's principal executive officer and principal financial officer (and Cardinal's former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to Cardinal Securities Reports to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Cardinal nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications. No Cardinal Subsidiary is required to file any Securities Documents.

        (b)   Each of the Cardinal Financial Statements (including, in each case, any related notes) that are contained in the Cardinal Securities Reports, including any Cardinal Securities Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the Exchange Act, was or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-QSB of the Exchange Act), fairly presented or will fairly present in all material respects the financial position of Cardinal and its Subsidiaries as at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the Assets and Liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were or will be certified to the extent required by the Sarbanes-Oxley Act.

        (c)   Each of the Cardinal Financial Statements (including, in each case, any related notes) that are not required to be contained in the Cardinal Securities Reports, including any Cardinal Securities

Reports filed after the date of this Agreement until the Effective Time, was or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements), fairly presented or will fairly present in all material respects the financial position of Cardinal and its Subsidiaries as at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the Assets and Liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

        (d)   Cardinal's independent public accountants, which have expressed their opinion with respect to the Financial Statements of Cardinal and its Subsidiaries whether or not included in Cardinal's Exchange Act Reports (including the related notes), are and have been for all periods required by the Sarbanes-Oxley Act (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), and are or have been throughout the periods covered by such Financial Statements (y)"independent" with respect to Cardinal within the meaning of Regulation S-X, and (z) with respect to Cardinal, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. Section 4.5(d) of the Cardinal Disclosure Memorandum lists all non-audit services performed by Cardinal's independent public accountants for Cardinal and its Subsidiaries since January 1, 2004.

        (e)   Cardinal maintains disclosure controls and procedures that would be required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Cardinal and its Subsidiaries is made known on a timely basis to the principal executive officer and the principal financial officer. Except as set forth in Section 5.5 of the Cardinal Disclosure Memorandum, Cardinal and its directors and executive officers have complied at all times with Section 16(a) of the Exchange Act, in all material respects, including the filing requirements thereunder to the extent applicable.

        5.6    Absence of Undisclosed Liabilities.    No Cardinal Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Cardinal Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Cardinal as of March 31, 2007, included in the Cardinal Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Section 4.6 of the Cardinal Disclosure Memorandum lists, and Cardinal has attached and delivered to Yadkin Valley copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(a)(4)(ii) of Regulation S-K of the Exchange Act) effected by Cardinal or its Subsidiaries other than letters of credit and unfunded loan commitments or credit lines. Except as disclosed in Section 4.6 of the Cardinal Disclosure Memorandum, no Cardinal Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $50,000 and any amounts, whether or not in excess of $50,000 that, in the aggregate, exceed $100,000. Except (x) as reflected in Cardinal's balance sheet at March 31, 2007 or Liabilities described in any notes thereto (or Liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for Liabilities incurred in the ordinary course of business since March 31, 2007 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Cardinal nor any of its Subsidiaries has any Liabilities of any nature.

        5.7    Loan and Investment Portfolios.    As of the date of this Agreement, all loans, discounts and financing leases reflected on the Cardinal Financial Statements were, and with respect to the Cardinal Financial Statements delivered as of the dates subsequent to the execution of this Agreement, will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business, (b) evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests that have been perfected. Except as specifically set forth in Section 5.7 of the Cardinal Disclosure Memorandum, no Cardinal Entity is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) to the Knowledge of Cardinal to be otherwise in Default for more than 30 days, (iii) classified as "substandard," "doubtful," "loss," "other assets especially mentioned" or any comparable classification by Cardinal, the FDIC or the North Carolina Banking Commissioner, or (iv) an obligation of any director, executive officer or 10% shareholder of Cardinal who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlled by or under common control with any of the foregoing. To Cardinal's Knowledge, each of the loans and other extensions of credit of Cardinal (with the exception of those loans and extensions of credit specified in Section 5.7 of the Cardinal Disclosure Memorandum) is collectible in the ordinary course of business in an amount which is not less than the amount at which it is carried on Cardinal's books and records.

        5.8    Absence of Certain Changes or Events.    Since March 31, 2007, except as disclosed in the Cardinal Financial Statements delivered prior to the date of this Agreement or in Section 5.8 of the Cardinal Disclosure Memorandum, (i) to the Knowledge of Cardinal, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an Cardinal Material Adverse Effect, (ii) Cardinal has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Cardinal Common Stock and (iii) no Cardinal Entity has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Cardinal provided in Article 7. Except as may result from the transactions contemplated by this Agreement, Cardinal has not, since March 31, 2007:

        (a)   except as set forth in Section 5.8(a) of the Cardinal Disclosure Memorandum, borrowed any money other than deposits or overnight fed funds or entered into any capital lease or leases; or, except in the ordinary course of business and consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any Lien any of its Assets, sold, assigned or transferred any of its Assets in excess of $50,000 in the aggregate or (iii) incurred any other Liability or loss representing, individually or in the aggregate, over $50,000;

        (b)   suffered over $50,000 in damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

        (c)   experienced any material adverse change in Asset concentrations as to customers or industries or in the nature and source of its Liabilities or in the mix or interest-bearing versus noninterest-bearing deposits;

        (d)   except as set forth in Section 5.8(d) of the Cardinal Disclosure Memorandum, to the Knowledge of Cardinal had any customer with a loan or deposit balance of more than $50,000 terminate, or received notice of such customer's intent to terminate, its relationship with Cardinal;

        (e)   failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business or to preserve the goodwill of its customers and others with whom it has business relations;

        (f)    except as set forth in Section 5.8(f) of the Cardinal Disclosure Memorandum, forgiven any debt owed to it in excess of $50,000, or canceled any of its claims or paid any of its noncurrent obligations or Liabilities;

        (g)   except as set forth in Section 5.8(g) of the Cardinal Disclosure Memorandum, made any capital expenditure or capital addition or betterment in excess of $50,000;

        (h)   except as set forth in Section 5.8(h) of the Cardinal Disclosure Memorandum, entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such Person whose annual compensation would, following such increase, exceed $50,000;

        (i)    except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Cardinal Financial Statements;

        (j)    except as set forth in Section 5.8(j) of the Cardinal Disclosure Memorandum, authorized or issued any additional shares of Cardinal Common Stock, preferred stock, or Equity Rights; or

        (k)   entered into any agreement, contract or commitment to do any of the foregoing (except as disclosed in the applicable Section of the Cardinal Disclosure Memorandum).

        5.9    Tax Matters.

        (a)   All Tax Returns required to be filed by or on behalf of any Cardinal Entity have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or before the date of the most recent fiscal year-end immediately preceding the Effective Time and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Cardinal Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.9 of the Cardinal Disclosure Memorandum. Cardinal's federal income Tax Returns have not been audited by the IRS. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of Cardinal.

        (b)   No Cardinal Entity has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

        (c)   The provision for any Taxes due or to become due for any Cardinal Entity for the period or periods through and including the date of the respective Cardinal Financial Statements that has been made and is reflected on such Cardinal Financial Statements is sufficient to cover all such Taxes.

        (d)   Deferred Taxes of Cardinal has been provided for in accordance with GAAP.

        (e)   Cardinal is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

        (f)    No Cardinal Entity has experienced a change in ownership with respect to its stock, within the meaning of Section 382 of the Internal Revenue Code, other than the ownership change that will occur as a result of the transactions contemplated by this Agreement.

        (g)   There is no pending claim by any Taxing Authority of a jurisdiction where the Cardinal has not filed Tax Returns that are subject to taxation in that jurisdiction.

        5.10    Allowance for Possible Loan Losses.    The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of Cardinal included in the Cardinal Financial Statements is and the Allowance shown on the consolidated balance sheets of Cardinal as of dates subsequent to the execution of this Agreement and prior to the Effective Time will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Cardinal and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Cardinal as of the dates thereof.

        5.11    Assets.

        (a)   Except as disclosed in Section 5.11 of the Cardinal Disclosure Memorandum or as disclosed or reserved against in the Cardinal Financial Statements, Cardinal has good and marketable title, free and clear of all Liens, to its Assets, except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the Cardinal Financial Statements or that secure deposits of public funds as required by law; (ii) Liens for Taxes accrued but not yet payable; (iii) Liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such Assets or the potential sale of any of such Assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. All tangible properties used in the business of Cardinal are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Cardinal's past practices. All Assets which are material to Cardinal's business on a consolidated basis, held under leases or subleases by a Cardinal Entity, are held under valid Contracts enforceable against such Cardinal Entity in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

        (b)   Cardinal has paid all amounts due and payable under any insurance policies and guarantees applicable to Cardinal and its Assets and operations; all such insurance policies and guarantees are in full force and effect, and all of Cardinal's material properties are insured against fire, casualty, theft, loss, and such other events against which it is customary to insure, all such insurance policies being in amounts and with deductibles that are adequate and are consistent with past practice and experience. Cardinal has not received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance, and no notices of claims in excess of such amounts have been given by Cardinal under such policies.

        (c)   With respect to each lease of any real property or personal property to which Cardinal is a party (whether as lessee or lessor), except for financing leases in which Cardinal is lessor, (i) such lease is in full force and effect in accordance with its terms against the Cardinal Entity that is a party to the lease; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid by Cardinal; (iii) there exists no Default under such lease by Cardinal; and (iv) upon receipt of the consents described in Section 5.11(c) of the Cardinal Disclosure Memorandum, the Merger will not constitute a default or a cause for termination or modification of such lease.

        (d)   Cardinal has no legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any substantial part of its Assets except in the ordinary course of business consistent with past practices.

        (e)   Cardinal's Assets include all material Assets required to operate the businesses of Cardinal as presently conducted.

        (f)    Section 5.11 of the Cardinal Disclosure Memorandum sets forth a listing of all securities owned, of record or beneficially, by Cardinal as of March 31, 2007. All securities owned, of record or beneficially, by Cardinal are held free and clear of all Liens of any other Person, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits), which would materially impair the ability of Cardinal to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Cardinal is a party with respect to the voting of any such securities. With respect to all "repurchase agreements" under which Cardinal has "purchased" securities under agreement to resell, Cardinal has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to Cardinal, which is secured by such collateral. Since March 31, 2007, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of the securities portfolio of Cardinal.

        5.12    Intellectual Property.    Cardinal owns or has a license to use the Intellectual Property used by Cardinal in the course of its businesses. Cardinal owns or has a license to any Intellectual Property sold or licensed to a third party by Cardinal in connection with Cardinal's business operations, and Cardinal has the right to convey by sale or license any Intellectual Property so conveyed. Cardinal has not received notice of Default under any of its respective Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, that challenge the rights of Cardinal with respect to Intellectual Property used, sold or licensed by Cardinal in the course of its businesses, nor has any Person claimed or alleged any rights to such Intellectual Property. The conduct of Cardinal's businesses does not infringe any Intellectual Property of any other Person. Except as disclosed in Section 5.12 of the Cardinal Disclosure Memorandum, (i) Cardinal is not obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property, and (ii) no officer, director or employee of Cardinal is a party to any Contract that restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including Cardinal.

        5.13    Environmental Matters.

        (a)   Except as disclosed in Section 5.13(a) of the Cardinal Disclosure Memorandum, Cardinal, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws in all material respects.

        (b)   Except as disclosed in Section 5.13(b) of the Cardinal Disclosure Memorandum, there is no Litigation pending or overtly threatened before any court, governmental agency, or authority or other forum in which Cardinal or any of its Operating Properties or Participation Facilities (or Cardinal in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by Cardinal or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

        (c)   During the period of (i) Cardinal's ownership or operation of any of its Assets, (ii) Cardinal's participation in the management of any Participation Facility, or (iii) Cardinal's holding of a security interest in a Operating Property, there has been no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties of which Cardinal has Knowledge. Prior to the period of (i) Cardinal's ownership or operation of any of its Operating Properties or Participation Facilities, (ii) Cardinal's participation in the management of any Participation Facility, or (iii) Cardinal's holding of a security interest in an Operating Property of which Cardinal has Knowledge, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property. No lead-based paint or asbestos in any form of which Cardinal has Knowledge is present in, at, on, under, about, or affecting (or potentially affecting) any Participation Facility of Operating Property.

        (d)   Cardinal has delivered to YVB true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Cardinal pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Participation Facility of Operating Property, or concerning compliance by Cardinal or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

        (e)   There are no aboveground or underground storage tanks, whether in use or closed, in, at, on, or under any Participation Facility or Operating Property. Section 5.13(e) of the Cardinal Disclosure Memorandum contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of Cardinal at or from any Asset. Any such tank removals were performed in accordance with Environmental Laws and no soil or groundwater contamination resulted from the operation or removal of such tanks.

        5.14    Compliance with Laws.    Cardinal is a North Carolina banking corporation whose deposits are and will at the Effective Time be insured by the FDIC. Cardinal has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 5.14 of the Cardinal Disclosure Memorandum, no Cardinal Entity is:

        (a)   in Default under any of the provisions of its respective Articles of Incorporation or Bylaws;

        (b)   in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

        (c)   since January 1, 2004, in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Cardinal Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring the Cardinal Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies or its management.

        Copies of all reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to YVB.

        5.15    Labor Relations.    No Cardinal Entity is a party to any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization or other employee representative to wages or conditions of employment, nor is any Cardinal Entity party to any collective bargaining agreement, nor to the Knowledge of Cardinal, is there any pending or threatened strike, slowdown, picketing, work stoppage or other labor dispute involving Cardinal. There is no activity involving any employees of Cardinal seeking to certify a collective bargaining unit or engaging in any other organization activity.

        5.16    Employee Benefit Plans.

        (a)   Cardinal and any other entities which now or in the past constitute a single employer within the meaning of Internal Revenue Code Section 414 are hereinafter collectively referred to as the "Company Group."

        (b)   The following agreements, plans or arrangements, whether formal or informal and whether or not documented in writing, which are presently in effect and which cover current or former employees, directors and/or other service providers of any member of the Company Group (collectively "Participants") are referred to as the "Company Plans":

            (i)  Any employee benefit plan as defined in Section 3(3) of the ERISA, and any trust or other funding agency created thereunder, or under which any member of the Company Group, with respect to employees, has any outstanding, present, or future Liability, or under which any employee or former employee has any present or future right to benefits which are covered by ERISA; or

           (ii)  Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical, life insurance, split dollar or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which any member of the Company Group maintains or to which any member of the Company Group has any outstanding, present or future obligations to contribute or make payments under, whether voluntary, contingent or otherwise.

        Cardinal has delivered to YVB true and complete copies, if any, of all written plan documents and contracts evidencing the Company Plans, as they may have been amended to the date hereof, together with the most recently filed IRS Form 5500 relating to each Company Plan, to the extent applicable, and any accompanying financial statements.

        (c)   Except as to those plans identified in Section 5.16 of the Cardinal Disclosure Memorandum as Company Plans intended to be qualified under Section 401(a) of the Internal Revenue Code (the "Company Qualified Plans"), no member of the Company Group maintains a Company Plan which meets or was intended to meet the requirements of Section 401(a). As to each Company Qualified Plan, the Internal Revenue Service has issued favorable determination letter(s) (or similar letter(s) in the case of the prototype plan) to the effect that such Company Qualified Plan is a tax-qualified plan in form and that any related trust is exempt from taxation, and such determination or similar letter(s) remain in effect and have not been revoked or, in the alternative, the Internal Revenue Service has issued favorable determination or similar letter(s) to the effect that the prototype plan under which such Company Qualified Plan has been adopted is a tax-qualified plan in form and that any related trust is exempt from taxation, and that Cardinal may rely upon such favorable determination or similar letter(s) and, to Cardinal's Knowledge, such favorable determination or similar letter(s) remain in effect and have not been revoked. Copies of the most recent favorable determination or similar letters and any outstanding requests for a favorable determination or similar letter with respect to each Company Qualified Plan, if any, have been delivered to YVB. Except as set forth in Section 5.16 of the Cardinal Disclosure Memorandum, no Company Qualified Plan has been amended since the issuance of each respective most recent favorable determination or similar letter. The Company Qualified Plans currently comply in form with the requirements under Internal Revenue Code Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required. No issue concerning qualification of the Company Qualified Plans is pending before or is threatened by the Internal Revenue Service. The Company Qualified Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Company Qualified Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of Internal Revenue Code Section 401(a). No member of the Company Group or any fiduciary of any Company Qualified Plan has done anything that would adversely affect the qualified status of the Company Qualified Plans or the related trusts. Prior to the Closing Date, any Company Qualified Plan which is required to satisfy Internal Revenue Code Sections 401(k)(3) and 401(m)(2) has been, or will be, tested for compliance with, and has satisfied, or will satisfy, the requirements of, such Sections of the Internal Revenue Code for each plan year ending prior to the Closing Date.

        (d)   Each member of the Company Group is in compliance in all material respects with the requirements prescribed by any and all statutes, orders, governmental rules and regulations applicable to the Company Plans and all reports and disclosures relating to the Company Plans required to be filed with or furnished to any governmental entity, Participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable Law.

        (e)   No termination or partial termination of any Company Qualified Plan has occurred nor has a notice of intent to terminate any Company Qualified Plan been issued by a member of the Company Group.

        (f)    No member of the Company Group maintains an "employee benefit pension plan" within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

        (g)   No member of the Company Group has any remaining Liability under any previously maintained Company Plan, whether maintained as a written or unwritten, formal or informal arrangement.

        (h)   Each member of the Company Group has made full and timely payment of, or has accrued, pending full and timely payment, all amounts which are required under the terms of each of the Company Plans and in accordance with applicable Law and Contracts to be paid as a contribution to each Company Plan.

        (i)    No member of the Company Group has any obligation or Liability to contribute or has contributed to any "multiemployer plan" as defined in Section 3(37) of ERISA.

        (j)    No member of the Company Group nor any other "disqualified person" or "party in interest" (as defined in Internal Revenue Code Section 4975 and ERISA Section 3(14), respectively) with respect to the Company Plans, has engaged in any "prohibited transaction" (as defined in Internal Revenue Code Section 4975 or ERISA Section 406). All members of the Company Group and all fiduciaries with respect to the Company Plans, including any members of the Company Group which are fiduciaries as to a Company Plan, have complied in all respects with the requirements of ERISA Section 404. No member of the Company Group and no party in interest or disqualified person with respect to the Company Plans has taken or omitted any action which could lead to the imposition of an excise tax under the Internal Revenue or a fine under ERISA.

        (k)   No member of the Company Group has made or is obligated to make any nondeductible contributions to any Company Plan.

        (l)    Except as set forth in Section 5.16(l) of the Cardinal Disclosure Memorandum, no member of the Company Group is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Internal Revenue Code Section 280G(b) (determined without regard to Internal Revenue Code Section 280G(b)(2)(A)(ii)).

        (m)  Other than routine claims for benefits, to the Knowledge of Cardinal, there are no actions, audits, investigations, suits or claims pending, or threatened against any Company Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Company Plan or against the assets of any Company Plan.

        (n)   Except as disclosed in Section 5.16(n) of the Cardinal Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, parachute payments or otherwise) becoming due to any Person, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefit.

        (o)   Except as set forth in Section 5.16(o) of the Cardinal Disclosure Memorandum, other than health continuation coverage required by COBRA, no member of the Company Group has any obligation to any retired or former employee, director or other service provider or any current employee, director or other service provider upon retirement or termination of employment under any Company Plan respecting health and/or death benefits.

        (p)   The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) maintained by the Company Group for present or former directors, employees or other service providers have been fully and accurately reflected on the Cardinal Financial Statements to the extent required by and in accordance with GAAP.

        (q)   Each nonqualified plan of deferred compensation, within the meaning of Section 409A of the Internal Revenue Code, maintained by one or more members of the Company Group has been operated in compliance with the requirements of Section 409A (or an available exemption therefrom) such that amounts of compensation deferred thereunder will not be includible in gross income under Section 409A prior to the distribution of benefits thereunder in accordance with the terms of such plan and will not be subject to the additional tax under Section 409A(a)(1)(B)(ii).

        (r)   The members of the Company Group, or any successor entity, may terminate any Company Plan prospectively at any time without further Liability to any member of the Company Group or the successor entity, including, without limitation, any additional contributions, penalties, premiums, fees, surrender charges, market value adjustments or any other charges as a result of such termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the Cardinal Financial Statements.

        (s)   Since March 31, 2007, except as disclosed in Section 5.16 of the Cardinal Disclosure Memorandum, no member of the Company Group has (i) increased the rate of compensation payable or to become payable to any director, employee or other service provider of the Company Group, other than in the ordinary course of business and consistent with past practice; (ii) amended or entered into any employment, severance, change in control or similar Contract with any such director, employee or other service provider; (iii) paid or agreed to pay any bonuses or other compensation, other than in the ordinary course of business and consistent with past practice, to any such director, employee or other service provider; (iv) amended any Company Plan, other than any amendment required by Law; (v) adopted any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Company Plan; or (vi) terminated any existing Company Plan.

        5.17    Material Contracts.    Except as disclosed in Section 5.17 of the Cardinal Disclosure Memorandum or otherwise reflected in the Cardinal Financial Statements, neither Cardinal nor any of its Assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by Cardinal or the guarantee by Cardinal of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract that prohibits or restricts

Cardinal or any employee thereof from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course of business with customers), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by Cardinal, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $50,000), or (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet that is a financial derivative Contract (collectively, (i) through (vii) above are referred to as the "Cardinal Contracts"). With respect to each Cardinal Contract and except as disclosed in Section 5.17 of the Cardinal Disclosure Memorandum: (i) the Contract is in full force and effect against Cardinal; (ii) Cardinal is not in Default of any material provision thereunder; (iii) Cardinal has not repudiated or waived any material provision of any such Contract; and (iv) to Cardinal's Knowledge, no other party to any such Contract is in Default in any respect, or has repudiated or waived any material provision thereunder. All of the indebtedness of Cardinal for money borrowed is prepayable at any time by Cardinal without penalty or premium.

        5.18    Legal Proceedings.    Except as disclosed in Section 5.18 of the Cardinal Disclosure Memorandum, there is no Litigation instituted, pending or, to the Knowledge of Cardinal, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of a material unfavorable outcome) against Cardinal, or against any employee benefit plan of Cardinal, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Cardinal. Section 5.18 of the Cardinal Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which Cardinal is a party and that names Cardinal as a defendant or cross-defendant or for which Cardinal has any potential Liability in excess of $50,000.

        5.19    Reports.    Since December 31, 2002, Cardinal has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        5.20    Tax and Regulatory Matters.    Cardinal has not taken or agreed to take any action, and has no Knowledge of any fact or circumstance that is reasonably likely, to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

        5.21    Internal Accounting.    Cardinal maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain Asset and Liability accountability, (iii) access to Assets or incurrence of Liabilities is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for Assets and Liabilities is compared with the existing Assets and Liabilities at reasonable intervals and appropriate action is taken with respect to any difference.

        5.22    Community Reinvestment Act.    Cardinal has complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has a CRA rating of not less than "satisfactory," has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

        5.23    Privacy of Customer Information.

        (a)   Cardinal is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information ("IIPI") relating to customers, former customers and prospective customers that will be transferred to YVB pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 5.23, "IIPI" shall include any information relating to an identified or identifiable natural person.

        (b)   The collection and use of such IIPI by Cardinal, the transfer of such IIPI to YVB, and the use of such IIPI by YVB as contemplated by this Agreement complies in all material respects with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy law, and any contract or industry standard relating to privacy.

        5.24    Technology Systems.

        (a)   Except to the extent indicated in Section 5.24 of the Cardinal Disclosure Memorandum, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by Cardinal (collectively, the "Technology Systems") to continue by YVB to the same extent and in the same manner that it has been used by Cardinal.

        (b)   Since January 1, 2005, the Technology Systems have not suffered unplanned disruption causing a Cardinal Material Adverse Effect. Except for ongoing payments due under relevant third party agreements, Cardinal's use of the Technology Systems is free from any Liens. Access to business critical parts of the Technology Systems is not shared with any third party.

        (c)   Details of Cardinal's disaster recovery and business continuity arrangements have been provided to YVB with the Cardinal Disclosure Memorandum.

        (d)   Except to the extent indicated in Section 5.24 of the Cardinal Disclosure Memorandum, Cardinal has no Knowledge of any material circumstances including, without limitation, the execution of this Agreement that would enable any third party to terminate any of Cardinal's agreements or arrangements relating to the Technology Systems (including maintenance and support).

        5.25    Bank Secrecy Act Compliance.    Cardinal is in compliance in all material respects with the provisions of the Bank Secrecy Act of 1970 (the "Bank Secrecy Act"), and all regulations promulgated thereunder including, but not limited to, those provisions of the Bank Secrecy Act that address suspicious activity reports and compliance programs. Cardinal has implemented a Bank Secrecy Act compliance program that adequately covers all of the required program elements as required by 12 C.F.R. §21.21.

        5.26    Cardinal Disclosure Memorandum.    Cardinal has delivered to YVB the Cardinal Disclosure Memorandum containing certain information regarding Cardinal as indicated at various places in this Agreement. All information set forth in the Cardinal Disclosure Memorandum shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Cardinal under this Article 5. The information contained in the Cardinal Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article 5 and the covenants in Article 7 to the extent applicable, except that information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

        5.27    Board Recommendation.    The Board of Directors of Cardinal, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of Cardinal Common Stock approve this Agreement.

        5.28    Opinion of Financial Advisor.    Cardinal has received the opinion of The Orr Group, dated the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of Cardinal Common Stock is fair, from a financial point of view, to such holders, a signed copy or photocopy of which has been provided to YVB.

        5.29    Statements True and Correct.

        (a)   No statement, certificate, instrument, or other writing furnished or to be furnished by any Cardinal or any Affiliate thereof to Yadkin Valley pursuant to this Agreement or any other document, agreement, or instrument referred to herein, when considered as a whole and subject to all materiality and knowledge qualifiers, exclusions, limitations and references to the Cardinal Disclosure Memorandum, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   None of the information supplied or to be supplied by any Cardinal Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Yadkin Valley with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Cardinal or any Affiliate thereof for inclusion in any Proxy Statement to be mailed to Cardinal's shareholders in connection with the Cardinal Shareholders Meeting, and any other documents to be filed by any Cardinal Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the any Registration Statement, when first mailed to the shareholders of Cardinal be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Registration Statement or any amendment thereof or supplement thereto, at the time of the Cardinal Shareholders Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Cardinal Shareholders Meeting.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF YADKIN VALLEY AND YVB

        Yadkin Valley and YVB hereby represent and warrant to Cardinal as follows:

        6.1    Organization, Standing and Power.    Yadkin Valley is a corporation in good standing under the laws of the State of North Carolina, and Yadkin Valley is duly registered as a bank holding company under the BHC Act. YVB is a banking corporation in good standing and duly registered under the laws of the State of North Carolina. Each of Yadkin Valley and YVB has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Each of Yadkin Valley and YVB is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Yadkin Valley or YVB Material Adverse Effect.

        6.2    Authority; No Breach By Agreement.

        (a)   Each of Yadkin Valley and YVB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Yadkin Valley and YVB. Subject to receipt of the requisite Consents of Regulatory Authorities, this Agreement represents legal, valid, and binding obligations of Yadkin Valley and YVB and is enforceable against Yadkin Valley and YVB in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

        (b)   Neither the execution and delivery of this Agreement by YVB, nor the consummation by YVB of the transactions contemplated hereby, nor compliance by YVB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of YVB's Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of Yadkin Valley or any resolution adopted by the Board of Directors or the shareholders of Yadkin Valley or YVB that is currently in effect, or (ii) constitute or result in a Default under, or require any Consent pursuant to, accelerate the performance required by, or result in the creation of any Lien on any Asset of YVB or Yadkin Valley under any Contract or Permit of YVB or Yadkin Valley or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to YVB or Yadkin Valley or any of their respective material Assets.

        (c)   Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of any governmental authority is necessary for the consummation by Yadkin Valley and YVB of the Merger, and the other transactions contemplated in this Agreement.

        6.3    Capital Stock.

        (a)   The authorized capital stock of Yadkin Valley consists of 20,000,000 shares of Yadkin Valley Common Stock, of which 10,618,960 shares are issued and outstanding and 593,151 shares are reserved for issuance pursuant to outstanding options, or options available for future issuance, to purchase shares of Yadkin Valley Common Stock. All of the issued and outstanding shares of Yadkin Valley Common Stock are, and all of the shares of Yadkin Valley Common Stock to be issued in exchange for shares of Cardinal Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the NCBCA. None of the outstanding shares of Yadkin Valley Common Stock has been, and none of the shares of Yadkin Valley Common Stock to be issued in exchange for shares of Cardinal Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Yadkin Valley.

        (b)   Except as set forth in Section 6.3 of this Agreement, there are no (i) shares of capital stock, preferred stock or other equity securities of Yadkin Valley outstanding or (ii) outstanding Equity Rights relating to the capital stock of Yadkin Valley.

        6.4    Yadkin Valley Subsidiaries.    Yadkin Valley owns all of the issued and outstanding shares of capital stock (or other equity interests) of YVB. No capital stock (or other equity interest) of YVB is or may become required to be issued (other than to another Yadkin Valley Entity) by reason of any Equity Rights, and there are no Contracts by which YVB is bound to issue (other than to another Yadkin Valley Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which Yadkin Valley is or may be bound to transfer any shares of the capital stock (or other equity interests) of YVB (other than to another Yadkin Valley Entity). There are no Contracts relating to the rights of Yadkin Valley to vote or to dispose of any shares of the capital stock (or other equity interests) of YVB. All of the shares of capital stock (or other equity interests) of YVB held by Yadkin Valley are fully paid and nonassessable (except to the extent provided in Section 53-42 of the North Carolina General Statutes) and are owned by Yadkin Valley free and clear of any Lien. Each Yadkin Valley Subsidiary is either a bank, or a corporation, and each such Yadkin Valley Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each Yadkin Valley Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Yadkin Valley. YVB is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

        6.5    Exchange Act Filings; Securities Offerings; Financial Statements.

        (a)   Yadkin Valley has timely filed and made available to Cardinal all Securities Documents required to be filed by Yadkin Valley since January 1, 2001 (the "Yadkin Valley Securities Reports"). The Yadkin Valley Securities Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Yadkin Valley Securities Reports or necessary in order to make the statements in such Yadkin Valley Securities Reports not misleading. Each offering or sale of securities by Yadkin Valley since January 1, 2001 (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading. Yadkin Valley has delivered or made available to Cardinal all comment letters received by Yadkin Valley from the staff of the SEC or the FDIC and all responses to such comment letters by or on behalf of Yadkin Valley with respect to all filings under the Securities Laws made since January 1, 2001. Yadkin Valley's principal executive officer and principal financial officer (and Yadkin Valley's former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to Yadkin Valley Securities Reports to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Yadkin Valley nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications. No Yadkin Valley Subsidiary is required to file any Securities Documents.

        (b)   Each of the Yadkin Valley Financial Statements (including, in each case, any related notes) that are contained in the Yadkin Valley Securities Reports, including any Yadkin Valley Securities Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all material respects with the Exchange Act, was or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), fairly presented or will fairly present in all material respects the financial position of Yadkin Valley and its Subsidiaries as at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the Assets and Liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were or will be certified to the extent required by the Sarbanes-Oxley Act.

        (c)   Each of the Yadkin Valley Financial Statements (including, in each case, any related notes) that are not required to be contained in the Yadkin Valley Securities Reports, including any Yadkin Valley Securities Reports filed after the date of this Agreement until the Effective Time, was or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements), fairly presented or will fairly present in all material respects the financial position of Yadkin Valley and its Subsidiaries as at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the Assets and Liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

        (d)   Yadkin Valley's independent public accountants, which have expressed their opinion with respect to the Financial Statements of Yadkin Valley and its Subsidiaries whether or not included in Yadkin Valley's Exchange Act Reports (including the related notes), are and have been for all periods required by the Sarbanes-Oxley Act (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), and are or have been throughout periods covered by such Financial Statements (y) "independent" with respect to Yadkin Valley within the meaning of Regulation S-X, and (z) with respect to Yadkin Valley, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. Section 6.5(d) of the Yadkin Valley Disclosure Memorandum lists all non-audit services performed by Yadkin Valley's independent public accountants for Yadkin Valley and its Subsidiaries since January 1, 2004.

        (e)   Yadkin Valley maintains disclosure controls and procedures that would be required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Yadkin Valley and its Subsidiaries is made known on a timely basis to the principal executive officer and the principal financial officer. Except as set forth in the Yadkin Valley Disclosure Memorandum, Yadkin Valley and its directors and executive officers have complied at all times with Section 16(a) of the Exchange Act, in all material respects, including the filing requirements thereunder to the extent applicable.

        6.6    Absence of Undisclosed Liabilities.    No Yadkin Valley Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Yadkin Valley Material Adverse Effect, except Liabilities which are (i) accrued or reserved against in the consolidated balance sheet of Yadkin Valley as of March 31, 2007, included in the Yadkin Valley Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred in connection with the transactions contemplated by this Agreement. Section 6.6 of the Yadkin Valley Disclosure Memorandum lists, and Yadkin Valley has attached and delivered to Cardinal copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(a)(4)(ii) of Regulation S-K of the Exchange Act) effected by Yadkin Valley or its Subsidiaries other than letters of credit and unfunded loan commitments or credit lines. Except as disclosed in Section 6.6 of the Yadkin Valley Disclosure Memorandum, no Yadkin Valley Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Person for any amount in excess of $50,000 and any amounts, whether or not in excess of $50,000 that, in the aggregate, exceed $100,000. Except (x) as reflected in Yadkin Valley's balance sheet at March 31, 2007 or Liabilities described in any notes thereto (or Liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP or any applicable Regulatory Authority) or (y) for Liabilities incurred in the ordinary course of business since March 31, 2007 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Yadkin Valley nor any of its Subsidiaries has any Liabilities of any nature.

        6.7    Tax Matters.

        (a)   All Tax Returns required to be filed by or on behalf of any Yadkin Valley Entity have been timely filed or requests for extensions have been timely filed, granted, and have not expired for all periods ended on or before the date of the most recent fiscal year-end immediately preceding the Effective Time and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Yadkin Valley Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.7 of the Yadkin Valley Disclosure Memorandum. Yadkin Valley's federal income Tax Returns have not been audited by the IRS. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of Yadkin Valley.

        (b)   No Yadkin Valley Entity has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

        (c)   The provision for any Taxes due or to become due for any Yadkin Valley Entity for the period or periods through and including the date of the respective Yadkin Valley Financial Statements that has been made and is reflected on such Yadkin Valley Financial Statements is sufficient to cover all such Taxes.

        (d)   Deferred Taxes of Yadkin Valley has been provided for in accordance with GAAP.

        (e)   Yadkin Valley is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

        (f)    No Yadkin Valley Entity has experienced a change in ownership with respect to its stock, within the meaning of Section 382 of the Internal Revenue Code.

        (g)   There is no pending claim by any Taxing Authority of a jurisdiction where the Yadkin Valley has not filed Tax Returns that are subject to taxation in that jurisdiction.

        6.8    Allowance for Possible Loan Losses.    The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of Yadkin Valley included in the Yadkin Valley Financial Statements is and the Allowance shown on the consolidated balance sheets of Yadkin Valley as of dates subsequent to the execution of this Agreement and prior to the Effective Time will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Yadkin Valley and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Yadkin Valley as of the dates thereof.

        6.9    Environmental Matters.

        (a)   Except as disclosed in Section 6.9(a) of the Yadkin Valley Disclosure Memorandum, Yadkin Valley, its Participation Facilities, and its Operating Properties are, and have been, in compliance with Environmental Laws in all material respects.

        (b)   Except as disclosed in Section 6.9(b) of the Yadkin Valley Disclosure Memorandum, there is no Litigation pending or overtly threatened before any court, governmental agency, or authority or other forum in which Yadkin Valley or any of its Operating Properties or Participation Facilities (or Yadkin Valley in respect of such Operating Property or Participation Facility) has been or, with respect to overtly threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release into the indoor or outdoor Environment of any Hazardous Material, whether or not occurring in, at, on, under, about, adjacent to, or affecting (or potentially affecting) an Asset currently or formerly owned, leased, or operated by Yadkin Valley or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence.

        (c)   During the period of (i) Yadkin Valley's ownership or operation of any of its Assets, (ii) Yadkin Valley's participation in the management of any Participation Facility, or (iii) Yadkin Valley's holding of a security interest in a Operating Property, there has been no Release of any Hazardous Material in, at, on, under, about, adjacent to, or affecting (or potentially affecting) such properties of which Yadkin Valley has Knowledge. Prior to the period of (i) Yadkin Valley's ownership or operation of any of its Operating Properties or Participation Facilities, (ii) Yadkin Valley's participation in the management of any Participation Facility, or (iii) Yadkin Valley's holding of a security interest in an Operating Property of which Yadkin Valley has Knowledge, there was no Release of any Hazardous Material in, at, on, under, about, or affecting any such property, Participation Facility or Operating Property. No lead-based paint or asbestos in any form of which Yadkin Valley has Knowledge is present in, at, on, under, about, or affecting (or potentially affecting) any Participation Facility of Operating Property.

        (d)   Yadkin Valley has delivered to Cardinal true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Yadkin Valley pertaining to Hazardous Materials in, at, on, under, about, or affecting (or potentially affecting) any Participation Facility of Operating Property, or concerning compliance by Yadkin Valley or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

        (e)   There are no aboveground or underground storage tanks, whether in use or closed, in, at, on, or under any Participation Facility or Operating Property. Section 6.9(e) of the Yadkin Valley Disclosure Memorandum contains a detailed description of all above-ground or underground storage tanks removed by or on behalf of Yadkin Valley at or from any Asset. Any such tank removals were performed in accordance with Environmental Laws and no soil or groundwater contamination resulted from the operation or removal of such tanks.

        6.10    Compliance with Laws.    YVB is a North Carolina banking corporation whose deposits are and will at the Effective Time be insured by the FDIC. Yadkin Valley has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 6.10 of the Yadkin Valley Disclosure Memorandum, no Yadkin Valley Entity is:

        (a)   in Default under any of the provisions of its respective Articles of Incorporation or Bylaws;

        (b)   in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

        (c)   since January 1, 2004, in receipt of any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Yadkin Valley Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits or (iii) requiring the Yadkin Valley Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies or its management.

        Copies of all reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Cardinal.

        6.11    Employee Benefit Plans.

        (a)   Yadkin Valley and any other entities which now or in the past constitute a single employer within the meaning of Internal Revenue Code Section 414 are hereinafter collectively referred to as the "Company Group."

        (b)   The following agreements, plans or arrangements, whether formal or informal and whether or not documented in writing, which are presently in effect and which cover current or former employees, directors and/or other service providers of any member of the Company Group (collectively "Participants") are referred to as the "Company Plans":

            (i)  Any employee benefit plan as defined in Section 3(3) of the ERISA, and any trust or other funding agency created thereunder, or under which any member of the Company Group, with respect to employees, has any outstanding, present, or future obligation or Liability, or under which any employee or former employee has any present or future right to benefits which are covered by ERISA; or

           (ii)  Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical, life insurance, split dollar or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which any member of the Company Group maintains or to which any member of the Company Group has any outstanding, present or future obligations to contribute or make payments under, whether voluntary, contingent or otherwise.

        Yadkin Valley has delivered to Cardinal true and complete copies, if any, of all written plan documents and contracts evidencing the Company Plans, as they may have been amended to the date hereof, together with the most recently filed IRS Form 5500 relating to each Company Plan, to the extent applicable, and any accompanying financial statements.

        (c)   Except as to those plans identified in Section 6.11 of the Yadkin Valley Disclosure Memorandum as Company Plans intended to be qualified under Section 401(a) of the Internal Revenue Code (the "Company Qualified Plans"), no member of the Company Group maintains a

Company Plan which meets or was intended to meet the requirements of Section 401(a). As to each Company Qualified Plan, the Internal Revenue Service has issued favorable determination letter(s) to the effect that such Company Qualified Plan is a tax-qualified plan in form and that any related trust is exempt from taxation, and such determination letter(s) remain in effect and have not been revoked or, in the alternative, the Internal Revenue Service has issued favorable determination letter(s) to the effect that the prototype plan under which such Company Qualified Plan has been adopted is a tax-qualified plan in form and that any related trust is exempt from taxation, and that Yadkin Valley may rely upon such favorable determination letter(s) and, to Yadkin Valley's Knowledge, such favorable determination letter(s) remain in effect and have not been revoked. Copies of the most recent favorable determination letters and any outstanding requests for a favorable determination letter with respect to each Company Qualified Plan, if any, have been delivered to YVB. Except as set forth in Section 6.11 of the Yadkin Valley Disclosure Memorandum, no Company Qualified Plan has been amended since the issuance of each respective most recent favorable determination letter. The Company Qualified Plans currently comply in form with the requirements under Internal Revenue Code Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required. No issue concerning qualification of the Company Qualified Plans is pending before or is threatened by the Internal Revenue Service. The Company Qualified Plans have been administered according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case the Company Qualified Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of Internal Revenue Code Section 401(a). No member of the Company Group or any fiduciary of any Company Qualified Plan has done anything that would adversely affect the qualified status of the Company Qualified Plans or the related trusts. Prior to the Closing Date, any Company Qualified Plan which is required to satisfy Internal Revenue Code Sections 401(k)(3) and 401(m)(2) has been, or will be, tested for compliance with, and has satisfied, or will satisfy, the requirements of, such Sections of the Internal Revenue Code for each plan year ending prior to the Closing Date.

        (d)   Each member of the Company Group is in compliance in all material respects with the requirements prescribed by any and all statutes, orders, governmental rules and regulations applicable to the Company Plans and all reports and disclosures relating to the Company Plans required to be filed with or furnished to any governmental entity, Participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable Law.

        (e)   No termination or partial termination of any Company Qualified Plan has occurred nor has a notice of intent to terminate any Company Qualified Plan been issued by a member of the Company Group.

        (f)    No member of the Company Group maintains an "employee benefit pension plan" within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

        (g)   No member of the Company Group has any remaining Liability under any previously maintained Company Plan, whether maintained as a written or unwritten, formal or informal arrangement.

        (h)   Each member of the Company Group has made full and timely payment of, or has accrued, pending full and timely payment, all amounts which are required under the terms of each of the Company Plans and in accordance with applicable Law and Contracts to be paid as a contribution to each Company Plan.

        (i)    No member of the Company Group has any obligation or Liability to contribute or has contributed to any "multiemployer plan" as defined in Section 3(37) of ERISA.

        (j)    No member of the Company Group nor any other "disqualified person" or "party in interest" (as defined in Internal Revenue Code Section 4975 and ERISA Section 3(14), respectively) with respect to the Company Plans, has engaged in any "prohibited transaction" (as defined in Internal Revenue Code Section 4975 or ERISA Section 406). All members of the Company Group and all fiduciaries with respect to the Company Plans, including any members of the Company Group which are fiduciaries as to a Company Plan, have complied in all respects with the requirements of ERISA Section 404. No member of the Company Group and no party in interest or disqualified person with respect to the Company Plans has taken or omitted any action which could lead to the imposition of an excise tax under the Internal Revenue or a fine under ERISA.

        (k)   No member of the Company Group has made or is obligated to make any nondeductible contributions to any Company Plan.

        (l)    Except as set forth in Section 6.11(l) of the Yadkin Valley Disclosure Memorandum, no member of the Company Group is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Internal Revenue Code Section 280G(b) (determined without regard to Internal Revenue Code Section 280G(b)(2)(A)(ii)).

        (m)  Other than routine claims for benefits, to the Knowledge of Yadkin Valley, there are no actions, audits, investigations, suits or claims pending, or threatened against any Company Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Company Plan or against the assets of any Company Plan.

        (n)   Except as disclosed in Section 6.11(n) of the Yadkin Valley Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, parachute payments or otherwise) becoming due to any person, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefit.

        (o)   Except as disclosed in Section 6.11(o) of the Yadkin Valley Disclosure Memorandum, other than health continuation coverage required by COBRA, no member of the Company Group has any obligation to any retired or former employee, director or other service provider or any current employee, director or other service provider upon retirement or termination of employment under any Company Plan respecting health and/or death benefits.

        (p)   The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) maintained by the Company Group for present or former directors, employees or other service providers have been fully and accurately reflected on the Yadkin Valley Financial Statements to the extent required by and in accordance with GAAP.

        (q)   Each nonqualified plan of deferred compensation, within the meaning of Section 409A of the Internal Revenue Code, maintained by one or more members of the Company Group has been operated in compliance with the requirements of Section 409A (or an available exemption therefrom) such that amounts of compensation deferred thereunder will not be includible in gross income under Section 409A prior to the distribution of benefits thereunder in accordance with the terms of such plan and will not be subject to the additional tax under Section 409A(a)(1)(B)(ii).

        (r)   The members of the Company Group, or any successor entity, may terminate any Company Plan prospectively at any time without further Liability to any member of the Company Group or the successor entity, including, without limitation, any additional contributions, penalties, premiums, fees, surrender charges, market value adjustments or any other charges as a result of such termination, except to the extent of funds set aside for such purpose or reflected as reserved for such purpose on the Yadkin Valley Financial Statements.

        (s)   Since March 31, 2007, except as disclosed in Section 6.11 of the Yadkin Valley Disclosure Memorandum, no member of the Company Group has (i) increased the rate of compensation payable or to become payable to any director, employee or other service provider of the Company Group, other than in the ordinary course of business and consistent with past practice; (ii) amended or entered into any employment, severance, change in control or similar Contract with any such director, employee or other service provider; (iii) paid or agreed to pay any bonuses or other compensation, other than in the ordinary course of business and consistent with past practice, to any such director, employee or other service provider; (iv) amended any Company Plan, other than any amendment required by Law; (v) adopted any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Company Plan; or (vi) terminated any existing Company Plan.

        6.12    Legal Proceedings.    Except as disclosed in Section 6.12 of the Yadkin Valley Disclosure Memorandum, there is no Litigation instituted, pending or threatened to the Knowledge of Yadkin Valley (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of a material unfavorable outcome) against Yadkin Valley, or against any employee benefit plan of Yadkin Valley, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Yadkin Valley. Section 6.12 of the Yadkin Valley Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which Yadkin Valley is a party and that names Yadkin Valley as a defendant or cross-defendant or for which Yadkin Valley has any potential Liability in excess of $50,000.

        6.13    Tax and Regulatory Matters.    Yadkin Valley has not taken or agreed to take any action, and has no Knowledge of any fact or circumstance that is reasonably likely, to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 6.13(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

        6.14    Internal Accounting.    Yadkin Valley maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain Asset and Liability accountability, (iii) access to Assets or incurrence of Liabilities is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for Assets and Liabilities is compared with the existing Assets and Liabilities at reasonable intervals and appropriate action is taken with respect to any difference.

        6.15    Board Recommendation.    The Board of Directors of Yadkin Valley, at a meeting duly called and held, has by a vote of the directors present (who constituted all of the directors then in office) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of its shareholders and adopted this Agreement.

        6.16    Reports.    Since January 1, 2002, each Yadkin Valley Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that is was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective date, each such report, statement, and document, did not, in all material respects, contain any untrue statement of fact or omit to state a material fact required to be stated therein or necessary to make the statement made therein, in light of the circumstances under which they were made, not misleading.

        6.17    Certain Actions.    No Yadkin Valley Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b).

        6.18    Available Funds.    Yadkin Valley has available to it, or as of the Effective Time will have available to it, all funds necessary for the payment of the Merger Consideration and has funds available to it to satisfy its payment obligations under this Agreement.

        6.19    Statements True and Correct.

        (a)   No statement, certificate, instrument, or other writing furnished or to be furnished by any Yadkin Valley or YVB or any Affiliate thereof to Cardinal pursuant to this Agreement or any other document, agreement, or instrument referred to herein, when considered as a whole and subject to all materiality and knowledge qualifiers, exclusions, limitations and references to the Cardinal Disclosure Memorandum, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   None of the information supplied or to be supplied by any Yadkin Valley Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Yadkin Valley with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by the Yadkin Valley Entity or any Affiliate thereof for inclusion in the Registration Statement to be mailed to Cardinal's shareholders in connection with the Cardinal Shareholders Meeting, and any other documents to be filed by any Yadkin Valley Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Registration Statement, when first mailed to the shareholders of Cardinal be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Registration Statement or any amendment thereof or supplement thereto, at the time of the Cardinal Shareholders Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Cardinal Shareholders Meeting.

        (c)   All documents that any Yadkin Valley Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

        7.1    Affirmative Covenants of Each Party.    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other Party shall have been obtained, or otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and material Assets and maintain its rights and franchises, and (c) take no action that would (i) materially adversely affect the ability of either Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

        7.2    Negative Covenants of Cardinal.    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of YVB shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, Cardinal covenants and agrees that it will not do or agree or commit to do or permit any Cardinal Entity to agree or commit to do any of the following:

        (a)   amend the Articles of Incorporation, Bylaws or other governing instruments of Cardinal; or

        (b)   incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of business of Cardinal consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Cardinal Asset, of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, Bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Cardinal Disclosure Memorandum); or

        (c)   repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or in connection with the exercise of its existing options and warrants), directly or indirectly, any shares, or any securities convertible into any shares, of Cardinal's capital stock, or declare or pay any dividend or make any other distribution in respect of Cardinal's capital stock; or

        (d)   issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Cardinal Common Stock or any other capital stock of Cardinal, or any stock appreciation rights, or any option, warrant, or other Equity Right (except pursuant to the exercise of currently outstanding stock options to the extent not restricted as contemplated by Section 3.5(e)); or

        (e)   adjust, split, combine or reclassify any shares of Cardinal Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Cardinal Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

        (f)    except for purchases of U.S. Treasury securities, U.S. Government agency securities or obligations of the State of North Carolina, or any subdivisions thereof or other securities in the ordinary course of business and consistent with past practice, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

        (g)   (i) increase the rate of compensation payable or to become payable to any director, employee or other service provider of the Company, other than in the ordinary course of business and consistent with past practice; (ii) except as otherwise specifically agreed herein, amend or enter into any employment, severance, change in control or similar Contract with any such director, employee or other service provider; (iii) pay or agree to pay any bonuses or other compensation, other than in the ordinary course of business and consistent with past practice, to any such director, employee or other service provider; (iv) amend any Company Plan, other than any amendment required by Law; (v) adopt any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Company Plan; or (vi) terminate any existing Company Plan; or

        (h)   make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

        (i)    commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any Cardinal Entity for over $50,000 in money damages or any restrictions upon the operations of Cardinal; or

        (j)    except in the ordinary course of business, enter into, modify, amend or terminate any Contract (including any loan Contract with an unpaid balance) or waive, release, compromise or assign any right or claim in an amount exceeding $50,000.

        (k)   make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except, with respect to any extension of credit with an unpaid balance of less than $1,000,000, in conformity with existing lending policies and practices, or waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of Cardinal's deposits and other Liabilities;

        (l)    except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Cardinal or YSB, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

        (m)  restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

        (n)   make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

        (o)   establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

        (p)   take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 9 not being satisfied or in a violation of any provision of this Agreement;

        (q)   knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code;

        (r)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 7.2;

        (s)   take any action to or fail to take any action that will cause or permit Cardinal's net shareholders' equity at the Effective Time to be less than the amount reported in Cardinal's April 2007 month-end financial report except as may be required by GAAP;

        (t)    take any action to or fail to take any action that will cause or permit the Allowance to be less than 1.10% of loans and leases and other credits except as may be required by GAAP; or

        (u)   take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of this Merger.

        7.3    Negative Covenants of Yadkin Valley and YVB.    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Yadkin Valley and YVB, or unless the prior written consent of Cardinal shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise expressly contemplated herein, each of Yadkin Valley and YVB covenants and agrees that it will not do or agree or commit to do any of the following:

        (a)   amend the Articles of Incorporation or Bylaws of Yadkin Valley or YVB; or

        (b)   make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

        (c)   take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 9 not being satisfied or in a violation of any provision of this Agreement;

        (d)   knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code;

        (e)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 7.2;

        (f)    take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent, or would be reasonably likely to materially interfere with, the consummation of this Merger.

        7.4    Adverse Changes in Condition.    Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (i) is reasonably likely to have, individually or in the aggregate, a Cardinal Material Adverse Effect or an YVB or Yadkin Valley Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same.

        7.5    Reports.    Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

        7.6    Loan Portfolio Review.    YVB shall have the right to perform due diligence reviews of the Cardinal's lending activities at 45-day intervals between the date of this Agreement and the Effective Date.

ARTICLE 8
ADDITIONAL AGREEMENTS

        8.1    Shareholder Approvals.

        (a)   Cardinal will submit to its shareholders this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Cardinal will take, in accordance with applicable Law and its Articles of Incorporation and Bylaws, all action necessary to call, give notice of, convene, and hold the Cardinal Shareholder Meeting as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement.

        (b)   Neither the Board of Directors of Cardinal nor any committee thereof shall (i) except as expressly permitted by this Section, withdraw, qualify or modify, or propose publicly to withdraw,

qualify or modify, in a manner adverse to Yadkin Valley, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Cardinal to enter into any letter of intent, agreement in principle, acquisition agreement, or other document, instrument, or agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the adoption of this Agreement by the holders of Cardinal Common Stock, the Board of Directors of Cardinal determines in good faith that it has received a Superior Proposal and, after receipt of a written opinion from outside counsel, that the failure to accept the Superior Proposal would be reasonably likely to result in the Board of Directors of Cardinal breaching its fiduciary duties to Cardinal shareholders under applicable Law, the Board of Directors of Cardinal may (subject to this and the following sentences) inform Cardinal shareholders that it no longer believes that the Merger is advisable and no longer recommends approval and may (subject to this Section) approve or recommend a Superior Proposal (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger) (a "Subsequent Determination"), but only at a time that is after the fifth Business Day following Yadkin Valley's receipt of written notice from Cardinal advising Yadkin Valley that the Board of Directors of Cardinal has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the Person making such Superior Proposal, and stating that Cardinal intends to make a Subsequent Determination. After providing such notice, Cardinal shall provide Yadkin Valley reasonable opportunity during this five Business Day period to make such adjustments in the terms and conditions of this Agreement as would enable Cardinal to proceed with its recommendation to its shareholders without a Subsequent Determination; provided, however, that any such adjustment shall be at the discretion of the Parties at the time.

        8.2    Yadkin Valley Registration Statement.

        (a)   Yadkin Valley will promptly prepare and file on Form S-4 a Registration Statement (which will include the Proxy Statement) complying with all the requirements of the Securities Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the issuance of Yadkin Valley Common Stock to the holders of Cardinal Common Stock pursuant to the Merger. Yadkin Valley shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Yadkin Valley Common Stock under the Securities Laws of such jurisdictions as may be required, and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the issuance of Yadkin Valley Common Stock, such stock shall be freely tradable by the shareholders of Cardinal except to the extent that the transfer of any shares of Yadkin Valley Common Stock received by shareholders of Cardinal is subject to the provisions of Rule 145 under the Securities Act. Cardinal and its counsel shall have the opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

        (b)   Each of the Parties will cooperate in the preparation of the Registration Statement and Proxy Statement that complies with the requirements of the Securities Laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to the Cardinal shareholders for approval. Each of the Parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its Subsidiaries, as applicable, as the other Party may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement. None of the information to be supplied by Cardinal for inclusion in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to the

Cardinal shareholders and at the time of the Cardinal shareholders' meeting (except to the extent amended or supplemented by a subsequent communication), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, fail to comply as to form in all material respects with the provisions of applicable Law. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by either Party with respect to statements made or incorporated by reference therein based on information supplied by the other Party for inclusion or incorporation by reference in the Proxy Statement.

        8.3    Applications.    YVB shall prepare and file, and Cardinal shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby. By Closing, Yadkin Valley shall file such notifications and other materials (and shall pay such fees) as shall be required for the listing on the Nasdaq Global Select Market of the shares of Yadkin Valley Common Stock to be issued to Cardinal's shareholders pursuant to the Merger.

        8.4    Filings with State Offices.    Upon the terms and subject to the conditions of this Agreement, YVB shall execute and file the Articles of Merger with the Secretary of State of North Carolina in connection with the Closing.

        8.5    Agreement as to Efforts to Consummate.    Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement. The Parties agree to schedule the Closing no later than the 10 Business Days following the later of the Regulatory Approval Date and the receipt of the shareholder approval required by Section 9.1(a) below (the "Scheduled Closing Date").

        8.6    Investigation and Confidentiality.

        (a)   Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

        (b)   Each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other Party.

        (c)   Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Cardinal Material Adverse Effect or an Yadkin Valley or YVB Material Adverse Effect, as applicable.

        8.7    No Solicitations.

        (a)   Except as contemplated by Section 8.1(b) and Section 8.7(c) of this Agreement and prior to the Effective Time or until the termination of this Agreement, Cardinal shall not, and shall use its best efforts to ensure that its directors, officers, employees, advisers and agents shall not, directly or indirectly, without the prior written approval of Yadkin Valley:

            (i)  solicit, initiate or authorize inquiries, discussions, negotiations, or submissions of proposals with respect to, furnish any information regarding, enter into any Contract with respect to or participate in any Acquisition Proposal;

           (ii)  knowingly provide or furnish any nonpublic information about or with respect to Cardinal; or

          (iii)  withdraw its recommendation to the Cardinal shareholders regarding the Merger or make a recommendation regarding any Acquisition Transaction.

        (b)   Cardinal shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above and will notify YVB immediately if any such inquiries or proposals are received by it, any such information is requested from it, or to Cardinal's Knowledge, any such negotiations or discussions are sought to be initiated with any of its officers, directors, agents and affiliates.

        (c)   Nothing contained in this Section 8.7 shall prohibit any officer or director of Cardinal from taking any action that the Board of Directors of Cardinal shall determine in good faith, after consultation with legal counsel, is required by law or is required to discharge his or her fiduciary duties to Cardinal and its shareholders.

        (d)   Cardinal shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted with respect to any Acquisition Transaction.

        (e)   Each Party shall promptly advise the other Party following the receipt of any Acquisition Proposal and the details thereof, including but not limited to the identity of the Person making the offer, proposal, inquiry or request and the terms of such offer, proposal, inquiry or request, and advise the other Party of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

        8.8    Press Releases.    Prior to the Effective Time, Cardinal and YVB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transactions contemplated hereby; provided, that nothing in this Section 8.8 shall be deemed to prohibit any Party from making any disclosure its legal counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

        8.9    Tax Treatment.    Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

        8.10    Charter Provisions.    Cardinal shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under Cardinal's Articles of Incorporation, Bylaws or other governing instruments or restrict or impair the ability of Yadkin Valley or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Cardinal that may be directly or indirectly acquired or controlled by them.

        8.11    Agreement of Affiliates.    Cardinal has disclosed in Section 8.10 of the Cardinal Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Cardinal for purposes of Rule 145 under the Securities Act. Cardinal shall cause each such Person to deliver to YVB not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit B.

        8.12    Directors' and Officers' Liability Insurance.    Immediately prior to the Effective Time, Cardinal shall purchase "tail" coverage, effective at the Effective Time, under and in the same amount of coverage, and insuring the same Persons as is provided by Cardinal's then current directors' and officers' liability insurance policy for a period not to exceed six years. Following the Effective Time, Yadkin Valley may substitute a policy or policies with at least the same coverage and amounts and with terms and conditions that are no less advantageous.

        8.13    Employee Benefits and Contracts.

        (a)   Following the Effective Time, YVB shall provide generally to officers and employees of Cardinal (who continue employment with Yadkin Valley or any of its Subsidiaries, other than any officer or employee who agrees in writing to alternative arrangements) employee benefits on terms and conditions which are substantially similar to and no less favorable than those then currently provided by YVB to its other similarly situated officers and employees. For purposes of benefit accrual (but only for purposes of determining benefits accruing under payroll practices such as vacation policy or under fringe benefit programs that do not rise to the level of a "plan" within the meaning of Section 3(3) of ERISA), eligibility to participate and vesting determinations in connection with the provision of any such employee benefits, service with the Cardinal Entities prior to the Effective Date shall be counted. If YVB shall terminate any "group health plan," within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more employees of a Cardinal Entity participated immediately prior to the Effective Time (a "Company Health Plan"), YVB shall use its best efforts to cause any successor group health plan to waive any underwriting requirements; to give credit for any such employee's participation in the Company Health Plan prior to the Effective Time for purposes of applying any waiting period and/or pre-existing condition limitations set forth therein; and, if such transition occurs during the middle of the plan year for such a Company Health Plan, to give credit towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan for any deductible amounts and co-payments previously paid by any such employee respecting his or her participation in that Company Health Plan during that plan year prior to the Effective Time. At the request of YVB, Cardinal will take all appropriate action to terminate, prior to the Effective Time, any retirement plan maintained by Cardinal that is intended to be qualified under Section 401(a) of the Internal Revenue Code. Notwithstanding anything in this Agreement to the contrary, (i) no provision of this Agreement (A) shall constitute, or be considered or interpreted to constitute, an employee benefit plan or other arrangement, a provision of any employee benefit plan or other arrangement, an amendment of any employee benefit plan or other arrangement, a commitment to amend an employee benefit plan or other arrangement, or (B) shall otherwise provide any employee or other service provider any rights or entitlements under this Agreement, including, without limitation, in respect of any employee benefit plan or other arrangement, and (ii) no employee, service provider or other third party shall be entitled to claim any right, entitlement or other benefit under or in relation to this Agreement.

        (b)   Simultaneously herewith, (i) John W. Mallard, Jr. shall have entered into an employment agreement with YVB in the form of Exhibit D-1; (ii) Wendy B. Wagner shall have entered into Consulting and Noncompete Agreements with YVB in the forms of Exhibits D-2 (iii) Messrs. Mallard, Parker, and Bass and Ms. Wagner shall entered into Settlement and Termination Agreement in the forms of Exhibits D-3, D-4, D-5 and D-6, respectively. These agreements shall become effective at the Effective Time and shall replace their existing employment agreements, which shall terminate and have no further force or effect. Immediately prior to Closing and as set forth in these new agreements, Messrs. Mallard, Parker, and Bass and Ms. Wagner shall terminate all existing compensation agreements in exchange for payments from Cardinal as set forth in such agreements so long as such payments do not constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code.

        8.14    Directors.    At the Effective Time, Yadkin Valley will cause two individuals who are currently in office as a director of Cardinal at the Effective Time, to be appointed a director of Yadkin Valley. If one or more of these named directors is not in office as a director of Cardinal at the Effective Time, Yadkin Valley will appoint another director of Cardinal in office at the Effective Time, as selected by the Presidents of Yadkin Valley and Cardinal, to serve as a director of Yadkin Valley; provided that not more than two former Cardinal directors shall be appointed to the Board of Yadkin Valley at the Effective Time (each a "Continuing Director"). Each Continuing Director's continued service as a director of Yadkin Valley will be subject to the normal nomination and election processes. Each member of the Board of Directors of Cardinal serving at the Effective Time who will not serve as a Continuing Director shall be appointed to serve on the advisory board of YVB for the Durham County region of North Carolina ("Advisory Director"). Each such Advisory Director who agrees not to serve as a director, officer, employee or consultant to an entity reasonably deemed to compete with Yadkin Valley or YVB and enters into an Advisory Board Service Agreement substantially in the form of Exhibit E, shall be entitled to receive from YVB, for the three years following the Effective Time, fees in an amount equal to $150 per quarterly meeting.

        8.15    Officers.    At the Effective Time, YVB will cause John Mallard to be appointed as the Regional President of the Cardinal State Bank division of Yadkin Valley Bank and Trust Company.

        8.16    Deferred Compensation Plan.    As soon as practicable, Cardinal shall provide such evidence as YVB may reasonably request regarding whether each Executive and Director Deferred Compensation Agreement (each, a "DCA") meets the requirements of applicable Law (including, without limitation, the Internal Revenue Code and ERISA) with regard to all applicable documentation, operation and administration. Such evidence may include, without limitation, affidavits signed by Cardinal employees and officers regarding the accuracy of such evidence. If YVB is reasonably satisfied that such evidence supports a conclusion that an applicable DCA meets all such requirements of applicable Law, then Cardinal shall appropriately cause each such DCA to be appropriately amended, prior to the earlier of December 31, 2007 or the Closing, to conform to all of the applicable requirements of Internal Revenue Code Section 409A, and shall appropriately cause all accruals (both participant elective deferrals and matching contributions) to cease as of the date which immediately precedes the Closing. If YVB cannot be reasonably satisfied that an applicable DCA does not meet all of such requirements of applicable Law, then, prior to the Closing, Cardinal shall appropriately cause each DCA to be completely terminated, appropriately cause all amounts accrued thereunder to be paid to the applicable individual for whose benefit such applicable DCA accruals have arisen (together with applicable earnings thereon) less applicable Taxes, and appropriately cause all Taxes in relation thereto to be paid in full.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

        9.1    Conditions to Obligations of Each Party.    The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by all Parties pursuant to Section 11.6:

          (a)    Shareholder Approval.    The shareholders of Cardinal shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and, by the provisions of any governing instruments.

          (b)    Regulatory Approvals.    All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

          (c)    Consents and Approvals.    Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Cardinal Material Adverse Effect or an Yadkin Valley or YVB Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

          (d)    Legal Proceedings.    No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

          (e)    Registration Statement.    The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the shares of Yadkin Valley Common Stock issuable pursuant to the Merger shall have been received.

          (f)    Tax Matters.    Each Party shall have received a written opinion of counsel from Nelson Mullins Riley & Scarborough, LLP, in form and to the effect reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) the exchange in the Merger of Cardinal Common Stock for Yadkin Valley Common Stock will not give rise to gain or loss to the shareholders of Cardinal with respect to such exchange (except to the extent of any cash received).

        9.2    Conditions to Obligations of Yadkin Valley Bank and Trust Company.    The obligations of Yadkin Valley and YVB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by YVB pursuant to Section 11.6(a):

          (a)    Representations and Warranties.    For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Cardinal set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of Cardinal set forth in this Agreement (including the representations and warranties set forth in Section 5.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Cardinal Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

          (b)    Performance of Agreements and Covenants.    Each and all of the agreements and covenants of Cardinal to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c)    Certificates.    Cardinal shall have delivered to YVB (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Cardinal, Section 9.2(a) (qualified as to such officer's Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Cardinal's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Yadkin Valley, YVB and its counsel shall request.

          (d)    Section 280G Opinion.    Cardinal shall have delivered to YVB an opinion or other form of confirmation in form satisfactory to counsel for Yadkin Valley from Cardinal's special counsel, analyzing which amounts to be paid to Messrs. Mallard, Parker, and Bass and Ms. Wagner as described in Section 8.13(b) must be included in the computation of parachute payments within the meaning of Section 280G of the Internal Revenue Code.

          (e)    Opinion of Counsel.    Cardinal shall have delivered to YVB an opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, LLP dated as of the Closing Date, covering those matters set forth in Exhibit F hereto, in form satisfactory to counsel for Yadkin Valley.

          (f)    Affiliate Agreements.    YVB shall have received from each director of Cardinal the affiliate's letter referred to in Section 8.11, which shall include a written agreement from each such director confirming and agreeing to the surrender or roll-over of such director's options as described in Section 3.5(e) above.

          (g)    Negative Covenants.    Cardinal's net shareholders' equity at the Effective Time (calculated in accordance with GAAP) shall not be less than the amount reported in Cardinal's April 2007 month-end financial report.

          (h)    Material Adverse Change.    There shall not have occurred any Cardinal Material Adverse Effect.

        9.3    Conditions to Obligations of Cardinal.    The obligations of Cardinal to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Cardinal pursuant to Section 11.6(b):

          (a)    Representations and Warranties.    For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Yadkin Valley and YVB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 6.3 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of Yadkin Valley and YVB set forth in this Agreement (including the representations and warranties set forth in Section 6.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Yadkin or YVB Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

          (b)    Performance of Agreements and Covenants.    Each and all of the agreements and covenants of Yadkin Valley and YVB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c)    Certificates.    YVB shall have delivered to Cardinal (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to YVB, Section 9.3(a) (qualified as to such officer's Knowledge with respect to such matters as the parties may deem appropriate) and Section 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Yadkin Valley's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Cardinal and its counsel shall request.

          (d)    Opinion of Counsel.    YVB shall have delivered to Cardinal an opinion of Nelson Mullins Riley & Scarborough, LLP, counsel to Yadkin Valley and YVB, dated as of the Closing Date, covering those matters set forth in Exhibit G hereto, in form satisfactory to counsel for Cardinal.

          (e)    Opinion of Financial Advisor.    Cardinal has received the opinion of The Orr Group, dated the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of Cardinal Common Stock is fair, from a financial point of view, to such holders.

          (f)    Material Adverse Change.    There shall not have occurred any Yadkin Valley or YVB Material Adverse Effect.

ARTICLE 10
TERMINATION

        10.1    Termination.    Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Cardinal, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a)   By mutual written consent of the Boards of Directors of Yadkin Valley and Cardinal; or

          (b)   By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this

  Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach (provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below) and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Cardinal Material Adverse Effect or an Yadkin Valley or YVB Material Adverse Effect, as applicable, on the breaching Party; or

          (c)   By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Cardinal fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meeting where such matters were presented to such shareholders for approval and voted upon; or

          (d)   By the Board of Directors of either Party in the event that the Merger shall not have been consummated by February 28, 2008, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

          (e)   By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or waived by the date specified in Section 10.1(d), provided that the failure to consummate the Merger is not caused by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f)    By the Board of Directors of Yadkin Valley if the Board of Directors of Cardinal:

            (i)    shall withdraw, modify or change its recommendation to the Cardinal shareholders with respect to this Agreement or the Merger, cancel the meeting in which the shareholders will vote on such Agreement, or shall have resolved to do any of the foregoing; or

            (ii)   either recommends to the Cardinal shareholders or affirmatively approves any Acquisition Transaction or makes any announcement of any agreement to enter into an Acquisition Transaction; or

          (g)   By the Board of Directors of Cardinal if Cardinal receives a bona fide written offer with respect to an Acquisition Transaction, and the Board of Directors of Cardinal determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Cardinal's shareholders than the transactions contemplated by this Agreement; or

          (h)   By the Board of Directors of Yadkin Valley if the holders of more than 10% in the aggregate of the Outstanding Cardinal Shares vote such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and exercise their dissenters' rights in accordance with Article 13 of the NCBCA; or

          (i)    By Cardinal at any time during the three Business Day period ending two Business Days prior to the Scheduled Closing Date, if the Final Yadkin Valley Stock Price average is less than $15.36.

        10.2    Effect of Termination.    In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, 10.3, and Article 11 and Section 8.5(b) shall survive any such termination and abandonment.

        10.3    Termination Payment.    If this Agreement is terminated by either of the Parties pursuant to subsection 10.1(b) (if due to a breach by Cardinal of the representations, warranties, or covenants provided for in Section 5.27, 8.5, or 8.7), 10.1(f) or 10.1(g), then Cardinal (or its successor) shall pay or cause to be paid to Yadkin Valley immediately upon demand a termination payment of $1,750,000 payable in same day funds. The Parties acknowledge that the agreements contained in this Article 10 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Cardinal fails to pay promptly the fee payable by it pursuant to this Section 10.3, then Cardinal shall pay to Yadkin Valley its reasonable costs and expenses (including reasonable attorneys' fees) in connection with collecting such fee.

ARTICLE 11
MISCELLANEOUS

        11.1    Definitions.

        (a)   Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

        "Acquisition Agreement" shall have the meaning as set forth in the Section 8.1(b) of the Agreement.

        "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

        "Acquisition Transaction" shall mean: (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer other disposition of all or substantially all of the assets of Cardinal, or the beneficial ownership or 15% or more of any class of Cardinal capital stock; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Cardinal capital stock.

        "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

        "Agreement" shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

        "Allowance" shall have the meaning as set forth in the Section 5.10 of the Agreement.

        "Articles of Merger" shall have the meaning as set forth in the Section 1.3 of the Agreement.

        "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

        "BHC Act" shall mean the federal Bank Holding Company Act of 1956.

        "Business Bay" or "Business Days" shall mean those days when banks in North Carolina are open for business.

        "Cardinal" shall mean Cardinal State Bank, a North Carolina banking corporation.

        "Cardinal Certificates" shall have the meaning as set forth in Section 4.1 of the Agreement.

        "Cardinal Common Stock" shall mean the $5.00 par value common stock of Cardinal, and shall include all equity interests in the Cardinal which include, all rights to receive equity interests in the Cardinal, all rights to receive payments that are derivative of the value of equity interests in the Cardinal, and all promises to issue any of the foregoing, whether written or unwritten, including without limitation, phantom stock, options, warrants, other derivatives and promises to issue any of the foregoing.

        "Cardinal Contracts" shall have the meaning as set forth in Section 5.17 of the Agreement.

        "Cardinal Disclosure Memorandum" shall mean the written information entitled "Cardinal Disclosure Memorandum" delivered prior to the date of this Agreement to YVB describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

        "Cardinal Entities" shall mean, collectively, Cardinal and all Cardinal Subsidiaries.

        "Cardinal Financial Advisor" means The Orr Group.

        "Cardinal Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Cardinal as of December 31, 2006 and 2005, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any), and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of Cardinal as of March 31, 2007, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any), as delivered by Yadkin Valley to Cardinal prior to execution of this Agreement.

        "Cardinal Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of the Cardinal Entities, taken as a whole, or (ii) the ability of Cardinal to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, (c) actions and omissions of Cardinal taken with the prior informed written Consent of Yadkin Valley in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of the Cardinal Entities, including expenses incurred by Cardinal in consummating the transactions contemplated by this Agreement.

        "Cardinal Securities Reports" shall have the meaning as set forth in Section 5.5 of the Agreement.

        "Cardinal Shareholders Meeting" shall mean the meeting of the shareholders of Cardinal to be held pursuant to this Agreement, including any adjournment or adjournments thereof.

        "Cardinal Subsidiaries" shall mean the Subsidiaries of Cardinal and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Cardinal in the future and held as a Subsidiary by Cardinal at the Effective Time.

        "Cash Consideration" shall have the meaning as set forth in Section 3.1(a) of the Agreement.

        "Closing" shall have the meaning as set forth in Section 1.2 of the Agreement.

        "Closing Date" shall mean the date on which the Closing occurs.

        "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

        "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

        "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

        "Disqualified Person" shall have the meaning as set forth in Section 5.16(j) of the Agreement.

        "Dissenting Shares" shall have the meaning as set forth in Section 3.1(c) of the Agreement.

        "Effective Time" shall have the meaning as set forth in Section 1.3 of the Agreement.

        "Employee Benefit Plan" as outlined in Section 5.16, means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any "employee benefit plan," as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

        "Environment" shall mean any soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental media or natural resource.

        "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law (including but not limited to nuisance or trespass claims), and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the Environment (including, but not limited to, ground, air, water or noise pollution or contamination, and underground or above-ground storage tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq. ("CERCLA") by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

        "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, script, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

        "Exchange Act" shall mean the Securities Exchange Act of 1934.

        "Exchange Agent" shall have the meaning as set forth in Section 3.2 of the Agreement.

        "Exchange Ratio" shall have the meaning as set forth in Section 3.1(c) of the Agreement, subject to adjustments pursuant to Section 10.1(i) of the Agreement.

        "Exhibits" A through E, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

        "FDIC" shall mean the Federal Deposit Insurance Corporation.

        "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond.

        "Final Yadkin Valley Stock Price" shall mean the average of the closing sale prices of Yadkin Valley Common Stock as reported on the Nasdaq Global Select Market during the Measurement Period; provided, however, that in the event Yadkin Valley Common Stock does not trade on any one or more of the trading days during the Measurement Period, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which Yadkin Valley Common Stock actually traded during the Measurement Period.

        "GAAP" shall mean accounting principles generally accepted in the United States, consistently applied during the periods involved and in the immediately preceding comparable period.

        "Group" shall have the meaning as set forth in Section 5.16(a) of the Agreement.

        "Hazardous Material(s)" shall mean any substance or material, whether solid, liquid or gaseous in concentration, quantity or location (i) which is listed, defined or is regulated as a "hazardous substance," "hazardous waste," "hazardous constituent," "contaminant," "medical waste," "infectious waste" or "solid waste," or otherwise classified as a hazardous, toxic, or regulated substance, in or pursuant to any Environmental Law; (ii) which is, or is regulated because it contains, lead, asbestos, radon, methane, infectious matter or waste, carcinogenic, mutagenic, pathogenic organism(s), fomites, polychlorinated biphenyl, perchlorate, any perfluorooctanoic acid or any substance similar to perfluorooctanoic acid, any polybrominated diphenyl ether, bisphenol A, BPA, hexabromobiphenyl, lindane, perfluorooctane, 1,4-dioxane, 1,2,3-trichloropropane, urea formaldehyde foam insulation, any actual or suspected "endocrine-disruptor" that mimics or blocks hormones or effects, impacts or interferes with a human endocrine system, any explosive or radioactive material, unexploded ordinance, fuel, natural or synthetic gas, motor fuel, petroleum product or constituent, or other hydrocarbons; or (iii) which causes or poses a threat to cause personal injury, property damage, diminution in value, contamination, danger, pollution, a nuisance, or a hazard to any Asset, any property, the Environment, or to the health or safety of persons or property.

        "Individually Identifiable Personal Information" or "IIPI" shall have the meaning as set forth in Section 5.23 of the Agreement.

        "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

        "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

        "IRS" shall mean the Internal Revenue Service.

        "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, and each executive or other vice president of such Person.

        "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

        "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

        "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the Banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

        "Litigation" shall mean any action, arbitration, cause of action, claim, charge, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

        "Material" or "material", other than as defined in Section 5.17 of the Agreement, for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

        "Measurement Period" shall mean the 15 consecutive trading days ending six Business Days prior to the "Scheduled Closing Date".

        "Merger" shall have the meaning as set forth in the Preamble of the Agreement.

        "Merger Consideration" shall have the meaning as set forth in Section 3.1(c) of the Agreement.

        "NCBCA" shall mean the North Carolina Business Corporation Act.

        "Non-Compete Agreement" shall have the meaning as set forth in Section 9.2(g) of the Agreement.

        "Operating Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

        "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

        "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

        "Party" shall mean either Cardinal, Yadkin Valley or YVB, and "Parties" shall mean Cardinal, Yadkin Valley and YVB.

        "Party in Interest" shall have the meaning as set forth in Section 5.16(j) of the Agreement.

        "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any

        Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

        "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

        "Prohibited Transaction" shall have the meaning as set forth in Section 5.16(j) of the Agreement.

        "Proxy Statement" shall mean the proxy statement used by Cardinal to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Yadkin Valley relating to the issuance of the Yadkin Valley Common Stock to holders of Outstanding Cardinal Shares.

        "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Yadkin Valley under the Securities Act with respect to the shares of Yadkin Valley Common Stock to be issued to the shareholders of Cardinal in connection with the transactions contemplated by this Agreement.

        "Regulatory Approval Date" shall mean the date upon which all mandatory waiting periods have expired following the filing and notification of the approval order of the Merger by the FDIC or the North Carolina Banking Commission, whichever is later.

        "Regulatory Authorities" shall mean, collectively, the SEC, the FDIC, the North Carolina Banking Commission, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

        "Release" or "Released" means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor Environment, whether intentional or unintentional, including, without limitation, the movement of Hazardous Materials in, on, under or through the Environment.

        "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

        "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933.

        "Securities Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

        "Securities Laws" shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

        "Subsequent Determination" shall have the meaning as set forth in Section 8.1(b) of the Agreement.

        "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

        "Superior Proposal" means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least a majority of the outstanding equity interest in, or all or substantially all of the Assets and Liabilities of, the Cardinal Entities and (ii) with respect to which the Board of Directors of Cardinal (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of its financial advisor) to be more favorable to Cardinal's shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Cardinal, after obtaining the advice of Cardinal's Financial Advisor, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Yadkin Valley in response to such Acquisition Proposal).

        "Surviving Entity" shall mean Yadkin Valley Bank and Trust Company as the surviving banking corporation in the Merger.

        "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

        (b)   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

        "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a Taxing Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

        "Taxing Authority" means the Internal Revenue Service and any other governmental authority responsible for the administration of any Tax.

        "Termination Payment" shall have the meaning as set forth in Section 10.3 of the Agreement.

        "Yadkin Valley Common Stock" shall mean the $1.00 par value common stock of Yadkin Valley.

        "Yadkin Valley Entities" shall mean, collectively, Yadkin Valley and all Yadkin Valley Subsidiaries.

        "Yadkin Valley Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Yadkin Valley as of December 31, 2006 and 2005, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any), as filed by Yadkin Valley in SEC Documents, and (ii) the unaudited consolidated balance sheets (including related notes and schedules, if any) of Yadkin Valley as of March 31, 2007, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any), as delivered by Yadkin Valley to Cardinal prior to execution of this Agreement.

        "Yadkin Valley or YVB Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Yadkin Valley and its Subsidiaries, taken as a whole, or (ii) the ability of Yadkin Valley to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of Yadkin Valley (or any of its Subsidiaries) taken with the prior informed written Consent of Cardinal in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of Yadkin Valley, including expenses incurred by Yadkin Valley in consummating the transactions contemplated by this Agreement.

        "Yadkin Valley Securities Reports" shall have the meaning as set forth in Section 6.5 of the Agreement.

        "Yadkin Valley Subsidiaries" shall mean the Subsidiaries of Yadkin Valley and any corporation, bank, or other organization acquired as a Subsidiary of Yadkin Valley in the future and held as a Subsidiary by Yadkin Valley at the Effective Time.

        "YVB" shall mean Yadkin Valley Bank and Trust Company, which is a North Carolina banking corporation and wholly owned Subsidiary of the Buyer.

        11.2    Expenses.    Whether or not this Agreement shall be terminated or the Merger shall be consummated, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel. For purposes of this Agreement, expenses associated with the printing and mailing of the Proxy Statement/Prospectus described in Section 9.1(f) shall be deemed to have been incurred by Yadkin Valley and Cardinal equally.

        11.3    Brokers and Finders.    Except for The Carson Medlin Company, as engaged by Yadkin Valley, and The Orr Group, engaged by Cardinal, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Cardinal or by Yadkin Valley, each of Cardinal and Yadkin Valley, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

        11.4    Entire Agreement.    Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

        11.5    Amendments.    To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Cardinal Common Stock, there shall be made no amendment that under North Carolina law requires further approval by such shareholders without the further approval of such shareholders.

        11.6    Waivers.

        (a)   Prior to or at the Effective Time, Yadkin Valley as YVB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by a Cardinal Entity, to waive or extend the time for the compliance or fulfillment by a Cardinal Entity of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Yadkin Valley and YVB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law, and except as to Section 368(a) of the Internal Revenue Code. No such waiver shall be effective unless in writing signed by a duly authorized officer of Yadkin Valley.

        (b)   Prior to or at the Effective Time, Cardinal, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by an Yadkin Valley Entity, to waive or extend the time for the compliance or fulfillment by an Yadkin Valley Entity of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Cardinal under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law, and except as to Section 368(a) of the Internal Revenue Code. No such waiver shall be effective unless in writing signed by a duly authorized officer of Cardinal.

        (c)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

        11.7    Assignment.    Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        11.8    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Cardinal:	Cardinal State Bank 3710 University Drive Suite 100 Facsimile: (919) 403-2783 Durham, NC 27707
	Attention:	John W. Mallard, Jr., President and Chief Executive Officer
With a copy to:	Robert A. Singer, Esq. Brooks, Pierce, McLendon, Humphrey & Leonard, LLP 2000 Renaissance Plaza Post Office Box 26000 Greensboro, NC 27420 Facsimile (336) 378-1001
Overnight address: Robert A. Singer Esq. Brooks, Pierce McLendon, Humphrey & Leonard, LLP Suite 2000 230 North Elm Street Greensboro, NC 27401
Yadkin Valley and YVB:	Yadkin Valley Financial Corporation 209 North Bridge Street Facsimile: (336) 835-8858 Elkin, North Carolina 28621
	Attention:	William A. Long, President and Chief Executive Officer
With a copy to:	Neil Grayson, Esq. Nelson Mullins Riley & Scarborough, LLP 104 South Main Street, Suite 900 Greenville, South Carolina 29601 Facsimile (864) 250-2359

        11.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina, without regard to any applicable conflicts of Laws.

        11.10    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        11.11    Captions; Articles and Sections.    The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

        11.12    Interpretations.    Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

        11.13    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signatures appear on next page]

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

YADKIN VALLEY FINANCIAL CORPORATION
By:	Name: Title: President and Chief Executive Officer
YADKIN VALLEY BANK AND TRUST COMPANY
By:	Name: Title: President and Chief Executive Officer
CARDINAL STATE BANK
By:	Name: Title: President and Chief Executive Officer

EXHIBIT A

AGREEMENT AND PLAN OF MERGER
AND MERGER AGREEMENT

(Intentionally Omitted)

EXHIBIT B

FORM OF AFFILIATE AGREEMENT

Yadkin Valley Financial Corporation
Attention: President and Chief Executive Officer

Ladies and Gentlemen:

        The undersigned is a shareholder of Cardinal State Bank ("Cardinal"), a North Carolina banking corporation, whose deposits are and will at the Effective Time by insured by the FDIC. Cardinal is located in Durham, North Carolina, and will become a shareholder of Yadkin Valley Financial Corporation ("Yadkin Valley") pursuant to the transaction described in the Agreement and Plan of Merger, dated as of June 14, 2007 (the "Agreement"), by and among Cardinal, Yadkin Valley and Yadkin Valley Bank and Trust ("YVB"). Under the terms of the Agreement, Cardinal will be merged into and with and into YVB, as a result of which the outstanding shares of the capital stock of Cardinal shall be converted into the right to receive shares of Yadkin Valley Common Stock and cash, and the shareholders of Cardinal shall become shareholders of Yadkin Valley (the "Merger"), and the shares of the $5.00 par value common stock of Cardinal ("Cardinal Common Stock") will be converted into and exchanged for shares of the $1.00 par value common stock of Yadkin Valley ("Yadkin Valley Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and Yadkin Valley regarding certain rights and obligations of the undersigned in connection with the shares of Yadkin Valley Common Stock to be received by the undersigned as a result of the Merger.

        In consideration of the benefits the undersigned will receive as a shareholder of Cardinal and the mutual covenants contained herein, the undersigned and Yadkin Valley hereby agree as follows:

        1.    Vote on the Merger.    The undersigned agrees to vote all shares of Cardinal Common Stock that the undersigned owns beneficially or of record in favor of approving the Agreement, unless Yadkin Valley is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Agreement; provided, however, that nothing in this sentence shall be deemed to require the undersigned to vote any shares of Cardinal Common Stock over which he or she has or shares voting power solely in a fiduciary capacity on behalf of any person other than Cardinal, if the undersigned determines, in good faith after consultation and upon receipt of a written opinion of counsel, that such a vote would cause a breach of fiduciary duty to such other person.

        2.    Restriction on Transfer.    The undersigned further agrees that he or she will not, without the prior written consent of Yadkin Valley, transfer any shares of Cardinal Common Stock prior to the Effective Date, as that term is set forth in the Agreement, except by operation of law, by will, or under the laws of descent and distribution.

        3.    Affiliate Status.    The undersigned understands and agrees that as to Cardinal the undersigned is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 ("Securities Act"), and the undersigned anticipates that the undersigned will be such an "affiliate" at the time of the Merger.

        4.    Covenants and Warranties of Undersigned.    The undersigned represents, warrants and agrees that Yadkin Valley has informed the undersigned that any distribution by the undersigned of Yadkin Valley Common Stock has not been registered under the Securities Act and that shares of Yadkin Valley Common Stock received pursuant to the Merger for a period of one year after the Effective Time can only be sold by the undersigned (i) following registration under the Securities Act, or (ii) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (iii) to the extent some other exemption from registration under the Securities Act might be available. The undersigned understands that Yadkin

Valley is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of Yadkin Valley Common Stock.

        5.    Understanding of Restrictions on Dispositions.    The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer or otherwise dispose of the shares of Yadkin Valley Common Stock received by the undersigned in connection with the Merger, to the extent he or she believes necessary, with his or her counsel or counsel for Cardinal.

        6.    Filing of Reports by Yadkin Valley.    Yadkin Valley agrees, for a period of two years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"), so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Yadkin Valley Common Stock issued to the undersigned pursuant to the Merger.

        7.    Miscellaneous.    This Affiliate Agreement is the complete agreement between Yadkin Valley and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of North Carolina.

        8.    Cardinal Stock Options.    The undersigned acknowledges that each current member of the Cardinal Board of Directors, with the exception of Harold Parker, has been asked to agree to cancel, immediately prior to the Effective Time, any options issued pursuant to the 2001 Cardinal Nonstatutory Stock Option Plan that are held by such Person as of the date hereof, in exchange for a cash payment at Closing equal to the Cash Consideration less the exercise price per share under such option, and Mr. Parker has been asked to agree to cancel, immediately prior to the Effective Time, any options issued pursuant to the 2001 Cardinal Incentive Stock Option Plan that are held by Mr. Parker as of the date hereof, in exchange for a cash payment at Closing equal to the Cash Consideration less the exercise price per share under such option. The undersigned acknowledges that each current member of the Cardinal Board of Directors has been asked to agree not to exercise or transfer, prior to the Effective Time, any currently outstanding options issued pursuant to the 2001 Cardinal Nonstatutory Stock Option Plan, or the 2001 Cardinal Incentive Stock Option. The undersigned hereby agrees to such restrictions to the extent applicable to the undersigned.

        9.    Capitalized Terms.    Unless otherwise defined herein, all capitalized terms in this Affiliate Agreement shall have the same meaning as given such terms in the Agreement.

        This Affiliate Agreement is executed as of the day of                        , 2007.

Very truly yours,
Signature
Print Name
Address Telephone No.
AGREED TO AND ACCEPTED as of , 2007
YADKIN VALLEY FINANCIAL CORPORATION
Name:
Title:

EXHIBIT D-1

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (this "Agreement") is made by and between Yadkin Valley Bank and Trust Company, a North Carolina banking corporation (the "Employer"), Cardinal State Bank, a North Carolina banking corporation ("Cardinal"), and John W. Mallard, Jr., an individual resident of Durham, North Carolina (the "Officer"), as of this 14th day of June, 2007.

        WHEREAS, the Officer is employed by Cardinal and possesses intimate knowledge of the business and affairs of Cardinal, and has acquired certain confidential information and data with respect to such entity;

        WHEREAS, pursuant to the Agreement and Plan of Merger dated as of June 14, 2007 by and among Yadkin Valley Financial Corporation (the "Company"), the Employer, and Cardinal (the "Merger Agreement"), Cardinal will merge with and into the Employer (the "Merger");

        WHEREAS, the Officer is currently a party to an employment agreement with Cardinal amended and restated as of January 1, 2007 (the "Cardinal Employment Agreement");

        WHEREAS, the Officer is willing to terminate his interests and rights under the Cardinal Employment Agreement in consideration for entering into an employment agreement with the Employer and certain cash payments as set forth in the Settlement and Termination Agreement dated the date hereof and entered into among the parties hereof (the "Settlement and Termination Agreement");

        WHEREAS, the Employer desires to secure the continued services of the Officer in accordance herewith, effective upon the date of the consummation of the Merger pursuant to the Merger Agreement (the "Merger Effective Date");

        WHEREAS, the obligations of each party to effect the Merger are subject to the execution of this Agreement; and

        WHEREAS, the Officer is willing to serve in the employ of the Employer on a full-time basis for the periods provided in this Agreement.

        For and in consideration of the premises and their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

        1.    Employment.    Commencing upon the Merger Effective Date and subject to Section 20 below, the Employer agrees to employ the Officer and the Officer agrees to accept employment upon the terms and conditions stated herein as the Regional President of the Cardinal State Bank division of the Employer. The Officer shall render such administrative and management services to the Employer as are customarily performed by persons situated in a similar executive capacity. The Officer shall promote the business of the Employer, including being active in at least one civic organization in Durham County, and perform such other duties as shall, from time to time, be reasonably assigned by the Board of Directors of the Employer (the "Board") or the Chief Executive Officer of the Employer. Upon the request from time to time of the Board or the Chief Executive Officer, the Officer shall disclose all business activities or commercial pursuits in which the Officer is engaged, other than Employer duties.

        2.    Compensation.    The Employer shall pay the Officer during the term of this Agreement, as compensation for all services rendered by him to the Employer, a base salary at the rate of $172,800 per annum, payable in cash not less frequently than monthly. The Board (or an appropriate committee of the Board) shall review the Officer's performance and salary at least annually and may increase, but cannot decrease, the Officer's base salary if it determines in its sole discretion that an additional increase is appropriate. Participation in the Employer's incentive compensation, deferred compensation, discretionary bonus, profit-sharing, retirement and other employee benefit plans and participation in any fringe benefits shall not reduce the salary payable to the Officer under this Section. In the event of a Change in Control (as defined in Section 14), the Officer's rate of salary shall be increased not less than 5% annually during the term of this Agreement. Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by the Employer and the Officer. The Officer agrees to reimburse Cardinal and Employer for any amounts required to be paid by the Employer to the Internal Revenue Service for taxes owed but not paid by the Officer on such payments. The Employer may offset such amounts to be reimbursed against any amounts due to the Officer under this Agreement or otherwise, and the Officer hereby consents to any such offset or withholding.

        3.    Discretionary Bonuses.    During the term of this Agreement, the Officer shall be entitled, in an equitable manner with all other key management personnel of the Employer, to such discretionary bonuses as may be authorized, declared and paid by the Board to the Employer's key management employees. All such bonuses authorized and declared by the Board shall be paid in cash at the latest within sixty days of the earlier of such authorization or declaration. No other compensation provided for in this Agreement shall be deemed a substitute for the Officer's right to such discretionary bonuses when and as declared by the Board.

        4.    Participation in Retirement and Employee Benefit Plans; Fringe Benefits.

        (a)   The Officer shall be entitled to participate in any plan relating to deferred compensation, stock options, stock purchases, pension, thrift, profit sharing, disability coverage, education, or other retirement or employee benefits that the Employer has adopted, or may from time to time adopt, for the benefit of its executive employees or for employees generally, subject to the eligibility rules of such plans and with the exception of medical coverage and group life insurance.

        (b)   The Employer shall pay the expenses of the Officer for membership and dues in one country club and in one civic club in Durham, provided that the Officer shall be responsible for all personal expenses for use of these clubs.

        (c)   The Officer shall also be entitled to participate in any other fringe benefits which are now or may be or become applicable to the Employer's executive employees, including the payment of reasonable expenses for continuing education to maintain professional designations, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Officer under this Agreement. Additionally, the Officer shall be entitled to such vacation and sick leave as shall be established under uniform employee policies promulgated by the Board, provided that the Officer shall be entitled to at least four weeks of paid vacation per year. The Employer shall reimburse the Officer for all out-of-pocket reasonable and necessary business expenses which the Officer may incur in connection with his services on behalf of the Employer. The Employer shall reimburse the Officer for such expenses within 30 days of the Officer's notice to Employer of such expense.

        (d)   The Employer shall provide for reasonable expenses associated with the ownership of the automobile used by the Officer as of the Merger Effective Date, including, but not limited to insurance, taxes, and maintenance; provided that the Officer shall be responsible for fuel expenses incurred with his personal use of the automobile. The Employer shall reimburse the Officer for such expenses within 30 days of the Officer's notice to the Employer of such expense. Upon mutual agreement between the Officer and the Employer that this automobile should be replaced, the Employer shall provide a late model automobile as determined by the President for use by employees of the Cardinal State Bank division of the Employer, such use to be determined by or under the direction of the Officer. The Employer shall provide for reasonable expenses associated with the ownership of such automobile, including, but not limited to insurance, taxes, and maintenance; provided that Employer shall not be responsible for fuel expenses incurred with any personal use of the automobile.

        5.    Term.    The initial term of employment under this Agreement shall be for the period commencing upon the Merger Effective Date and ending three calendar years thereafter. On each anniversary of the effective date of this Agreement, the term of this Agreement shall automatically be extended for an additional one year period beyond the then effective expiration date unless written notice from the Employer or the Officer is received 90 days prior to an anniversary date advising the other that this Agreement shall not be further extended.

        6.    Loyalty; Noncompetition.

        (a)   The Officer shall devote his full efforts and entire business time to the performance of his duties and responsibilities under this Agreement.

        (b)   During the Officer's employment with the Employer, and for a period of 36 months thereafter, or during any period the Employer is paying the Officer severance under Sections 12 or 14 if longer than 36 months, the Officer agrees he will not, within Durham County, North Carolina, or within a 15-mile radius of any Employer office operated under the supervision of the Officer (the "Territory"), directly or indirectly, own, manage, operate, join, control, assist in the formation of, or participate in the management, operation or control of, or be employed by or connected in any manner with any business which competes (or, in the case of the formation of a new bank, will compete) with the Company or the Employer (a "Competing Business") without the prior written consent of the Employer. Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise, up to 5% of the outstanding stock or other security of any corporation which has its securities publicly traded on any recognized securities exchange or in any over-the-counter market.

        (c)   During the Officer's employment with the Employer, and for a period of 36 months thereafter, or during any period the Employer is paying the Officer severance under Sections 12 or 14 if longer than 36 months, the Officer shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Officer's own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Company or the Employer on the date of termination and with whom the Officer has had material contact.

        (d)   During the Officer's employment with the Employer, and for a period of 36 months thereafter, or during any period the Employer is paying the Officer severance under Sections 12 or 14 if longer than 36 months, the Officer shall not, either directly or indirectly, on the Officer's own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Company or the Employer, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

        (e)   The Officer acknowledges that it would not be possible to ascertain the amount of monetary damages in the event of a breach by the Officer under the provisions of this Section 6. The Officer agrees that, in the event of a breach of this Section 6, injunctive relief enforcing the terms of this Section 6 is an appropriate remedy. If the scope of any restriction contained in this Section 6 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and the Officer consents that the scope of this restriction may be modified judicially. The Officer and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 6(b), (c) and (d) as may be necessary to reflect changes in the Employer's business and affairs so that the scope of the limitations placed on the Officer's activities by Section 6 accomplishes the parties'

intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Officer and the Employer.

        7.    Ownership of Work Product.    The Employer shall own all Work Product arising during the course of the Officer's employment (prior, present, or future). For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights, in any programming, documentation, technology, work of authorship, or other work product that relates to the Employer, its business, or its customers and that the Officer conceives, develops, or delivers to the Employer or that otherwise arises out of the services provided by the Officer to the Employer hereunder, at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming, or intellectual property rights that the Officer conceived or developed prior to, and independent of, the Officer's work for the Employer, the Officer agrees to identify the pre-existing items to the Employer, and the Officer grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Officer agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

        8.    Protection of Trade Secrets.    The Officer agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Officer agrees not to use or disclose any Trade Secrets of the Employer or the Company during or after his employment. For the purposes hereof, "Trade Secret" means business or technical information, including but not limited to a formula, pattern, program, device, compilation of information, method, technique, or process that (a) derives independent actual or potential commercial value from not being generally known or readily ascertainable through independent development or reverse engineering by persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

        9.    Protection of Other Confidential Information.    In addition, the Officer agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer or the Company during his employment and for a period of 36 months following termination of the Officer's employment. "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer's or the Company's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational, and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 7 and 8 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

        10.    Return of Materials.    The Officer shall surrender to the Employer, promptly upon its request and in any event upon termination of the Officer's employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Officer's possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, Officer shall certify in writing compliance with the foregoing requirement.

        11.    Standards.    The Officer shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Board or Chief Executive

Officer. The Employer will provide the Officer with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

        12.    Termination and Termination Pay.

        (a)   The Officer's employment under this Agreement shall be terminated upon the death of the Officer during the term of this Agreement, in which event, the Officer's estate shall be entitled to receive the compensation due the Officer through the last day of the calendar month in which his death shall have occurred and for a period of one month thereafter. All such payments due under this Section shall be paid to the estate 30 days after the date of death of the Officer.

        (b)   The Officer's employment under this Agreement may be terminated, and thus this Agreement shall be terminated, at any time by the Officer upon 60 days' written notice to the Board. Upon such termination, the Officer shall be entitled to receive compensation through the effective date of such termination, which for this Section 12(b) shall be the end of the 60-day notice period; provided, however, that the Employer, in its sole discretion, may elect for the Officer not to serve out all or any part of this notice period, but such Employer election shall not affect the compensation amount to be paid. Subject to the provisions of Section 15(b), all such payments due under this Section shall be paid to the Officer 30 days after the date of written notice to the Board.

        (c)   The Board may terminate the Officer's employment at any time, with or without Cause. If the Officer's employment is terminated:

          (i)    Without Cause under this provision, subject to Section 15(b) below, the Employer shall pay to the Officer severance compensation in a monthly amount equal to 100% of his then current monthly base salary, absent applicable withholdings, and such severance compensation shall be paid in equal monthly payments beginning on the first day of the month following the Officer's termination, and continuing on the first day of the month for the next 12 months.

          (ii)   For Cause, as determined by the Board, the Employer shall provide written notice specifying the grounds for termination for Cause. The Officer shall have no right to receive compensation or other benefits for any period after termination for Cause. Subject to Section 15(b) below, any amount of compensation or other benefit that the Officer has a right to as of the date of termination for Cause shall be paid 30 days after such termination. Termination for Cause shall include termination:

            (A)  because of the Officer's personal dishonesty or moral turpitude, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-decist order, or material breach of any provision of this Agreement;

            (B)  if the Officer becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the Employer's affairs (or if proceedings for that purpose are commenced) by any governmental agency having jurisdiction over the Employer (a "Regulatory Authority"); or

            (C)  upon the occurrence of any event believed by the Employer, in good faith, to have resulted in the Officer being excluded from coverage, or having coverage limited as to the Officer as compared to other covered officers or employees, under the Employer's then current "blanket bond" or other fidelity bond or insurance policy covering its directors, officers or employees.

Notwithstanding such termination, the obligations under Sections 7 through 10 shall survive any termination of employment.

        (d)   Subject to the Employer's obligations and the Officer's rights (i) under Title I of the Americans with Disabilities Act, Section 504 of the Rehabilitation Act, and the Family and Medical Leave Act, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of the Employer, the Officer's employment under this Agreement automatically shall be terminated in the event the Officer becomes disabled (as such term is defined by Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the treasury regulations promulgated thereunder) during the term of this Agreement and it is determined by the Employer that the Officer is unable to perform the essential functions of his job under this Agreement for 60 business days or more during any 12-month period. Upon any such termination, the Officer shall be entitled to receive any compensation the Officer shall have earned prior to the date of termination but which remains unpaid, and subject to Section 15(b) all such amounts shall be paid to the Officer 30 days after termination. The Officer shall also be entitled to receive any payments provided under any disability income plan of the Employer which is applicable to the Officer.

        In the event of any disagreement between the Officer and the Employer as to whether the Officer is physically or mentally disabled such as will result in the termination of the Officer's employment pursuant to this Section 12(d), the question of such disability shall be submitted to an impartial physician licensed to practice medicine in North Carolina for determination and who will be selected by mutual agreement of the Officer and the Employer, or, failing such agreement, by two physicians (one of whom shall be selected by the Employer and the other by the Officer), and such determination of the question of the Officer becoming disabled by such physician or physicians shall be final and binding on the Officer and the Employer. The Employer shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Section 12(d).

        (e)   "Termination", "employment is terminated", "terminated" and derivatives of such provisions thereof, as used in this Agreement, mean that the Officer ceases to be an employee of the Employer and incurs a "separation from service" (as defined in Treasury Regulation § 1.409A-1(h), or as subsequently modified or revised by subsequent regulation).

        13.    Additional Regulatory Requirements.    Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Employer (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

        (a)   the Employer is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner; or

        (b)   in the opinion of counsel to the Employer, such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Employer, including, without limitation, the Federal Deposit Insurance Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

        14.    Change in Control.

        (a)   In the event of a termination of employment of the Officer by the Employer or successor corporation in connection with, or within 24 months after, a "Change in Control" (as defined in Subsection (d) below) of the Employer other than for Cause (as defined in Section 12(c)), the Officer shall be entitled to receive liquidated damages as set forth in Subsection (c) below, subject to compliance with Section 15(b) below. This sum shall be payable as provided in Subsection (e) below.

        (b)   In addition to any rights the Officer might have to terminate his employment contained in Section 12, the Officer shall have the right to terminate his employment upon the occurrence of any of the following events (the "Termination Events") within 12 months following a Change in Control of the

Employer (a Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect):

          (i)    the Officer is assigned any duties and/or responsibilities that are inconsistent with or constitute a demotion or reduction in his position, duties, responsibilities or status at the time of the Change in Control or with his reporting responsibilities or titles with the Employer in effect at such time, regardless of Officer's resulting position; or

          (ii)   the Officer's annual base salary rate is reduced below the annual amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date; or

          (iii)  the Officer's life insurance, medical or hospitalization insurance, disability insurance, stock options plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Employer to the Officer as of the effective date of the Change in Control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Employer who participated in such benefits prior to such Change in Control; or

          (iv)  the Officer is transferred to a location which is more than 35 miles from his current principal work location without the Officer's express written consent.

        (c)   In the event of termination of employment of the Officer, pursuant to this Section 14, the Employer will be obligated to pay or cause to be paid to Officer liquidated damages in an amount that, when taken together with any other payments to be made to or for the benefit of the Officer which are deemed to be "parachute payments" as that term is defined in Section 280G of Code, shall equal to 2.99 times the Officer's "base amount" as defined in Section 280G(b)(3) of the Code.

        (d)   For the purposes of this Agreement, the term "Change in Control" shall mean any of the following events:

          (i)    After the effective date of this Agreement, any "person" (as such term is defined in Section 7(i)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing 25% or more of any class of voting securities of the Company, or acquires control of, in any manner, the election of a majority of the directors of the Company; or

          (ii)   The Company consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where the Company is not the surviving corporation in such transaction; or

          (iii)  All or substantially all of the assets of the Company are sold or otherwise transferred to or are acquired by any other corporation, association or other person, entity or group.

Notwithstanding the other provisions of this Section 14, a transaction or event shall not be considered a Change in Control if, prior to the consummation of occurrence of such transaction or event, the Officer and the Employer agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement. The Officer and the Employer agree that the Merger does not constitute a Change in Control for purposes of this Agreement.

        (e)   Subject to Section 15(b) below, such amounts payable pursuant to this Section 14 shall be paid to the Officer in equal monthly payments beginning on the first day of the month following the Officer's termination, and continuing on the first day of each month thereafter for the next 12 months.

        (f)    Following a Termination Event which gives rise to Officer's rights hereunder, the Officer shall have 12 months from the date of occurrence of the Termination Event to terminate his employment pursuant to this Section 14. Any such termination shall be deemed to have occurred only upon delivery to the Employer (or to any successor corporation) of written notice of termination which describes the Change in Control and the Termination Event. If Officer does not so terminate this Agreement within such 12 month period, he shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.

        (g)   It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Employer for federal income tax purposes and not result in the imposition of an excise tax on the Officer. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of the Officer which are deemed to be "parachute payments" as that term is defined in Section 280G of the Code, shall be modified or reduced to the extent deemed to be necessary by the Board to avoid the imposition of excise taxes on the Officer under Section 4999 of the Code or the disallowance of a deduction to the Employer under Section 280(a) of the Code.

        (h)   In the event any dispute shall arise between the Officer and the Employer as to the terms or interpretation of this Agreement, including this Section 14, whether instituted by formal legal proceedings or otherwise, including any action taken by the Officer to enforce the terms of this Section 14 or in defending against any action taken by the Employer, the Employer shall reimburse the Officer for all costs and expenses, proceedings or actions, in the event the Officer prevails in any such action.

        15.    Conditions to any Payment of Severance Amounts.

        (a)   If the Officer's employment is terminated for any reason at any time that the Officer is on the Board of Directors of the Company or the Employer, the Officer shall tender his resignation as a director of the Company and the Employer effective as of the date of termination. This resignation shall be a condition to Employer's obligation to pay any severance hereunder.

        (b)   If: (1) when the Employee's employment terminates under this Agreement he is a specified employee, as defined in Section 409A of the Code or the regulations promulgated thereunder; (2) the Employee's employment did not terminate because of his death; and (3) any payments under this Agreement will result in additional tax or interest to the Employee because of Section 409A or the regulations promulgated thereunder, then despite any provision of this Agreement to the contrary the Employee will not be entitled to such payments until the earlier of: (1) six months and one day after termination of the Employee's employment; or (2) his death. Payments that would have otherwise been paid during such six month and one day period shall be accumulated and paid on the earlier of: (1) the first day of the seventh month after such termination of employment; or (2) death of the Employee; and the remaining amount of any such payment due under this Agreement shall be paid as set forth elsewhere in this Agreement without regard to this Section.

        (c)   Notwithstanding any provision of this Agreement to the contrary, the Employer shall not be obligated to make any severance payments under this Agreement unless and until the Officer executes and delivers a severance agreement and release to the Employer substantially in form attached hereto as Exhibit A.

        16.    Successors and Assigns.

        (a)   This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Employer which shall acquire, directly or indirectly, by conversion, merger, purchase or otherwise, all or substantially all of the assets of the Employer.

        (b)   Since the Employer is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Employer.

        17.    Modification; Waiver; Amendments.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Officer and on behalf of the Employer by such officer as may be specifically designated by the Board. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendment or addition to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

        18.    Applicable Law.    This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

        19.    Severability.    If any term, provision or condition of this Agreement is determined to be invalid, illegal or unenforceable, the remaining terms, provisions and conditions of this Agreement remain in full force, if the essential terms, provisions and conditions of this Agreement for each party remain valid, binding and enforceable. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree that all of the terms, provisions and conditions contained in Sections 6 and 14 constitute essential terms, provisions and conditions of this Agreement. The parties further agree that no part of Section 6 is independent of any part of Section 14, and that no part of Section 14 is independent of any part of Section 6.

        20.    Conditions Precedent to this Agreement.    If the Closing of the Merger does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect, and the Cardinal Employment Agreement shall be reinstated effective immediately. If upon the Merger Effective Date the Officer is in breach of the Settlement and Termination Agreement, this Agreement shall be deemed null and void ab initio and of no force and effect.

        21.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

        IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first hereinabove written.

YADKIN VALLEY BANK AND TRUST COMPANY
By:	Name: Title:
CARDINAL STATE BANK
By:	Name: Title:
JOHN W. MALLARD, JR.

Exhibit A

FORM OF SEVERANCE AGREEMENT AND RELEASE

        This Severance Agreement and Release (the "Agreement") is made between John W. Mallard, Jr., an individual resident of North Carolina ("the Officer"), and Yadkin Valley Bank and Trust Company, a North Carolina banking corporation (the "Bank").

        As used in this Agreement, the term "Officer" shall include the Officer and his heirs, executors, administrators, and assigns, and the term "Bank" shall include the Bank, its holding company, any other related or affiliated entities, and the current and former officers, directors, shareholders, employees, and agents of them.

        On June 14, 2007, the Bank, Cardinal State Bank, and the Officer entered into an Employment Agreement governing the relationship between the parties. The Employment Agreement provides for the payment of severance to the Officer under certain circumstances. Section 15(c) provides that the Bank shall not be obligated to make any severance payments under the Employment Agreement unless and until the Officer executes and delivers a severance agreement and release to the Bank.

        The Officer desires to receive severance pay and the Bank is willing to provide severance pay on the condition the Officer enter into this Agreement.

        Now, in consideration of the premises and the mutual promises and covenants set forth herein, and in full and complete settlement of all matters between the Officer and the Bank except as specifically set forth below, the parties agree as follows:

        1.    Termination Date:    The Officer agrees that his employment with the Bank terminates as of (the "Termination Date").

        2.    Severance and Lump Sum Payments:    The Bank shall pay the Officer severance pay as noted in the Employment Agreement on the dates and in the amounts outlined in the Employment Agreement, subject to Section 5 below.

        3.    Legal Obligations

        The parties acknowledge that pursuant to Section 15(c) of the Employment Agreement, they agreed that as a condition of the Bank's obligation to pay severance to the Officer, the Officer would execute and deliver a severance agreement and release in the form of this Agreement, which is attached as Exhibit A to the Employment Agreement. The Officer acknowledges that the Bank has no prior legal obligations to make the payments described in Section 2 above which are exchanged for the promises of the Officer set forth in this Agreement. It is specifically agreed that the payments described in Section 2 are valuable and sufficient consideration for each of the promises of the Officer set forth in this Agreement and are payments in addition to anything of value to which the Officer is otherwise entitled.

        4.    Waiver and Release:

        a)    The Officer unconditionally releases and discharges the Bank from any and all causes of action, suits, damages, claims, proceedings, and demands that the Officer has ever had, or may now have, against the Bank, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement, except for the amounts, if any, that may be payable to the Officer under the Noncompete and Consulting Agreement attached as Exhibit B to the Employment Agreement or the Settlement and Termination Agreement dated as of the same date as the Employment Agreement and entered into among the Bank, Cardinal State Bank, and the Officer.

        b)    The Officer acknowledges that he is waiving and releasing, to the full extent permitted by law, all claims against the Bank (except as specified in paragraph (a) above), including (but not limited to)

all claims arising out of, or related in any way to, his employment with the Bank or the termination of that employment, including (but not limited to) any and all breach of contract claims, tort claims, claims of wrongful discharge, claims for breach of an express or implied employment contract, defamation claims, claims under Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex, the Family and Medical Leave Act, which provides for unpaid leave for family or medical reasons, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment, the Americans with Disabilities Act, which prohibits discrimination based on disability, the Rehabilitation Act of 1973, any and all other applicable local, state and federal non-discrimination statutes, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the North Carolina law regarding payment of wages, and all other statutes, the common law of the State of North Carolina, or any other state, and any and all claims for attorneys' fees. The Officer further agrees that the release described herein shall apply to unknown and unanticipated damages resulting from or in any way connected to his employment or the termination thereof.

        c)     This Waiver and Release provision ((a) through (c) of this paragraph) shall be construed to release all claims to the full extent allowed by law. If any term of this paragraph shall be declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.

        5.    Restrictive Covenants and Other Obligations

        The parties agree that Section 6(b), (c), (d), and (e)—"Loyalty; Noncompetition," Section 7—"Ownership of Work Product," Section 8—"Protection of Trade Secret," Section 9—"Protection of Other Confidential Information," and Section 10—"Return of Materials," as well as any related provisions, of the Employment Agreement shall remain in full force and effect and that the Officer will perform his obligations under those sections, and those sections of the Employment Agreement are incorporated by reference as if set forth fully herein. In the event the Officer breaches any obligation under any of the sections of the Employment Agreement referenced in this Section 5, the Bank's obligation to make severance payments to the Officer shall terminate immediately and the Bank shall have no further obligations to the Officer.

        6.    Duty of Loyalty/Nondisparagement

        The parties shall not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have a lowered opinion of the other party.

        7.    Confidentiality of the Terms of This Agreement

        The Officer agrees not to publicize or disclose the contents of this Agreement, including the amount of the monetary payments, except (i) to his immediate family; (ii) to his attorney(s), accountant(s), and/or tax preparer(s); (iii) as may be required by law; or (iv) as necessary to enforce the terms of this Agreement. The Officer further agrees that he will inform anyone to whom the terms of this Agreement are disclosed of the confidentiality requirements contained herein. Notwithstanding the foregoing, the parties agree that where business needs dictate, the Officer may disclose to a third party that he has entered into an agreement with the Bank, which agreement contains restrictive covenants including non-competition and nondisclosure provisions, one or more of which prohibit him from performing the requested service.

        The Officer recognizes that the disclosure of any information regarding this Agreement by him, his family, his attorneys, his accountants or financial advisors, could cause the Bank irreparable injury and damage, the amount of which would be difficult to determine. In the event the Bank establishes a violation of this paragraph of the Agreement by the Officer, his attorneys, immediate family, accountants, or financial advisors, or others to whom the Officer disclosed information in violation of the terms of this Agreement. The Bank shall be entitled to injunctive relief without the need for posting a bond and shall also be entitled to recover from the Officer the amount of attorneys' fees and costs incurred by the Bank in enforcing the provisions of this paragraph.

        8.    Continued Cooperation

        The Officer agrees that he will cooperate fully with the Bank in the future regarding any matters in which he was involved during the course of his employment, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Bank. The Officer's cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with the Bank's officials regarding personnel or commercial matters in which he was involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Bank. The Officer further agrees that should he be contacted (directly or indirectly) by any person or entity adverse to the Bank, he shall within 48 hours notify then-current Chairman of the Board of the Bank. The Officer shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation.

        9.    Entire Agreement; Modification of Agreement

        Except as otherwise expressly noted herein, this Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, understandings, and agreements of every nature between them relating to the matters addressed herein. Accordingly, no representation, promise, or inducement not included or incorporated by reference in this Agreement shall be binding upon the parties. The Officer affirms that the only consideration for the signing of this Agreement are the terms set forth above and that no other promises or assurances of any kind have been made to him by the Bank or any other entity or person as an inducement for him to sign this Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

        10.    Partial Invalidity

        The parties agree that the provisions of this Agreement and any paragraphs, subsections, sentences, or provisions thereof shall be deemed severable and that the invalidity or unenforceability of any paragraph, subsection, sentence, or provision shall not affect the validity or enforceability of the remainder of the Agreement.

        11.    Waiver

        The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other subsequent breach of this Agreement.

        12.    Successors and Assigns

        This Agreement shall inure to and be binding upon the Bank and the Officer, their respective heirs, legal representatives, successors, and assigns.

        13.    Governing Law

        This Agreement shall be construed in accordance with the laws of the state of North Carolina and any applicable federal laws.

        14.    Headings

        The headings or titles of sections and subsections of this Agreement are for convenience and reference only and do not constitute a part of this Agreement.

        15.    Representations:    The Officer acknowledges that:

        a)    He has read this Agreement and understands its meaning and effect.

        b)    He has knowingly and voluntarily entered into this Agreement of his own free will.

        c)     By signing this Agreement, the Officer has waived, to the full extent permitted by law, all claims against the Bank based on any actions taken by the Bank up to the date of the signing of this Agreement, and the Bank may plead this Agreement as a complete defense to any claim the Officer may assert.

        d)    He would not otherwise be entitled to the consideration described in this Agreement, and that the Bank is providing such consideration in return for the Officer's agreement to be bound by the terms of this Agreement.

        e)    He has been advised to consult with an attorney before signing this Agreement.

        f)     He has been given up to 21 days to consider the terms of this Agreement.

        g)     He has seven days, after the Officer has signed the Agreement and it has been received by the Bank, to revoke it by notifying the Chairman of the Board of his intent to revoke acceptance. For such revocation to be effective, the notice of revocation must be received no later than 5:00 p.m. on the seventh day after the signed Agreement is received by the Bank. This Agreement shall not become effective or enforceable until the revocation period has expired.

        h)    He is not waiving or releasing any rights or claims that may arise after the date the Officer signs this Agreement.

As to the Officer:
Date	John W. Mallard, Jr.
As to the Bank:	YADKIN VALLEY BANK AND TRUST COMPANY
Date	Name: Title:

EXHIBIT D-2

YADKIN VALLEY BANK AND TRUST COMPANY

CONSULTING AND NON-COMPETE AGREEMENT

        This Consulting and Non-Compete Agreement (this "Agreement") is entered into this 14th day of June, 2007 ("Effective Date"), by and among Yadkin Valley Bank and Trust Company (the "Bank"), a wholly owned subsidiary of Yadkin Valley Financial Corporation ("YVFC"), Cardinal State Bank, a North Carolina banking corporation ("Cardinal"), and Wendy B. Wagner, an individual resident of North Carolina ("Wagner").

        WHEREAS, Wagner is employed by Cardinal and possesses intimate knowledge of the business and affairs of Cardinal, and has acquired certain confidential information and data with respect to such entity;

        WHEREAS, pursuant to the Agreement and Plan of Merger dated as of June 14,2007 by and among YVFC, the Bank, and Cardinal (the "Merger Agreement"), Cardinal will merge with and into the Bank (the "Merger");

        WHEREAS, Wagner is currently a party to an employment agreement with Cardinal amended and restated as of January 1, 2007 (the "Cardinal Employment Agreement");

        WHEREAS, Wagner is willing to terminate her interests and rights under the Cardinal Employment Agreement in consideration for entering into this Agreement and certain cash payments as set forth in the Settlement and Termination Agreement dated the date hereof and entered into among the parties hereof (the "Settlement and Termination Agreement");

        WHEREAS, the Bank desires to secure the continued services of Wagner in accordance herewith, effective upon the date of the consummation of the Merger pursuant to the Merger Agreement (the "Merger Effective Date");

        WHEREAS, the obligations of each party to effect the Merger are subject to the execution of this Agreement; and

        WHEREAS, Wagner is willing to serve as a consultant to the Bank for the periods provided in this Agreement.

        For and in consideration of the premises and their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

        1.    Consulting Services.    Commencing upon the Merger Effective Date and subject to Section 18 below, Wagner shall provide consulting services to the Bank and YVFC in accordance with the terms of this Agreement for a period of at least one year, and thereafter as the parties may agree (the "Consulting Period"). During the Consulting Period, Wagner shall be an independent contractor of the Bank and shall not be an employee of the Bank. Initially, Wagner agrees to be available to spend approximately 30 hours per week providing consulting services under this Agreement, with such amount decreasing to approximately 3 hours per week following the conversion of the Bank's data processing systems following the Merger. Wagner will not be expected to work on bank holidays or weekends. The Bank will provide reasonable support services to Wagner for her consulting hereunder, including computer, phone, training fees and reimbursement of reasonable travel expenses.

        2.    Payments to Wagner.

        (a)   In return for Wagner's promise to remain available to provide the consulting services described in this Agreement and her promise to comply with the restrictive covenants set forth below (and subject to her continued compliance with these promises), the Bank shall pay to Wagner a retainer of $5,000 per month for a period of one year from the Merger Effective Date. These amounts shall be payable on a monthly basis on the fifteenth of each month.

        (b)   In addition, the Bank shall pay Wagner separately for the actual consulting services she provides hereunder. Wagner and the Bank agree that initially Wagner will work approximately 30 hours per week and will be paid $9,100 per month (in addition to the retainer amount described above). The Bank shall have the discretion to decrease the number of hours to be worked by Wagner, including to zero, at any time, but this will not affect the Bank's obligation to make the retainer fee payments described above. In such event, Wagner will be paid at a rate of $75 per hour for the actual hours worked hereunder. These amounts shall be payable on a monthly basis on the fifteenth of each month.

        3.    Termination of Agreement.    This Agreement shall terminate upon the earlier to occur of: (a) the death of Wagner; (b) termination for Cause; (c) the end of the Consulting Period; or (d) the violation of any covenants set forth in Sections 4, 5, 6, or 7 of this Agreement. Sections 4, 5, 6, 7, and 8 shall survive the termination of this Agreement, regardless of the reason for termination.

        4.    Protection of Trade Secrets.    Wagner agrees to maintain in strict confidence and, except as necessary to perform her duties for the Bank, Wagner agrees not to use or disclose any Trade Secrets of the Bank or YVFC during or after the Consulting Period. For the purposes hereof, "Trade Secret" means business or technical information, including but not limited to a formula, pattern, program, device, compilation of information, method, technique, or process that (a) derives independent actual or potential commercial value from not being generally known or readily ascertainable through independent development or reverse engineering by persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

        5.    Protection of Other Confidential Information.    In addition, Wagner agrees to maintain in strict confidence and, except as necessary to perform her duties for the Bank, not to use or disclose any Confidential Business Information of the Bank or YVFC during the Consulting Period and a period of three years thereafter. "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Bank's or YVFC's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational, and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 4 and 5 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Bank under an obligation of secrecy.

        6.    Return of Materials.    Wagner shall surrender to the Bank, promptly upon its request and in any event upon termination of this Agreement, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in Wagner's possession or control, including all copies thereof, relating to the Bank, its business, or its customers. Upon the request of the Bank, Wagner shall certify in writing compliance with the foregoing requirement.

        7.    Restrictive Covenants.

        (a)   During the Consulting Period, Wagner agrees she will not, within Durham County, North Carolina, or within a 15-mile radius of any Bank office in which she regularly works or is subject to work (the "Territory"), directly or indirectly, own, manage, operate, join, control, assist in the formation of, or participate in the management, operation or control of, or be employed by or connected in any manner with any business which competes (or, in the case of the formation of a new bank, will compete) with YVFC or the Bank (a "Competing Business") without the prior written consent of the Bank. Notwithstanding the foregoing, Wagner shall be free, without such consent, to purchase or hold as an investment or otherwise, up to 5% of the outstanding stock or other security of any corporation which has its securities publicly traded on any recognized securities exchange or in any over-the-counter market.

        (b)   During the Consulting Period and for a period of six months thereafter, Wagner shall not (except on behalf of or with the prior written consent of the Bank), either directly or indirectly, on Wagner's own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of YVFC or the Bank on the date of termination and with whom Wagner has had material contact.

        (c)   During the Consulting Period and for a period of six months thereafter, Wagner shall not, either directly or indirectly, on Wagner's own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to YVFC or the Bank, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

        (d)   Wagner acknowledges that it would not be possible to ascertain the amount of monetary damages in the event of a breach by Wagner under the provisions of this Section 7. Wagner agrees that, in the event of a breach of this Section 7, injunctive relief enforcing the terms of this Section 7 is an appropriate remedy. If the scope of any restriction contained in this Section 7 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and Wagner consents that the scope of this restriction may be modified judicially.

        (e)   The provisions in each of the above Sections 7(a), 7(b), 7(c) and 7(d) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

        8.    Remedies for Breach.    Wagner agrees that in the event of any breach or threatened breach by Wagner of any covenant contained in Sections 4 through 7 hereof, the resulting injuries to the Bank would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Bank. Wagner, therefore, agrees that in the event of any such breach, the Bank shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Bank have cause to seek such relief, no bond shall be required from the Bank, and Wagner shall pay all attorney's fees and court costs which the Bank may incur to the extent the Bank prevails in its enforcement action.

        9.    Severability and Substitution of Valid Provisions.    To the extent that any provision or language of this Agreement is deemed unenforceable, by virtue of the scope of the business activity prohibited, the geographical restriction of the prohibition or the length of time the activity is prohibited, Wagner and the Bank agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of the State of North Carolina.

        10.    Extension of Periods.    The time periods described in Sections 5 and 7 of this Agreement shall be automatically extended by any length of time during which Wagner is in breach of the covenant described therein. The provisions of this Agreement shall continue in full force and effect throughout the duration of the extended period.

        11.    Amendments.    No amendments or variation of the terms or conditions of this Agreement shall be valid unless agreed to in writing and signed by the parties.

        12.    Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

        13.    Waiver.    Failure of the Bank to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

        14.    Reasonable Restraint.    It is agreed by the parties that the foregoing covenants in this Agreement are necessary for the legitimate business interests of the Bank and impose a reasonable restraint on Wagner in light of the activities and business of the Bank on the date of the execution of this Agreement.

        15.    Successors; Binding Agreement.    This Agreement shall be binding upon and shall inure to the benefit of the Bank and its successors and assigns. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Wagner, her beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Wagner's legal personal representative.

        16.    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of North Carolina.

        17.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        18.    Conditions Precedent to this Agreement.    If the Closing of the Merger does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect, and the Cardinal Employment Agreement shall be reinstated effective immediately. If upon the Merger Effective Date the Officer is in breach of the Settlement and Termination Agreement, this Agreement shall be deemed null and void ab initio and of no force and effect.

        IN WITNESS WHEREOF, the parties hereto set their hands and seals the day and year first written above.

WITNESSES:	WENDY B. WAGNER:
YADKIN VALLEY BANK AND TRUST COMPANY
By:
Its:

EXHIBIT D-3

SETTLEMENT AND TERMINATION AGREEMENT

        This SETTLEMENT AND TERMINATION AGREEMENT (this "Agreement") is made by and among Yadkin Valley Bank and Trust Company, a North Carolina banking corporation ("YVB"), Cardinal State Bank, a North Carolina banking corporation ("Cardinal"), and John W. Mallard, Jr., an individual resident of Durham, North Carolina (the "Officer"), as of this 14th day of June, 2007.

        WHEREAS, pursuant to the Agreement and Plan of Merger dated as of June 14, 2007 by and among Yadkin Valley Financial Corporation (the "Company"), YVB, and Cardinal (the "Merger Agreement"), Cardinal will merge with and into YVB (the "Merger");

        WHEREAS, the Officer is currently a party to an employment agreement with Cardinal amended and restated as of January 1, 2007 (the "Cardinal Employment Agreement");

        WHEREAS, the Officer is willing to terminate his interests and rights under the Cardinal Employment Agreement in consideration for the payments described below and for entering into an employment agreement with YVB (the "YVB Employment Agreement") to be entered into on the date hereof;

        WHEREAS, YVB desires to secure the continued services of the Officer in accordance with the terms of the YVB Employment Agreement, effective upon the date of the consummation of the Merger pursuant to the Merger Agreement (the "Merger Effective Date"); and

        WHEREAS, the obligations of each party to effect the Merger are subject to the execution of this Agreement.

        For and in consideration of the premises and their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

        Section 1.    Upon the Merger Effective Date and immediately prior to the closing of the Merger, any existing employment agreement between Cardinal and the Officer, including the Cardinal Employment Agreement, shall be terminated and of no further force and effect, provided that Cardinal (or YVB as its successor) shall be obligated to make the following payments to the Officer on the dates specified below:

        (a)   $351,000 in settlement of any amounts that may be due to the Officer upon a termination of his employment following a "Change in Control," as such term is defined in the Cardinal Employment Agreement. The parties agree it is their intent that this amount, when taken together with any other payments to be made to or for the benefit of the Officer related to the Merger which are deemed to be counted in the calculation of "parachute payments" as that term is defined in Section 280G of the Code, shall not exceed 2.99 times the Officer's "base amount" as defined in Section 280G(b)(3) of the Code, and that such amounts shall be deductible by YVB for federal income tax purposes and not result in the imposition of an excise tax on the Officer. Notwithstanding language to the contrary in the Cardinal Employment Agreement, the Officer expressly waives any right to a gross-up or any "Additional Payment," as such term is defined in the Cardinal Employment Agreement. The parties agree to create a rabbi trust to hold the amount specified in this paragraph, which shall comply with the model rabbi trust provisions of Revenue Procedure 92-64, or any successor thereto. The trustee of the trust shall receive and hold all contributions to the trust fund made by YVB, and hold, invest, reinvest and distribute such funds in accordance with the terms and provisions of the trust agreement. YVB may modify the trust from time to time to accomplish the purpose of the trust agreement, provided such modifications are not inconsistent with the terms of the above Revenue Procedure 92-64 or its successor, and may, with approval, remove any trustee and select a successor trustee. The rabbi trust shall be in form and substance acceptable to both parties, shall specify the date of payment of these amounts, and shall contain no other conditions to payment. The date of payment shall be the earliest day (as determined by the Officer) that the Officer can receive such payments without the payments resulting in additional tax or interest to the Officer because of Section 409A of the Internal Revenue Code or the regulations promulgated thereunder. Any trust established hereunder shall be consistent with, and comply with all requirements of, Section 409A.

        (b)   $625,000 in exchange for the Officer's agreement to terminate his rights under Section 3(iv) Cardinal Employment Agreement to receive health and dental care coverage for life for the Officer and his spouse. Cardinal shall pay this amount to the Officer immediately prior to the closing of the Merger and simultaneously with the termination of the Cardinal Employment Agreement. The parties acknowledge that these were valuable benefits to which the Officer was entitled under the Cardinal Employment Agreement, that this payment reflects a reasonable estimate of the value of these foregone benefits, that the Officer was entitled to these benefits under all circumstances, including a termination of the Cardinal Employment Agreement not associated with a change in control, and that these rights have existed in the Cardinal Employment Agreement for a number of years and were not the product of an amendment to the agreement within one year before the Merger.

        Section 2.    The Officer acknowledges that termination of the Cardinal Employment Agreement shall include termination of all obligations of Cardinal or its successors thereunder, including the obligation to provide any insurance coverage for life for the Officer and his spouse under Section 3(iv) or to continue paying the life insurance premiums pursuant to Section 19 thereof.

        Section 3.    Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by Cardinal, YVB, and the Officer. The Officer agrees to reimburse YVB (as the successor to Cardinal) any amounts required to be paid by YVB to the Internal Revenue Service for taxes owed but not paid by the Officer on such payments. YVB may offset such amounts to be reimbursed against any amounts due to the Officer under the YVB Employment Agreement or otherwise, and the Officer hereby consents to any such offset or withholding.

        Section 4.    This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. In the event that the closing date of the Merger does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect, and the Cardinal Employment Agreement shall be reinstated effective immediately.

        IN WITNESS WHEREOF, the parties have executed this Settlement and Termination Agreement as of the day and year first hereinabove written.

YADKIN VALLEY BANK AND TRUST COMPANY
By:
Name:
Title:
CARDINAL STATE BANK
By:
Name:
Title:
JOHN W. MALLARD, JR.

EXHIBIT D-4

SETTLEMENT AND TERMINATION AGREEMENT

        This SETTLEMENT AND TERMINATION AGREEMENT (this "Agreement") is made by and among Yadkin Valley Bank and Trust Company, a North Carolina banking corporation ("YVB"), Cardinal State Bank, a North Carolina banking corporation ("Cardinal"), and W. Harold Parker, Jr., an individual resident of Durham, North Carolina (the "Officer"), as of this 14th day of June, 2007.

        WHEREAS, pursuant to the Agreement and Plan of Merger dated as of June 14, 2007 by and among Yadkin Valley Financial Corporation (the "Company"), YVB, and Cardinal (the "Merger Agreement"), Cardinal will merge with and into YVB (the "Merger");

        WHEREAS, the Officer is currently a party to an employment agreement with Cardinal amended and restated as of January 1, 2007 (the "Cardinal Employment Agreement");

        WHEREAS, the Officer is willing to terminate his interests and rights under the Cardinal Employment Agreement in consideration for the payments described below; and

        WHEREAS, the obligations of each party to effect the Merger are subject to the execution of this Agreement.

        For and in consideration of the premises and their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

        Section 1.    Upon the Merger Effective Date and immediately prior to the closing of the Merger, any existing employment agreement between Cardinal and the Officer, including the Cardinal Employment Agreement, shall be terminated and of no further force and effect, provided that, Cardinal or YVB (or its successor) shall be obligated to make the following payments to the Officer on the dates specified below:

        (a)   $274,270 in settlement of any amounts that may be due to the Officer upon a termination of his employment following a "Change in Control," as such term is defined in the Cardinal Employment Agreement. The parties agree it is their intent that this amount, when taken together with any other payments to be made to or for the benefit of the Officer related to the Merger which are deemed to be counted in the calculation of "parachute payments" as that term is defined in Section 280G of the Code, shall not exceed 2.99 times the Officer's "base amount" as defined in Section 280G(b)(3) of the Code, and that such amounts shall be deductible by YVB for federal income tax purposes and not result in the imposition of an excise tax on the Officer. Notwithstanding language to the contrary in the Cardinal Employment Agreement, the Officer expressly waives any right to a gross-up or any "Additional Payment," as such term is defined in the Cardinal Employment Agreement. The parties agree to create a rabbi trust to hold the amount specified in this paragraph, which shall comply with the model rabbi trust provisions of Revenue Procedure 92-64, or any successor thereto. The trustee of the trust shall receive and hold all contributions to the trust fund made by YVB, and hold, invest, reinvest and distribute such funds in accordance with the terms and provisions of the trust agreement. YVB may modify the trust from time to time to accomplish the purpose of the trust agreement, provided such modifications are not inconsistent with the terms of the above Revenue Procedure 92-64 or its successor, and may, with approval, remove any trustee and select a successor trustee. The rabbi trust shall be in form and substance acceptable to both parties, shall specify the date of payment of these amounts, and shall contain no other conditions to payment. The date of payment shall be the earliest day (as determined by the Officer) that the Officer can receive such payments without the payments resulting in additional tax or interest to the Officer because of Section 409A of the Internal Revenue Code or the regulations promulgated thereunder. Any trust established hereunder shall be consistent with, and comply with all requirements of, Section 409A.

        (b)   $484,000 in exchange for the Officer's agreement to terminate his rights under Section 3(iv) Cardinal Employment Agreement to receive health and dental care coverage for life for the Officer and his spouse. Cardinal shall pay this amount to the Officer immediately prior to the closing of the merger and simultaneously with the termination of the Cardinal Employment Agreement. The parties acknowledge that these were valuable benefits to which the Officer was entitled under the Cardinal Employment Agreement, that this payment reflects a reasonable estimate of the value of these foregone benefits, that the Officer was entitled to these benefits under all circumstances, including a termination of the Cardinal Employment Agreement not associated with a change in control, and that these rights have existed in the Cardinal Employment Agreement for a number of years and were not the product of an amendment to the agreement within one year before the Merger.

        Section 2.    The Officer acknowledges that termination of the Cardinal Employment Agreement shall include termination of all obligations of Cardinal or its successors thereunder, including the obligation to provide any insurance coverage for life for the Officer and his spouse under Section 3(iv) or to continue paying the life insurance premiums pursuant to Section 9 thereof.

        Section 3.    Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by Cardinal, YVB, and the Officer. The Officer agrees to reimburse YVB (as successor to Cardinal) any amounts required to be paid by YVB to the Internal Revenue Service for taxes owed but not paid by the Officer on such payments.

        Section 4.    Commencing upon the Merger Effective Date and subject to Section 5 below, the Officer shall serve as an at-will employee of YVB initially at the same salary and benefits that he had with Cardinal as of the Merger Effective Date. The Officer understands and agrees that this Agreement shall in no way impose upon YVB any obligation to employ the Officer or to continue the Officer's employment for any length of time. The employment or continuation of employment by YVB is, and at all times shall remain, in the absolute discretion of YVB, which employment may be terminated by the Officer or YVB at will, meaning, either YVB or the Officer may terminate the employment relationship at any time, without cause or notice.

        Section 5.    This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. In the event that the closing date of the Merger does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect, and the Cardinal Employment Agreement shall be reinstated effective immediately.

        IN WITNESS WHEREOF, the parties have executed this Settlement and Termination Agreement as of the day and year first hereinabove written.

YADKIN VALLEY BANK AND TRUST COMPANY
By:	Name: Title:
CARDINAL STATE BANK
By:	Name: Title:
W. HAROLD PARKER, JR.

EXHIBIT D-5

SETTLEMENT AND TERMINATION AGREEMENT

        This SETTLEMENT AND TERMINATION AGREEMENT (this "Agreement") is made by and among Yadkin Valley Bank and Trust Company, a North Carolina banking corporation ("YVB"), Cardinal State Bank, a North Carolina banking corporation ("Cardinal"), and A. Lewis Bass, III, an individual resident of Durham, North Carolina (the "Officer"), as of this 14th day of June, 2007.

        WHEREAS, pursuant to the Agreement and Plan of Merger dated as of June 14, 2007 by and among Yadkin Valley Financial Corporation (the "Company"), YVB, and Cardinal (the "Merger Agreement"), Cardinal will merge with and into YVB (the "Merger");

        WHEREAS, the Officer is currently a party to an employment agreement with Cardinal amended and restated as of January 1, 2007 (the "Cardinal Employment Agreement");

        WHEREAS, the Officer is willing to terminate his interests and rights under the Cardinal Employment Agreement, except as stated in Sections 1 and 2 below, in consideration for the payments described below; and

        WHEREAS, the obligations of each party to effect the Merger are subject to the execution of this Agreement.

        For and in consideration of the premises and their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

        Section 1.    Upon the Merger Effective Date and immediately prior to the closing of the Merger, any existing employment agreement between Cardinal and the Officer, including the Cardinal Employment Agreement, shall be terminated and of no further force and effect, except for Section 5 of the Cardinal Employment Agreement, and provided that: YVB or its successor shall pay to the Officer on the date tat is six months and one day following the Merger Effective Date the sum of $280,000 in settlement of any amounts that may be due to the Officer upon a "Change in Control," as such term is defined in the Cardinal Employment Agreement and shall pay to the Officer on or promptly following the Merger Effective Date any obligations of Cardinal or any successor to the Officer for his compensation for periods prior to the Merger Effective Date to the extent such amounts are unpaid at the Merger Effective Date. The parties agree it is their intent that this $280,000 amount, when taken together with any other payments to be made to or for the benefit of the Officer related to the Merger which are deemed to be counted in the calculation of "parachute payments" as that term is defined in Section 280G of the Code, shall not exceed 2.99 times the Officer's "base amount" as defined in Section 280G(b)(3) of the Code, and that such amounts shall be deductible by YVB for federal income tax purposes and not result in the imposition of an excise tax on the Officer. Notwithstanding language to the contrary in the Cardinal Employment Agreement, the Officer expressly waives any right to a gross-up or any "Additional Payment," as such term is defined in the Cardinal Employment Agreement. YVB shall create and fund on or before the Merger Effective Date a rabbi trust to hold the $280,000 amount specified in this paragraph, which shall comply with the model rabbi trust provisions of Revenue Procedure 92-64, or any successor thereto. The trustee of the trust shall receive and hold all contributions to the trust fund made by YVB, and hold, invest, reinvest and distribute such funds in accordance with the terms and provisions of the trust agreement. YVB may modify the trust from time to time to accomplish the purpose of the trust agreement and this Agreement, provided such modifications are not inconsistent with the terms of the above Revenue Procedure 92-64 or its successor, and may, with approval, remove any trustee and select a successor trustee. The rabbi trust shall be in form and substance acceptable to both parties, shall specify the date of payment of the $280,000 amount consistent with this Agreement, and shall contain no other conditions to payment.

Any trust established hereunder shall be consistent with, and comply with all requirements of, Section 409A.

        Section 2.    The Officer acknowledges that termination of the Cardinal Employment Agreement shall include termination of all obligations of Cardinal or its successors thereunder, including the obligation to provide any insurance coverage for life for the Officer and his spouse under Section 3(iv). Notwithstanding the above, the Officer acknowledges that the restrictive covenants contained in Section 5 of the Cardinal Employment Agreement will continue to apply as set forth in the Cardinal Employment Agreement.

        Section 3.    Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by Cardinal, YVB, and the Officer. The Officer agrees to reimburse YVB (as successor to Cardinal) any amounts required to be paid by YVB to the Internal Revenue Service for taxes owed but not paid by the Officer on such payments.

        Section 4.    This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. In the event that the closing date of the Merger does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect, and the Cardinal Employment Agreement shall be reinstated effective immediately.

        IN WITNESS WHEREOF, the parties have executed this Settlement and Termination Agreement as of the day and year first hereinabove written.

YADKIN VALLEY BANK AND TRUST COMPANY
By:	Name: Title:
CARDINAL STATE BANK
By:	Name: Title:
A. LEWIS BASS, III

EXHIBIT D-6

SETTLEMENT AND TERMINATION AGREEMENT

        This SETTLEMENT AND TERMINATION AGREEMENT (this "Agreement") is made by and among Yadkin Valley Bank and Trust Company, a North Carolina banking corporation ("YVB"), Cardinal State Bank, a North Carolina banking corporation ("Cardinal"), and Wendy B. Wagner, an individual resident of Durham, North Carolina (the "Officer"), as of this 14th day of June, 2007.

        WHEREAS, pursuant to the Agreement and Plan of Merger dated as of June 14, 2007 by and among Yadkin Valley Financial Corporation (the "Company"), YVB, and Cardinal (the "Merger Agreement"), Cardinal will merge with and into YVB (the "Merger");

        WHEREAS, the Officer is currently a party to an employment agreement with Cardinal amended and restated as of January 1, 2007 (the "Cardinal Employment Agreement");

        WHEREAS, the Officer is willing to terminate her interests and rights under the Cardinal Employment Agreement in consideration for the payments described below and for entering into a consulting and noncompete agreement with YVB (the "YVB Consulting Agreement") to be entered into on the date hereof;

        WHEREAS, YVB desires to secure the continued services of the Officer in accordance with the terms of the YVB Consulting Agreement, effective upon the date of the consummation of the Merger pursuant to the Merger Agreement (the "Merger Effective Date"); and

        WHEREAS, the obligations of each party to effect the Merger are subject to the execution of this Agreement.

        For and in consideration of the premises and their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

        Section 1.    Upon the Merger Effective Date and immediately prior to the closing of the Merger, any existing employment agreement between Cardinal and the Officer, including the Cardinal Employment Agreement, shall be terminated and of no further force and effect, provided that: YVB (or its successor) shall pay to the Officer $231,000 in settlement of any amounts that may be due to the Officer upon a termination of his employment following a "Change in Control," as such term is defined in the Cardinal Employment Agreement. The parties agree it is their intent that this amount, when taken together with any other payments to be made to or for the benefit of the Officer related to the Merger which are deemed to be counted in the calculation of "parachute payments" as that term is defined in Section 280G of the Code, shall not exceed 2.99 times the Officer's "base amount" as defined in Section 280G(b)(3) of the Code, and that such amounts shall be deductible by YVB for federal income tax purposes and not result in the imposition of an excise tax on the Officer. Notwithstanding language to the contrary in the Cardinal Employment Agreement, the Officer expressly waives any right to a gross-up or any "Additional Payment," as such term is defined in the Cardinal Employment Agreement. The parties agree it is their intent that this amount, when taken together with any other payments to be made to or for the benefit of the Officer related to the Merger which are deemed to be counted in the calculation of "parachute payments" as that term is defined in Section 280G of the Code, shall not exceed 2.99 times the Officer's "base amount" as defined in Section 280G(b)(3) of the Code, and that such amounts shall be deductible by YVB for federal income tax purposes and not result in the imposition of an excise tax on the Officer. Notwithstanding language to the contrary in the Cardinal Employment Agreement, the Officer expressly waives any right to a gross-up or any "Additional Payment," as such term is defined in the Cardinal Employment Agreement. The parties agree to create a rabbi trust to hold the amount specified in this paragraph, which shall comply with the model rabbi trust provisions of Revenue Procedure 92-64, or any successor thereto.

The trustee of the trust shall receive and hold all contributions to the trust fund made by YVB, and hold, invest, reinvest and distribute such funds in accordance with the terms and provisions of the trust agreement. YVB may modify the trust from time to time to accomplish the purpose of the trust agreement, provided such modifications are not inconsistent with the terms of the above Revenue Procedure 92-64 or its successor, and may, with approval, remove any trustee and select a successor trustee. The rabbi trust shall be in form and substance acceptable to both parties, shall specify the date of payment of these amounts, and shall contain no other conditions to payment. The date of payment shall be the earliest day (as determined by the Officer) that the Officer can receive such payments without the payments resulting in additional tax or interest to the Officer because of Section 409A of the Internal Revenue Code or the regulations promulgated thereunder. Any trust established hereunder shall be consistent with, and comply with all requirements of, Section 409A.

        Section 2.    The Officer acknowledges that termination of the Cardinal Employment Agreement shall include termination of all obligations of Cardinal or its successors thereunder, including the obligation to provide any insurance coverage for life for the Officer and her spouse under Section 3(iv).

        Section 3.    Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by Cardinal, YVB, and the Officer. The Officer agrees to reimburse YVB (as successor to Cardinal) any amounts required to be paid by YVB to the Internal Revenue Service for taxes owed but not paid by the Officer on such payments. YVB may offset such amounts to be reimbursed against any amounts due to the Officer under the YVB Consulting Agreement or otherwise, and the Officer hereby consents to any such offset or withholding.

        Section 4.    This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. In the event that the closing date of the Merger does not occur for any reason, this Agreement shall be deemed null and void ab initio and of no force and effect, and the Cardinal Employment Agreement shall be reinstated effective immediately.

        IN WITNESS WHEREOF, the parties have executed this Settlement and Termination Agreement as of the day and year first hereinabove written.

YADKIN VALLEY BANK AND TRUST COMPANY
By:	Name: Title:
CARDINAL STATE BANK
By:	Name: Title:
WENDY B. WAGNER

EXHIBIT E

FORM OF ADVISORY BOARD SERVICE AGREEMENT

        This Advisory Board Service Agreement ("Agreement") is entered into this    day of    , 2007, by and between Yadkin Valley Bank and Trust Company ("YVB"), a wholly owned subsidiary of Yadkin Valley Financial Corporation ("Yadkin Valley"), and            (hereinafter referred to as "Director").

W I T N E S S E T H:

        WHEREAS, pursuant to the terms of that certain Plan of Merger Agreement ("Merger Agreement") dated June 14, 2007, YVB and Cardinal State Bank ("Cardinal") have agreed to merge, such that Cardinal shall be merged with and into YVB, as a result of which the outstanding shares of the capital stock of Cardinal shall be converted into the right to receive shares of Yadkin Valley Common Stock and cash, and the shareholders of Cardinal shall become shareholders of Yadkin Valley; and

        WHEREAS, Director currently serves as a Director of Cardinal; and

        WHEREAS, each Director that currently serves as a Director of Cardinal and who will not join the Yadkin Valley Board of Directors, is being offered the opportunity to serve on an Advisory Board of the Cardinal State Bank division of YVB (the "Advisory Board"); and

        WHEREAS, the YVB requires the execution of this Agreement by Director as a condition to service on the Advisory Board; and

        WHEREAS, Cardinal, prior to the Merger, conducted a general banking business and operations within Durham County, North Carolina (the "Business"); and

        WHEREAS, the restrictions in this Agreement are reasonable and necessary to protect and preserve the business interests and property of YVB and the Business;

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained in the Merger Agreement and herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.    Services.    The Advisory Board will confer with the board of directors and executive officers of YVB on a regular basis and will provide YVB with consulting and advisory services relating to the Cardinal State Bank division of YVB, including loan review and other services typical of a community bank director, and will generally act as goodwill ambassadors for the Cardinal State Bank division of YVB. However, the role of the Advisory Board shall be only advisory in nature, and members of the Advisory Board shall neither be, nor be deemed to be, directors of YVB.

        2.    Term of Services.    Director shall serve on the Advisory Board effective as of the date hereof for a term of three years.

        3.    Compensation.    Each Director shall be entitled to receive from YVB fees in an amount equal to $150 per quarterly meeting.

        4.    Termination.    This Agreement may be terminated by either party upon delivery of 30 days written notice.

        5.    Independent Contractor.    Director shall be an independent contractor in the performance of the services. This Agreement shall not be interpreted as creating an association, joint venture, or partnership relationship between the parties or as imposing any employment, or partnership obligation, or liability on any party. Director shall not be entitled to, and shall not attempt to, create or assume any obligation, express or implied, on behalf of Company. Company shall have no obligation to withhold or pay income tax, workers' compensation, pension, deferred compensation, welfare, insurance, and other employee taxes on behalf of Director.

        6.    Reasonable Expenses.    Director shall obtain advance written approval from Company for payment or reimbursement of any reasonable travel and other expenses incurred by Director in connection with performing the Services under this Agreement.

        7.    Loyalty; Noncompetition.

        (a)   During the Director's service with YVB, and for a period of 12 months thereafter, the Director agrees he will not, within Durham County, North Carolina, or within a 15-mile radius of any YVB office in which the Director regularly works (the "Territory"), directly or indirectly, own, manage, operate, join, control, assist in the formation of, or participate in the management, operation or control of, or be employed by or connected in any manner with any business which competes (or, in the case of the formation of a new bank, will compete) with Yadkin Valley or YVB (a "Competing Business") without the prior written consent of YVB. Notwithstanding the foregoing, the Director shall be free, without such consent, to purchase or hold as an investment or otherwise, up to 5% of the outstanding stock or other security of any corporation which has its securities publicly traded on any recognized securities exchange or in any over-the-counter market.

        (b)   During the Director's service with YVB, and for a period of 12 months thereafter, the Director shall not (except on behalf of or with the prior written consent of YVB), either directly or indirectly, on the Director's own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of Yadkin Valley or YVB on the date of termination and with whom the Director has had material contact.

        (c)   During the Director's service with YVB, and for a period of 12 months thereafter, the Director shall not, either directly or indirectly, on the Director's own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to Yadkin Valley or YVB, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

        (d)   The Director acknowledges that it would not be possible to ascertain the amount of monetary damages in the event of a breach by the Director under the provisions of this Section 7. The Director agrees that, in the event of a breach of this Section 7, injunctive relief enforcing the terms of this Section 7 is an appropriate remedy. If the scope of any restriction contained in this Section 7 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and the Director consents that the scope of this restriction may be modified judicially. The Director and YVB hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 7(a), (b) and (c) as may be necessary to reflect changes in YVB's business and affairs so that the scope of the limitations placed on the Director's activities by Section 7 accomplishes the parties' intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Director and YVB.

        8.    Ownership of Work Product.    YVB shall own all Work Product arising during the course of the Director's service (prior, present, or future). For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights, in any programming, documentation, technology, work of authorship, or other work product that relates to YVB, its business, or its customers and that the Director conceives, develops, or delivers to YVB or that otherwise arises out of the services provided by the Director to YVB hereunder, at any time during his service, during or outside normal working hours, in or away from the facilities of YVB, and whether or not requested by YVB. If the Work Product contains any materials, programming, or intellectual property rights that the Director conceived or developed prior to, and independent of, the Director's work for YVB, the Director agrees to identify the pre-existing items to YVB, and the Director grants YVB a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Director agrees to take such actions and execute such further acknowledgments and assignments as YVB may reasonably request to give effect to this provision.

        9.    Protection of Trade Secrets.    The Director agrees to maintain in strict confidence and, except as necessary to perform his duties for YVB, the Director agrees not to use or disclose any Trade Secrets of YVB or Yadkin Valley during or after his service. For the purposes hereof, "Trade Secret" means business or technical information, including but not limited to a formula, pattern, program, device, compilation of information, method, technique, or process that (a) derives independent actual or potential commercial value from not being generally known or readily ascertainable through independent development or reverse engineering by persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

        10.    Protection of Other Confidential Information.    In addition, the Director agrees to maintain in strict confidence and, except as necessary to perform his duties for YVB, not to use or disclose any Confidential Business Information of YVB or Yadkin Valley during his service and for a period of 12 months following termination of the Director's service. "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning YVB's or Yadkin Valley's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational, and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 8 and 9 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to YVB under an obligation of secrecy.

        11.    Return of Materials.    The Director shall surrender to YVB, promptly upon its request and in any event upon termination of the Director's service, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Director's possession or control, including all copies thereof, relating to YVB, its business, or its customers. Upon the request of YVB, Director shall certify in writing compliance with the foregoing requirement.

        12.    Enforceability.    In the event any provision contained herein shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area, it shall be interpreted to extend only for the maximum period of time for which it may be enforceable and over the maximum geographical area to which it may be enforceable.

        13.    Severability.    If any term, provision or condition of this Agreement is determined to be invalid, illegal or unenforceable, the remaining terms, provisions and conditions of this Agreement remain in full force, if the essential terms, provisions and conditions of this Agreement for each party remain valid, binding and enforceable. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

        14.    Entire Agreement.    This Agreement shall constitute the entire agreement between the parties hereto with respect to restrictive covenants and shall supersede all previous negotiations, commitments and writings with respect to these matters. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto or by their duly authorized representatives.

        15.    Waiver.    The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

        16.    Successors and Assigns.    The parties acknowledge that the restrictive covenants set forth herein are unique and personal. Accordingly, Director may not delegate any of his, her or its duties or obligations under this Agreement. The rights and obligations of YVB under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of YVB.

        17.    Execution in Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become a binding Agreement when one or more counterparts have been executed by all parties.

        18.    Titles and Headings.    Titles and headings to paragraphs herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        19.    Choice of Law.    This Agreement shall be construed under, governed by and enforced in accordance with the laws of the State of North Carolina.

        20.    Attorney's Fees.    The prevailing party in any action or procedure in court or mutually agreed arbitration proceeding to enforce terms of this Agreement is entitled to receive its reasonable attorney's fees and other reasonable enforcement costs and expenses from the non-prevailing party.

        IN WITNESS WHEREOF the parties have executed this Advisory Board Service Agreement, under seal, on the date first above written.

YADKIN VALLEY BANK AND TRUST COMPANY
Name:
Title:
DIRECTOR:

APPENDIX B

Article 13.

Dissenters' Rights.

Part 1. Right to Dissent and Obtain Payment for Shares.

§ 55-13-01. Definitions.

        In this Article:

    (1)
    "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    (2)
    "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

    (3)
    "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    (4)
    "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

    (5)
    "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6)
    "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7)
    "Shareholder" means the record shareholder or the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-02. Right to dissent.

        (a)   In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (1)
    Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

    (2)
    Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

    (2a)
    Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter;

    (3)
    Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

    (4)
    An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than an amendment of the articles of incorporation permitting action without meeting to be taken by less than all shareholders entitled to vote, without advance notice, or both, as provided in G.S. 55-7-04; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or

    (5)
    Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b)   A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

        (c)   Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

    (1)
    The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

    (2)
    In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

    a.
    Cash;

    b.
    Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

      c.
      A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision. (1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 279; 1943, c. 270; G.S., ss. 55-26, 55-167; 1955, c. 1371, s. 1; 1959, c. 1316, ss. 30, 31; 1969, c. 751, ss. 36, 39; 1973, c. 469, ss. 36, 37; c. 476, s. 193; 1989, c. 265, s. 1; 1989 (Reg. Sess., 1990), c. 1024, s. 12.18; 1991, c. 645, s. 12; 1997-202, s. 1; 1999-141, s. 1; 2001-387, s. 26; 2003-157, s. 1.)

§ 55-13-03. Dissent by nominees and beneficial owners.

        (a)   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

        (b)   A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

    (1)
    He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (2)
    He does so with respect to all shares of which he is the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§§ 55-13-04 through 55-13-19. Reserved for future codification purposes.

Part 2. Procedure for Exercise of Dissenters' Rights.

§ 55-13-20. Notice of dissenters' rights.

        (a)   If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

        (b)   If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders or is taken by shareholder action without meeting under G.S. 55-7-04, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22. A shareholder who consents to shareholder action taken without meeting under G.S. 55-7-04 approving a corporate action is not entitled to payment for the shareholder's shares under this Article with respect to that corporate action.

        (c)   If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action. (1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 5; c. 279; 1943, c. 270; G.S., ss. 55-26, 55-165, 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 2002-58, s. 2.)

§ 55-13-21. Notice of intent to demand payment.

        (a)   If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

    (1)
    Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

    (2)
    Must not vote his shares in favor of the proposed action.

        (b)   A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-22. Dissenters' notice.

        (a)   If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is approved at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

        (b)   The dissenters' notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters' rights under G.S. 55-13-02, and must:

    (1)
    State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (2)
    Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (3)
    Supply a form for demanding payment;

    (4)
    Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

    (5)
    Be accompanied by a copy of this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-485, s. 4; 2001-387, s. 27; 2002-58, s. 3.)

§ 55-13-23. Duty to demand payment.

        (a)   A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

        (b)   The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

        (c)   A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-24. Share restrictions.

        (a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

        (b)   The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-25. Payment.

        (a)   As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

        (b)   The payment shall be accompanied by:

    (1)
    The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

    (2)
    An explanation of how the corporation estimated the fair value of the shares;

    (3)
    An explanation of how the interest was calculated;

    (4)
    A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

    (5)
    A copy of this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; c. 770, s. 69; 1997-202, s. 2.)

§ 55-13-26. Failure to take action.

        (a)   If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b)   If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-27. Reserved for future codification purposes.

§ 55-13-28. Procedure if shareholder dissatisfied with corporation's payment or failure to perform.

        (a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

    (1)
    The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

    (2)
    The corporation fails to make payment under G.S. 55-13-25; or

    (3)
    The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        (b)   A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 3.)

§ 55-13-29. Reserved for future codification purposes.

Part 3. Judicial Appraisal of Shares.

§ 55-13-30. Court action.

        (a)   If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter's payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

        (a1) Repealed by Session Laws 1997-202, s. 4.

        (b)   Reserved for future codification purposes.

        (c)   The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (d)   The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

        (e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 4; 1997-485, ss. 5, 5.1.)

§ 55-13-31. Court costs and counsel fees.

        (a)   The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

        (b)   The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (1)
    Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

    (2)
    Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

        (c)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

Appendix C

June 13, 2007

Board of Directors
Cardinal State Bank
3710 University Drive
Durham, NC 27707

Members of the Board:

        Cardinal State Bank ("Cardinal State") entered into an Agreement and Plan of Merger ("the Agreement") with Yadkin Valley Financial Corporation ("Yadkin Valley") as of June 13, 2007, whereby Cardinal State will merge with and into Yadkin Valley (the "Merger").

        You have requested our opinion with respect to the fairness, from a financial point of view, to the holders of the common stock (the "Stockholders") of Cardinal State of the consideration as of June 13, 2007 as described to be received in the Merger as defined in the Agreement (the "Merger Consideration"). Our opinion is as of the date hereof.

        In conducting our analysis and arriving at our opinion as expressed herein, we have considered, reviewed and analyzed financial and other information and materials that we have deemed appropriate under the circumstances, and among other things:

  (i)
  reviewed the Merger Agreement and certain related documents;

  (ii)
  reviewed the historical and current financial position and results of the operations of Cardinal State and Yadkin Valley;

  (iii)
  reviewed certain publicly available information concerning Yadkin Valley, including its Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the periods ending March 31, 2006, June 30, 2006, September 30, 2006 and March 31, 2007;

  (iv)
  reviewed certain publicly available information concerning Cardinal State, including its Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the periods ending March 31, 2006, June 30, 2006, September 30, 2006 and March 31, 2007;

  (v)
  reviewed certain available financial forecasts concerning the business and operations of Cardinal State that were prepared by management of Cardinal State and Yadkin Valley, respectively;

  (vi)
  participated in discussions with certain officers and employees of Cardinal State and Yadkin Valley to discuss the past and current business operations, financial condition and prospects of Cardinal State and Yadkin Valley, as well as matters we believe relevant to our inquiry;

  (vii)
  reviewed certain publicly available operating and financial information with respect to other companies that we believe to be comparable in certain respects to Cardinal State and Yadkin Valley;

  (viii)
  reviewed the current and historical relationships between the trading levels of Cardinal State's common stock and Yadkin Valley's common stock and the historical and current market for the common stock of Cardinal State, Yadkin Valley and other companies that we believe to be comparable in certain respects to Cardinal State or Yadkin Valley;

110 South Stratford Road • Winston-Salem, NC 27104 • Post Office Box 5176 • Winston-Salem, NC 27113-5176 • 336-722-7881 • Fax 336-722-7517

www.theorrgroup.com

  (ix)
  reviewed the nature and terms of certain other acquisition transactions that we believe to be relevant; and

  (x)
  performed such other reviews and analyses we have deemed appropriate.

        In our review and analysis, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us, or that is publicly available, and have not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Cardinal State or Yadkin Valley, as the case may be, and we express no opinion with respect to such forecasts or the assumptions on which they are based. Such financial forecasts which The Orr Group was provided with were not prepared with a view towards public disclosure. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets, including loans, properties and facilities, or liabilities of Cardinal State or Yadkin Valley.

        Our opinion is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion expressed below does not imply any conclusion as to the likely trading range for any common stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and factors that generally influence the price of securities. Our opinion is directed to the Cardinal State Board of Directors and does not address Cardinal State's underlying business decision to effect the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration and does not constitute a recommendation concerning how holders of Cardinal State's common stock should vote with respect to the Agreement. The Orr Group, LLC will receive a fee from Cardinal State upon consummation of the Merger.

        In rendering our opinion we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions will be imposed that would have a material adverse affect on the contemplated benefits of the Merger to Yadkin Valley following the Merger.

        Subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the Stockholders from a financial point of view.

Very truly yours,

THE ORR GROUP, LLC

C-2

APPENDIX D

CARDINAL STATE BANK

Condensed Financial Statements

As Of and For The Three and Nine Months Ended September 30, 2007 and 2006

 CARDINAL STATE BANK

Balance Sheets

	September 30, 2007	December 31, 2006
	(Unaudited)	(Restated)
ASSETS
Cash and due from banks	$2,449,009	2,844,252

Time deposits in other banks	15,452,117	16,489,642

Federal funds sold	19,889,000	10,451,000

Investment securities available for sale	500,000	—

Restricted equity securities	671,900	658,700

Loans	154,889,903	154,432,586
Less allowance for loan losses	1,742,749	1,921,048

Net loans	153,147,154	152,511,538
Premises and equipment	4,659,028	4,877,030
Other real estate owned	219,987	658,900
Accrued interest receivable	703,962	727,061
Deferred tax asset	1,666,195	—
Other assets	342,612	278,222

Total assets	$199,700,964	189,496,345

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Demand-noninterest bearing	$14,230,024	15,087,296
Savings and NOW accounts	25,561,150	35,018,704
Money market accounts	22,603,468	16,318,319
Time	105,786,617	94,488,199

Total deposits	168,181,259	160,912,518
Other borrowed funds	7,453,663	7,337,111
Accrued interest payable	857,898	567,026
Accrued post retirement benefits	1,388,000	1,329,552
Other liabilities	432,428	381,702

Total liabilities	178,313,248	170,527,909

Shareholders' equity
Preferred stock; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; 10,000,000 shares authorized; 2,282,112 and 2,262,712 shares issued and outstanding	11,410,560	11,313,560
Additional paid-in capital	11,733,092	11,493,576
Retained earnings (deficit)	(1,755,936)	(3,838,700)
Accumulated other comprehensive income	—	—

Total shareholders' equity	21,387,716	18,968,436

Total liabilities and shareholders' equity	$199,700,964	189,496,345

See accompanying notes to financial statements

 CARDINAL STATE BANK

Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30 2007	September 30 2006	September 30 2007	September 30 2006
		(Restated)		(Restated)
INTEREST INCOME
Time deposits in other banks	$193,933	153,267	$578,291	434,108
Federal funds sold	241,719	76,065	585,291	181,627
Investment securities	16,836	9,796	46,567	27,248
Loans	2,859,376	2,946,684	8,678,043	8,392,797

Total interest income	3,311,864	3,185,812	9,888,192	9,035,780

INTEREST EXPENSE
Deposits	1,674,474	1,435,068	4,855,076	3,875,959
Other borrowed funds	76,942	67,232	225,630	202,563

Total interest expense	1,751,416	1,502,300	5,080,706	4,078,522

NET INTEREST INCOME	1,560,448	1,683,512	4,807,486	4,957,258
Provision for loan losses	76,100	41,900	(177,100)	409,400

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	1,484,348	1,641,612	4,984,586	4,547,858

NONINTEREST INCOME
Service charges on deposit accounts	94,703	76,168	264,301	211,336
Mortgage brokerage income	4,125	23,037	35,375	84,257
Other	19,242	20,637	108,622	121,444

Total noninterest income	118,070	119,842	408,298	417,037

NONINTEREST EXPENSE
Salaries and employee benefits	782,228	784,362	2,384,144	2,189,159
Stock option expense	23,135	64,946	103,963	201,881
Occupancy	174,153	152,323	515,223	338,688
Equipment	124,022	114,758	387,541	350,685
Data processing	87,991	68,549	252,562	230,947
Merger related expenses	218,860	—	218,860	—
Other	298,988	338,643	1,114,022	980,535

Total noninterest expense	1,709,377	1,523,581	4,976,315	4,291,895

NET INCOME (LOSS) BEFORE INCOME TAXES	(106,959)	237,873	416,569	673,000
Income taxes (benefit)	(1,666,195)	—	(1,666,195)	—

NET INCOME	$1,559,236	237,873	$2,082,764	673,000

BASIC INCOME PER SHARE	$.69	.11	$.92	.30

DILUTED INCOME PER SHARE	$.66	.11	$.90	.30

WEIGHTED AVERAGE BASIC SHARES OUTSTANDING	2,269,626	2,262,712	2,265,042	2,261,888

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	2,351,315	2,262,712	2,302,771	2,261,888

See accompanying notes to financial statements

 CARDINAL STATE BANK

Statements of Shareholders' Equity

Nine Months Ended September 30, 2007 and 2006 (Restated)

(Unaudited)

	Common Stock				Accumulated Other Comprehensive Income (Loss)
	No. of Shares	Amount	Additional Paid-in Capital	Retained Earnings (Deficit)		Total Shareholders' Equity
Balance December 31, 2005 as originally reported	2,261,212	$11,306,060	11,238,436	(3,469,494)	—	19,075,002
Adjustment for accrued post retirement benefits	—	—	—	(1,255,431)	—	(1,255,431)

Balance December 31, 2005 as restated	2,261,212	11,306,060	11,238,436	(4,724,925)	—	17,819,571

Comprehensive Income:
Net income	—	—	—	673,000	—	673,000

Total comprehensive income	—	—	—	673,000	—	673,000
Stock option expense	—	—	201,881	—	—	201,881
Stock options exercised	1,500	7,500	9,000	—	—	16,500

Balance September 30, 2006 as restated	2,262,712	$11,313,560	11,449,317	(4,051,925)	—	$18,710,952

Balance December 31, 2006 as originally reported	2,262,712	$11,313,560	11,493,576	(2,509,148)	—	$20,297,988
Adjustment for accrued post retirement benefits	—	—	—	(1,329,552)	—	(1,329,552)

Balance December 31, 2006 as restated	2,262,712	11,313,560	11,493,576	(3,838,700)	—	18,968,436

Comprehensive Income:
Net income	—	—	—	2,082,764	—	2,082,764

Total comprehensive income	—	—	—	2,082,764	—	2,082,764
Stock option expense	—	—	103,963	—	—	103,963
Stock options exercised	19,400	97,000	135,553	—	—	232,553

Balance September 30, 2007	2,282,112	$11,410,560	11,733,092	(1,755,936)	—	$21,387,716

See accompanying notes to financial statements

 CARDINAL STATE BANK

Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2007	2006
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,082,764	673,000
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	396,057	344,279
Provision for loan losses	(177,100)	409,400
Stock option expense	103,963	201,881
(Gains) losses on sales of other real estate owned	(53,367)	—
Write downs of other real estate owned	62,900	—
Changes in other assets and other liabilities:
Accrued interest receivable	23,099	(118,455)
Deferred tax asset	(1,666,195)	—
Other assets	(64,390)	(121,109)
Accrued interest payable	290,872	210,570
Accrued post retirement benefits	58,448	55,590
Other liabilities	50,726	73,251

Net cash provided by operating activities	1,107,777	1,728,407

CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in time deposits in other banks	1,037,525	9,550,963
Increase in federal funds sold	(9,438,000)	(5,686,015)
Purchases of investment securities available for sale	(500,000)	—
Purchases of restricted equity securities	(13,200)	(57,000)
Net increase in loans	(668,503)	(18,203,927)
Purchases of premises and equipment	(178,055)	(1,200,871)
Proceeds from the sale of other real estate owned	639,367	—

Net cash used by investing activities	(9,120,866)	(15,596,850)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in deposits	7,268,741	15,030,229
Increase (decrease) in other borrowed funds	116,552	(10,067)
Stock options exercised	232,553	16,500

Net cash provided by financing activities	7,617,846	15,036,662

Net increase (decrease) in cash and due from banks	(395,243)	1,168,219
CASH AND DUE FROM BANKS AT BEGINNING OF PERIOD	2,844,252	2,290,333

CASH AND DUE FROM BANKS AT END OF PERIOD	$2,449,009	3,458,552

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$4,789,834	3,867,952

Income taxes paid	—	—

See accompanying notes to financial statements

CARDINAL STATE BANK

Notes to Financial Statements

September 30, 2007

(Unaudited)

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

        Cardinal State Bank (the "Bank") was organized and incorporated under the laws of the State of North Carolina and commenced operations on June 27, 2001. The Bank currently serves Durham and Hillsborough, North Carolina and other surrounding areas through four banking offices. As a state chartered bank which is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation ("FDIC").

Basis of Financial Statement Presentation

        The accounting and reporting policies of the Bank follow generally accepted accounting principles and general practices within the financial services industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The financial statements herein should be read in conjunction with the Bank's audited financial statements and related footnotes contained in the Bank's Form 10 KSB for the year ended December 31, 2006.

Business Segments

        The Bank reports its activities as a single business segment. In determining the appropriateness of segment definition, the Bank considers the materiality of a potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Cash and Cash Equivalents

        For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "cash and due from banks".

Note 2. ALLOWANCE FOR LOAN LOSSES

        In December 2006 the Federal Financial Institutions Examination Council issued additional guidance to banks regarding the calculation of the allowance for loan losses. During the latter part of the first quarter of 2007, the Bank reviewed its methodology for the allowance for loan losses in light of the new guidance and determined that certain environmental factors incorporated in the allowance for loan loss calculation should be adjusted and as a result the allowance was reduced. This change in accounting estimate was evaluated in light of the guidance in Statement of Financial Accounting Standards No. 154 and is based on the Bank's asset quality history and the quality of the current loan portfolio.

Note 3. COMMITMENTS

        The Bank had loan commitments and unused line of credit commitments of approximately $36,677,000 at September 30, 2007.

Note 4. PENDING MERGER

        The Bank entered into a definitive agreement as of June 14, 2007 with Yadkin Valley Financial Corporation and Yadkin Valley Bank and Trust Company by which the Bank would be merged into Yadkin Valley Bank and Trust Company. The merger transaction is anticipated to close in the first quarter of 2008.

Note 5. POST RETIREMENT BENEFITS

        Pursuant to employment agreements between the Bank and certain key members of management, executed July 1, 2001, the Bank will provide health insurance and other benefits to those members of management for life. The actuarially determined present value of these benefits is $1,388,000 at September 30, 2007. Expense related to these benefits is $58,448 for the nine months ended September 30, 2007. Assumptions related to this calculation include an annualized rate of increase in the cost of benefits of 12% and a discount rate of 5.75%.

        Under terms of termination agreements executed pursuant to a plan of merger, these members of management have agreed to accept approximately $1.1 million in cash in lieu of these future benefits. This payment will take place immediately prior to closing of the merger transaction.

Note 6. RESTATEMENT

        The liability for post retirement benefits detailed in Note 5 was not recorded until September 30, 2007. Accordingly, the financial statements for all prior periods have been restated to reflect this liability and related expense.

Note 7. INCOME TAXES

        Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

        As required by generally accepted accounting principles, the net deferred tax asset is reduced by a valuation allowance until such time as, based on the weight of available evidence, it is more likely than not to be realized. On a regular basis, management evaluates factors such as the history of operations and expected operating results. During the third quarter, Cardinal projected, exclusive of non-recurring merger related expenses, taxable income in excess of the cumulative net operating losses sustained during the start-up period and effectively, earning through the net operating loss carryforward. During

2007, based on this event, management determined that it was more likely than not that the entire net deferred tax asset would be realized. Accordingly, the new deferred tax asset valuation allowance was removed resulting in a tax benefit of $1,666,195 in the quarter ended September 30, 2007.

        Details of this provision are as follows:

Reduction of deferred tax asset valuation allowance	$(1,828,324)
Current tax expense	162,129

$1,666,195

        This is a one time adjustment and going forward, the Bank expects to recognize income tax expense based on the results of operations.

Note 8. MANAGEMENT OPINION

        The financial statements in this report are unaudited. In the opinion of management, all adjustments (none of which were other than normal accruals) necessary for a fair presentation of the financial position and results of operations of the Bank as of and for the period(s) presented have been included.

APPENDIX E

CARDINAL STATE BANK

Independent Auditors' Report

and

Financial Statements Years

Ended December 31, 2006, 2005, and 2004

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Cardinal State Bank
Durham, NC 27717

        We have audited the balance sheets of Cardinal State Bank as of December 31, 2006 and 2005, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardinal State Bank at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

        As described in Note 1, the financial statements have been restated for an error in the application of accounting principles related to accounting for post retirement benefits.

Galax, Virginia
December 31, 2007

www.elliottdavis.com

 CARDINAL STATE BANK

Balance Sheets

December 31, 2006 and 2005

	December 31, 2006	December 31, 2005
	(Restated)	(Restated)
ASSETS
Cash and due from banks (note 2)	$2,844,252	2,290,333

Time deposits in other banks	16,489,642	21,428,207

Federal funds sold	10,451,000	2,305,985

Restricted equity securities (note 3)	658,700	601,700

Loans (note 4)	154,432,586	134,235,252
Less allowance for loan losses (note 5)	1,921,048	1,682,502

Net loans	152,511,538	132,552,750
Premises and equipment (note 6)	4,877,030	3,978,300
Other real estate owned	658,900	—
Accrued interest receivable	727,061	528,381
Other assets	278,222	212,655

Total assets	$189,496,345	163,898,311

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Demand-noninterest bearing	$15,087,296	12,971,243
Savings and NOW accounts	35,018,704	33,753,696
Money market accounts	16,318,319	14,632,316
Time (note 7)	94,488,199	75,538,384

Total deposits	160,912,518	136,895,639
Other borrowed funds (note 8)	7,337,111	7,350,601
Accrued interest payable	567,026	297,723
Accrued post retirement benefits (note 12)	1,329,552	1,255,431
Other liabilities	381,702	279,346

Total liabilities	170,527,909	146,078,740

Shareholders' equity (note 11)
Preferred stock; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $5 par value; 10,000,000 shares authorized; 2,262,712 and 2,261,212 shares issued and outstanding	11,313,560	11,306,060
Additional paid-in capital	11,493,576	11,238,436
Retained earnings (deficit)	(3,838,700)	(4,724,925)
Accumulated other comprehensive income	—	—

Total shareholders' equity	18,968,436	17,819,571

Total liabilities and shareholders' equity	$189,496,345	163,898,311

Commitments and contingencies (note 13)

See accompanying notes to financial statements.

 CARDINAL STATE BANK

Statements of Income

Years Ended December 31, 2006, 2005 and 2004

	Years Ended December 31, (Restated)
	2006	2005	2004
INTEREST INCOME
Time deposits in other banks	$632,741	574,211	82,627
Federal funds sold	378,211	216,205	97,388
Investment securities	37,044	37,167	83,823
Loans	11,296,144	7,932,265	5,521,659

Total interest income	12,344,140	8,759,848	5,785,497

INTEREST EXPENSE
Deposits	5,443,237	3,053,335	1,904,151
Other borrowed funds	270,763	276,256	22,449

Total interest expense	5,714,000	3,329,591	1,926,600

NET INTEREST INCOME	6,630,140	5,430,257	3,858,897
Provision for loan losses (note 5)	476,900	335,900	358,400

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,153,240	5,094,357	3,500,497

NONINTEREST INCOME
Service charges on deposit accounts	287,765	237,067	216,285
Mortgage brokerage income	96,243	63,671	75,226
Other	140,351	129,340	122,741

Total noninterest income	524,359	430,078	414,252

NONINTEREST EXPENSE
Salaries and employee benefits (note 12)	2,918,839	2,599,719	1,841,265
Stock option expense (note 12)	246,140	—	—
Occupancy (note 13)	509,717	415,109	374,761
Equipment (note 13)	473,197	374,032	355,769
Data processing	299,131	252,211	192,434
Other	1,344,350	1,214,569	914,748

Total noninterest expense	5,791,374	4,855,640	3,678,977

NET INCOME BEFORE INCOME TAXES	886,225	668,795	235,772
Income taxes (note 9)	—	—	—

NET INCOME	$886,225	668,795	235,772

BASIC INCOME PER SHARE	$.39	.30	.12

DILUTED INCOME PER SHARE	$.39	.29	.12

WEIGHTED AVERAGE BASIC SHARES OUTSTANDING	2,262,096	2,261,212	1,891,060

WEIGHTED AVERAGE DILUTED SHARES OUTSTANDING	2,262,096	2,284,619	1,891,545

See accompanying notes to financial statements.

 CARDINAL STATE BANK

Statements of Shareholders' Equity

Years Ended December 31, 2006, 2005 and 2004

	Common Stock
					Accumulated Other Comprehensive Income (Loss)
	No. of Shares	Amount	Additional Paid-in Capital	Retained Earnings (Deficit)		Total Shareholders' Equity
Balance December 31, 2003 as originally reported	1,279,505	$6,397,525	6,700,981	(4,510,136)	58,956	$8,647,326
Adjustment for accrued post retirement benefits	—	—	—	(1,119,356)	—	(1,119,356)

Balance December 31, 2003 as restated	1,279,505	$6,397,525	6,700,981	(5,629,492)	58,956	7,527,970

Comprehensive Income:
Net income	—	—	—	235,772	—	235,772
Unrealized gain (loss) on available for sale securities	—	—	—	—	(52,487)	(52,487)

Total comprehensive income	—	—	—	235,772	(52,487)	183,285
Sale of common stock	981,707	4,908,535	4,537,455	—	—	9,445,990

Balance December 31, 2004 as restated	2,261,212	11,306,060	11,238,436	(5,393,720)	6,469	17,157,245

Comprehensive Income:
Net income	—	—	—	668,795	—	668,795
Unrealized gain (loss) on available for sale securities	—	—	—	—	(6,469)	(6,469)

Total comprehensive income	—	—	—	668,795	(6,469)	662,326

Balance December 31, 2005 as restated	2,261,212	11,306,060	11,238,436	(4,724,925)	—	17,819,571

Comprehensive Income:
Net income	—	—	—	886,225	—	886,225

Total comprehensive income	—	—	—	886,225	—	886,225
Stock option expense	—	—	246,140	—	—	246,140
Stock options exercised	1,500	7,500	9,000	—	—	16,500

Balance December 31, 2006 as restated	2,262,712	$11,313,560	11,493,576	(3,838,700)	—	$18,968,436

See accompanying notes to financial statements.

 CARDINAL STATE BANK

Statements of Cash Flows

Years Ended December 31, 2006, 2005 and 2004

	Years Ended December 31, (Restated)
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$886,225	668,795	235,772
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	472,436	335,425	310,620
Provision for loan losses	476,900	335,900	358,400
Stock option expense	246,140	—	—
Changes in other assets and other liabilities:
Accrued interest receivable	(198,680)	(169,580)	(90,253)
Other assets	(65,567)	(31,888)	(56,533)
Accrued interest payable	269,303	106,552	83,428
Accrued post retirement benefits	74,121	69,988	66,087
Other liabilities	102,356	86,190	102,998

Net cash provided by operating activities	2,263,234	1,401,382	1,010,519

CASH FLOWS FROM INVESTING ACTIVITIES
(Increase) decrease in time deposits in other banks	4,938,565	(12,651,078)	(5,181,404)
(Increase) decrease in federal funds sold	(8,145,015)	7,437,015	(7,749,000)
Purchases of restricted equity securities	(57,000)	(77,100)	(455,800)
Calls and maturities of investment securities	—	1,000,000	1,000,000
Net increase in loans	(21,094,588)	(23,481,137)	(25,762,160)
Purchases of premises and equipment	(1,371,166)	(1,063,872)	(319,360)

Net cash used by investing activities	(25,729,204)	(28,836,172)	(38,467,724)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in deposits	24,016,879	27,547,596	21,998,258
Increase (decrease) in other borrowed funds	(13,490)	(12,963)	6,988,564
Sale of common stock	—	—	9,445,990
Stock options exercised	16,500	—	—

Net cash provided by financing activities	24,019,889	27,534,633	38,432,812

Net increase in cash and due from banks	553,919	99,843	975,607
CASH AND DUE FROM BANKS AT BEGINNING OF PERIOD	2,290,333	2,190,490	1,214,883

CASH AND DUE FROM BANKS AT PERIOD END	$2,844,252	2,290,333	2,190,490

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$5,444,697	3,223,039	1,843,172

Income taxes paid	—	—	—

See accompanying notes to financial statements.

CARDINAL STATE BANK

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

ORGANIZATION

        Cardinal State Bank (the "Bank") was organized and incorporated under the laws of the State of North Carolina and commenced operations on June 27, 2001. The Bank currently serves Durham and Hillsborough, North Carolina and surrounding areas through four banking offices. As a state chartered bank, which is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation. The Bank primarily provides traditional loan and deposit services to individuals and small to medium-sized businesses.

CRITICAL ACCOUNTING POLICIES

        The accounting and reporting policies of the Bank follow generally accepted accounting principles and general practices within the financial services industry. The Bank believes its policies with respect to the methodology for its determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets, involve a high degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions, or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit/Compliance Committee and the Board of Directors. Following is a summary of the more significant policies.

Reclassifications

        Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current year. Net income and shareholders' equity previously reported were not affected by these reclassifications.

Business Segments

        The Bank reports its activities as a single business segment. In determining the appropriateness of segment definition, the Bank considers the materiality of a potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

        Substantially all of the Bank's loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

        While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Bank's allowances for loan and foreclosed real estate losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Cash Equivalents

        For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "cash and due from banks".

Trading Securities

        The Bank does not hold securities for short-term resale and, therefore, does not maintain a trading securities portfolio.

Securities Held to Maturity

        Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. The Bank held no held to maturity securities at December 31, 2006 or 2005.

Securities Available for Sale

        Available for sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held to maturity securities.

        Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of shareholders' equity. Realized gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

        Declines in the fair value of individual held to maturity and available for sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses. The Bank held no available for sale securities at December 31, 2006 or 2005.

Loans

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs and the allowance for loan losses. Loan origination fees and costs are capitalized and recognized as an adjustment to the yield on the related loans.

        Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status. Past due status of loans is based on contractual terms.

Allowance for Loan Losses

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance for loan losses consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For such loans an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance for loan losses reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

        A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Premises and Equipment

        Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	5-30
Furniture and equipment	3-10

Foreclosed Properties

        Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. The anticipated average holding period for such properties is less than 12 months.

Stock Based Compensation

        As a small business issuer, the Bank, as of January 1, 2006, began accounting for stock options under Financial Accounting Standards Board ("FASB") SFAS No. 123(R) ("SFAS 123(R)"), Share-Based Payments. SFAS 123(R) requires the Bank to recognize compensation expense in an amount equal to the fair value of share-based payments, such as stock options granted to employees or directors. The Bank is applying SFAS 123(R) on a modified prospective method. Under this method, the Bank is required to record compensation expense (as previous stock option awards continue to vest) for the unvested portion of previously granted stock option awards that were outstanding as of January 1, 2006 and for additional stock option awards granted after that date. Prior periods have not been restated for the adoption of SFAS 123(R). In prior periods, the Bank accounted for its stock based compensation using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation, as amended by SFAS No. 148, but complied with the disclosure requirements set forth in SFAS No. 123, which included disclosing pro forma net income and basic and diluted income per share as if the fair value based method of accounting had been applied.

Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

        Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

        Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in the other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

Basic Earnings per Share

        Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period.

Diluted Earnings per Share

        The computation of diluted income per share is similar to the computation of basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Comprehensive Income

        Annual comprehensive income reflects the change in the Bank's shareholders' equity during the year arising from transactions and events other than investments by and distributions to shareholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of shareholders' equity rather than as income or expense.

Financial Instruments

        Any derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading.

        In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

        The Bank does not utilize interest rate exchange agreements or interest rate future contracts.

Fair Value of Financial Instruments

        SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

        The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

        Cash and cash equivalents:    The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

        Time deposits in other banks:    Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

        Available for sale and held to maturity securities:    Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

        Loans receivable:    For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

        Deposit liabilities:    The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

        Short-term debt:    Short-term debt includes federal funds purchased and securities sold under agreements to repurchase. The carrying amounts of short-term debt approximate their fair values.

        Other liabilities:    For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximate fair value.

New Accounting Pronouncements

        In July 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes". FIN 48 clarifies the accounting for uncertainty in income taxes recognized in enterprises' financial statements in accordance with SFAS Statement No. 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Bank is currently analyzing the effects of FIN 48 on its financial position, results of operations and cash flows.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard does not require any new fair value measurements, but rather eliminates inconsistencies found in various prior pronouncements.

        SFAS 157 is effective for the Bank on January 1, 2008 and is not expected to have a significant impact on the Bank's financial statements.

        In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 ("SAB 108"). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, companies might evaluate the materiality of financial statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatements present in a company's balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Bank has analyzed SAB 108 and determined that upon adoption it will have no impact on its reported financial position and results of operation.

Restatement

        The liability for post retirement benefits detailed in Note 12 below was not recorded until September 30, 2007. Accordingly, the financial statements and related footnotes for all prior periods have been restated to reflect this liability and related expense.

Note 2. Restrictions on Cash

        To comply with certain regulatory requirements, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirements were approximately $608,000 and $691,000, respectively, for the periods including December 31, 2006 and 2005.

Note 3. Restricted Equity Securities

        Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta (the "FHLB"). The FHLB requires financial institutions to purchase this stock as a condition for membership in the FHLB system. This investment is carried at cost and was $658,700 and $601,700 at December 31, 2006 and 2005, respectively.

        There were no sales of investment securities during the periods ended December 31, 2006 and 2005.

Note 4. Loans

        Following is a summary of loans at December 31, 2006 and 2005:

	2006	2005
Commercial	$18,859,376	23,659,872
Real estate:
Construction and land development	28,130,754	27,903,280
Residential, 1-4 family	30,739,463	24,346,261
Multi-family	625,287	650,000
Nonfarm/nonresidential	58,798,402	39,846,943
Home equity lines of credit	10,945,215	10,466,054
Consumer	2,826,897	2,860,431
Other	3,507,192	4,502,411

	$154,432,586	134,235,252

        In the ordinary course of business, the Bank has had loan and deposit transactions with its directors and executive officers. Such loans were made on substantially the same terms and collateral as those for comparable transactions prevailing at the time and did not involve more than the normal risk of collectibility or present any other unfavorable features. A summary of these loan transactions for the years ended December 31, 2006 and 2005 follows:

Balance at December 31, 2004	$1,430,626
New loans granted	522,813
Loan repayments	(558,609)

Balance at December 31, 2005	1,394,830
New loans granted	663,362
Loan repayments	(662,060)

Balance at December 31, 2006	$1,396,132

        At December 31, 2006, the Bank had loan commitments outstanding of $31,010,000, preapproved, but unused, lines of credit totaling $12,553,000 and standby letters of credit totaling $1,031,000. In the opinion of management, these loan commitments, unused lines of credit and standby letters of credit represent no more than normal lending risk to the Bank and can be funded from existing sources of liquidity.

        At December 31, 2006, loans in the amount of approximately $11,505,000 were pledged as collateral for Federal Home Loan Bank advances.

Note 5. Allowance for Loan Losses

        Following is a summary of the allowance for loan losses for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
Balance at January 1	$1,682,502	1,390,255	1,067,376
Provision charged to operations	476,900	335,900	358,400
Loan charge-offs	(238,354)	(44,705)	(37,604)
Recoveries of loans previously charged-off	—	1,052	2,083

Balance at December 31	$1,921,048	1,682,502	1,390,255

        The Bank had nonaccrual loans in the amount of $459,958, $444,172 and $102,460 at December 31, 2006, 2005 and 2004, respectively. Substantially all of these loans are considered impaired and are included in the table below. There were foreclosed properties in the amount of $658,900 and one loan 90 days past due still accruing interest in the amount of $53,930 at December 31, 2006. There were no other nonaccrual, restructured or nonperforming loans at December 31, 2006, 2005 and 2004. Additionally, there were no foreclosed or repossessed properties at December 31, 2005 and 2004. The following is a summary of information pertaining to impaired loans at December 31:

	2006	2005	2004
Impaired loans without a valuation allowance	$235,228	149,275	102,460
Impaired loans with a valuation allowance	224,730	294,897	—

Total impaired loans	$459,958	444,172	102,460

Valuation allowance related to impaired loans	$23,677	31,897	—
Average investment in impaired loans	503,430	425,315	106,299
Interest income recognized for the year	30,179	6,011	3,818
Interest income recognized on a cash basis for the year	—	—	—

        No additional funds are committed to be advanced in connection with impaired loans.

CARDINAL STATE BANK

Notes to Financial Statements (Continued)

Note 6. Premises and Equipment

        Following is a summary of premises and equipment at December 31, 2006 and 2005:

	2006	2005
Land and buildings	$3,180,820	2,451,503
Leasehold improvements	1,143,021	967,640
Furniture and equipment	2,217,346	1,750,878

	6,541,187	5,170,021
Less accumulated depreciation	(1,664,157)	(1,191,721)

	$4,877,030	3,978,300

        Depreciation expense for the years ended December 31, 2006, 2005 and 2004 amounted to $472,436, $335,331 and $310,295, respectively.

Note 7. Deposits

        At December 31, 2006, the scheduled maturities of time deposits were as follows:

Year Ending December 31	Less than $100,000	$100,000 or more	Total
2007	$47,896,415	16,275,065	$64,171,480
2008	14,555,994	6,857,114	21,413,108
2009	2,094,514	4,059,760	6,154,274
2010	58,823	1,493,000	1,551,823
2011	99,000	1,000,000	1,099,000
Thereafter	98,514	—	98,514

	$64,803,260	29,684,939	$94,488,199

Note 8. Lines of Credit

        The Bank has established an unsecured line of credit totaling $6,200,000 with its primary correspondent bank to provide additional liquidity if and as needed. There were no outstanding balances under this line of credit at December 31, 2006 and 2005.

        The Bank has established a secured line of credit totaling approximately $9,191,000 with the Federal Home Loan Bank of Atlanta. This line of credit is secured by a specific lien covering substantially the Bank's entire loan portfolio of residential (1-4 family) first mortgage loans. At December 31, 2006 and 2005, the Bank had four advances outstanding under this line of credit in the amounts of $7,337,111 and $7,350,601, respectively. All of the advances are at fixed interest rates ranging from 2.00% to 5.07% with a weighted average rate of 4.04% at December 31, 2006. There were no other advances under this line of credit during the years ended December 31, 2006 and 2005. Contractual maturities of the outstanding advances at December 31, 2006 are as follows:

Year Ending December 31
2007	$3,014,040
2008	2,014,612
2009	2,015,208
2010	15,827
2011	16,472
Thereafter	260,952

$7,337,111

Note 9. Income Taxes

        The components of income taxes (substantially all federal) for the years ended December 31, 2006, 2005 and 2004 were as follows:

	2006	2005	2004
Current income tax expense	—	—	—
Deferred income tax expense	$336,688	242,976	71,205
Deferred tax asset valuation allowance change	(336,688)	(242,976)	(71,205)

	$—	—	—

        A reconciliation of expected income tax expense computed at the statutory federal income tax rate of 34% to income tax expense included in the income statement is as follows:

Tax expense at the statutory federal rate	$301,317	227,390	80,162
Other	35,371	15,586	(8,957)
Deferred tax asset valuation allowance change	(336,688)	(242,976)	(71,205)

	$—	—	—

        The components of net deferred tax assets (all federal) at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Deferred tax assets:
Post retirement benefits	$452,047	426,847
Stock based compensation	83,688	—
Preopening expenses	—	34,521
Allowance for loan losses	625,010	545,648
Contributions	23,886	15,056
Depreciation	91,935	70,173
Net operating loss	340,244	810,257
Net deferred loan fees	—	6,977
State income taxes	215,795	255,533

	1,832,605	2,165,012

Deferred tax liabilities:
Net deferred loan fees	4,281	—

	4,281	—

Deferred tax asset valuation allowance	(1,828,324)	(2,165,012)

Net deferred tax asset	$—	—

        Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        The Bank has loss carryforwards of approximately $1,000,000 for federal and state purposes that may be used to offset future taxable income. If not previously utilized, the federal and state loss carryforwards will begin to expire in 2021 and 2016, respectively.

Note 10. Fair Value of Financial Instruments

        Following is a summary of the carrying amounts and estimated fair values of the Bank's financial instruments at December 31, 2006 and 2005:

	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks	$2,844,252	2,844,252	2,290,333	2,290,333
Time deposits in other banks	16,489,642	16,489,642	21,428,207	21,428,207
Federal funds sold	10,451,000	10,451,000	2,305,985	2,305,985
Restricted equity securities	658,700	658,700	601,700	601,700
Loans	152,511,538	152,107,000	132,552,750	133,572,000
Financial liabilities:
Deposits	160,912,518	160,912,518	136,895,639	136,895,639
Other borrowed funds	7,337,111	7,337,111	7,350,601	7,350,601

Note 11. Sale of Common Stock

        During the second quarter of 2004, the Bank sold 981,707 shares of its common stock in a combined rights/public secondary stock offering. Net proceeds of the sale, after deducting underwriting and issuance expenses of $616,057, were $9,445,990.

Note 12. Benefit Plans

        The Bank has a 401(k) Plan ("Plan") covering all employees. The Bank makes matching contributions equal to 75% of the first 6% of an employee's compensation contributed to the Plan. Total expense under this Plan for the years ended December 31, 2006, 2005 and 2004 amounted to $62,258, $68,202 and $56,073, respectively.

        The Bank has a Deferred Compensation Plan ("Deferred Plan") which allows employees to defer compensation amounts beyond 401(k) Plan statutory limitations. Contributions to the Deferred Plan are matched by the Bank at the same rate as contributions under the 401(k) Plan. Total expense under the Deferred Plan for the years ended December 31, 2006, 2005 and 2004 amounted to $12,149, $9,023 and $5,164, respectively.

        The Bank has adopted an Incentive Stock Option Plan for employees ("ISO Plan") and a Nonstatutory Stock Option Plan for directors ("NSSO Plan"), collectively ("Plans"). The Plans were amended pursuant to shareholder approval during 2005. Each of the Plans make options available to purchase 226,120 shares of the Bank's common stock at the fair market value at the date of grant. Under the ISO Plan, options vest ratably over a five-year period beginning with the first anniversary of the date of grant. Under the NSSO Plan, 50% of the options vest at the date of grant and 25% each vest at the first and second anniversary of the date of grant. All unexercised options expire ten years after the date of grant. A summary of the Bank's Plans as of and for the years ended December 31, 2006, 2005 and 2004 follows:

		Outstanding Options		Exercisable Options
	Shares Available for Future Grant
		Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Balance December 31, 2003	40,050	215,850	$11.00	134,620	$11.00
Options vested	—	—	—	25,260	11.00
Options granted	(16,500)	16,500	10.88	—
Options exercised	—	—	—	—
Options forfeited	18,500	(18,500)	11.00	(8,300)	11.00

Balance December 31, 2004	42,050	213,850	10.99	151,580	11.00
Additional options authorized	196,340	—	—	—	—
Options vested	—	—	—	27,010	10.98
Options granted	(137,750)	137,750	12.69	36,625	12.72
Options exercised	—	—	—	—	—
Options forfeited	15,250	(15,250)	10.93	(9,650)	10.98

Balance December 31, 2005	115,890	336,350	11.69	205,565	11.31
Options vested	—	—	—	53,173	12.01
Options granted	(16,900)	16,900	12.72	6,450	12.65
Options exercised	—	(1,500)	11.00	(1,500)	11.00
Options forfeited	5,500	(5,500)	11.00	(2,200)	11.00

Balance December 31, 2006	104,490	346,250	$11.75	261,488	$11.48

        The Bank has used the Black-Scholes pricing model in each period to compute the fair value of options granted. The significant assumptions in each period included a risk-free interest rate of 3.88% in 2006, 4.50% in 2005 and 4.15% in 2004, a 6 year expected life in 2006 and 7 years in 2005 and 2004, no expected dividends and 24.1% expected volatility in 2006, 18.0% in 2005 and 10.0% in 2004.

        The range of exercise prices for both outstanding and exercisable options was $10.75/$13.19 at December 31, 2006. The weighted average remaining contractual life of outstanding options was 6.57 years at December 31, 2006. The weighted average fair value of options granted during the year ended December 31, 2006 was $4.15 using the Black-Scholes option pricing model. The weighted average fair value of nonvested options was $4.20 at December 31, 2006.

        As a result of adopting SFAS 123(R) as of January 1, 2006, the Bank recognized $246,140 in compensation expense under its Plans for the year ended December 31, 2006. Had the Bank applied the fair value method in prior periods, reported net income, basic income per share and diluted income per share would have been $488,124, $.22 and $.21, respectively, for the year ended December 31, 2005. For the year ended December 31, 2004, the respective amounts would have been $232,461, $.12 and $.12.

        The aggregate intrinsic value (the pre-tax amount by which the market value of the underlying common stock of the Bank exceeded the exercise price of the outstanding in-the-money options) was approximately $172,484 at December 31, 2006. The aggregate intrinsic value for exercisable in-the-money options was $166,755 at December 31, 2006.

        As a part of the employment arrangements with two of its key officers, the Bank is to provide certain post retirement insurance benefits for the two key officers for the remainder of their lives and their spouses' lives based on employment agreements dated July 1, 2001. Total expense accrued for these post retirement insurance benefits amounted to $74,121, $69,988 and $66,087 for the years ended December 31, 2006, 2005 and 2004. The total liability accrued for these post retirement insurance benefits was $1,329,552 and $1,255,431 at December 31, 2006 and 2005, respectively.

Note 13. Commitments and Contingencies

        The Bank leases certain real property and equipment under operating leases expiring at various dates to 2016. Total rental expense for the years ended December 31, 2006, 2005 and 2004 amounted to $292,062, $261,060 and $237,535, respectively. Following is a summary of lease commitments at December 31, 2006:

Year Ending December 31	Real Property	Equipment	Total
2007	$287,702	70,851	$358,553
2008	223,887	57,674	281,561
2009	223,887	19,510	243,397
2010	223,887	9,600	233,487
2011	227,245	1,110	228,355
Thereafter	1,109,005	—	1,109,005

	$2,295,613	158,745	$2,454,358

        The Bank from time to time has cash and cash equivalents on deposit with other financial institutions which exceed federal insured limits.

        The Bank has entered into employment arrangements with certain of its key officers covering duties, salary, benefits, provisions for termination and Bank obligations in the event of a merger or acquisition by another financial institution.

Note 14. Regulatory Matters

        The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits (retained earnings) as determined pursuant to North Carolina General Statutes. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank. Additionally, dividends for the first three years of operations of new banks are explicitly prohibited by the North Carolina Banking Commission and the Federal Deposit Insurance Corporation unless special exceptions are made.

        The Bank is subject to various regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets, as all those items are defined in the regulations. Management believes, at December 31, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

					Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Actual (Restated)		Minimum For Capital Adequacy Purposes
As of December 31, 2006
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollar Amounts In Thousands)
Total Capital
(To Risk-Weighted Assets)	$20,889	13.3%	12,531	8.0%	15,664	10.0%
Tier 1 Capital
(To Risk-Weighted Assets)	$18,968	12.1%	6,265	4.0%	9,398	6.0%
Tier 1 Capital
(To Average Assets)	$18,968	10.0%	7,582	4.0%	9,478	5.0%
As of December 31, 2005
Total Capital
(To Risk-Weighted Assets)	$19,502	14.0%	11,179	8.0%	13,974	10.0%
Tier 1 Capital
(To Risk-Weighted Assets)	$17,820	12.8%	5,590	4.0%	8,384	6.0%
Tier 1 Capital
(To Average Assets)	$17,820	11.2%	6,394	4.0%	7,992	5.0%

Note 15. Subsequent Event

        The Bank entered into a definitive agreement as of June 14, 2007 with Yadkin Valley Financial Corporation and Yadkin Valley Bank and Trust Company by which Cardinal would be merged into Yadkin Valley Bank and Trust Company. The merger transaction is expected to close in the first quarter of 2008.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS.

        The NCBCA provides for indemnification by a corporation of its officers, directors, employees and agents, and any person who is or was serving at the corporation's request as a director, executive officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys' fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities.

        Permissible indemnification.    Under the NCBCA, a corporation may, but is not required to, indemnify any such person against liability and expenses incurred in any such proceeding, provided such person conducted himself or herself in good faith and (i) in the case of conduct in his or her official capacity, reasonably believed that his or her conduct was in the corporation's best interests, and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the corporation's best interests; and, in the case of a criminal proceeding, where he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

        Mandatory indemnification.    Unless limited by the corporation's charter, the NCBCA require a corporation to indemnify a director or executive officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director of the corporation against reasonable expenses incurred in connection with the proceeding.

        Advance for expenses.    Expenses incurred by a director, executive officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors of the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

        Court-ordered indemnification.    Unless otherwise provided in the corporation's charter, a director or executive officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or executive officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

        Voluntary indemnification.    In addition to and separate and apart from "permissible" and "mandatory" indemnification described above, a corporation may, by charter, bylaw, contract, or resolution, indemnify or agree to indemnify any one or more of its directors, executive officers, employees or agents against liability and expenses in any proceeding (including any proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. However, the corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of activities which were at the time taken, known or believed by such person to be clearly in conflict with the best interests of the corporation. Any provision in a corporation's charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorney's fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  Exhibits

Exhibit No.	Description
Exhibit 2.1	Agreement and Plan of Reorganization by and among Yadkin Valley Financial Corporation, Yadkin Valley Bank and Trust Company, and Cardinal State Bank dated as of June 14, 2007 (included as Appendix A to the Proxy Statement/Prospectus)
Exhibit 3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3(i) to the Current Report on Form 8-K dated July 1, 2006)
Exhibit 3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the year ended December 31, 2006).
Exhibit 4.1	Specimen certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K for the year ended December 31, 2006)
Exhibit 5.1	Opinion of Nelson Mullins Riley & Scarborough, LLP regarding the legality of the securities being registered (incorporated by reference to Form S-4 filed on August 22, 2007)
Exhibit 8.1	Tax Opinion of Nelson Mullins Riley & Scarborough, LLP (filed herewith)
Exhibit 10.1	Yadkin Valley Financial Corporation 1998 Employees Incentive Stock Option Plan (incorporated by reference to Exhibit 4 to Registration Statement on Form S-8 filed August 8, 2006 (file number 333-136967))
Exhibit 10.2	Yadkin Valley Financial Corporation 1998 Non-Statutory Stock Option Plan (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-8 filed August 8, 2006 (file number 333-136968))
Exhibit 10.3	Yadkin Valley Financial Corporation 1998 Non-Statutory Stock Option Plan (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-8 filed August 8, 2006 (file number 333-136969))
Exhibit 10.3	Yadkin Valley Financial Corporation 1998 Incentive Stock Option Plan (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-8 filed August 8, 2006 (file number 333-136970))
Exhibit 10.4	Employment Agreement with William A. Long (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for the year ended December 31, 2006)
Exhibit 10.6	Employment Agreement with Edwin E. Laws (incorporated by reference to Exhibit 10.54 to the Annual Report on Form 10-K for the year ended December 31, 2006)
Exhibit 21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Annual Report on Form 10-K for the year ended December 31, 2006)

Exhibit 23.1	Consent of Dixon Hughes PLLC (filed herewith)
Exhibit 23.2	Consent of Elliott Davis, LLC (filed herewith)
Exhibit 23.3	Consent of Nelson Mullins Riley & Scarborough LLP (included with Exhibit 5.1)
Exhibit 23.4	Consent of The Orr Group (filed herewith)
Exhibit 24.1	Power of Attorney (contained on signature page hereof)
Exhibit 99.1	Cardinal's Form of Proxy (filed herewith)
  (b)
  Financial Statement Schedules.

        Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22.    UNDERTAKINGS

        (a)   The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (1)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (2)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (3)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b)   The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (d)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   The undersigned registrant undertakes as follows:

        (1)   that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2)   that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (f)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, executive officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (g)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (h)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elkin, State of North Carolina, on January 15 2008.

YADKIN VALLEY FINANCIAL CORPORATION
By:	/s/ WILLIAM A. LONG William A. Long President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
Exhibit 2.1	Agreement and Plan of Reorganization by and among Yadkin Valley Financial Corporation, Yadkin Valley Bank and Trust Company, and Cardinal State Bank dated as of June 14, 2007 (included as Appendix A to the Proxy Statement/Prospectus)
Exhibit 3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3(i) to the Current Report on Form 8-K dated July 1, 2006)
Exhibit 3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the year ended December 31, 2006)
Exhibit 4.1	Specimen certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K for the year ended December 31, 2006)
Exhibit 5.1	Opinion of Nelson Mullins Riley & Scarborough, LLP regarding the legality of the securities being registered (incorporated by reference to Form S-4 filed on August 22, 2007)
Exhibit 8.1	Tax Opinion of Nelson Mullins Riley & Scarborough, LLP (filed herewith)
Exhibit 10.1
Yadkin Valley Financial Corporation 1998 Employees Incentive Stock Option Plan (incorporated by reference to Exhibit 4 to Registration Statement on Form S-8 filed August 8, 2006 (file number 333-136967))
Exhibit 10.2
Yadkin Valley Financial Corporation 1998 Non-Statutory Stock Option Plan (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-8 filed August 8, 2006 (file number 333-136968))
Exhibit 10.3
Yadkin Valley Financial Corporation 1998 Non-Statutory Stock Option Plan (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-8 filed August 8, 2006 (file number 333-136969))
Exhibit 10.3	Yadkin Valley Financial Corporation 1998 Incentive Stock Option Plan (incorporated by reference to Exhibit 4 to the Registration Statement on Form S-8 filed August 8, 2006 (file number 333-136970))
Exhibit 10.4	Employment Agreement with William A. Long (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K for the year ended December 31, 2006)
Exhibit 10.6	Employment Agreement with Edwin E. Laws (incorporated by reference to Exhibit 10.54 to the Annual Report on Form 10-K for the year ended December 31, 2006)
Exhibit 21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Annual Report on Form 10-K for the year ended December 31, 2006)
Exhibit 23.1	Consent of Dixon Hughes PLLC (filed herewith)
Exhibit 23.2	Consent of Elliott Davis, LLC (filed herewith)
Exhibit 23.3	Consent of Nelson Mullins Riley & Scarborough LLP (included with Exhibit 5.1)
Exhibit 23.4	Consent of The Orr Group (filed herewith)
Exhibit 24.1	Power of Attorney (contained on signature page hereof)
Exhibit 99.1	Cardinal's Form of Proxy (filed herewith)

QuickLinks

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS To Be Held On , 2008
ADDITIONAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
SUMMARY
MATERIAL CONSOLIDATED FINANCIAL DATA OF YADKIN VALLEY
MATERIAL FINANCIAL DATA OF CARDINAL STATE BANK
COMPARATIVE PER SHARE DATA
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETING
PROPOSAL NO. 1—THE MERGER
Peer Group List
Peer Group List
DESCRIPTION OF YADKIN VALLEY CAPITAL STOCK
COMPARATIVE RIGHTS OF YADKIN VALLEY AND CARDINAL SHAREHOLDERS
PROPOSAL NO. 2—AUTHORIZATION TO ADJOURN
INFORMATION ABOUT CARDINAL
Cardinal Equity Compensation Plan Information
Table 1. Net Interest Income and Average Balances ($000's)
Table 2. Net Interest Income and Average Balances ($000's)
Table 1. Deposits (Dollar amounts in thousands)
Table 2. Other Borrowed Funds (Dollar amounts in thousands)
Table 3. Loan Portfolio Summary (Dollar amounts in thousands)
Table 4. Nonperforming Assets (Risk Elements) (Dollar amounts in thousands)
Table 5. Analysis of the Allowance for Loan Losses ($000's) (Dollar amounts in thousands)
Table 6. Allocation of the Allowance for Loan Losses (Dollar amounts in thousands)
Table 7. Investment Securities (Dollar amounts in thousands)
Table 8. Net Interest Income and Average Balances (Dollar amounts in thousands)
Table 9. Rate Volume Variance Analysis (Dollar amounts in thousands)
Table 10. Other Noninterest Expense (Dollar amounts in thousands)
Table 11. Ratio Analysis
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
  Appendix A

AGREEMENT AND PLAN OF REORGANIZATION
PREAMBLE
ARTICLE 1 TRANSACTION AND TERMS OF MERGER
ARTICLE 2 TERMS OF MERGER
ARTICLE 3 MANNER OF CONVERTING SHARES
ARTICLE 4 EXCHANGE OF SHARES
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF CARDINAL
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF YADKIN VALLEY AND YVB
ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION
ARTICLE 8 ADDITIONAL AGREEMENTS
ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
ARTICLE 10 TERMINATION
ARTICLE 11 MISCELLANEOUS
EXHIBIT D-1 EMPLOYMENT AGREEMENT
Exhibit A FORM OF SEVERANCE AGREEMENT AND RELEASE
EXHIBIT D-2 YADKIN VALLEY BANK AND TRUST COMPANY CONSULTING AND NON-COMPETE AGREEMENT
EXHIBIT D-3 SETTLEMENT AND TERMINATION AGREEMENT
EXHIBIT D-4 SETTLEMENT AND TERMINATION AGREEMENT
EXHIBIT D-5 SETTLEMENT AND TERMINATION AGREEMENT
EXHIBIT D-6 SETTLEMENT AND TERMINATION AGREEMENT
EXHIBIT E FORM OF ADVISORY BOARD SERVICE AGREEMENT
APPENDIX B Article 13. Dissenters' Rights. Part 1. Right to Dissent and Obtain Payment for Shares.
Part 2. Procedure for Exercise of Dissenters' Rights.
Part 3. Judicial Appraisal of Shares.
Appendix C
APPENDIX D
CARDINAL STATE BANK Condensed Financial Statements As Of and For The Three and Nine Months Ended September 30, 2007 and 2006
CARDINAL STATE BANK Balance Sheets
CARDINAL STATE BANK Statements of Income (Unaudited)
CARDINAL STATE BANK Statements of Shareholders' Equity Nine Months Ended September 30, 2007 and 2006 (Restated) (Unaudited)
CARDINAL STATE BANK Statements of Cash Flows (Unaudited)
CARDINAL STATE BANK Notes to Financial Statements September 30, 2007 (Unaudited)
APPENDIX E CARDINAL STATE BANK Independent Auditors' Report and Financial Statements Years Ended December 31, 2006, 2005, and 2004
Report of Independent Registered Public Accounting Firm
CARDINAL STATE BANK Balance Sheets December 31, 2006 and 2005
CARDINAL STATE BANK Statements of Income Years Ended December 31, 2006, 2005 and 2004
CARDINAL STATE BANK Statements of Shareholders' Equity Years Ended December 31, 2006, 2005 and 2004
CARDINAL STATE BANK Statements of Cash Flows Years Ended December 31, 2006, 2005 and 2004
CARDINAL STATE BANK Notes to Financial Statements
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS.
  ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  ITEM 22. UNDERTAKINGS
SIGNATURES